     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CORIXA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2836                          91-1654387
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                        1124 COLUMBIA STREET, SUITE 200
                               SEATTLE, WA 98104
                                 (206) 754-5711

                              STEVEN GILLIS, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CORIXA CORPORATION
                        1124 COLUMBIA STREET, SUITE 200
                               SEATTLE, WA 98104
                                 (206) 754-5711
                            ------------------------

                                   COPIES TO:

        WILLIAM W. ERICSON                   ANDREW GOODMAN                     KENNETH CLARK
        VENTURE LAW GROUP               ROSNER BRESLER GOODMAN &       WILSON SONSINI GOODRICH & ROSATI
    A PROFESSIONAL CORPORATION               UNTERMAN, LLP                    650 PAGE MILL ROAD
       4750 CARILLON POINT             521-5TH AVENUE, 28TH FLOOR            PALO ALTO, CA 94304
        KIRKLAND, WA 98033                 NEW YORK, NY 10175

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of GenQuest, Inc. with and into a subsidiary of the Registrant as described in the Agreement and Plan of Merger dated as of June 22, 1998, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

=======================================================================================================================
        TITLE OF EACH CLASS                AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
           OF SECURITIES                    TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
         TO BE REGISTERED               REGISTERED(1)          PER UNIT         OFFERING PRICE(2)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per
  share............................       1,038,500               N/A                $7,290                $100
=======================================================================================================================

(1) Estimated based on an assumed price of $7.00 per share of the Registrant's Common Stock.

(2) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933. Based upon one-third of the aggregate par value of the capital stock to be received by the Registrant in exchange for the Common Stock registered, the issuer of such capital stock having an accumulated deficit.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                     [LOGO]

                                 GENQUEST, INC.
                        1124 COLUMBIA STREET, SUITE 200
                               SEATTLE, WA 98104
                                 (206) 754-5799

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders
of GenQuest, Inc., a Delaware corporation ("GenQuest"), to be held at      local
time, on             , 1998, at             , New York, New York (the "Special
Meeting").

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 22, 1998 (the "Merger Agreement"), by and among Corixa Corporation, a Delaware corporation ("Corixa"), Chinook Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Corixa ("Chinook"), and GenQuest, and to approve the merger (the "Merger") of GenQuest with and into Chinook under the terms set forth in the Merger Agreement. Pursuant to the Merger Agreement (i) GenQuest will merge with and into Chinook, (ii) each outstanding share of GenQuest capital stock, other than shares as to which appraisal rights may have been properly exercised and shares owned by GenQuest or Corixa, will be converted into cash and the right to receive a fraction of one share of the common stock of Corixa , $0.001 par value per share ("Corixa Common Stock"), based upon the series and class of GenQuest capital stock being converted, at exchange ratios that will be determined by series and class of GenQuest capital stock based upon the last reported closing price on the Nasdaq National Market of Corixa Common Stock for the 30 trading days immediately preceding and the 30 trading days including and immediately following the execution of the Merger Agreement on June 22, 1998 (the "Exchange Ratios"), (iii) each outstanding warrant to purchase GenQuest capital stock will be terminated unless exercised, and (iv) each outstanding option to purchase shares of the common stock of GenQuest, $0.001 par value per share, will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa Common Stock at a price based on an option exchange ratio that will be determined in the same manner as the Exchange Ratios. For more information regarding the consideration to be received by GenQuest stockholders in the Merger, please refer to the accompanying Proxy Statement/Prospectus, under "Terms of the Merger -- Conversion of Securities" and "Terms of the Merger -- Stock Options." Upon consummation of the Merger, the separate corporate existence of GenQuest will cease, and Chinook will survive as a wholly-owned subsidiary of Corixa.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE MERGER AGREEMENT AND HAS DETERMINED BY UNANIMOUS VOTE OF THE INDEPENDENT DIRECTORS THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, GENQUEST AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. STEVEN GILLIS AND MARK MCDADE, DIRECTORS OF BOTH GENQUEST AND CORIXA, RECUSED THEMSELVES FROM THE BOARD OF DIRECTORS' VOTE FOR APPROVAL OF THE MERGER.

     The accompanying Proxy Statement/Prospectus provides detailed information concerning the proposed Merger and additional information concerning Corixa and GenQuest, which you are urged to read carefully. The complete text of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus.

     It is important that your shares of GenQuest capital stock be represented at the Special Meeting, regardless of the number of shares you hold. The required vote of GenQuest stockholders on approval of the Merger Agreement is based on the number of outstanding shares of GenQuest capital stock and not the number of shares which are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting and the abstention from voting by a stockholder will each have the same effect as a vote AGAINST approval of the Merger Agreement. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy at any time prior to its exercise by filing written notice of such revocation with the Secretary of GenQuest or by signing and delivering to the Secretary a proxy bearing a later date. In addition, you may attend the Special Meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                                   On Behalf of the Board of Directors,

                                   Alan Frazier
                                   Chairman, President and Secretary

                                 GENQUEST, INC.
                            ------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 1998

To the Stockholders of GenQuest, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of
GenQuest, Inc., a Delaware corporation ("GenQuest"), will be held at      local
time, on             , 1998, at                     , New York, New York (the
"Special Meeting"), to consider and vote upon the following proposals:

     1. To approve and adopt the Agreement and Plan of Merger dated as of June 22, 1998 (the "Merger Agreement") by and among Corixa Corporation, a Delaware corporation ("Corixa"), Chinook Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Corixa ("Chinook"), and GenQuest, and to approve the merger (the "Merger") of GenQuest with and into Chinook under the terms set forth in the Merger Agreement. Pursuant to the Merger Agreement (i) GenQuest will merge with and into Chinook, (ii) each outstanding share of GenQuest capital stock, other than shares as to which appraisal rights may have been properly exercised and shares owned by GenQuest or Corixa, will be converted into cash and the right to receive a fraction of one share of the common stock of Corixa, $0.001 par value per share ("Corixa Common Stock"), based upon the series and class of GenQuest capital stock being converted, at exchange ratios that will be determined by series and class of GenQuest capital stock based upon the last reported closing price on the Nasdaq National Market of Corixa Common Stock for the 30 trading days immediately preceding and the 30 trading days including and immediately following the execution of the Merger Agreement on June 22, 1998 (the "Exchange Ratios"), (iii) each outstanding warrant to purchase GenQuest capital stock will be terminated unless exercised, and (iv) each outstanding option to purchase shares of the common stock of GenQuest, $0.001 par value per share, will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa Common Stock at a price based on an option exchange ratio that will be determined in the same manner as the Exchange Ratios. For more information regarding the consideration to be received by GenQuest stockholders in the Merger, please refer to the accompanying Proxy Statement/Prospectus, under "Terms of the Merger -- Conversion of Securities" and "Terms of the Merger -- Stock Options." Upon consummation of the Merger, the separate corporate existence of GenQuest will cease, and Chinook will survive as a wholly-owned subsidiary of Corixa.

     2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on             ,
1998 as the record date for the determination of the holders of GenQuest capital stock entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Corixa has the right to terminate the Merger Agreement if, among other reasons, the holders of at least 95% of the outstanding shares of GenQuest capital stock have not voted for approval and adoption of Proposal 1 above by the later of (i) August 31, 1998 and (ii) the date that is 45 days after the Registration Statement on Form S-4 filed by Corixa in connection with the Merger is declared effective by the Securities and Exchange Commission.

     Details of the proposed Merger and other important information concerning Corixa and GenQuest are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                   By Order of the Board of Directors,

                                   Alan Frazier
                                   Chairman, President and Secretary

Seattle, Washington
               , 1998

                                 GENQUEST, INC.
                                PROXY STATEMENT
                            ------------------------

                               CORIXA CORPORATION
                                   PROSPECTUS

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of capital stock of GenQuest, Inc., a Delaware corporation ("GenQuest"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of GenQuest for use at the Special Meeting
of Stockholders of GenQuest to be held at                     , New York, New
York on             , 1998 commencing at      , local time, and at any and all
adjournments or postponements thereof (the "Special Meeting").

     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of GenQuest with and into Chinook Acquisition Corporation, a Delaware corporation ("Chinook") and a wholly-owned subsidiary of Corixa Corporation, a Delaware corporation ("Corixa"), pursuant to an Agreement and Plan of Merger dated as of June 22, 1998, by and among Corixa, Chinook and GenQuest (the "Merger Agreement"), which is attached hereto as Appendix A and incorporated into this Proxy Statement/Prospectus by this reference. Pursuant to the Merger Agreement (i) GenQuest will merge with and into Chinook, (ii) each outstanding share of GenQuest capital stock, other than shares as to which appraisal rights may have been properly exercised and shares owned by GenQuest or Corixa, will be converted into cash and the right to receive a fraction of one share of the common stock of Corixa, $0.001 par value per share ("Corixa Common Stock"), based upon the series and class of GenQuest capital stock being converted, at exchange ratios that will be determined by series and class of GenQuest capital stock based upon the last reported closing price on the Nasdaq National Market ("Nasdaq") of Corixa Common Stock for the 30 trading days immediately preceding and the 30 trading days including and immediately following the execution of the Merger Agreement on June 22, 1998 (the "Exchange Ratios"), (iii) each outstanding warrant to purchase GenQuest capital stock will be terminated unless exercised, and (iv) each outstanding option to purchase shares of the common stock of GenQuest, $0.001 par value per share ("GenQuest Common Stock"), will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa Common Stock at a price based on an option exchange ratio that will be determined in the same manner as the Exchange Ratios. Upon consummation of the Merger, the separate corporate existence of GenQuest will cease, and Chinook will survive as a wholly-owned subsidiary of Corixa. See "Terms of the Merger -- Conversion of Securities" and "Terms of the Merger -- Stock Options."

     Consummation of the Merger is subject to various conditions, and Corixa has the right to terminate the Merger Agreement if, among other reasons, the holders of at least 95% of the outstanding shares of GenQuest capital stock have not voted in favor of adoption and approval of the Merger Agreement by the later of
(i) August 31, 1998 and (ii) the date that is 45 days after the Registration Statement on Form S-4 filed by Corixa in connection with the Merger, of which this Proxy Statement/Prospectus forms a part (the "Form S-4"), is declared effective by the Securities and Exchange Commission (the "Commission").

     This Proxy Statement/Prospectus also constitutes a prospectus of Corixa with respect to approximately 1,038,500 shares of Corixa Common Stock to be issued in connection with the Merger. Corixa Common Stock is traded on Nasdaq under the symbol "CRXA." On June 24, 1998, the closing sale price for Corixa Common Stock as reported on Nasdaq was $6.875 per share.

     All information contained in this Proxy Statement/Prospectus with respect to Corixa has been provided by Corixa. All information contained in this Proxy Statement/Prospectus with respect to GenQuest has been provided by GenQuest. This Proxy Statement/Prospectus and the accompanying form of proxy is first
being mailed to the stockholders of GenQuest on or about                , 1998.
A stockholder who has given a proxy may revoke it at any time prior to its exercise. See "The Special Meeting -- Record Date; Voting Rights; Proxies."
                            ------------------------

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF GENQUEST ARE URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 41 UNDER "RISK FACTORS."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------
       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1998.

                             AVAILABLE INFORMATION

     Corixa is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the New York Regional Office, 75 Park Place, New York, New York 10007, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. In addition, material filed by Corixa can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1935 K Street, N.W., Washington, D.C. 20006.
                            ------------------------

                                   TRADEMARKS

     Corixa has applied for trademark registration for CORIXA(TM) and the stylized Corixa logo.

     The stylized GenQuest logo is a trademark of GenQuest.

     This Proxy Statement/Prospectus also includes trade names and trademarks of companies other than Corixa or GenQuest. The use of any such third party trade name or trademark herein is in an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including the factors set forth in this Proxy Statement/Prospectus under "Risk Factors." Reference is also made to the particular discussions set forth under "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "GenQuest Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these disclosures, stockholders of GenQuest should carefully review the factors set forth in this Proxy Statement/Prospectus under "Risk Factors" beginning on page 41.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Special Meeting.......................................     1
  Surrender of Stock Certificates...........................     2
  Recommendation of the GenQuest Board of Directors.........     2
  Risk Factors..............................................     3
  The Merger................................................     3
  Conflicts of Interest.....................................     4
  Certain Federal Income Tax Consequences...................     5
  Comparative Rights of Stockholders........................     5
SELECTED HISTORICAL FINANCIAL INFORMATION OF CORIXA.........     6
SELECTED HISTORICAL FINANCIAL INFORMATION OF GENQUEST.......     7
SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
  INFORMATION...............................................     8
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......     9
COMPARATIVE PER SHARE DATA..................................    15
THE SPECIAL MEETING.........................................    16
  Date, Time and Place of Meeting...........................    16
  Purpose of the Special Meeting............................    16
  Record Date; Voting Rights; Proxies.......................    16
  Quorum....................................................    16
  Required Vote; Voting Agreement...........................    16
THE MERGER..................................................    18
  Description...............................................    18
  Joint Reasons for the Merger..............................    18
  Corixa's Reasons for the Merger...........................    19
  Recommendation of GenQuest Board; GenQuest's Reasons for
     the Merger.............................................    19
  Material Contacts.........................................    20
  Management and Operations Following the Merger............    22
  Conflicts of Interest.....................................    23
  Certain Federal Income Tax Consequences...................    26
  Accounting Treatment......................................    27
  Dissenters' Rights........................................    27
  Regulatory Matters........................................    29
  Resale Restrictions.......................................    29
TERMS OF THE MERGER.........................................    30
  The Merger................................................    30
  Effective Time of the Merger..............................    30
  Conversion of Securities..................................    30
  Warrants..................................................    32
  Stock Options.............................................    32
  Exchange of Shares........................................    33
  Representations and Warranties............................    33
  Certain Covenants.........................................    34
  No Solicitation...........................................    36
  Certain Employee Benefit Plan Matters.....................    36
  Indemnification...........................................    36
  Management After the Merger...............................    38
  Conditions................................................    38
  Termination...............................................    38

                                                              PAGE
                                                              ----
  Cancellation Fees; Expenses...............................    39
  Amendment; Waiver.........................................    40
RISK FACTORS................................................    41
CORIXA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    53
GENQUEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    58
INFORMATION CONCERNING CORIXA...............................    62
  Scientific Background.....................................    62
  Corixa's Strategy.........................................    63
  Corixa's Core Technology Platforms........................    64
  Corixa's Products In Development..........................    66
  Corporate Partnerships....................................    70
  Certain Business Relationships............................    73
  Certain License Agreements................................    73
  Corixa's Vaccine Antigen Discovery Methodology............    75
  Patents and Proprietary Technology........................    76
  Government Regulation.....................................    78
  Competition...............................................    81
  Employees.................................................    81
  Properties................................................    81
  Legal Proceedings.........................................    82
  Scientific Collaborators..................................    82
INFORMATION CONCERNING GENQUEST.............................    84
  GenQuest's Strategy.......................................    84
  GenQuest's Technology Platform............................    85
  GenQuest's Products in Development........................    86
  Corporate Partnerships....................................    88
  Research Collaboration....................................    89
  Agreement with Columbia University........................    89
  Patents and Intellectual Property.........................    90
  Industry and Competition..................................    92
  Employees.................................................    92
  Properties................................................    92
  Scientific Advisory Board.................................    93
MANAGEMENT OF CORIXA........................................    94
COMPENSATION OF CORIXA EXECUTIVE OFFICERS...................   101
OWNERSHIP OF CORIXA CAPITAL STOCK...........................   103
OWNERSHIP OF GENQUEST CAPITAL STOCK.........................   106
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CORIXA....   108
COMPARISON OF RIGHTS OF HOLDERS OF CORIXA CAPITAL STOCK AND
  HOLDERS OF GENQUEST CAPITAL STOCK.........................   110
EXPERTS.....................................................   113
LEGAL MATTERS...............................................   113
OTHER MATTERS...............................................   114
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A: AGREEMENT AND PLAN OF MERGER....................   A-1
APPENDIX B: SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW.......................................................   B-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. This summary does not contain a complete statement of all material information relating to the Merger Agreement, the Merger and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained in this Proxy Statement/ Prospectus. Stockholders are urged to read this Proxy Statement/Prospectus and the accompanying exhibits in their entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/ Prospectus.

     This Proxy Statement/Prospectus contains forward-looking statements about future results that are subject to risks and uncertainties. Corixa's and GenQuest's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANIES

     Corixa. Corixa Corporation, located in Seattle, Washington, is a development stage biotechnology company focused on the discovery and early clinical development of proprietary vaccine products that induce specific and potent pathogen- or tumor-reactive T cell responses for the treatment and prevention of cancers and certain infectious diseases. Corixa's strategy is to dedicate its resources to vaccine discovery and to establish corporate partnerships early in the development process for all aspects of product development and commercialization.

     As used herein the term "Corixa" refers to Corixa Corporation. Corixa was incorporated in Delaware in September 1994. Corixa's principal executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, and its telephone number is (206) 754-5711.

     GenQuest. GenQuest, Inc., a development stage biotechnology company, is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. Founded in July 1995, GenQuest's core genomics technology is based on methodologies, genes and reagents discovered by Dr. Paul Fisher, a member of the GenQuest Board of Directors and a professor at Columbia University. GenQuest's genomics technology is augmented by certain rights GenQuest possesses to certain genes, gene products and tumor antigen gene discovery technologies discovered or in-licensed by Corixa. From inception until December 1996, GenQuest had limited operations and one full-time employee and since February 1996, has operated under a collaborative arrangement with Corixa pursuant to which Corixa's employee management team performs certain administrative and management services on behalf of GenQuest. In December 1996, GenQuest completed a private venture capital financing to provide capital for additional research and development activities.

     As used herein the term "GenQuest" refers to GenQuest, Inc. GenQuest was incorporated in Delaware in July 1995. GenQuest's principal executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, and its telephone number is (206) 754-5799.

     Chinook. Chinook Acquisition Corporation is a Delaware corporation recently organized by Corixa for the purpose of effecting the acquisition of GenQuest. It has no material assets and has not engaged in any activities except in connection with the proposed acquisition. Its executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, and its telephone number is (206) 754-5711.

THE SPECIAL MEETING

     Time, Place and Date. The Special Meeting will be held at                ,
New York, New York on             , 1998 at      __, local time.

     Purpose of the Special Meeting. At the Special Meeting, holders of shares of GenQuest capital stock will be asked to consider and vote upon a proposal to approve the Merger Agreement. See "The Special Meeting," "The Merger" and "Terms of the Merger."

     All shares of GenQuest capital stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the directions on the proxies, unless such proxies have been previously revoked. If no direction is indicated, the shares will be voted FOR the Merger Proposal. Any GenQuest stockholder giving a proxy may revoke his, her or its proxy at any time before its exercise at the Special Meeting, by (1) filing written notice of such revocation with the Secretary of GenQuest, or (2) signing and delivering to such Secretary a proxy bearing a later date. However, the mere presence at the Special Meeting of a GenQuest stockholder who has delivered a valid proxy will not of itself revoke that proxy. See "The Special Meeting."

     Votes Required; Record Date. Corixa has the right to terminate the Merger Agreement if, among other reasons, the holders of at least 95% of the outstanding shares of GenQuest capital stock have not voted in favor of adoption and approval of the Merger Agreement by the later of (i) August 31, 1998 and
(ii) the date that is 45 days after the Form S-4 is declared effective by the Commission. Adoption and approval of the Merger Agreement requires, as a condition and pursuant to its terms, the affirmative vote of the holders of at least (i) a majority of the outstanding shares of GenQuest capital stock entitled to vote thereon at the Special Meeting and (ii) a majority of the outstanding shares of GenQuest Series A Preferred Stock and Series B Preferred Stock entitled to vote thereon at the Special Meeting, voting together as a single class. Holders of GenQuest capital stock are entitled to one vote per share. Only holders of GenQuest capital stock at the close of business on
            , 1998 (the "GenQuest Record Date") are entitled to notice of and to vote at the Special Meeting. See "The Special Meeting." As of June 22, 1998, excluding shares owned by Corixa, directors and executive officers of GenQuest and their affiliates were beneficial owners of an aggregate of 18,150,000 shares of GenQuest capital stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 69% of the 26,301,884 shares of GenQuest capital stock that were issued and outstanding as of such date. In addition, Corixa owns an aggregate of 4,412,613 shares of GenQuest capital stock, or approximately 17% of the 26,301,884 shares of GenQuest capital stock that were issued and outstanding as of such date. Steven Gillis and Mark McDade are directors of both Corixa and GenQuest. See "The Special Meeting."

SURRENDER OF STOCK CERTIFICATES

     Corixa has authorized The Harris Trust Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as reasonably practicable after a Certificate of Merger is filed in Delaware (the "Effective Time"), the Exchange Agent will send a letter of transmittal to each GenQuest stockholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing GenQuest capital stock to be exchanged for Corixa Common Stock. See "Terms of the Merger -- Exchange of Shares."

     GENQUEST STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR GENQUEST CAPITAL STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. GENQUEST STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

RECOMMENDATION OF THE GENQUEST BOARD OF DIRECTORS

     THE BOARDS OF DIRECTORS OF CORIXA (THE "CORIXA BOARD") AND OF GENQUEST (THE "GENQUEST BOARD") HAVE EACH APPROVED THE MERGER AGREEMENT. THE GENQUEST BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTEREST OF, GENQUEST AND ITS STOCKHOLDERS, AND RECOMMENDS THAT HOLDERS OF SHARES OF GENQUEST CAPITAL STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. STEVEN GILLIS AND MARK McDADE, DIRECTORS OF BOTH GENQUEST AND CORIXA, RECUSED THEMSELVES FROM THE BOARD VOTE FOR APPROVAL OF THE MERGER. THE APPROVAL OF THE MERGER AGREEMENT

BY THE STOCKHOLDERS OF GENQUEST SHALL CONSTITUTE ADOPTION OF THE
MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, CERTAIN PROVISIONS BENEFITING DIRECTORS AND OFFICERS OF GENQUEST, AS MORE FULLY DESCRIBED HEREIN. See "The Merger -- Material Contacts," "The Merger -- Recommendation of GenQuest Board; GenQuest's Reasons for the Merger," and "The Merger -- Conflicts of Interest."

RISK FACTORS

     In addition to the conditions to consummation of the Merger set forth below under "Terms of the Merger -- Conditions," the Merger and the business of Corixa and GenQuest after the Merger will be subject to a number of risks, including, among others: uncertainties associated with the integration of the business of GenQuest with Corixa; uncertainties related to the early stage of research and development programs; unknown risks; uncertainties related to the integration of the scientific cultures of GenQuest and Corixa; uncertainties related to the effectiveness of technology and the development of products; dependence on and management of existing and future corporate partnerships; dependence on in-licensed technology; dependence on proprietary technology and uncertainty of patent protection; intense competition; lack of manufacturing and marketing experience; history of operating losses; dependence on key personnel; and the potential dilutive effect as a result of shares issued to GenQuest stockholders as a result of the Merger. IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT, STOCKHOLDERS OF GENQUEST SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED UNDER "RISK FACTORS" BEGINNING ON PAGE 41.

THE MERGER

     Conversion of Securities. Pursuant to the Merger Agreement (i) GenQuest will merge with and into Chinook, (ii) each outstanding share of GenQuest capital stock, other than shares as to which appraisal rights may have been properly exercised and shares owned by GenQuest or Corixa, will be converted into cash and the right to receive a fraction of one share of Corixa Common Stock, depending upon the series and class of GenQuest capital stock being converted at the applicable Exchange Ratio, (iii) each outstanding warrant to purchase GenQuest capital stock will be terminated unless exercised, and (iv) each outstanding option to purchase GenQuest Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa Common Stock at a price based on an option exchange ratio. Upon consummation of the Merger, the separate corporate existence of GenQuest will cease, and Chinook will survive as a wholly-owned subsidiary of Corixa. See "Terms of the Merger -- Conversion of Securities" and "Terms of the Merger -- Stock Options."

     Fractional shares of Corixa Common Stock will not be issued in connection with the Merger. A holder of GenQuest capital stock otherwise entitled to a fractional share of Corixa Common Stock will be paid cash in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the value of one share of Corixa Common Stock, based upon the average of the last reported closing price on Nasdaq of Corixa Common Stock for the 30 trading days immediately preceding and the 30 trading days including and immediately following the execution of the Merger Agreement. See "Terms of the Merger -- Conversion of Securities" and "Terms of the Merger -- Exchange of Shares."

     Conditions to the Merger; Termination. The obligations of Corixa and GenQuest to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (i) obtaining the requisite approval of GenQuest stockholders; (ii) the absence of any injunction prohibiting consummation of the Merger; (iii) the filing and subsequent effectiveness of the Form S-4; (iv) the approval of the listing on Nasdaq of shares of Corixa Common Stock issuable to stockholders of GenQuest in connection with the Merger; (v) the absence of any material adverse change in the condition, properties, assets, liabilities, business, operations, results of operations or prospects of Corixa; and (vi) the absence of certain specifically defined fundamental adverse effects to GenQuest. See "Terms of the Merger -- Conditions."

     The Merger Agreement is subject to termination by either Corixa or GenQuest if, among other things, the Merger is not consummated by November 1, 1998. The Merger Agreement also may be terminated by

Corixa under certain circumstances, including the failure of the holders of 95% of the outstanding shares of GenQuest capital stock to approve the Merger Agreement by the later of (i) August 31, 1998 and (ii) the date that is 45 days after the Form S-4 is declared effective by the Commission. Additionally, the Merger Agreement may be terminated by GenQuest under certain circumstances, including the withdrawal of the recommendation of approval of the Merger Agreement by the GenQuest Board due to the existence of a competing acquisition proposal by a third party, if such withdrawal is made in the GenQuest Board's good faith judgment based upon the exercise of fiduciary duties to GenQuest's stockholders. UNDER CERTAIN CIRCUMSTANCES LEADING TO TERMINATION OF THE MERGER AGREEMENT, CORIXA OR GENQUEST, AS THE CASE MAY BE, MAY BE ENTITLED TO RECEIVE A CANCELLATION FEE OR REIMBURSEMENT OF CERTAIN EXPENSES. See "Terms of the
Merger -- Termination" and "Terms of the Merger -- Cancellation Fees; Expenses."

     Governmental Approvals Required. Certain aspects of the Merger will require notifications to, and/or approvals from, certain United States authorities. Corixa and GenQuest believe that all material notifications, filings and approvals have been made or obtained, or will be made or obtained prior to the Effective Time, as the case may be. See "The Merger -- Regulatory Matters."

     Accounting Treatment. The Merger is expected to be treated by Corixa as a purchase for accounting and financial reporting purposes. See "Terms of the Merger -- Accounting Treatment."

     Dissenters' Rights. Holders of outstanding shares of GenQuest capital stock are entitled to relief as dissenting stockholders under Section 262 of the Delaware General Corporation Law (the "DGCL") and may, by complying with Section 262 of the DGCL, exercise such dissenters' rights. Failure on the part of a holder of shares of GenQuest capital stock to comply precisely with the requirements of Section 262 of the DGCL, a copy of which is attached hereto as Appendix B, will result in the loss of such holder's dissenters' rights. See "The Merger -- Dissenters' Rights."

     BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER, A GENQUEST STOCKHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER REFRAIN FROM SIGNING AND RETURNING HIS, HER OR ITS PROXY CARD OR, IF HE, SHE OR IT SIGNS AND RETURNS HIS, HER OR ITS PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     A GENQUEST STOCKHOLDER WHO WISHES TO PERFECT HIS, HER OR ITS RIGHTS AS A DISSENTING STOCKHOLDER IN THE EVENT THE MERGER AGREEMENT IS ADOPTED MUST NOT VOTE IN FAVOR OF, OR OTHERWISE CONSENT TO, THE MERGER, AND MUST, BEFORE THE TAKING OF A VOTE ON THE MERGER, DELIVER TO GENQUEST A WRITTEN DEMAND FOR APPRAISAL SETTING FORTH INFORMATION WHICH REASONABLY INFORMS GENQUEST OF THE IDENTITY OF THE STOCKHOLDER (SUCH AS THE GENQUEST STOCKHOLDER'S NAME AND ADDRESS AND THE NUMBER OF SHARES OF GENQUEST CAPITAL STOCK OWNED) AND A STATEMENT THAT HE, SHE OR IT INTENDS TO DEMAND THE APPRAISAL OF HIS, HER OR ITS SHARES. SUCH DEMAND MUST BE DELIVERED TO GENQUEST AT ITS PRINCIPAL EXECUTIVE OFFICES AT 1124 COLUMBIA STREET, SUITE 200, SEATTLE, WASHINGTON 98104, ATTENTION: ALAN FRAZIER, SECRETARY. ANY FAILURE TO PROPERLY PERFECT SUCH APPRAISAL RIGHTS MAY CAUSE THE HOLDER TO LOSE HIS, HER OR ITS DISSENTERS' RIGHTS.

CONFLICTS OF INTEREST

     In considering the recommendation of the GenQuest Board with respect to the approval by the GenQuest stockholders of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of GenQuest management and the GenQuest Board have certain interests in the Merger that are in addition to the interests of stockholders of GenQuest generally. These interests arise from, among other things, certain indemnification arrangements and consulting agreements involving Corixa, GenQuest and directors and officers of GenQuest. See "The Merger -- Conflicts of Interest."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated that the Merger will constitute a "reorganization" for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences" and "Terms of the Merger -- Conditions."

COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of GenQuest stockholders are currently governed by the DGCL, GenQuest's Certificate of Incorporation and GenQuest's Bylaws. Upon consummation of the Merger, GenQuest stockholders will become stockholders of Corixa, which is a Delaware corporation, and their rights as Corixa stockholders will be governed by the DGCL, Corixa's Certificate of Incorporation, and Corixa's Bylaws. For a discussion of the various differences between the rights of stockholders of GenQuest and stockholders of Corixa, see "Comparison of Rights of Holders of Corixa Capital Stock and Holders of GenQuest Capital Stock."

              SELECTED HISTORICAL FINANCIAL INFORMATION OF CORIXA

     The following selected historical financial information of Corixa should be read in conjunction with "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Corixa and related notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                               CORIXA CORPORATION
                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      THREE MONTHS       INCEPTION                                     INCEPTION
                                         ENDED         (SEPTEMBER 8,                                 (SEPTEMBER 8,
                                       MARCH 31,         1994) TO        YEAR ENDED DECEMBER 31,       1994) TO
                                    ----------------     MARCH 31,     ---------------------------   DECEMBER 31,
                                     1998      1997        1998         1997      1996      1995         1997
                                    -------   ------   -------------   -------   -------   -------   -------------
                                      (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Collaborative agreements........  $ 2,626   $3,855     $ 22,828      $13,390   $ 4,402   $ 2,411     $ 20,202
  Government grants...............      171      315        2,855          977     1,403       304        2,684
                                    -------   ------     --------      -------   -------   -------     --------
         Total revenue............    2,797    4,170       25,683       14,367     5,805     2,715       22,886
Operating expenses:
  Research and development(1).....    5,893    3,260       40,193       16,398     9,995     7,040       34,300
  General and administrative......      547      330        4,098        2,033       781       532        3,551
                                    -------   ------     --------      -------   -------   -------     --------
         Total operating
           expenses...............    6,440    3,590       44,291       18,431    10,776     7,572       37,851
Loss from operations..............   (3,643)     580      (18,608)      (4,064)   (4,971)   (4,857)     (14,965)
Interest income (expense), net....      682       90        2,905          972       476       691        2,223
Other income(2)...................      124       93          904          416       348        16          780
                                    -------   ------     --------      -------   -------   -------     --------
Net income (loss).................  $(2,837)  $  763     $(14,799)     $(2,676)  $(4,147)  $(4,150)    $(11,962)
                                    =======   ======     ========      =======   =======   =======     ========
Pro forma basic and dilute net
  loss per share(3)...............  $ (0.24)  $ 0.10                   $ (0.31)  $ (0.55)  $ (0.58)
                                    -------   ------                   -------   -------   -------
Shares used in computing pro forma
  basic and diluted net loss per
  share(3)........................   11,775    7,745                     8,755     7,490     7,120
                                    =======   ======                   =======   =======   =======

                                                                                    DECEMBER 31,
                                                             MARCH 31,     ------------------------------
                                                               1998          1997       1996       1995
                                                            -----------    --------    -------    -------
                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments........   $ 57,743      $ 56,317    $11,933    $10,773
Working capital...........................................     55,567        53,962     10,101      1,743
Total assets..............................................     63,860        61,807     15,185     12,340
Long term obligations less current portion................     10,808         6,924      1,175        816
Accumulated deficit.......................................    (14,799)      (11,962)    (9,286)    (5,126)
Total stockholders' equity................................     49,031        51,285     11,225     10,264

---------------
(1) Included in research and development expenses for the period from inception (September 8, 1994) to March 31, 1998 is approximately $428,059 related to the purchase of in-process research and development.

(2) Other income includes proceeds received for management and administrative services, and rental income from sublet of a portion of laboratory space.

(3) See Note 1 of Notes to Corixa's Financial Statements for information regarding the computation of pro forma net loss per share.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF GENQUEST

     The following selected historical financial information of GenQuest should be read in conjunction with "GenQuest Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of GenQuest and related notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                 GENQUEST, INC.
                         SUMMARY FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                 FOR THE THREE MONTHS       INCEPTION           YEAR ENDED          INCEPTION
                                   ENDED MARCH 31,       (JULY 14, 1995)       DECEMBER 31,      (JULY 14, 1995)
                                ----------------------    TO MARCH 31,      ------------------   TO DECEMBER 31,
                                   1998         1997          1998           1997       1996          1997
                                -----------    -------   ---------------    -------    -------   ---------------
                                     (UNAUDITED)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Collaborative agreements....    $  150       $    --       $   175        $    25    $    --       $    25
  Government grants...........        23            --            56             33         --            33
                                  ------       -------       -------        -------    -------       -------
         Total revenue........       173            --           231             58         --            58
Operating expenses:
  Research and
    development(1)............     1,031           679         8,179          3,654      3,365         7,148
  General and
    administrative............        94           142         1,866            962        526         1,772
                                  ------       -------       -------        -------    -------       -------
         Total operating
           expense............     1,125           821        10,045          4,616      3,891         8,920
Loss from operations..........      (952)         (821)       (9,814)        (4,558)    (3,891)       (8,862)
Interest income (expense),
  net.........................        16            67           218            212         (4)          202
                                  ------       -------       -------        -------    -------       -------
Net income (loss).............    $ (936)      $  (754)      $(9,596)       $(4,346)   $(3,895)      $(8,660)
                                  ------       -------       -------        -------    -------       -------
Basic and diluted net loss per
  share(2)....................    $(0.51)        (0.41)                     $ (2.37)   $ (2.94)
                                  ------       -------                      -------    -------
Shares used in computing basic
  and diluted loss per
  share(2)....................     1,830         1,830                        1,830      1,324
                                  ======       =======                      =======    =======

                                                                               DECEMBER 31,
                                                               MARCH 31,     ----------------
                                                                 1998         1997      1996
                                                              -----------    ------    ------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 2,240      $3,600    $8,998
Working capital.............................................      1,769       2,804     7,631
Total assets................................................      3,050       4,417    10,147
Long term obligations less current portion..................        637         752       652
Accumulated deficit.........................................     (9,596)     (8,660)   (4,314)
Total stockholders' equity..................................      1,695       2,631     8,128

---------------
(1) Included in research and development expenses for the year ended December 31, 1996 is approximately $2.2 million related to the purchase of in-process research and development.

(2) See Note 1 of Notes to GenQuest's Financial Statements for information regarding the computation of net loss per share.

                      SUMMARY SELECTED UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The following selected unaudited pro forma financial information of Corixa and GenQuest has been derived from the pro forma consolidated financial statements, which give effect to the Merger as a purchase, and should be read in conjunction with such pro forma statements and the notes thereto, which are included in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Consolidated Financial Statements." For pro forma purposes, (i) Corixa's unaudited balance sheet as of March 31, 1998 has been combined with GenQuest's balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998; (ii) Corixa's unaudited statement of operations for the three months ended March 31, 1998 has been combined with GenQuest's unaudited statement of operations for the three months ended March 31, 1998, giving effect to the Merger as if it occurred on January 1, 1998; and (iii) Corixa's statement of operations for the fiscal year ended December 31, 1997 has been combined with GenQuest's audited statement of operations for the fiscal year ended December 31, 1997, giving effect to the Merger as if it had occurred on January 1, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on January 1, 1998 or January 1, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

                         SUMMARY FINANCIAL INFORMATION
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                       FOR THE THREE MONTHS ENDED MARCH 31, 1998         FOR THE YEAR ENDED DECEMBER 31, 1997
                                      --------------------------------------------   --------------------------------------------
                                                            PRO FORMA                                      PRO FORMA
                                      CORIXA    GENQUEST   ADJUSTMENTS   PRO FORMA   CORIXA    GENQUEST   ADJUSTMENTS   PRO FORMA
                                      -------   --------   -----------   ---------   -------   --------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Collaborative agreements..........  $ 2,626   $   150       $(524)      $ 2,252    $13,390   $    25      $(1,948)     $11,467
  Government grants.................      171        23          --           194        977        33           --        1,010
                                      -------   -------       -----       -------    -------   -------      -------      -------
        Total revenue...............    2,797       173        (524)        2,446     14,367        58       (1,948)      12,477
Operating expenses:
  Research and development..........    5,893     1,031        (524)        6,400     16,398     3,654       (1,948)      18,104
  General and administrative........      547        94        (102)          539      2,033       962         (325)       2,670
                                      -------   -------       -----       -------    -------   -------      -------      -------
        Total operating expenses....    6,440     1,125        (626)        6,939     18,431     4,616       (2,273)      20,774
Loss from operations................   (3,643)     (952)        102        (4,493)    (4,064)   (4,558)         325       (8,297)
Interest income (expense), net......      682        16          --           698        972       212           --        1,184
Other income(1).....................      124        --        (102)           22        416        --         (325)          91
                                      -------   -------       -----       -------    -------   -------      -------      -------
Net income (loss)...................  $(2,837)  $  (936)      $  --       $(3,773)   $(2,676)  $(4,346)     $     0      $(7,022)
                                      =======   =======       =====       =======    =======   =======      =======      =======
Pro forma basic and diluted net loss
  per share(2)......................  $ (0.24)                            $ (0.29)   $ (0.31)                            $ (0.72)
                                      -------                             -------    -------                             -------
Shares used in computing pro forma
  basic and diluted loss per
  share(2)..........................   11,775                              12,814      8,755                               9,793
                                      =======                             =======    =======                             =======

                                                                            AS OF MARCH 31, 1998
                                                              ------------------------------------------------
                                                                                       PRO FORMA
                                                               CORIXA     GENQUEST    ADJUSTMENTS    PRO FORMA
                                                              --------    --------    -----------    ---------
BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments..........  $ 57,743    $ 2,240       $(4,500)     $ 55,483
Working capital.............................................    55,567      1,769        (5,700)      (51,636)
Total assets................................................    63,860      3,050        (4,573)       62,337
Long term obligations less current portion..................    10,808        637          (570)       10,875
Accumulated deficit.........................................   (14,799)    (9,596)       (1,034)      (25,429)
Total stockholders' equity..................................    49,031      1,695        (5,130)       45,596

---------------
(1) Other income includes proceeds received for management and administrative services, and rental income from sublet of a portion of laboratory space.

(2) See Note 1 of Notes to Corixa's Financial Statements for information regarding the computation of pro forma net loss per share.

               UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements give effect to the Merger. The unaudited pro forma consolidated balance sheet gives effect to the Merger as if the Merger had occurred on March 31, 1998. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 give effect to the Merger as if the Merger had occurred on January 1, 1997. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 1998 give effect to the Merger as if the Merger had occurred on January 1, 1998. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the Merger had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.

     The unaudited pro forma consolidated financial statements are based on the historical financial statements of Corixa and GenQuest, giving effect to the Merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the unaudited pro forma consolidated financial statements. These unaudited pro forma consolidated financial statements have been prepared by Corixa's management based upon the audited financial statements of Corixa for the year ended December 31, 1997; the unaudited financial statements of Corixa as of March 31, 1998 and for the three months then ended; the audited financial statements of GenQuest for the year ended December 31, 1997; and the unaudited financial statements of GenQuest as of March 31, 1998 and for the three months then ended. The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Corixa and GenQuest to account for the Merger as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analysis.

     The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of GenQuest based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma consolidated financial information after valuations and other procedures to be performed after the closing of the Merger. Corixa does not expect that the final allocation of the aggregate purchase price for the Merger will differ materially from the preliminary allocations. In the opinion of Corixa, all adjustments necessary to present fairly such unaudited pro forma consolidated financial information have been made based on the proposed terms and structure of the Merger.

     As a result of the Merger, Corixa expects to record a nonrecurring charge to operations for acquired in-process technology estimated at $10.6 million. The amount assigned to research and development was based on preliminary valuation of tangible and intangible assets. The charge for acquired in-process technology has been reflected in the unaudited pro forma consolidated balance sheet, but excluded from the unaudited pro forma consolidated statement of operations, because the charge is nonrecurring.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on January 1, 1998 or January 1, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

     These unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Corixa and GenQuest, and other financial information pertaining to Corixa and GenQuest, including "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "GenQuest Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                     ASSETS

                                                              PRO FORMA
                                  CORIXA        GENQUEST     ADJUSTMENTS               PRO FORMA
                               ------------    ----------    -----------              -----------
Current assets:
  Cash and cash
     equivalents.............  $  8,281,670    $2,240,256    $(4,500,000)(v)          $ 6,021,926
  Securities
     available-for-sale......    49,461,555            --                              49,461,555
  Accounts receivable........       570,952        25,899                                 596,851
  Other current assets.......     1,274,298       220,485        (73,000)(iii)          1,421,783
                               ------------    ----------    -----------              -----------
          Total current
            assets...........    59,588,475     2,486,640     (4,573,000)              57,502,115
Property and equipment,
  net........................     4,089,203       557,450                               4,646,653
Deferred charges and
  deposits...................       182,633         6,047                                 188,680
                               ------------    ----------    -----------              -----------
          Total assets.......  $ 63,860,311    $3,050,137    $(4,573,000)             $62,337,448
                               ============    ==========    ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
     accrued liabilities.....  $  1,997,101    $  175,687    $ 1,127,000(ii)(iii)     $ 3,299,788
  Deferred revenue...........       909,165       100,000                               1,009,165
  Current portion of
     obligations and
     commitments.............     1,114,997       442,044                               1,557,041
                               ------------    ----------    -----------              -----------
          Total current
            liabilities......     4,021,263       717,731      1,127,000                5,865,994
Long-term obligations and
  commitments, less current
  portion....................  10,808,250..       637,173       (570,119)(iii)         10,875,304
Stockholders' equity:
  Preferred stock............            --        25,122        (25,122)(iv)                  --
  Common stock...............        11,783         1,830           (791)(iv)(vi)          12,822
  Additional paid-in
     capital.................    66,523,351    11,263,991     (4,639,707)(i)(ii)(iv)(vi)  73,147,635
  Receivable for warrants....      (570,119)           --        570,119(iii)                  --
  Deferred compensation......    (2,092,507)           --                              (2,092,507)
  Accumulated comprehensive
     loss....................       (42,844)           --                                 (42,844)
  Deficit accumulated during
     development stage.......   (14,798,866)   (9,595,710)    (1,034,380)(i)(iv)      (25,428,956)
                               ------------    ----------    -----------              -----------
          Total stockholders'
            equity...........    49,030,798     1,695,233     (5,129,881)              45,596,150
                               ------------    ----------    -----------              -----------
          Total liabilities
            and stockholders'
            equity...........  $ 63,860,311    $3,050,137    $(4,573,000)             $62,337,448
                               ============    ==========    ===========              ===========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998

                                                                         PRO FORMA
                                              CORIXA       GENQUEST     ADJUSTMENTS       PRO FORMA
                                           ------------   -----------   -----------      -----------
Revenue:
  Collaborative agreements...............  $ 2,625,897    $   150,000    $(523,554)(2)   $ 2,252,343
  Government grants......................      170,583         22,813           --           193,396
                                           -----------    -----------    ---------       -----------
     Total revenue.......................    2,796,480        172,813     (523,554)        2,445,739
Operating expenses:
  Research and development...............   (5,892,749)    (1,031,594)     523,554(2)     (6,400,789)
  General and administrative.............     (546,929)       (93,532)     102,000(2)       (538,461)
                                           -----------    -----------    ---------       -----------
     Total operating expenses............   (6,439,678)    (1,125,126)     625,554        (6,939,250)
                                           -----------    -----------    ---------       -----------
Loss from operations.....................   (3,643,198)      (952,313)     102,000        (4,493,511)
Interest income..........................      828,495         33,217           --           861,712
Interest expense.........................     (146,820)       (16,554)          --          (163,374)
Other income.............................      124,500             --     (102,000)(2)        22,500
                                           -----------    -----------    ---------       -----------
Net loss.................................  $(2,837,023)   $  (935,650)   $      --       $(3,772,673)
                                           ===========    ===========    =========       ===========
Basic and diluted net loss per share.....  $     (0.24)
                                           ===========
Shares used in computation of basic and
  diluted net loss per share.............   11,775,380
                                           ===========
Pro forma basic and diluted net loss per
  share..................................  $     (0.24)                                  $     (0.29)
                                           ===========                                   ===========
Shares used in computation of pro forma
  basic and diluted net loss per share...   11,775,380                                    12,813,904(3)
                                           ===========                                   ===========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                                                                     PRO FORMA
                                        CORIXA        GENQUEST      ADJUSTMENTS       PRO FORMA
                                     ------------    -----------    -----------      -----------
Revenue:
  Collaborative agreements.........  $ 13,389,953    $    25,000    $(1,948,238)(2)  $11,466,715
  Government grants................       976,739         33,328             --        1,010,067
                                     ------------    -----------    -----------      -----------
          Total revenue............    14,366,692         58,328     (1,948,238)      12,476,782
Operating expenses:
  Research and development.........   (16,398,243)    (3,653,876)     1,948,238(2)   (18,103,881)
  General and administrative.......    (2,032,943)      (962,357)       325,000(2)    (2,670,300)
                                     ------------    -----------    -----------      -----------
          Total operating
            expenses...............   (18,431,186)    (4,616,233)     2,273,238      (20,774,181)
                                     ------------    -----------    -----------      -----------
Loss from operations...............    (4,064,494)    (4,557,905)       325,000       (8,297,399)
Interest income....................     1,299,675        235,734             --        1,535,409
Interest expense...................      (326,814)       (23,735)            --         (350,549)
Other income.......................       415,776             --       (325,000)(2)       90,776
                                     ------------    -----------    -----------      -----------
Net loss...........................  $ (2,675,857)   $(4,345,906)   $        --      $(7,021,763)
                                     ============    ===========    ===========      ===========
Basic and diluted net loss per
  share............................  $      (0.55)   $     (2.37)
                                     ============    ===========
Shares used in computation of basic
  and diluted net loss per share...     4,891,342
                                     ============
Pro forma basic and diluted net
  loss per share...................  $      (0.31)                                   $     (0.72)
                                     ============                                    ===========
Shares used in computation of pro
  forma basic and diluted net loss
  per share........................     8,754,738                                      9,793,262(3)
                                     ============                                    ===========

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of Corixa or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Statements reflect the effects of the Merger, assuming the related events occurred as of March 31, 1998 for the purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 1998 and January 1, 1997 for the purposes of the unaudited pro forma consolidated statement of operations.

 2. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of GenQuest capital stock into approximately 1,038,500 shares of Corixa Common Stock pursuant to the Merger. This calculation is based on GenQuest's capitalization at June 22, 1998 and assumes that the average last reported closing price per share on Nasdaq of Corixa Common Stock for the 60-day trading period beginning May 11, 1998 and ending July 31, 1998 equals $7.00. Certain options to purchase approximately 199,291 shares of GenQuest Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase approximately 12,600 shares of Corixa Common Stock which have been assigned a value of approximately $80,000. This calculation assumes that no options to purchase GenQuest Common Stock will be exercised after June 22, 1998.

     (b) The total consideration of $13.1 million consists of Corixa Common Stock valued at $7.3 million, cash of $4.5 million and approximately $1.2 million of transaction costs. Based upon a preliminary valuation of tangible and intangible assets, the purchase price will be allocated to assets acquired and liabilities assumed, netting to $1.7 million and acquired in-process research and development of $10.6 million. In process research and development charges have not been reflected in the pro forma consolidated financial statement of operations for the three months ended March 31, 1998 and the year ended December 31, 1997, as they are considered a non-recurring charge.

     (c) The unaudited pro forma consolidated balance sheet includes the adjustments necessary to give effect to the Merger as if it had occurred on March 31, 1998, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to operations for in-process technology acquired and the elimination of GenQuest's equity accounts. Also included are the transaction costs, inclusive of payments to financial advisors, independent accountants, attorneys and other related costs, including severance costs, and costs associated with the elimination of redundant facilities and assets. Adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

           (i) Write-off of in-process technology acquired by Corixa, $10,630,000;

           (ii) Transaction and other costs associated with the Merger of approximately $1,200,000;

          (iii) Elimination of inter-company accounts;

          (iv) Elimination of GenQuest equity accounts, $1,695,000;

           (v) Cash payment of $4,500,000;

          (vi) Issuance of Corixa Common Stock, $0.001 par value, as discussed above. The value of Corixa Common Stock is equal to the product of 1,038,500 shares multiplied by approximately $7.00 per share.

 3. UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1997 and the three months ended March 31, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1997 and January 1, 1998 of approximately 1,038,500 shares of Corixa Common Stock as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase approximately 199,291 shares of GenQuest Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase approximately 12,600 shares of Corixa Common Stock. The Corixa Common Stock issuable upon exercise of the stock options to be assumed in the Merger have been excluded as the effect would be anti-dilutive.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Corixa and GenQuest and combined per share data on an unaudited pro forma basis after giving effect to the Merger as a purchase, assuming that the average last reported closing price on Nasdaq of Corixa Common Stock for the 30 trading days immediately preceding and the 30 trading days including and immediately following the execution of the Merger Agreement equals $7.00 and approximately 1,038,500 shares of Corixa Common Stock are issued in exchange for shares of GenQuest capital stock in the Merger. The historical per share data of Corixa and GenQuest presented below is presented as of and for the three months ended March 31, 1998 and for the fiscal year ended December 31, 1997, respectively. The pro forma consolidated per share data presented below combines Corixa's unaudited pro forma per share data as of and for the three months ended March 31, 1998 and the audited pro forma per share data for the fiscal year ended December 31, 1997, with GenQuest's unaudited per share data as of and for the three months ended March 31, 1998 and audited per share data for the fiscal year ended December 31, 1997, respectively. This data should be read in conjunction with the selected historical financial information, the unaudited pro forma consolidated financial statements and the separate historical financial statements of Corixa and GenQuest and the notes thereto incorporated or included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma consolidated financial data is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operating results of the combined company.

                                                     AS OF OR FOR THE
                                                       THREE MONTHS       AS OF OR FOR THE
                                                          ENDED              YEAR ENDED
                                                      MARCH 31, 1998      DECEMBER 31, 1997
                                                    ------------------    -----------------
                                                       (UNAUDITED)
Historical -- Corixa
  Basic and diluted net loss per share............        $(0.24)              $(0.55)
  Pro forma basic and diluted net loss per
     share........................................         (0.24)               (0.31)
  Book value per share(1).........................          4.16                 4.36
Historical -- GenQuest:
  Basic and diluted net loss per share............         (0.51)               (2.37)
  Book value per share(1).........................          0.93                 1.44
Pro Forma Consolidated:
  Basic and diluted net loss per share............         (0.29)               (0.72)
  Book value per share(1).........................          3.56                   --
Equivalent Pro Forma Consolidated -- per GenQuest
  share:
  Basic and diluted net loss per share(2).........         (0.01)               (0.03)
  Book value per share(1).........................          0.17                   --

---------------
(1) The historical book value per share of capital stock is computed by dividing total stockholders' equity by the number of shares of capital stock outstanding at the end of the period. The pro forma consolidated book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of capital stock as of each of the periods presented.

(2) Represents the pro forma combined amounts multiplied by an estimated exchange ratio of .0470 (calculated using a blended average of the applicable Exchange Ratios) of a share of Corixa Common Stock for each share of GenQuest capital stock. Such estimated exchange ratio assumes that the average last reported closing price per share on Nasdaq of Corixa Common Stock for the 30 trading days immediately preceding and the 30 trading days including and immediately following the execution of the Merger Agreement equals $7.00.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

     The Special Meeting will be held at                , New York, New York, on
                           , 1998 at                , local time.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of shares of GenQuest capital stock will consider and vote upon a proposal to approve the Merger Agreement. As a result of the Merger, GenQuest will merge with and into Chinook and Chinook will be the surviving corporation. See "The Merger" and "Terms of the Merger."

     THE GENQUEST BOARD HAS APPROVED THE TERMS OF MERGER AGREEMENT AND HAS DETERMINED BY UNANIMOUS VOTE OF THE INDEPENDENT DIRECTORS THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, GENQUEST AND ITS STOCKHOLDERS, AND RECOMMENDS THAT HOLDERS OF SHARES OF GENQUEST CAPITAL STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. STEVEN GILLIS AND MARK MCDADE, DIRECTORS OF BOTH GENQUEST AND CORIXA, RECUSED THEMSELVES FROM THE BOARD VOTE FOR APPROVAL OF THE MERGER.

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of GenQuest capital stock at the close of business on
            , 1998, the GenQuest Record Date, are entitled to notice of and to vote at the Special Meeting.

     As of the GenQuest Record Date, there were 26,301,884 shares of GenQuest capital stock issued and outstanding, each of which entitled the holder thereof to one vote.

     All shares of GenQuest capital stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF GENQUEST CAPITAL STOCK REPRESENTED BY SUCH PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. GenQuest does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of GenQuest, by signing and returning a later dated proxy, or by voting in person at the Special Meeting. However, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the meeting.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of GenQuest capital stock entitled to vote is necessary to constitute a quorum at the Special Meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares the holders of which abstain from voting on any particular matter ("abstentions").

REQUIRED VOTE; VOTING AGREEMENT

     Corixa has the right to terminate the Merger Agreement if, among other reasons, the holders of at least 95% of the outstanding shares of GenQuest capital stock have not voted in favor of adoption and approval of the Merger Agreement by the later of (i) August 31, 1998 and (ii) the date that is 45 days after the Form S-4 is declared effective by the Commission. Adoption and approval of the Merger Agreement requires, as a condition and pursuant to its terms, the affirmative vote of the holders of at least (i) a majority of the outstanding shares of GenQuest capital stock entitled to vote thereon at the Special Meeting and (ii) a majority of the outstanding shares of GenQuest Series A Preferred Stock and Series B Preferred Stock entitled to vote thereon at the Special Meeting, voting together as a single class.

     For purposes of determining whether the Merger Agreement has been adopted and approved, the inspector of election will include abstentions as a portion of the number of shares deemed to have voted on such matter at the Special Meeting. Accordingly, abstentions will have the effect of a "NO" vote on the proposal to adopt and approve the Merger Agreement.

     As of June 22, 1998, excluding shares owned by Corixa, directors and executive officers of GenQuest and their affiliates were beneficial owners of an aggregate of 18,150,000 shares of GenQuest capital stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 69% of the 26,301,884 shares of GenQuest capital stock that were issued and outstanding as of such date. In addition, Corixa owns an aggregate of 4,412,613 shares of GenQuest capital stock, or approximately 17% of the 26,301,884 shares of GenQuest capital stock that were issued and outstanding as of such date. Steven Gillis and Mark McDade are directors of both Corixa and GenQuest.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GENQUEST. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

DESCRIPTION

     Pursuant to the Merger Agreement (i) GenQuest will merge with and into Chinook, (ii) each outstanding share of GenQuest capital stock, other than shares as to which appraisal rights may have been properly exercised and shares owned by GenQuest or Corixa, will be converted into cash and the right to receive a fraction of one share of Corixa Common Stock, based upon the series and class of GenQuest capital stock being converted, at the applicable Exchange Ratio, (iii) each outstanding warrant to purchase GenQuest capital stock will be terminated unless exercised, and (iv) each outstanding option to purchase GenQuest Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa Common Stock at a price based on an option exchange ratio that will be determined in the same manner as the Exchange Ratios. Upon consummation of the Merger, the separate corporate existence of GenQuest will cease, and Chinook will survive as a wholly-owned subsidiary of Corixa. See "Terms of the Merger -- Conversion of Securities" and "Terms of the Merger -- Stock Options."

JOINT REASONS FOR THE MERGER

     The decisions of the Boards of Directors of both Corixa and GenQuest to consummate the proposed Merger were based on potential joint benefits that Corixa and GenQuest believe will contribute to the success of the combined company, including the following:

     - The Merger will result in unified control and decision-making authority over all transfers of intellectual property, materials and information, allowing the combined company to maximize the value thereof. Additionally, various management, administrative, financial, accounting and legal activities that are currently handled separately will be consolidated. The Merger will also result in the integration of two geographically separated facilities, thereby allowing a uniform implementation of research management policies and quality control mechanisms as well as fostering a cohesive culture among scientific personnel. Both companies believe that the cost savings resulting from the Merger will help increase stockholder value in the combined company.

     - The Merger will reduce the complexity for the combined company's management that is inherent in the coordination and administration of the current collaborative relationship between Corixa and GenQuest. The employee management of the combined company will be able to focus on a single, unified technology portfolio and the strategic direction of one entity rather than two.

     - The pharmaceutical industry is undergoing significant change and increased competition. In addition, the field of genomics research and development is experiencing considerable consolidation. Examples of such transactions include the acquisitions of ChemGenics Pharmaceuticals, Inc. by Millennium Pharmaceuticals, Inc., Sequana Therapeutics, Inc. by Arris Pharmaceutical Corporation, PharmaGenics Inc. by Genzyme Molecular Oncology, and Mercator Genetics, Inc. by Progenitor, Inc. These mergers have provided the surviving companies with additional resources, technologies and opportunities for commercial development. The Merger will provide synergistic benefits for Corixa and GenQuest as well, including the ability to cross-sell technologies and combine product offerings, and will enable the combined company to more effectively partner its technology portfolio with third parties.

     - It is becoming increasingly necessary for a company to have the critical mass that enables it to effectively exploit its technology and attract corporate partners, particularly larger pharmaceutical companies. The Merger will allow the combined company to offer a broader range of technologies to corporate partners and therefore compete more effectively in the industry.

CORIXA'S REASONS FOR THE MERGER

     The Corixa Board has approved the Merger and the Merger Agreement. Steven Gillis and Mark McDade, directors of both Corixa and GenQuest, recused themselves from the board vote for approval of the Merger. In addition to the anticipated joint benefits described above, Corixa believes that there are additional reasons the Merger will be beneficial to Corixa and its stockholders:

     - Corixa's vaccine development is currently centered on a commitment to immunotherapy for the treatment of cancers and certain infectious diseases. In addition to enhancing Corixa's antigen discovery capabilities in connection with its immunotherapy focus, Corixa's management believes that the Merger will provide Corixa with the ability to develop high-throughput drug screens for corporate partners for whom small molecule therapy approaches are important.

     - Disease management has become increasingly important from the perspective of many biotechnology and pharmaceutical companies. Corixa believes the Merger will provide the combined company with additional diagnostic development capabilities that may result in complementary products for vaccine treatments, particularly as they relate to the monitoring and management of vaccine therapy.

     - The Merger will allow Corixa to reclaim the exclusive rights it licensed to GenQuest pursuant to the collaborative relationship between the two parties. Corixa believes there is significant value in the technology it licensed to GenQuest, particularly when combined with the intellectual property otherwise controlled by GenQuest.

     - A pipeline of novel and important cancer gene targets is being discovered and developed at GenQuest. The Merger provides Corixa with the opportunity to add its technologies and resources to these discoveries and thereby increase the likelihood of successful commercialization of products.

     - After the Merger, Corixa believes it will be able to benefit from additional corporate partner-generated research revenues as a result of the expanded technology platform. Corixa believes such revenues will increase in coming years as a result of Corixa's ability to license GenQuest's technology bundled with its own, particularly in the field of diagnostics.

RECOMMENDATION OF GENQUEST BOARD; GENQUEST'S REASONS FOR THE MERGER

     THE GENQUEST BOARD HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE GENQUEST BOARD BELIEVES THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTEREST OF, GENQUEST AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS OF GENQUEST VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. STEVEN GILLIS AND MARK MCDADE, DIRECTORS OF BOTH GENQUEST AND CORIXA, RECUSED THEMSELVES FROM THE BOARD VOTE FOR APPROVAL OF THE MERGER.

     In addition to the anticipated joint benefits described above, GenQuest believes that there are additional reasons that the Merger will be beneficial to GenQuest and its stockholders:

     - GenQuest believes that the genomics market is undergoing a fundamental change. The focus of many functional genomics companies is shifting away from solely the discovery of genes to respond to a demand for therapeutic compounds and validated targets. The Merger will provide the combined company increased access to in vivo validated targets, and potential access to such therapeutic compounds. Additionally, significant capital expenditures will be required to obtain the equipment and other resources necessary to pursue GenQuest's current genomics business model, and GenQuest believes such capital would be more effectively obtained by the combined company as a result of the Merger.

     - As a result of the current collaborative relationship between Corixa and GenQuest, Corixa has a greater level of familiarity with GenQuest's technology than any other company. Consequently, GenQuest believes the technology transfer issues associated with any merger between two separate entities will be minimized in the case of the Merger.

     - The Merger is likely to strengthen the perception of the value and utility of GenQuest genomic targets in the eyes of Corixa's current and any future corporate partners and licensors.

     - The Merger will be a means by which GenQuest stockholders will be able to obtain liquidity for their equity interests. The current financing environment for private biotechnology companies is very uncertain. Corixa is a publicly-traded company with a proven ability to obtain financing and establish corporate partnerships for the development of its products.

     - The Merger was considered in view of available alternatives, and the GenQuest Board concluded that no other company could offer the benefits available from an acquisition by Corixa. GenQuest wanted to find the optimal arrangement under which it could secure financial resources in the required timeframe and under which its business and technology could be most effectively implemented and advanced. The GenQuest Board has worked with Corixa and its employee management as a result of the collaborative relationship between the two companies over an extended period of time. Based on such interaction, the GenQuest Board believes that Corixa understands GenQuest's technology in depth and is best suited to effectively advance the development of such technology.

     In evaluating the proposed Merger, the GenQuest Board considered and discussed the details of the Merger Agreement, a description of Corixa's business and the recent trading activity of Corixa's stock, the impact of the Merger on current employees of GenQuest, the requirements for a tax-free transaction and the advantages that the Merger would present to GenQuest set forth above. The GenQuest Board also considered the feasibility and prospects of alternative means to provide additional capital for GenQuest and/or liquidity for GenQuest stockholders, including other potential business combinations and private financings of GenQuest. As part of the evaluation process, the GenQuest Board reviewed information about the business, operations and future prospects of both GenQuest and Corixa.

     After the recusal of Steven Gillis and Mark McDade, the GenQuest Board further evaluated the proposed Merger. After such further evaluation, the GenQuest Board, without participation of Steven Gillis and Mark McDade, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the stockholders of GenQuest approve and adopt the Merger Agreement and approve the Merger. In view of the wide variety of factors considered, the GenQuest Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

MATERIAL CONTACTS

     In February 1996, Corixa and GenQuest entered into a license and research collaboration agreement under which Corixa and GenQuest each licensed to the other rights in certain cancer technology fields. Corixa granted GenQuest an exclusive worldwide license to certain of Corixa's existing non-vaccine technology and technology to be developed by Corixa under the joint research program in the field of cancer diagnostics and non-vaccine cancer therapeutics. GenQuest granted Corixa an exclusive worldwide license to GenQuest's existing technology and technology to be developed under the joint research program in the field of cancer vaccines and ex vivo cellular therapy of cancer. Both Corixa and GenQuest agreed to pay royalties on any sales of products incorporating licensed technology, except that with respect to genes and gene products developed by GenQuest during the funded research program, GenQuest is not obligated to pay any royalties to Corixa. In addition, Corixa has agreed to assume remaining royalty obligations of GenQuest to Columbia University on products incorporating the licensed technology. Under the license agreement, there are limitations on Corixa's ability to enter into certain relationships outside its core business of vaccine technologies. In December 1996, Corixa and GenQuest entered into a series of collaborative agreements amending the original license and research collaboration agreement, and GenQuest raised approximately $9.0 million in a private venture capital financing. Under the amended license and collaboration agreement, GenQuest agreed to provide an aggregate of $5.7 million in research funding to Corixa over a three-year period to support Corixa's program to discover cancer genes, related antigens and cancer-related gene products.

     In connection with the amended license and collaboration agreement with GenQuest entered into in December 1996, Corixa entered into a management services agreement under which Corixa provides financial, legal, administrative, management and related services to GenQuest. In exchange for such services, GenQuest pays Corixa a nominal management fee and reimburses Corixa for direct expenses associated with providing such services. Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Operating Officer and Chief Financial Officer are required to provide specific services to GenQuest under the management services agreement, and other members of Corixa's employee management team are required to provide general support. The management services agreement terminates upon the earlier of (i) 90 days following the expiration of the Corixa's right to purchase all of the outstanding shares of GenQuest's capital stock pursuant to a call option agreement, (ii) 90 days following the date Corixa purchases GenQuest's capital stock pursuant to such right, or (iii) at the option of either Corixa or GenQuest, upon the termination of the amended license and collaboration agreement. See "-- Conflicts of Interests" and "Certain Relationships and Related Transactions of Corixa."

     Additionally, Corixa, GenQuest and the stockholders of GenQuest have entered into a call option agreement (the "Call Option Agreement") under which Corixa has the right to purchase all of the outstanding shares of GenQuest's capital stock in exchange for shares of Corixa's Common Stock at a purchase price determined in accordance with the formula specified in the Call Option Agreement. The right becomes effective on the earlier of (i) June 23, 1998, (ii) the completion of a 30-day trading period following Corixa's initial public offering during which the average closing sale price of a share of Corixa Common Stock is at least $19.80, or (iii) a merger of Corixa with another entity or a sale of substantially all of Corixa's assets. Corixa's right to purchase the shares of GenQuest capital stock terminates on the earlier of (i) January 23, 2000, (ii) the date that Corixa notifies GenQuest that it will not exercise its right, (iii) the closing of the initial public offering of GenQuest, (iv) ten days following the termination of the amended license and collaboration agreement, or (v) ten days following a merger of, a sale of assets by, or a change in control of Corixa. The number of shares of Common Stock that Corixa is required to issue in order to exercise the right is variable as the formula specified in the Call Option Agreement takes into account the then-current fair market value of the Common Stock and the capitalization of GenQuest as well as the date of exercise. If Corixa were to exercise its right under the Call Option Agreement, assuming a fair market value of Corixa Common Stock of $7.00 per share, Corixa would be required to pay a higher purchase price for the shares of GenQuest than will be paid in the Merger. However, the Call Option Agreement does not obligate Corixa to purchase any shares of GenQuest, nor does it preclude Corixa from purchasing shares of GenQuest or the assets of GenQuest at a price different from that set forth in the Call Option Agreement. Corixa is not exercising its rights under the Call Option Agreement in connection with the Merger.

     As a result of the amended license and collaboration agreement and the management services agreement, Corixa and GenQuest, while under the independent direction of their respective boards of directors, have been managed by essentially the same employee management team, and there has been constant contact between the employees managing Corixa and the GenQuest Board with respect to the valuation of GenQuest's technology. Additionally, the possibility that Corixa may acquire GenQuest has existed for some time, as evidenced by the Call Option Agreement. Given developments in GenQuest's technology, the existence of the Call Option Agreement and the belief of the Boards of Directors of both Corixa and GenQuest that there are synergies that would result from combining the two companies, there have been informal discussions regarding an acquisition of GenQuest by Corixa since late 1997.

     At GenQuest's November 4, 1997 Board of Directors meeting, the GenQuest Board discussed GenQuest's financial status and the likelihood that GenQuest would face serious cash flow constraints by the end of the 1998. The GenQuest Board then discussed several financing alternatives and the possibility of being acquired.

     Around this same time, Alan Frazier, Richard Schneider and Russell Hirsch, each of whom is a member of the GenQuest Board, initiated discussions with Corixa, as representatives of the majority of holders of shares of GenQuest Series B Preferred Stock, concerning the possibility of Corixa acquiring GenQuest. Throughout the negotiations of the Merger and the Merger Agreement, Mr. Frazier, Mr. Schneider and Dr. Hirsch have participated in such negotiations both as representatives of the holders of GenQuest Series B Preferred Stock and as members of the GenQuest Board.

     At GenQuest's February 4, 1998 Board meeting, Mr. Frazier requested on behalf of the GenQuest Series B Preferred stockholders and as Chairman of the GenQuest Board that Steven Gillis convey GenQuest's interest in being acquired by Corixa to the Corixa Board.

     During February 1998, there was a series of discussions between Mr. Frazier, as Chairman of the GenQuest Board, and members of Corixa senior employee management regarding possible terms and conditions of such an acquisition. On February 25, 1998, Dr. Gillis reported GenQuest's request to the Corixa Board. The Corixa Board discussed possible valuation and terms and conditions of such an acquisition, and authorized Dr. Gillis to continue discussions with GenQuest regarding a possible acquisition.

     During March and the beginning of April 1998, Mr. Frazier, as Chairman of the GenQuest Board, had further discussions with Corixa senior employee management regarding terms and conditions of such an acquisition.

     On April 13, 1998, Mr. Frazier presented proposed terms and conditions for the acquisition to the GenQuest Board. The GenQuest Board considered the proposed terms and conditions, including valuation and transaction structure. The GenQuest Board, with the recusal of Dr. Gillis and Mark McDade, approved the terms and conditions as presented and authorized Mr. Frazier to proceed with negotiations on a definitive agreement.

     During the period from April 13 - June 22, 1998, the counsels for the GenQuest stockholders and counsel for Corixa assisted in negotiating the form and terms of a proposed transaction and discussed various legal issues, including indemnification, payment of a $7,000,000 cancellation or break-up fee, representations and warranties, conditions to closing and covenants. In telephonic meetings during this period, Mr. Frazier, as Chairman of the GenQuest Board, certain members of Corixa's senior employee management, the counsels for the GenQuest stockholders and counsel for Corixa negotiated the terms and conditions of a definitive agreement.

     On May 14, 1998, Mr. Frazier presented the Merger Agreement to all of the members of the GenQuest Board. The GenQuest Board discussed the proposed agreement at length. With the recusal of Dr. Gillis and Mr. McDade, the independent directors of the GenQuest Board unanimously approved the Merger Agreement substantially as presented.

     On May 19, 1998, Dr. Gillis presented the proposed Merger Agreement to the Corixa Board. The Corixa Board discussed the proposed Merger and Merger Agreement at length. The Corixa Board, with the recusal of Dr. Gillis and Mr. McDade, approved the Merger Agreement substantially as presented.

     On May 31, 1998, Corixa and Dr. Paul Fisher, a Director of GenQuest, entered into a consulting agreement. See "-- Conflicts of Interest."

     At a telephonic meeting of the GenQuest Board on June 17, 1998, Dr. Gillis presented proposed terms regarding integration of the operations of Corixa and GenQuest in light of the Merger, including the payment of certain severance benefits to GenQuest employees. The GenQuest Board considered the proposed terms and, with the recusal of Dr. Gillis and Mr. McDade, the independent directors of the GenQuest Board unanimously approved such terms.

     On June 22, 1998, the Merger Agreement was executed by Corixa, GenQuest, Chinook and certain stockholders of GenQuest.

     On June 23, 1998, Dr. Gillis met with the employees of GenQuest to inform them that the Merger Agreement had been executed, that their employment with GenQuest will be terminated in connection with the integration of the operations of Corixa and GenQuest and that certain severance benefits will be provided to them. See "-- Conflicts of Interest."

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     GenQuest will be merged with and into Chinook, and Chinook will survive as a wholly-owned subsidiary of Corixa as a result of the Merger. Following the Merger, Corixa plans to integrate the operations, facilities and personnel of Corixa and Chinook. Mark McDade and Michelle Burris will serve as the initial officers and directors of Chinook following consummation of the Merger.

CONFLICTS OF INTEREST

     In considering the approvals of the Corixa Board and the GenQuest Board and the recommendation of the GenQuest Board with respect to the Merger Agreement and the transactions contemplated thereby, GenQuest stockholders should be aware that certain members of GenQuest management and the GenQuest Board have certain interests in the Merger that are in addition to the interests of GenQuest stockholders generally.

     Corixa has received licenses in the field of cancer vaccines and ex vivo cellular therapy of cancer from GenQuest, and GenQuest has received licenses in the field of cancer diagnostics and non-vaccine cancer therapeutics from Corixa. Corixa also provides financial, legal, administrative, management and related services to GenQuest. These relationships will be terminated as a result of the Merger, as GenQuest merges with and into Chinook, a wholly-owned subsidiary of Corixa. Additionally, Corixa has the right to purchase all of the outstanding shares of GenQuest capital stock pursuant to the Call Option Agreement. Corixa is not exercising its rights under the Call Option Agreement in connection with the Merger. See "-- Material Contacts" and "Information Concerning GenQuest."

     Steven Gillis, President, Chief Executive Officer and a Director of Corixa, is also Acting Chief Executive Officer and a Director of GenQuest. Dr. Gillis owns 272,727 shares of Corixa Common Stock and options to purchase 106,435 shares of Corixa Common Stock, of which 47,418 are exercisable within 60 days of June 22, 1998. Dr. Gillis does not own shares of GenQuest capital stock. Mark McDade, Executive Vice President, Chief Operating Officer and a Director of Corixa, is also Acting Vice President and a Director of GenQuest. Mr. McDade owns 90,909 shares of Corixa Common Stock and options to purchase 151,133 shares of Corixa Common Stock, of which 115,979 are exercisable within 60 days of June 22, 1998. Mr. McDade does not own shares of GenQuest capital stock.

     In connection with the collaborative relationship between Corixa and GenQuest, Corixa issued warrants to the GenQuest stockholders to purchase up to 454,533 shares in the aggregate of Corixa's Series B Preferred Stock at an exercise price of $9.90 per share, none of which have been exercised as of June 22, 1998. The holders of such warrants or their transferees (subject to certain conditions) are entitled to certain rights with respect to the registration of the shares of Common Stock issuable upon exercise of such warrants. See Note 9 of Notes to Corixa's Financial Statements. A certain fund affiliated with Frazier & Company holds warrants to purchase up to 120,818 of such shares of Corixa Common Stock. Alan Frazier, Chairman, President and Secretary of GenQuest, is Managing Partner of Frazier & Company, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Frazier disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Funds affiliated with Mayfield Fund hold warrants to purchase up to 120,817 of such shares of Corixa Common Stock. Russell Hirsch, a Director of GenQuest, is a general partner of Mayfield Fund, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Hirsch disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Funds affiliated with Domain Associates hold warrants to purchase up to 120,816 of such shares of Corixa Common Stock. Richard Schneider, a Director of GenQuest, is a general partner of Domain Associates, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Schneider disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Additionally, funds and individuals affiliated with Forward Ventures hold warrants to purchase up to 64,098 shares of Corixa Common Stock. Max Link, a Director of GenQuest, holds a warrant to purchase up to 3,020 shares of Corixa Common Stock. Paul Fisher, a Director of GenQuest, holds a warrant to purchase up to 13,088 shares of Corixa Common Stock.

     Frazier & Company owns 6,060 shares of Corixa Common Stock. Alan Frazier, Director, President and Secretary of GenQuest, is Managing Partner of Frazier & Company, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Frazier disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Funds and individuals affiliated with Forward Ventures own 581,600 shares of Corixa Common Stock.

     In February 1996, Corixa acquired an aggregate of 4,412,613 shares of GenQuest Series A Preferred Stock, representing approximately 17% of GenQuest's outstanding capital stock as of June 22, 1998. GenQuest has granted Corixa certain demand and piggyback registration rights pertaining to GenQuest Common Stock issuable upon conversion of the GenQuest Series A Preferred Stock and a right to participate in future issuances of stock to maintain Corixa's pro-rata ownership interest in GenQuest. Pursuant to a voting agreement entered into in connection with Corixa's purchase of GenQuest Series A Preferred Stock, Corixa is entitled to designate two of the seven nominees to the GenQuest Board.

     The Merger Agreement provides for different consideration to be paid to GenQuest stockholders based on the series and class of GenQuest capital stock held by such GenQuest stockholder. Certain directors of GenQuest hold different classes and series of GenQuest capital stock. Pursuant to the Merger Agreement, the holders of shares of GenQuest Series B Preferred Stock will receive a higher price per share than the holders of GenQuest Series A Preferred Stock or GenQuest Common Stock will receive, and the consideration to be paid in the Merger will be distributed differently to the holders of different classes and series of GenQuest capital stock than it would be under the liquidation preferences set forth in GenQuest's Second Amended and Restated Certificate of Incorporation or pursuant to the Call Option Agreement. See "-- Material Contacts" and "Terms of the Merger -- Conversion of Securities."

     Certain severance arrangements have been made for all GenQuest employees. Each GenQuest employee other than Neil Goldstein will receive the equivalent of two months of their base salary and coverage for health, dental and life insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), including the continuation of premium contributions by GenQuest through October 31, 1998. In addition, all outstanding options to purchase GenQuest Common Stock under the 1996 GenQuest Stock Option Plan held by GenQuest employees will be vested and exercisable at the Effective Time as follows: if an option was granted less than one year before the Effective Time, such option will be treated as if one full year of vesting had occurred, and if such option was granted on or prior to one year before the Effective Time, such option will continue to vest until July 31, 1998.

     Neil Goldstein, GenQuest's Vice President Immunology, and Corixa intend to enter into a consulting agreement pursuant to which Dr. Goldstein will receive payment in exchange for his services in an amount equal to his current base compensation. Dr. Goldstein will receive coverage for health, dental and life insurance benefits under COBRA, including the continuation of premium contributions by GenQuest, through the term of his consulting agreement with Corixa. In addition, options to purchase GenQuest Common Stock currently held by Dr. Goldstein will continue to vest through July 31, 1998 or his termination with GenQuest, whichever results in a greater number of shares vested.

     Severance arrangements have also been made for GenQuest's Scientific Advisory Board (the "GenQuest SAB"). Each member of the GenQuest SAB will be deemed to have served on the GenQuest SAB for the greater of one full year or the time actually served. Consequently, in exchange for their services, each such member of the GenQuest SAB will receive an aggregate payment of $10,000 if deemed to have served for one year, or at a rate of $10,000 per year if such member of the GenQuest SAB actually served for more than one year (including in each case any amounts previously paid to such member by GenQuest). In addition, all options to purchase GenQuest Common Stock under the 1996 GenQuest Stock Option Plan held by any member of the GenQuest SAB will be vested and exercisable at the Effective Time as follows: if an option was granted less than one year before the Effective Time, such option will be treated as if one full year of vesting had occurred, and if such option was granted on or prior to year before the Effective Time, such option will continue to vest until July 31, 1998.

     Paul Fisher, a Director of GenQuest, currently acts as a consultant to Corixa and previously has been granted options to purchase 6,060 shares of Corixa Common Stock pursuant to such consulting relationship. Corixa and Dr. Fisher have entered into a new, three-year consulting agreement pursuant to which Dr. Fisher will receive a payment of $325,000 upon the Effective Time and four additional installments of $81,250 each over the 30 months following the Effective Time, as well as quarterly and site visit payments in the aggregate amount of at least $105,000 per year. Dr. Fisher will also be eligible to receive a bonus of up to $75,000 upon the achievement of certain milestones. In addition, at the first meeting of the Corixa Board following the Effective Time and following each of the first- and second-year anniversaries of the Effective Time, provided that the consulting agreement has not been terminated, Corixa will grant to Dr. Fisher an option to purchase 12,000 shares of Corixa Common Stock. In addition, Dr. Fisher has disclaimed any ownership interest in the 650,000 shares of Common Stock of GenQuest originally issued in Dr. Fisher's name and held in escrow pursuant to a Stock Issuance Agreement dated February 2, 1996 between GenQuest and Dr. Fisher.

     Each of the options to acquire GenQuest Common Stock (each, a "GenQuest Stock Option") outstanding as of the Effective Time will be converted into an option to purchase the number of shares of Corixa Common Stock (rounded down to the nearest whole share) equal to the number of shares of GenQuest Common Stock subject to such option multiplied by an option exchange fraction, at an exercise price per share of Corixa Common Stock (rounded up to the nearest whole cent) equal to the former exercise price per share of the GenQuest Stock Option immediately prior to the Effective Time divided by such option exchange fraction. Except as provided above, the converted or substituted GenQuest Stock Options will be subject to the same terms and conditions as were applicable to GenQuest Stock Options immediately prior to the Effective Time. See "Terms of the Merger -- Stock Options."

     Venture Law Group, A Professional Corporation ("VLG"), is Corixa's counsel in connection with the Merger. VLG also has acted as corporate counsel to GenQuest in the past. VLG is not representing GenQuest or any stockholders of GenQuest other than Corixa in connection with the Merger. William W. Ericson, a director of VLG, has acted as Secretary of Corixa in the past. Wilson Sonsini Goodrich & Rosati is acting as counsel to holders of GenQuest Series B Preferred Stock (except for Forward Ventures II, L.P. ) in connection with the Merger, and has acted as intellectual property counsel to GenQuest in the past. Brobeck Phleger & Harrison LLP is acting as counsel to Forward Ventures II, L.P. in connection with the Merger. Rosner, Bresler, Goodman & Unterman, LLP is acting as counsel to certain holders of GenQuest Common Stock in connection with the Merger. GenQuest has not retained counsel in connection with the Merger. Seed & Berry LLP acts as patent counsel to both Corixa and GenQuest. Ernst & Young LLP acts as independent auditors for both Corixa and GenQuest.

     Pursuant to the Merger Agreement, Corixa, GenQuest and certain stockholders of GenQuest agreed to provide certain indemnification benefits to certain indemnified parties, including directors and executive officers of GenQuest and Corixa and certain stockholders of GenQuest. See "Terms of the Merger -- Indemnification."

     Corixa has entered into separate indemnification agreements with each of its directors and officers. These agreements require Corixa, among other things, to indemnify such director or officer against certain expenses (including attorney's fees), judgments, fines and settlement amounts (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corixa (subject to certain exceptions, including Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Exchange Act) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Corixa. In addition, Corixa has obtained an insurance policy providing coverage for certain liabilities of its officers and directors. See "Management of Corixa -- Limitation of Liability and Indemnification Matters."

     GenQuest is in the process of entering into separate indemnification agreements with each of its directors and officers. These agreements require GenQuest, among other things, to indemnify such director or officer against certain Liabilities paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of GenQuest (subject to certain exceptions, including Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Exchange Act) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by GenQuest.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain of the federal income tax considerations of the Merger that are generally applicable to holders of GenQuest capital stock upon an exchange of such shares in the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986 (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Corixa, GenQuest, or the GenQuest stockholders as described herein. Neither GenQuest, Corixa nor Corixa's counsel undertakes to advise GenQuest stockholders of any such changes in the application or interpretation of such federal income tax law.

     The following discussion does not deal with all federal income tax considerations that may be relevant to GenQuest stockholders in light of their particular circumstances, such as GenQuest stockholders who are dealers in securities, subject to the alternative minimum tax provisions of the Code, foreign persons, persons who do not hold their shares of GenQuest Common Stock or GenQuest Preferred Stock as capital assets, or who acquired their shares of GenQuest Common Stock or GenQuest Preferred Stock in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address (i) the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including without limitation, transactions in which shares of GenQuest capital stock are acquired or shares of Corixa Common Stock are disposed of, or (ii) the tax consequences to holders of options or convertible securities issued by GenQuest which are assumed, exercised or converted, as the case may be, in connection with the Merger. Furthermore, no foreign, state or local tax considerations are addressed herein. Accordingly, GENQUEST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The Merger is intended to constitute a "Merger" within the meaning of
Section 368(a) of the Code, in which case, subject to the limitations and qualifications referred to herein, the following tax consequences will generally result:

          (a) No gain or loss should be recognized by holders of shares of GenQuest Common Stock or GenQuest Preferred Stock solely upon their receipt in the Merger of shares of Corixa Common Stock (except to the extent of cash received as consideration for the Merger or in lieu of a fractional share of Corixa Common Stock) in exchange therefor;

          (b) The aggregate tax basis of the shares of Corixa Common Stock received in the Merger (including any fractional share not actually received) should be the same as the aggregate tax basis of shares of GenQuest capital stock surrendered in exchange therefor, decreased by the amount of cash and fair market value of any other payment received and increased by the amount of gain (and any amount treated as a dividend) recognized in the Merger;

          (c) The tax holding period of the shares of Corixa Common Stock received in the Merger should include the period for which the shares of GenQuest capital stock surrendered in exchange therefor were held, provided that the shares of GenQuest capital stock are held as a capital asset at the time of the Merger;

          (d) A GenQuest stockholder who receives cash or other property in the Merger in addition to shares of Corixa Common Stock will recognize gain in an amount not in excess of the amount of such cash (and the fair market value of any such other property).

          (e) A GenQuest stockholder who exercises appraisal rights with respect to a share of GenQuest capital stock and receives payment for such share in cash should generally recognize gain or loss for federal income tax purposes, measured by the difference between such stockholder's basis in such share and the amount of cash received. Such gain or loss (and gain recognized under paragraph (d) above) shall be capital gain or loss if such GenQuest capital stock was held as a capital asset at the time of the Merger, provided that the payment is neither essentially equivalent to a dividend within the meaning of

     Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code; and

          (f) Cash payments in lieu of a fractional share should be treated as if a fractional share of Corixa Common Stock had been issued in the Merger and then redeemed by Corixa. A GenQuest stockholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received.

     Neither Corixa nor GenQuest is requesting a ruling from the Internal Revenue Service ("IRS") or a tax opinion of counsel in connection with the Merger.

     Even if the Merger qualifies as a "reorganization," a recipient of shares of Corixa Common Stock will recognize gain to the extent that such shares are received or considered to be received in exchange for services or property (other than solely shares of GenQuest capital stock). All or a portion of such gain may be taxable as ordinary income. As mentioned above, gain would also be recognized to the extent a GenQuest stockholder receives or is treated as receiving cash or other consideration (other than shares of Corixa Common Stock) in exchange for his, her or its GenQuest capital stock or to the extent the GenQuest capital stock surrendered in the Merger was not equal in value to the shares of Corixa Common Stock received in exchange therefor. This discussion assumes such equal value.

     A successful IRS challenge to the status of the Merger as a reorganization (as a result of failure to satisfy the continuity of interest requirement or for any other reason) would result in a GenQuest stockholder recognizing gain or loss with respect to each share of GenQuest capital stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the time of the Merger, of the shares of Corixa Common Stock received in exchange therefor (including any cash received in lieu of a fractional share). In such event, a GenQuest stockholder's aggregate basis in the shares of Corixa Common Stock received in the exchange would equal such fair market value and his, her or its holding period for such shares would begin the day after the closing date of the Merger.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS OR WARRANTS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING HOLDERS WHO ACQUIRED GENQUEST COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE RECEIVED SUCH STOCK AS COMPENSATION, DEALERS IN SECURITIES AND FOREIGN HOLDERS.

     EACH GENQUEST STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, HER OR IT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Corixa intends to account for the Merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Corixa's results of operations will not include the results of GenQuest prior to the Effective Time.

DISSENTERS' RIGHTS

     Holders of GenQuest capital stock who dissent and do not vote in favor of the Merger are entitled to certain dissenters' appraisal rights under Delaware law in connection with the Merger.

     The following summary of dissenters' rights under the DGCL is qualified in its entirety by reference to Section 262 of the DGCL, the complete text of which is attached hereto as Appendix B and incorporated herein by reference.

     If the Merger is approved by the required vote of the GenQuest stockholders and is not abandoned or terminated, any holder of GenQuest capital stock (a "GenQuest Dissenting Stockholder") may, by complying with the provisions of
Section 262 of the DGCL, be entitled to have his, her or its shares of GenQuest capital stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment in the amount of the "fair value" of such shares as of the Effective Time. The shares of GenQuest capital stock with respect to which holders have perfected their demand for appraisal rights in accordance with
Section 262 of the DGCL and have not effectively withdrawn or lost such rights are referred to in this Proxy Statement/Prospectus as the "GenQuest Dissenting Shares."

     This Proxy Statement/Prospectus is being sent by personal delivery or by mail to all holders of record of shares of GenQuest capital stock as of the Record Date and constitutes notice of the appraisal rights available to such holders under Section 262 of the DGCL.

     A stockholder of GenQuest electing to exercise appraisal rights must, prior to the vote concerning the Merger at the Special Meeting, demand in writing from GenQuest the appraisal of his, her or its shares of GenQuest capital stock. Accordingly, such written demand must be received by GenQuest on or prior to
          , 1998. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to GenQuest, Inc., 1124 Columbia Street, Suite 200, Seattle, Washington 98104, Attention: Alan Frazier, Secretary. The demand should specify the holder's name and mailing address, the number of shares of GenQuest capital stock owned and that such holder is demanding appraisal of his, her or its shares. A vote against the Merger will not constitute a demand for appraisal. A stockholder electing to exercise his, her or its appraisal rights must do so by a separate written demand as provided in Section 262 of the DGCL. Only a holder of record of shares of GenQuest capital stock at the Record Date (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name. Within ten days after the Effective Time, GenQuest must provide notice of the Effective Time to all stockholders who have complied with
Section 262 of the DGCL and have not voted for approval of the Merger.

     Within 120 days after the Effective Time, any stockholder who has made a valid written demand and who has not voted for approval of the Merger may (i) file a petition in the Court demanding a determination of the fair value of the shares of GenQuest capital stock and (ii) upon written request, receive from GenQuest a statement setting forth the aggregate number of shares of GenQuest capital stock not voted for approval and adoption of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of GenQuest capital stock. Such statement must be mailed within ten days after the written request therefor has been received by GenQuest.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Court is required to determine the holders of GenQuest Dissenting Shares who are entitled to appraisal rights and to determine the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the GenQuest Dissenting Shares. In determining such "fair value," the Court is required to take into account all relevant factors, including the market value of GenQuest capital stock and the net asset and earnings value of GenQuest, and in determining the fair value of interest, the Court may consider all relevant factors, including the rate of interest which GenQuest would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of GenQuest capital stock entitled to appraisal. Accordingly, pursuant to Section 262 of the DGCL, any stockholder or the combined company may file a petition with the Court to initiate the appraisal proceeding. The value of the stock so determined is binding upon all stockholders entitled to appraisal.

     Any holder of GenQuest Dissenting Shares who has duly demanded an appraisal under Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such GenQuest Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

     A holder will fail to perfect, or will effectively lose, his, her or its right to appraisal if (i) he, she or it fails to make a written demand for appraisal before the taking of the vote on the Merger, (ii) he, she or it votes for approval of the Merger, (iii) if no petition for appraisal is filed within 120 days after the Effective Time or (iv) if the holder delivers to GenQuest a written withdrawal of such holder's demand for an appraisal, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of GenQuest.

     Any stockholder who wishes to exercise appraisal rights or who wishes to preserve his, her or its rights to do so should review Appendix B carefully, as failure to comply with the procedures set forth therein will result in loss of such rights.

REGULATORY MATTERS

     The obligations of Corixa and GenQuest to consummate the Merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition that prevents consummation of the Merger. See "Terms of the Merger -- Conditions." Either Corixa or GenQuest may terminate the Merger Agreement if, without fault of the terminating party, there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and nonappealable. See "Terms of the Merger -- Termination."

RESALE RESTRICTIONS

     Certain lock-up agreements provide that certain GenQuest stockholders may not sell or dispose of Corixa Common Stock for a period of 120 days after the closing date of the Merger; provided, however, that the lock-up restriction shall not apply to the sale or disposition of less than 5,000 shares of Corixa Common Stock by holders of less than 5,000 shares of Corixa Common Stock. Otherwise, all shares of Corixa Common Stock received by GenQuest stockholders in the Merger will be freely transferable, except that shares of Corixa Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of GenQuest may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Corixa) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of GenQuest or Corixa generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires that GenQuest use its best efforts to cause each of its stockholders to execute a lock-up agreement restricting the disposition by such person of the shares of Corixa Common Stock to be received by such person in the Merger as set forth above.

                              TERMS OF THE MERGER

     The following is a brief summary of certain provisions of the Merger Agreement, a copy which is attached as Appendix A to this Proxy
Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

     Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time GenQuest will be merged with and into Chinook, GenQuest will cease to exist as a corporation, and Chinook will remain as the surviving corporation. Chinook's Certificate of Incorporation and Chinook's Bylaws will be the surviving corporation's Certificate of Incorporation and Bylaws. See "Comparison of Rights of Holders of Corixa Capital Stock and Holders of GenQuest Capital Stock." Mark McDade and Michelle Burris will be the initial directors and officers of Chinook. See "Management of Corixa."

EFFECTIVE TIME OF THE MERGER

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place as soon as practicable (the "Closing Date") following the later of (i) the date on which the Special Meeting approving the Merger has occurred, and (ii) the date on which all of the conditions to the Merger are satisfied or waived, or at such other date as Corixa and GenQuest agree. See
"-- Conditions."

     As soon as practicable after the Closing, a Certificate of Merger (the "Certificate of Merger") will be filed with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The time at which the Certificate of Merger is filed in Delaware is referred to as the Effective Time.

CONVERSION OF SECURITIES

     GenQuest Series A Preferred Stock and GenQuest Common Stock. As a result of the Merger, each share of GenQuest Series A Preferred Stock and GenQuest Common Stock issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which appraisal rights have been or will be perfected in compliance with applicable law and shares owned by GenQuest and Corixa (the "Non-Exchanged Shares"), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (A) the Series A/Common Exchange Fraction (as defined below) of a fully paid and nonassessable share of Corixa Common Stock and (B) the right to receive cash in the amount of $0.16844.

     The total number of shares of Corixa Common Stock issuable to the holders of shares of GenQuest Series A Preferred Stock and GenQuest Common Stock (other than any applicable Non-Exchanged Shares) (the "Total Corixa Series A/Common Shares") will be determined by dividing $985,548 (as such amount may be increased to account for the exercise of any GenQuest Stock Options) (the "Series A/Common Stock Consideration") by the average of the Nasdaq last reported closing prices of Corixa Common Stock on all of the following days: (A) the 30 trading days prior to the date of execution of the Merger Agreement (the "Execution Date") and (B) the 30 trading days including and immediately following the Execution Date (the "Series A/Common Per Share Market Value"). The Series A/Common Exchange Fraction will be determined by dividing (A) the Total Corixa Series A/Common Shares by (B) the "Total GenQuest Series A/Common Shares," which shall equal the sum of: (1) the total number of shares of GenQuest Common Stock outstanding immediately prior to the Effective Date (other than any applicable Non-Exchanged Shares), including shares of GenQuest Common Stock issued upon exercise of GenQuest Stock Options occurring prior to the Effective Time, and (2) the total number of shares of GenQuest Series A Preferred Stock outstanding immediately prior to the Execution Date (other than any applicable Non-Exchanged Shares) (the "Series A/Common Exchange Fraction").

     Each holder of shares of GenQuest Series A Preferred Stock and GenQuest Common Stock (other than any applicable Non-Exchanged Shares) will receive that number of shares of Corixa Common Stock equal to the Series A/Common Exchange Fraction multiplied by the number of shares of GenQuest Series A

Preferred Stock and GenQuest Common Stock held by such stockholder as of the Execution Date. Assuming that the Series A/Common Per Share Market Value equals $7.00, no applicable appraisal rights are perfected and no GenQuest Stock Options are exercised prior to the Effective Time, the Series A/Common Exchange Fraction will equal 0.0393275 and Corixa will issue an aggregate of approximately 140,787 shares of Corixa Common Stock to holders of GenQuest Series A Preferred Stock and GenQuest Common Stock other than GenQuest and Corixa.

     GenQuest Series B Preferred Stock. As a result of the Merger, each share of GenQuest Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which appraisal rights have been or will be perfected in compliance with applicable law and shares owned by GenQuest, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (A) the Series B Exchange Fraction (as defined below) of a fully paid and nonassessable share of Corixa Common Stock and (B) the right to receive cash in the amount of $0.2128.

     The total shares of Corixa Common Stock issuable to the holders of shares of GenQuest Series B Preferred Stock (the "Total Corixa Series B Shares") will be determined by dividing $6,369,189 by the average of the Nasdaq last reported closing prices of Corixa Common Stock on all of the following days: (A) the 30 trading days prior to the Execution Date and (B) the 30 trading days including and immediately following the Execution Date (the "Series B Per Share Market Value"). The Series B Exchange Fraction shall be determined by dividing (A) the Total Corixa Series B Shares by (B) the sum of: (i) the total number of shares of GenQuest Series B Preferred Stock outstanding immediately prior to the Execution Date and (ii) the total number of shares of GenQuest Series B Preferred Stock to be issued upon the net exercise of a warrant held by Forward Ventures II, L.P. (the "Series B Exchange Fraction").

     Each holder of shares of GenQuest Series B Preferred Stock will receive that number of shares of Corixa Common Stock equal to the Series B Exchange Fraction multiplied by the number of shares of GenQuest Series B Preferred Stock held by such stockholder as of the Execution Date; provided, however, that notwithstanding the foregoing, with respect to (A) a fund affiliated with Frazier & Company, ("Frazier") (B) certain funds affiliated with the Mayfield Fund (collectively, "Mayfield") and (C) certain funds affiliated with Domain Associates (collectively, "Domain"), the number of shares of Corixa Common Stock to be received by each of Frazier, Mayfield and Domain will be reduced by that number of shares equal to the quotient obtained by dividing (x) $28,333.33 by
(y) the Series B Per Share Market Value. Assuming that the Series B Per Share Market Value equals $7.00 and no applicable appraisal rights are perfected, the Series B Exchange Fraction will equal 0.0496852 and Corixa will issue an aggregate of approximately 897,737 shares of Corixa Common Stock to holders of GenQuest Series B Preferred Stock other than GenQuest.

     Change in Composition of Consideration. If, as a result of a decrease in the fair market value of Corixa Common Stock subsequent to the determination of the Series A/Common Exchange Fraction and Series B Exchange Fraction but prior to the Effective Time, the value at the Closing of the Corixa Common Stock issuable pursuant to the Merger Agreement is less than 50% of the sum of the cash and the Corixa Common Stock (valued at the Closing) to be received by the stockholders of GenQuest, then the Total Corixa Series A/Common Shares and Total Corixa Series B Shares will each be increased proportionately (and the total amount of consideration payable in cash to the holders of shares of GenQuest Common Stock, Series A Preferred Stock and Series B Preferred Stock will be decreased) so that the value at the Closing of the Corixa Common Stock is at least 50% of the sum of the cash and the Corixa Common Stock (valued at the Closing) to be received by the stockholders of GenQuest.

     Each holder of a certificate representing any such shares of GenQuest capital stock (a "Certificate") will upon consummation of the Merger cease to have any rights with respect to such GenQuest capital stock, except the right to receive, without interest, shares of Corixa Common Stock and cash upon the surrender of such Certificate (as described in "-- Exchange of Shares"). If prior to the Effective Time, Corixa should split or combine the shares of Corixa Common Stock, or pay a stock dividend or other stock distribution in, or in exchange of shares of Corixa Common Stock, or engage in any similar transaction, then the applicable

Exchange Fractions will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

     Each share of GenQuest capital stock held by GenQuest or Corixa immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof, and no cash, Corixa Common Stock or other consideration will be delivered in exchange therefor.

WARRANTS

     Effective immediately prior to the Effective Time and contingent upon the Closing of the Merger, all outstanding and unexercised warrants to purchase GenQuest capital stock will terminate by virtue of the Merger and without any action on the part of the holder thereof.

     Forward Ventures II, L.P., as holder of the only outstanding warrant to purchase shares of GenQuest capital stock, has indicated an intention to net exercise such warrant to purchase shares of GenQuest Series B Preferred Stock immediately prior to the Effective Time.

STOCK OPTIONS

     As of the Effective Time, each GenQuest Stock Option outstanding as of the Effective Time will be converted into an option to purchase the number of shares of Corixa Common Stock (rounded down to the nearest whole share) equal to the number of shares of GenQuest Common Stock subject to such option multiplied by the Option Exchange Fraction (as defined below), at an exercise price per share of Corixa Common Stock (rounded up to the nearest whole cent) equal to the former exercise price per share of such GenQuest Stock Option immediately prior to the Effective Time divided by the Option Exchange Fraction; provided that in the case of any GenQuest Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. The total number of shares of Corixa Common Stock issuable to the holders of GenQuest Stock Options (the "Total Corixa Option Shares") will be determined by dividing $88,432 (as such amount may be decreased to account for the exercise of any GenQuest Stock Options) (the "Option Consideration") by the average of the Nasdaq last reported closing prices of Corixa Common Stock on all of the following days: (A) the 30 trading days prior to the Execution Date and (B) the 30 trading days including and immediately following the Execution Date. The Option Exchange Fraction will be determined by dividing (x) the Total Corixa Option Shares by (y) the total number of GenQuest Stock Options vested but unexercised as of the Effective Time (including any vesting as a result of acceleration determined by the GenQuest Board and approved by Corixa). Except as provided above, the converted or substituted GenQuest Stock Options will be subject to the same terms and conditions as were applicable to GenQuest Stock Options immediately prior to the Effective Time.

     In the event any vested GenQuest Stock Option (including vesting as a result of acceleration determined by the GenQuest Board and approved by Corixa) is exercised prior to the Effective Time, then (i) the shares issued upon exercise of such GenQuest Stock Option will be GenQuest Common Stock and will be included in the calculation of the Total GenQuest Series A/Common Shares rather than the calculation of total number of GenQuest Stock Options, (ii) the Option Consideration shall be reduced by an amount equal to the product of 0.44373 multiplied by the number of shares of GenQuest Common Stock issued upon exercise of such GenQuest Stock Option, and (iii) the Series A/Common Stock Consideration shall be increased by an amount equal to the product of 0.27529 multiplied by the number of shares of GenQuest Common Stock issued upon exercise of such GenQuest Stock Option.

     As soon as practicable after the Effective Time, Corixa will file one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of Corixa Common Stock issuable upon exercise of the assumed GenQuest Stock Options.

EXCHANGE OF SHARES

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of GenQuest capital stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Corixa Common Stock. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Corixa Common Stock, and (ii) a check representing (A) the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate so surrendered and (B) the applicable cash consideration. GENQUEST STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No fractional shares of Corixa Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments will be paid in an amount equal to the product of the fraction of a share of Corixa Common Stock that would otherwise be issuable multiplied by the Series A/Common Per Share Market Value or Series B Per Share Market Value, as applicable.

     No dividends on shares of Corixa Common Stock will be paid to persons entitled to receive certificates representing shares of Corixa Common Stock until such persons surrender their Certificates. Upon such surrender, the person in whose name the certificates representing such shares of Corixa Common Stock will be issued will also receive any dividends that have become payable with respect to such shares of Corixa Common Stock between the Effective Time and the time of such surrender. In no event will the person entitled to receive such dividends be entitled to receive interest on such dividends.

     If any certificates for shares of Corixa Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, the person requesting such exchange must (i) pay to the Exchange Agent any transfer or other taxes required by reason thereof, or (ii) establish that such tax has been paid or is not applicable.

     At the Effective Time, the stock transfer books of GenQuest will be closed and no further transfers of shares of GenQuest capital stock will be made.

     Neither the Exchange Agent nor any party to the Merger Agreement is liable to a holder of shares of GenQuest capital stock for any applicable cash consideration or any shares of Corixa Common Stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable escheat laws.

     In the event that any Certificate has been lost, stolen or destroyed, upon
(i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by Corixa, in its discretion, the posting by such person of a bond in such sum as Corixa may direct as indemnity, or such other form of indemnity as Corixa may reasonably direct, against any claim that may be made against Corixa with respect to such Certificate, Corixa will issue or cause to be issued in exchange for such Certificate the applicable cash consideration; the number of whole shares of Corixa Common Stock and cash in lieu of fractional shares into which the shares of GenQuest capital stock represented by the Certificate are converted in the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties by GenQuest relating to, among other things: (a) due organization, power and standing; (b) GenQuest's Certificate of Incorporation and Bylaws; (c) GenQuest's capital structure; (d) the authorization, execution, delivery and enforceability of the Merger Agreement; (e) required consents and approvals and the absence of breaches or violations of GenQuest's Certificate of Incorporation and Bylaws, agreements and instruments, and law; (f) GenQuest's financial statements; (g) the absence of certain undisclosed liabilities and certain changes or events;
(h) litigation; (i) no restrictions on GenQuest's business activities; (j) real and personal property; (k) intellectual property rights; (l) taxes; (m) certain contracts and agreements; (n) employee matters; (o) material contracts; (p) interested party transactions; (q) compliance with applicable laws; (r) brokers' and finders' fees; (s) the accuracy of information in this Proxy Statement/Prospectus; (t) affiliate and stockholders agreements; (u) vote required; (v) GenQuest board approval; and (w) tax matters.

     The Merger Agreement also contains certain representations and warranties by Corixa and Chinook relating to, among other things: (a) due organization, power and standing; (b) the capital structure of Corixa and Chinook; (c) the authorization, execution, delivery and enforceability of the Merger Agreement;
(d) required consents and approvals and the absence of breaches or violations of Corixa's and Chinook's Certificate of Incorporation and Bylaws, agreements and instruments, and law; (e) the filing of required reports with the Commission;
(f) the accuracy of information in this Proxy Statement/Prospectus; (g) the absence of certain undisclosed liabilities and certain changes; (h) litigation;
(i) governmental authorization; (j) compliance with laws; (k) brokers' and finders' fees; and (l) tax matters.

CERTAIN COVENANTS

     Corixa and GenQuest agreed that prior to the Effective Time they will, among other things: (i) use their best efforts to consummate the Merger; (ii) provide each other reasonable access to certain information; (iii) consult with each other before issuing any press release or making any public disclosure regarding the Merger; and (iv) use their best efforts after the Execution Date to prepare and file this Proxy Statement/Prospectus.

     GenQuest agreed that, prior to the Effective Time, it will, among other things: (i) act only in the ordinary course of business; (ii) use its best efforts to cause each GenQuest stockholder to execute and deliver to Corixa a lock-up agreement which imposes certain restrictions regarding the resale of Corixa Common Stock received in the Merger; (iii) take all action necessary after the Execution Date to convene the Special Meeting; and (iv) use its best efforts to obtain the approval of the Merger Agreement by holders of shares of GenQuest capital stock and to obtain stockholder agreements and irrevocable proxies from the holders of (i) up to 450,000 shares of GenQuest Common Stock outstanding as of the Execution Date, (ii) up to 2,200,000 shares of GenQuest Series A Preferred Stock outstanding as of the Execution Date, and (iii) up to 6,309,271 shares of GenQuest Series B Preferred Stock outstanding as of the Execution Date.

     GenQuest also agreed that, without the prior written consent of Corixa, prior to the Effective Time, it will not, among other things: (i) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; (ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of GenQuest Common Stock or GenQuest Preferred Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the Execution Date; (iii) other than corporate partnering transactions in the ordinary course of business, transfer to any person or entity any rights to its intellectual property; (iv) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; (v) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (vii) enter into any operating lease in excess of $10,000;
(viii) pay, discharge or satisfy in an amount in excess of $5,000 in any one case or $15,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in GenQuest's financial statements; (ix) make any capital expenditures, capital additions or capital improvements except consistent with GenQuest's past practice; (x) materially reduce the amount of any material insurance coverage provided by existing insurance policies; (xi) terminate or waive any right of substantial value; (xii) adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Corixa advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees except consistent with past practice; (xiii) grant any severance or termination pay (A) to any director or officer or (B) to any other employee except payments made pursuant to standard written agreements outstanding on the Execution Date or grants which are made in the ordinary course of business in accordance with GenQuest's standard past practice; (xiv) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where GenQuest in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Corixa prior to the filing of such a suit, or (C) for a breach of the Merger Agreement;
(xv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to GenQuest's business, taken as a whole; (xvi) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (xvii) GenQuest shall give all notices and other information required to be given to the employees of GenQuest, any collective bargaining unit representing any group of employees of GenQuest, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in the Merger Agreement; (xviii) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (xix) take or agree in writing or otherwise to take, any of the actions described in this paragraph, or any action which would make any of GenQuest's representations or warranties contained in the Merger Agreement untrue or incorrect or prevent GenQuest from performing or cause GenQuest not to perform its covenants thereunder.

     Corixa and GenQuest also agreed that neither Corixa nor GenQuest will take any action that could reasonably be expected to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Corixa and GenQuest also agreed that each will use all reasonable efforts
(i) to take all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and the consummation of the transactions contemplated by the Merger Agreement, subject to the appropriate vote or consent of stockholders and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by the Merger Agreement.

     Corixa and GenQuest agreed that Corixa will use reasonable efforts to take any action required by state securities or blue sky laws in connection with the issuance of the shares of Corixa Common Stock pursuant to the Merger Agreement, and that GenQuest will furnish Corixa with all information concerning GenQuest and the holders of its capital stock and take such other action as Corixa may reasonably request in connection with the Form S-4 and such issuance of shares of Corixa Common Stock.

     GenQuest has identified all persons who are "affiliates" of GenQuest for purposes of Rule 145 under the Securities Act. GenQuest will use its best efforts to cause each person identified as an affiliate of GenQuest to deliver to Corixa a written "affiliates" agreement, in customary form, restricting the disposition by such person of the shares of Corixa Common Stock held by such person or to be received by such person in the Merger. Certificates surrendered for exchange by any person constituting an "affiliate" of GenQuest within the meaning of Rule 145 under the Securities Act will not be exchanged by the Exchange Agent for shares of Corixa Common Stock until the parties have received such agreement described in the preceding sentence.

     Corixa has agreed to notify Nasdaq of the listing of the shares of Corixa Common Stock to be issued pursuant to the Merger and to cause such additional shares to be approved for listing, and as soon as practicable following the Effective Time to file one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of Corixa Common Stock issuable upon exercise of the assumed GenQuest Stock Options.

NO SOLICITATION

     Under the terms of the Merger Agreement, GenQuest and its officers, directors, employees and other agents of GenQuest agreed not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to GenQuest to, or afford access to the properties, books or records of GenQuest to, any person that has advised GenQuest that it may be considering making, or that has made, a Takeover Proposal; provided, however, that if, at any time prior to receipt of the requisite GenQuest stockholder approval at the Special Meeting, the GenQuest Board determines, in its good faith judgment based upon the exercise of fiduciary obligations to GenQuest's stockholders, to withdraw its recommendation of the Merger Agreement or the Merger as the result of an unsolicited Takeover Proposal, or to recommend such unsolicited Takeover Proposal to GenQuest's stockholders, then GenQuest may in response to such unsolicited Takeover Proposal (x) participate in negotiations regarding such Takeover Proposal and
(y) disclose information regarding GenQuest, including nonpublic information solely to the extent that such information has been disclosed previously to Corixa, to the potential new acquiror pursuant to a customary and reasonable confidentiality agreement; provided further, however, that GenQuest shall (A) provide Corixa at least 24 hours prior notice of any meeting of the GenQuest Board at which it is reasonably expected to contemplate a Takeover Proposal and
(B) not accept or recommend to the GenQuest stockholders a Takeover Proposal for a period of not less than ten business days after Corixa's receipt of a copy of such Takeover Proposal (or a written description of the significant terms and conditions thereof if not in writing). Additionally, unless the Merger Agreement has been terminated, GenQuest shall remain obligated to hold and convene the Special Meeting (regardless of whether the recommendation of the Merger by the GenQuest Board shall have been withdrawn, modified or not yet made) and to provide the stockholders of GenQuest with material information relating to the Special Meeting. GenQuest will promptly notify Corixa after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to GenQuest or for access to the properties, books or records of GenQuest by any person that has advised GenQuest that it may be considering making, or that has made, a Takeover Proposal and will keep Corixa fully informed of the status and details of any such Takeover Proposal notice or request, including the identity of any potential new acquiror. "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger of other business combination involving GenQuest or the acquisition of any significant equity interest in GenQuest, or the acquisition or licensing of a significant portion of the assets of GenQuest, other than the transactions contemplated by the Merger Agreement.

CERTAIN EMPLOYEE BENEFIT PLAN MATTERS

     GenQuest has agreed that it will not, except as required by law (i) adopt or amend any employee benefit or stock purchase or option plan, (ii) hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Corixa advance notice regarding such hiring decision), (iii) pay any special bonus or special remuneration to any employee or director, (iv) increase the salaries or wage rates of its employees except consistent with past practice, or (v) grant any severance or termination pay (A) to any director or officer or (B) to any other employee except (x) payments made pursuant to standard written agreements outstanding on the Execution Date or (y) grants which are made in the ordinary course of business in accordance with GenQuest's standard past practice.

INDEMNIFICATION

     Corixa and GenQuest have agreed that all covenants to be performed prior to the Effective Time, and all representations and warranties in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement, will survive the consummation of the Merger and continue until the first anniversary of the Closing Date (the "Representation Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Representation

Termination Date, the representations and warranties on which any such claims are based will continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time will continue until they expire by their terms.

     Subject to certain limitations, from and after the Effective Time and until the Representation Termination Date, the GenQuest stockholders who executed the Merger Agreement have agreed, severally but not jointly, to indemnify Corixa and Chinook and their respective affiliates, officers, directors, employees, representatives and agents (each a "Corixa Indemnified Person" and collectively the "Corixa Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Corixa Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action (A) resulting from any breach by GenQuest or such GenQuest stockholder of any representation, warranty, covenant or agreement of GenQuest or such GenQuest stockholder contained in the Merger Agreement, including any exhibits or schedules attached thereto, either as of the Execution Date or as of the Closing Date, or in any certificate or other document delivered to Corixa pursuant to the Merger Agreement; provided, however, that (i) GenQuest stockholders will not indemnify any of the Corixa Indemnified Persons for Damages resulting from the actions or failure to act of
(a) any officer (acting or otherwise) or director of GenQuest who is at such time an officer or director of Corixa or Chinook or (b) any current employee or agent of Corixa who at the direction of Corixa or otherwise provides or has provided services to GenQuest pursuant to the management services agreement between Corixa and GenQuest, and (ii) no GenQuest stockholder has any obligation to indemnify any of the Corixa Indemnified Persons unless such GenQuest stockholder had knowledge as of the Closing that the representation or warranty was untrue in any material respect, or (B) arising out of or in connection with any prospective liabilities associated with GenQuest (which liabilities, alone or in the aggregate, exceed $5,000) that become known to Corixa within one year of the Closing Date and that arise from facts actually known to such GenQuest stockholder and not known to Corixa at or prior to the Closing; provided, however, that if any claims for indemnification have been asserted prior to the Representation Termination Date, any such indemnification obligation will continue in effect until final resolution of any such claim.

     The maximum liability of any holder of GenQuest capital stock who executes the Merger Agreement for any breach of a representation, warranty or covenant of the GenQuest is limited to 10% of the total aggregate amount of the total consideration paid in connection with the Merger and in no event shall exceed the total aggregate consideration received by such GenQuest stockholder in connection with the Merger; provided, however, that nothing limits the liability: (i) of any GenQuest stockholder in connection with any breach by such stockholder of such stockholder's affiliate agreement or stockholders agreement, as applicable, and (ii) of any officer, director or stockholder of GenQuest for such person's or entity's fraud or intentional misrepresentation. The holders of shares of GenQuest Series A Preferred Stock are not obligated to indemnify any Corixa Indemnified Person for any matters that arise out of or are related to actions or failures to act occurring subsequent to the consummation of GenQuest's Series B Preferred Stock financing on December 23, 1996.

     From the Effective Time and for a period of one year after the Closing Date, Corixa has agreed, subject to certain exceptions, to indemnify and hold harmless the members of the GenQuest Board and the GenQuest stockholders who executed the Merger Agreement (each a "GenQuest Indemnified Person" and collectively the "GenQuest Indemnified Persons") from and against any Damages:
(i) that are based upon, arising out of or otherwise in respect of all actions taken by Corixa subsequent to the Closing Date with respect to the business, operations and assets formerly belonging to GenQuest, up to a collective maximum aggregate amount of $2,000,000, or (ii) that are based upon or arising from actions or inactions taken by Corixa or such indemnified GenQuest Board members or stockholders relating to the Merger and any transactions contemplated by the Merger, up to a collective maximum aggregate amount of $4,000,000, provided that such indemnification obligations of Corixa will apply only in the event the Merger is consummated. Corixa will make any advances of reasonable expenses to the GenQuest Indemnified Person that would be available under the Bylaws or certificate of incorporation of GenQuest (in each case as in effect as of the Execution Date) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such GenQuest Indemnified Person to repay such advances in the event that it is ultimately determined that such GenQuest

Indemnified Person is not entitled to indemnification. The indemnification obligations of Corixa set forth herein shall not apply to any Damages (A) with respect to a particular GenQuest Indemnified Person for (1) any breach of a representation or warranty by such GenQuest Indemnified Person or (2) any prospective liability associated with GenQuest that becomes known to Corixa within one year of the Closing Date and that arise from facts actually known to such GenQuest Indemnified Person and not known to Corixa at or prior to the Closing Date, or (B) with respect to a particular GenQuest Indemnified Person for which indemnification of such GenQuest Indemnified Person is already provided pursuant to the Merger Agreement. The indemnification obligations of Corixa set forth in the Merger Agreement will continue with respect to any claim for indemnification made prior to one year after the Closing Date until final resolution of such claim, and with respect to the stockholders of GenQuest, shall be applicable only to such stockholders of GenQuest who have executed the Merger Agreement.

MANAGEMENT AFTER THE MERGER

     At the Effective Time, GenQuest will cease its corporate existence and Chinook will remain as the surviving corporation and a wholly-owned subsidiary of Corixa. Mark McDade and Michelle Burris will be the initial officers and directors of Chinook following consummation of the Merger. See "The
Merger -- Conflicts of Interest" and "Management of Corixa."

CONDITIONS

     The obligations of Corixa and GenQuest to effect the Merger are subject to the satisfaction of certain conditions including, among others: (i) obtaining the requisite GenQuest stockholder approvals; (ii) the absence of any injunction prohibiting consummation of the Merger; (iii) the filing and subsequent effectiveness of the Form S-4; (iv) the receipt of certain officer's certificates and bring-down officer's certificates from each other certifying the accuracy and satisfaction of certain matters; (v) the receipt of certificates of good standing from the Secretary of the State of Delaware for each party; (vi) Corixa shall have received an executed affiliate agreement from affiliates of GenQuest holding at least 99% of the aggregate number of shares of GenQuest capital stock held by GenQuest's affiliates; (vii) Corixa shall have received stockholders agreements from the holders of up to (A) 450,000 shares of GenQuest Common Stock, (B) 2,200,000 shares of GenQuest Series A Preferred Stock and (C) 6,309,271 shares of GenQuest Series B Preferred Stock; (viii) Corixa shall have received lock-up agreements from the holders of at least 95% of the shares of GenQuest capital stock outstanding immediately prior to the Effective Time (not including any shares issued upon the exercise of any GenQuest Stock Options after the Execution Date); (ix) Corixa shall have received letters of resignation from each of the officers and directors of GenQuest in office immediately prior to the Effective Time; (x) the absence of any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of Corixa; and (xi) the absence of certain specifically defined fundamental adverse effect to GenQuest.

     The obligation of each of Corixa and GenQuest to effect the Merger is also subject to the satisfaction of certain other conditions including, among other things, that the other party has performed its obligations under the Merger Agreement prior to the Effective Time and that the representations and warranties of the other party contained in the Merger Agreement are true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by the Merger Agreement. In addition, GenQuest's obligation to effect the Merger is subject to the approval of listing on Nasdaq of the Corixa Common Stock to be issued in Merger. Corixa's obligation to effect the Merger is subject to GenQuest having obtained the consent or approval of each person or third party whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement.

TERMINATION

     At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the GenQuest stockholders, the Merger Agreement may be terminated and the Merger may be abandoned: (i) by mutual consent if duly authorized by the Boards of Directors of each of GenQuest, Corixa and Chinook; (ii) by either Corixa or GenQuest, if, without fault of the terminating party,

(A) the Effective Time has not occurred on or before November 1, 1998, or such later date as may be agreed upon in writing by the parties to the Merger Agreement; or (B) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by Corixa, if (A) there occurs any specified fundamental adverse effect to GenQuest's business that GenQuest has not cured within 15 calendar business days of receipt by Corixa of written notice of such fundamental adverse effect, provided that no cure period shall be allowed for a fundamental adverse effect which by its nature cannot be cured;
(B) because of a Takeover Proposal from any third party GenQuest fails to call and hold the Special Meeting by the later of July 31, 1998 and the date that is 45 days after the Commission declares the Form S-4 effective; (C) holders of 95% of the capital stock of GenQuest outstanding as of the time of the vote (excluding any GenQuest Stock Options exercised after the Execution Date) have not voted in favor of the Merger by the later of August 31, 1998 and the date that is 45 days after the Commission declares the Form S-4 effective; or (D) whether or not a Takeover Proposal exists, if (1) the GenQuest Board fails to authorize, and is not legally prevented from authorizing, a distribution to the stockholders of GenQuest, to occur within ten days after the date the Form S-4 is declared effective by the Commission, of the Proxy Statement in which the GenQuest Board recommends approval of the Merger Agreement and the Merger and calls the Special Meeting, or (2) the Special Meeting is not held within 30 days after the date the Proxy Statement is distributed to the stockholders of GenQuest; or (iv) by GenQuest, if (A) Corixa shall materially breach any of its representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured within 15 calendar days following receipt by Corixa of written notice of such breach, provided that GenQuest is not in material breach of any of its representations, warranties or obligations under the Merger Agreement, or (B) the GenQuest Board determines in its good faith judgment based upon its fiduciary obligations to GenQuest's stockholders to withdraw its recommendation of the Merger or Merger Agreement due to a Takeover Proposal.

     In the event of termination, the Merger Agreement will be of no further effect and, except for a termination resulting from a breach by a party of the Merger Agreement, there will be no liability or obligation on the part of either Corixa, Chinook or GenQuest or their respective officers or directors, except as specifically provided in the Merger Agreement.

CANCELLATION FEES; EXPENSES

     Subject to the following exceptions, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense, except that Corixa will reimburse up to $5,000 to the holders of shares of GenQuest Common Stock, up to $5,000 to the holders of shares of GenQuest Series A Preferred Stock and up to $75,000 to the holders of shares of GenQuest Series B Preferred Stock, in each case on a pro rata basis and for reasonable transaction expenses incurred in connection with the Merger and Merger Agreement.

     In the event that the Merger Agreement is terminated by Corixa or GenQuest in accordance with its terms and in connection with a Takeover Proposal, or in the event that the Merger Agreement is terminated by Corixa in accordance with its terms in connection with certain other occurrences set forth in the Merger Agreement, then GenQuest shall, within ten days of such termination, reimburse Corixa for all out-of-pocket costs and expenses incurred by Corixa in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers). In addition, in the event that the Merger Agreement is terminated by Corixa in accordance with the Merger Agreement and in connection with a Takeover Proposal, then GenQuest shall within ten days of such termination place in escrow the sum of $7,000,000, to be paid to Corixa conditioned upon the closing of the transaction that is the subject of the applicable Takeover Proposal.

AMENDMENT; WAIVER

     The Merger Agreement may be amended by written action taken by Corixa, Chinook, GenQuest and the GenQuest stockholders that executed the Merger Agreement at any time before or after approval thereof by the stockholders of GenQuest, but, after any such approval, no amendment may be made which alters an Exchange Ratio or Chinook's Certificate of Incorporation or which in any way adversely affects the rights of such stockholders without the further approval of such stockholders.

     At any time prior to the Effective Time, Corixa and GenQuest may, by written instrument (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                                  RISK FACTORS

     The following risk factors should be considered by stockholders of Corixa and GenQuest in evaluating whether to approve the Merger Agreement. The risks associated with the combined company in the Merger will be additional risks faced by both the Corixa stockholders and the GenQuest stockholders following the Merger. The risks described that are currently specific to GenQuest will be additional risks faced by the Corixa stockholders, and the risks currently specific to Corixa will be additional risks faced by the GenQuest stockholders following the Merger. These factors should be considered in conjunction with the other information included in this Proxy Statement/Prospectus.

ENHANCED RISKS TO THE COMBINED COMPANY AS A RESULT OF THE MERGER

     Uncertainties Associated with the Integration of GenQuest. The Merger involves the integration of GenQuest and Corixa. Among the factors considered by the Corixa Board and GenQuest Board in connection with their respective approval of the Merger Agreement were the opportunities for operating efficiencies that they believe will ultimately result from the Merger. The successful integration of the operations of GenQuest and Corixa following the Merger will require substantial effort from both companies, and no assurance can be given that the benefits expected from such integration will be realized. The difficulties of combining such operations may be exacerbated by the necessity of consolidating geographically separated facilities and combining different scientific cultures. The process of integrating operations will cause a strain on Corixa's management, and could cause an interruption of, or loss of momentum in, the activities of Corixa's business, including the business acquired in the Merger. Difficulties encountered in connection with the Merger and the integration of the operations of GenQuest could have a material adverse effect on the business, financial condition and results of operations of Corixa and the combined company. Subsequent to the Merger, Corixa expects to incur a charge in the quarter ending September 30, 1998, currently estimated to be $10.6 million, to reflect the write-off of in-process technology. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that Corixa will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

     Unknown Risks. To date, a significant portion of the research and development programs of GenQuest have been conducted primarily at Columbia University under the direction of Dr. Paul Fisher and colleagues rather than under Corixa's scientific management. A laboratory in an academic setting has different and possibly less stringent research management policies and intellectual property controls than a laboratory in a commercial environment. Although Corixa has conducted scientific due diligence with respect to GenQuest, Corixa did not perform many of the research and development activities itself. Consequently, it is not possible for Corixa or the combined company to be aware of all of the risks associated with the Merger or the research and development activities of GenQuest. Additionally, currently patents are being filed in the field of functional genomics at a rapid pace, and there can be no assurance that GenQuest has been able to timely file patent applications covering genes or gene sequences it has discovered or to obtain adequate patent protection for any of its proprietary rights. There can be no assurance that Corixa or the combined company will not discover adverse information concerning GenQuest subsequent to the Effective Time, including, among other things, information with respect to research management policies and intellectual property controls, such as the possible inadequacy of GenQuest's current patent protection and potential patent infringement by GenQuest. Any such discovery could have a material adverse effect on the business, financial condition and results of operations of Corixa and the combined company. See "-- Dependence on Proprietary Technology and Uncertainty of Patent Protection."

     Uncertainties Related to Early Stage of Technology. GenQuest is at an early stage in both its discovery and identification of genes related to the transformation of normal cells into cancer cells and its research concerning novel genes that are uniquely expressed with cancer cells. The use of GenQuest's technology in the development of diagnostics, therapeutics and drug-screening targets is currently unproven. Additionally, GenQuest has entered into few corporate partnerships and license agreements to date, and the programs covered by such corporate partnerships and license agreements are in the early stages. There can be no assurance that any of GenQuest's programs will move beyond its current stage of development, that any of its corporate partnerships or licenses will successfully develop products using GenQuest's technology, or that such technology will be incorporated in a commercialized product in a reasonable time frame, if ever.

     Potential Dilutive Effect to Stockholders. Although Corixa and GenQuest believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Corixa Common Stock in connection with the Merger may have the effect of reducing Corixa's net income per share from levels otherwise expected and could reduce the market price of the Corixa Common Stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. As a consequence of the Merger, GenQuest stockholders will lose the chance to invest in the development and exploitation of GenQuest's technologies on a stand-alone basis. The management of the combined company may make strategic and operational decisions that differ from those that would be made by GenQuest as an independent company. Consequently, there can be no assurance that stockholders of GenQuest would not achieve greater returns on investment if GenQuest were to remain an independent company.

     Lack of Reagent Manufacturing Experience. GenQuest does not have significant manufacturing facilities. Although GenQuest currently manufactures small quantities of certain reagents to conduct research and to supply corporate partners and licensees, GenQuest has very limited experience in manufacturing and implementing quality assurance controls for such reagents. There can be no assurance that the combined company will be able to manufacture such reagents in either the quantity or quality required by corporate partners or licensees. Additionally, there can be no assurance that the combined company will be able to enter into an agreement with a third party contract manufacturer to provide such reagents on acceptable terms, or at all. Difficulties encountered in manufacturing reagents or establishing appropriate quality assurance controls could have a material adverse effect on the business, financial condition and results of operations of the combined company. See "-- Lack of Manufacturing Experience; Reliance on Contract Manufacturers."

     Uncertainties Related to Integration of Scientific Cultures. The scientific personnel at GenQuest currently operate in close connection with an academic environment while the scientific personnel at Corixa operate in a commercial environment, and the two entities have different scientific management approaches. See "-- Enhanced Risks to the Combined Company as a Result of the Merger -- Unknown Risks." Consequently, there may be some difficulties encountered by the combined company that are associated with the integration of the two different scientific cultures and the coordination of the research and development programs of Corixa and GenQuest in light of such scientific cultures. There can be no assurance that the combined company will be able to successfully and effectively integrate such scientific cultures, and the failure to do so could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Additional Shares to Be Issued by Corixa; Shares Eligible for Future
Sale. As a result of the Merger, Corixa will issue shares of its Common Stock to holders of GenQuest capital stock and will assume all outstanding GenQuest Stock Options. Assuming that the average last reported closing price on Nasdaq of Corixa Common Stock for the 30 trading days immediately preceding the Execution Date and the 30 trading days including and immediately following the Execution Date equals $7.00, no appraisal rights are perfected and no GenQuest Stock Options are exercised after the Execution Date, it is anticipated that Corixa will issue approximately 1,038,500 shares of Corixa Common Stock, and approximately 12,600 shares of Corixa Common Stock will be issuable upon the exercise of options to purchase GenQuest Common Stock assumed pursuant to the Merger. In general, these shares will be freely tradable following the Merger, subject to certain resale restrictions for affiliates of GenQuest or Corixa pursuant to Rules 144 and/or 145 under the Securities Act. See "The
Merger -- Resale Restrictions." Additionally, all shares of Corixa Common Stock issued to holders of shares of GenQuest capital stock in connection with the Merger will be subject to a contractual lock-up period of 120 days following the Effective Time. In addition, taking into account the assumptions set forth above, an aggregate of approximately 1,017,290 of the shares of Corixa Common Stock issued in the Merger will be beneficially owned by affiliates of GenQuest and, therefore, subject to resale restrictions. At the time of the Merger, substantially all shares of existing Corixa Common Stock will be eligible for sale in the public market subject in certain cases to volume and other limitations. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the price of Corixa Common Stock over short time periods.

     Management of Growth; Integration of Potential Acquisitions. The combined company's future growth may cause a significant strain on its management, operational, financial, scientific and other resources, which strain is expected to increase as a result of the Merger. The combined company's ability to manage growth effectively will require it to implement and improve Corixa's current operational, financial, manufacturing and management information systems and to expand, train, manage and motivate its employees. These demands may require the addition of new scientific and management personnel and the development of additional expertise by management. Additionally, any increase in resources devoted to product development and marketing and sales efforts without a corresponding increase in operational, financial, manufacturing and management information systems could have an adverse effect on combined company's performance. There can be no assurance that the combined company will be able to perform such actions successfully. In the future, the combined company may make additional acquisitions of complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks and strains, including difficulties in assimilating acquired operations and scientific cultures, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or strategic relationships of acquired entities. There can be no assurance that the combined company will be able to effectively manage growth, and failure to do so could have a material adverse effect on the combined company's operating results.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT

     Corixa is at an early stage in the development of its therapeutic, prophylactic and diagnostic products. To date, almost all of Corixa's revenues have resulted from payments made under agreements with its corporate partners, and Corixa expects that most of its revenues for the foreseeable future will continue to result from existing and future corporate partnerships, if any. Corixa has generated only minimal revenues from diagnostic product sales and no revenues from therapeutic product sales since inception. Vaccine products that may result from Corixa's research and development programs are not expected to be commercially available for a number of years, if at all, and it will be a number of years, if ever, before Corixa will receive any significant revenues from commercial sales of such products. There can be no assurance that Corixa will receive anticipated revenues under existing corporate partnerships, that Corixa will be able to enter into any additional corporate partnerships or that Corixa will ever achieve consistent profitability.

UNCERTAINTIES RELATED TO TECHNOLOGY AND PRODUCT DEVELOPMENT

     Corixa's technological approach to the development of therapeutic and prophylactic vaccines for cancers and certain infectious diseases is unproven in humans. Products based on Corixa's technologies are currently in the discovery, preclinical or early clinical investigation stages, and to date, neither Corixa nor any of its corporate partners have conducted any clinical trials that incorporate Corixa's proprietary microsphere delivery systems or its proprietary adjuvants. In addition, no therapeutic vaccines for cancer or infectious diseases targeted by Corixa have been successfully commercialized by Corixa or others. There can be no assurance that Corixa will be able to successfully develop effective vaccines for such diseases in a reasonable time frame, if ever, or that such vaccines will be capable of being commercialized. In addition to its internal development programs, Corixa in-licenses and acquires technologies to enhance its product pipeline. There can be no assurance that any in-licensed technologies or technologies acquired as a result of the Merger or otherwise will prove to be effective or will result in the successful development of commercial products.

     A majority of Corixa's programs are currently in the discovery stage or in preclinical development, and only two of Corixa's therapeutic vaccine products have advanced to Phase I clinical trials. Corixa's vaccines have not been demonstrated to be safe and effective in clinical settings. There can be no assurance that any of Corixa's programs will move beyond its current stage of development. Assuming Corixa's research does advance, certain preclinical development efforts will be necessary to determine whether any product is safe to enter clinical trials. Under certain of Corixa's existing corporate partnerships, the respective corporate partner has primary responsibility for the clinical development of a product. There can be no assurance that any such corporate partner will pursue clinical development in a timely or effective manner, if at all. If such a product receives authorization from the United States Food and Drug Administration ("FDA") to enter clinical trials, then it may be, and in the case of vaccine products will be, subjected to a multi-phase, multi-center clinical studies to determine safety and efficacy. It is difficult to predict the number or extent of clinical trials required or the period of mandatory patient follow-up. Assuming clinical trials of any product are successful and other data are satisfactory, Corixa or its applicable corporate partner will submit an application to the FDA and appropriate regulatory bodies in other countries to seek permission to market the product. Typically, the review process at the FDA takes several years, and there can be no assurance that the FDA will approve Corixa's or its corporate partner's application or will not require additional clinical trials or other data prior to approval. Furthermore, even if regulatory approval is ultimately obtained, delays in the approval process could have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, there can be no assurance that any product can be produced in commercial quantities at a reasonable cost or that such product will be successfully marketed.

POTENTIAL DILUTION

     Corixa's stockholders will experience immediate and substantial dilution as a result of the shares of Corixa Common Stock issued to GenQuest stockholders in the Merger. Dilution will also occur upon exercise of outstanding options and warrants to purchase Corixa Common Stock. Additionally, if SmithKline Beecham Biologicals S.A. ("SmithKline Beecham") elects to exercise either one of its options to license Corixa's early-stage antigen discovery programs in cancer, Corixa may be required to issue shares of its Common Stock to SmithKline Beecham, which issuance will result in additional dilution to Corixa's stockholders. See "Information Concerning Corixa -- Corporate
Partnership -- Vaccines."

DEPENDENCE ON AND MANAGEMENT OF EXISTING AND FUTURE CORPORATE PARTNERSHIPS

     The success of Corixa's business strategy is largely dependent on its ability to enter into multiple corporate partnerships and to effectively manage the numerous relationships that may exist as a result of this strategy. Corixa has established significant relationships with various corporate partners as of May 31, 1998. For example, Corixa has entered into three collaboration and license agreements with SmithKline Beecham for the research, development and commercialization of vaccine products aimed at the prevention and/or treatment of tuberculosis, breast cancer and prostate cancer. Corixa derived 94% and 93% of its revenues during the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, from research and development and other funding under its existing corporate partnerships. The termination of any of these corporate partnerships would have a material adverse effect on Corixa's business, financial condition and results of operations. Several of Corixa's corporate partners have entered into agreements granting them options to license certain aspects of Corixa's technology. There can be no assurance that any such corporate partner will exercise its option to license such technology. Corixa has also entered into corporate partnerships with several companies for the development, commercialization and sale of diagnostic products incorporating Corixa's proprietary antigen technology. There can be no assurance that any such diagnostic corporate partnership will ever generate significant revenues. Furthermore, Corixa is currently engaged in discussions with a number of pharmaceutical and diagnostic companies with respect to potential corporate partnering arrangements covering various aspects of Corixa's technologies. However, due in part to the early stage of Corixa's technologies, the process of establishing corporate partnerships is difficult, time-consuming and involves significant uncertainty, and there can be no assurance that such discussions will lead to the establishment of any new corporate partnership on favorable terms, or at all, or that if established, any such corporate partnership will result in the successful development of Corixa's products or the generation of significant revenues.

     Because Corixa enters into research and development collaborations with corporate partners at an early stage of product development, Corixa's success is highly reliant upon the performance of its corporate partners. Under existing corporate partnership arrangements, Corixa's corporate partners are generally required to undertake and fund certain research and development activities with Corixa, make payments upon achievement of certain scientific milestones and pay royalties or make profit-sharing payments when and if a product is commercialized. The amount and timing of resources to be devoted to activities by its existing or future corporate partners are not within the direct control of Corixa, and there can be no assurance that any of Corixa's existing or future corporate partners will commit sufficient resources to Corixa's research and development programs or the commercialization of its products. If any corporate partner fails to conduct its activities in a timely manner, or at all, Corixa's preclinical or clinical development related to such corporate partnership could be delayed or terminated. There can be no assurance that Corixa's corporate partners will perform their obligations as expected. There can also be no assurance that Corixa's current corporate partners or future corporate partners, if any, will not pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with Corixa, or that disputes will not arise with respect to ownership of technology developed under any such corporate partnership. Finally, there can be no assurance that any of Corixa's current corporate partnerships will not be terminated by its corporate partners or that Corixa will be able to negotiate additional corporate partnerships in the future on acceptable terms, or at all.

     Because the success of Corixa's business is largely dependent upon its ability to enter into multiple corporate partnerships and to effectively manage the numerous issues that arise from such partnerships, management of these relationships will require, at a minimum, significant time and effort from Corixa's management team and effective allocation of Corixa's resources to multiple projects, as well as an ability to obtain and retain management, scientific and other personnel sufficient to accomplish the foregoing. There can be no assurance that Corixa's need to simultaneously manage a number of corporate partnerships will be successful, and the failure to effectively manage such corporate partnerships would have a material adverse effect on Corixa's business, financial condition and results of operations.

DEPENDENCE ON IN-LICENSED TECHNOLOGY

     In addition to its dependence on existing and future corporate partnerships, Corixa's success is also dependent on its ability to enter into licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to the development and commercialization of Corixa's products. Corixa is party to various license agreements that give it rights to use certain technologies in its and its corporate partners' discovery, research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by Corixa and its licensors or scientific collaborators. Additionally, many of Corixa's in-licensing agreements contain milestone-based termination provisions. Corixa's failure to meet any significant milestones in a particular agreement could allow the licensor to terminate such agreement. There can be no assurance that Corixa will be able to negotiate additional license agreements in the future on acceptable terms, if at all, that any of its current license agreements will not be terminated or that it will be able to maintain the exclusivity of its exclusive licenses. In the event Corixa is unable to obtain or maintain licenses to technology advantageous or necessary to Corixa's business, Corixa and its corporate partners may be required to expend significant time and resources to develop or in-license similar technology, and there can be no assurance that Corixa and its corporate partners will be successful in this regard. If Corixa cannot acquire or develop necessary technology, it may be prevented from commercializing certain of its products. Any such event would have a material adverse effect on Corixa's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNCERTAINTY OF PATENT PROTECTION

     Corixa's success will depend in part on its ability and that of its corporate partners to obtain and enforce their respective patents and maintain trade secrets, both in the United States and in other countries. As of May 31, 1998, Corixa owned or had licensed 19 issued United States patents that expire at various times between December 2008 and January 2016, 94 corresponding issued foreign patents, 133 pending United States patent applications, as well as 17 corresponding international filings under the Patent Cooperation Treaty and 264 pending foreign national patent applications. The above numbers reflect Corixa's license from GenQuest of 3 issued United States patents that expire at various times between July 2014 and January 2016 and 37 pending United States patent applications, as well as 5 corresponding international filings under the Patent Cooperation Treaty and 32 pending foreign national patent applications. Corixa also holds an option to exclusively license cancer vaccine antigens discovered by GenQuest through December 2001. There can be no assurance that Corixa, its corporate partners or its licensors have or will develop or obtain rights to products or processes that are patentable, that patents will issue from any of the pending applications owned or licensed by Corixa or its corporate partners, that any claims allowed will issue, or in the event of issuance, will be sufficient to protect the technology owned by or licensed to Corixa or its corporate partners. Corixa has licensed certain patent applications from Southern Research Institute ("SRI") related to Corixa's microsphere encapsulation technology, one of which is currently the subject of an opposition proceeding before the European Patent Office. There can be no assurance that SRI will prevail in this opposition proceeding or that any patents will issue in Europe related to such technology. There can also be no assurance that Corixa's or its corporate partners' current patents, or patents that issue on pending applications, will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to Corixa. Patent applications in the United States are maintained in secrecy until patents issue, patent applications in certain foreign countries are not generally published until many months or years after they are filed, and publication of technological developments in the scientific and patent literature often occurs long after the date of such developments. Accordingly, Corixa cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     Patent law relating to the scope and enforceability of claims in the fields in which Corixa operates is still evolving. The patent positions of biotechnology and biopharmaceutical companies, including Corixa, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. For example, there is substantial uncertainty regarding the potential for patent protection for gene fragments or genes without known function or correlation with specific diseases. The degree of future protection for Corixa's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from each of the 133 pending United States patent applications referenced above, which include many interrelated applications directed to common or related subject matter. In addition, there may be issued patents and pending applications owned by others directed to technologies relevant to Corixa's or its corporate partners' research, development and commercialization efforts. There can be no assurance that Corixa's or its corporate partners' technology can be developed and commercialized without a license to such patents or that such patent applications will not be granted priority over patent applications filed by Corixa or one of its corporate partners.

     The commercial success of Corixa depends significantly on its ability to operate without infringing the patents and proprietary rights of third parties, and there can be no assurance that Corixa's and its corporate partners' technologies do not or will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to Corixa or its corporate partners. In addition, Corixa is unable to determine the patents or patent applications that may materially affect Corixa's or its corporate partners' ability to make, use or sell any products. The existence of third party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Corixa or its corporate partners and limit the ability of Corixa or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, Corixa or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that Corixa or its corporate partners will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or will be able to obtain or develop alternative technologies. If Corixa or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is or alternative technologies are not obtained or developed, Corixa or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on Corixa's business, financial condition and results of operations.

     There can be no assurance that third parties will not independently develop similar or alternative technologies to those of Corixa, duplicate any of the technologies of Corixa, its corporate partners or its licensors, or design around the patented technologies developed by Corixa, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to Corixa or its corporate partners or to determine the scope and validity of a third party's proprietary rights. Corixa could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if Corixa participates in patent suits brought against or initiated by its corporate partners or if Corixa initiates such suits, and there can be no assurance that funds or resources would be available to Corixa in the event of any such litigation. Additionally, there can be no assurance that Corixa or its corporate partners would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject Corixa to significant liabilities, require disputed rights to be licensed from other parties or require Corixa or its corporate partners to cease using certain technology, any of which may have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa also relies on trade secrets and proprietary know-how, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. Corixa attempts to protect its proprietary technology in part by confidentiality agreements with its employees, consultants and advisors. These agreements generally provide that all confidential information developed or made known to the individual by Corixa during the course of the individual's relationship with Corixa will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to Corixa shall be the exclusive property of Corixa. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that Corixa's trade secrets will not otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on Corixa's business, financial condition and results of operations.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; FLUCTUATIONS IN FUTURE
EARNINGS

     Corixa has experienced significant operating losses in each year since its inception on September 8, 1994. As of March 31, 1998, Corixa's accumulated deficit was approximately $14.8 million. Corixa may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with Corixa's discovery, research and development programs, preclinical studies and clinical activities. Substantially all of Corixa's revenues to date have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. Corixa's ability to achieve a consistent, profitable level of operations is dependent in large part upon entering into agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. There can be no assurance that Corixa will be able to achieve consistent profitability. In addition, payments under corporate partnerships and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by Corixa. Therefore, Corixa's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The combined company will require substantial capital resources in order to conduct its operations. The combined company's future capital requirements will depend on many factors, including, among others, the following: continued scientific progress in its discovery, research and development programs; the magnitude and scope of these activities; the ability of the combined company to maintain existing and establish additional corporate partnerships and licensing arrangements; progress with preclinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; the potential need to develop, acquire or license new technologies and products; and other factors not within the combined company's control. The combined company intends to seek such additional funding through corporate partnerships, public or private equity or debt financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. Additional equity financings could result in significant dilution to stockholders. If sufficient capital is not available, the combined company may be required to delay, reduce the scope of, eliminate or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on the combined company's business, financial condition and results of operations. Corixa believes that following the Merger, the combined company's existing capital resources, committed payments under existing corporate partnerships and licensing arrangements, bank credit arrangements, equipment financing and interest income will be sufficient to fund the combined company's current and planned operations over at least the next 18 months. However, there can be no assurance that such funds will be sufficient to meet the capital needs of the combined company. In addition, a substantial number of the payments to be made by Corixa's corporate partners and other licensors are dependent upon the achievement by Corixa of development and regulatory milestones. Failure to achieve such milestones would have a material adverse effect on the combined company's future capital needs. In addition, Corixa has entered into an option agreement with one of its corporate partners pursuant to which such corporate partner has agreed to pay certain consideration in exchange for exclusive options to license two of Corixa's early-stage antigen discovery programs in two additional cancer targets. In January 1998, the corporate partner exercised the contract extension provisions for one of the early stage cancer targets. If this option is not exercised by September 1, 1999, Corixa will be required to refund the consideration attributable to such option over a three-year period beginning March 2000. If the option to pursue the other additional cancer target is not exercised or extended before September 1, 1998 or if extended, is not exercised by September 1, 1999, Corixa will also be required to refund the consideration attributable to such option according to the same repayment schedule. See Note 7 and Note 8 of Notes to Corixa's Financial Statements for further discussion of this contractual arrangement.

DEPENDENCE ON KEY PERSONNEL

     Corixa is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent Corixa's achievement of its scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to Corixa's success. There can be no assurance that Corixa will be able to attract and retain such individuals currently or in the future on acceptable terms, or at all, and the failure to do so would have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, Corixa does not maintain "key person" life insurance on any officer, employee or consultant of Corixa.

     Corixa also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at Corixa's request or assist Corixa in formulating its research and development strategy. These scientific collaborators are not employees of Corixa and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Corixa. Corixa has limited control over the activities of these scientific collaborators and, except as otherwise required by its license, consulting and sponsored research agreements, can expect only limited amounts of time to be dedicated to Corixa's activities by such individuals. Failure of any such persons to devote sufficient time and resources to Corixa's programs could have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to those of Corixa.

INTENSE COMPETITION

     The biotechnology and biopharmaceutical industries are intensely competitive. Several biotechnology and biopharmaceutical companies, as well as certain research organizations, currently engage in or have in the past engaged in efforts related to the development of vaccines for the treatment and prevention of cancers and various infectious diseases, as well as the development of diagnostic products for infectious disease indications.

     Many companies, including Corixa's corporate partners, as well as academic and other research organizations, are also developing alternative therapies to treat cancers and infectious diseases and, in this regard, are competitive with Corixa. Moreover, technology controlled by third parties that may be advantageous to Corixa's business may be acquired or licensed by competitors of Corixa, thereby preventing Corixa from obtaining such technology on favorable terms, or at all.

     Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in discovery, research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than Corixa or its corporate partners. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to those of Corixa. These companies and institutions compete with Corixa in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to Corixa's programs. Corixa and its corporate partners will face competition with respect to product efficacy and safety, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than Corixa and its corporate partners, or that such competitive products will not render Corixa's products obsolete.

LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS

     Corixa does not have significant manufacturing facilities. Although Corixa currently manufactures limited quantities of certain antigens and adjuvants, including Corixa's novel Leishmania elongation Initiating Factor adjuvant, to conduct preclinical studies and to supply corporate partners, Corixa intends to rely on third party contract manufacturers to produce large quantities of such substances for clinical trials and product commercialization. Additionally, Corixa may be required to rely on contract manufacturers to produce antigens, adjuvants and other components of its products for research and development, preclinical and clinical purposes. Corixa's vaccines and other products have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. There can be no assurance that third party manufacturers will be able to meet Corixa's needs with respect to timing, quantity or quality. If Corixa is unable to contract for a sufficient supply of required products and substances on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, Corixa's preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Any such delay may have a material adverse effect on Corixa's business, financial condition and results of operations. Moreover, contract manufacturers that Corixa may use must continually adhere to current Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA premarket approval of Corixa's products will not be granted.

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

     Corixa currently has no sales, marketing or distribution capability. Corixa intends to rely on its current and future corporate partners, if any, to market its products; however, there can be no assurance that such corporate partners have effective sales forces and distribution systems. If Corixa is unable to maintain or establish such relationships and is required to market any of its products directly, Corixa will have to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. There can be no assurance that Corixa will be able to maintain or establish such relationships with third parties or develop in-house sales and distribution capabilities. To the extent that Corixa depends on its corporate partners or third parties for marketing and distribution, any revenues received by Corixa will depend upon the efforts of such corporate partners or third parties, and there can be no assurance that such efforts will be successful.

GOVERNMENT REGULATION

     The preclinical testing and clinical trials of any products developed by Corixa or its corporate partners and the manufacturing, labeling, sale, distribution, export or import, marketing, advertising and promotion of any new products resulting therefrom are subject to regulation by federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries. Any product developed by Corixa or its corporate partners must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and/or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances would adversely affect the marketing of any products developed by Corixa or its corporate partners, impose significant additional costs on Corixa and its corporate partners, diminish any competitive advantages that Corixa or its corporate partners may attain and adversely affect Corixa's ability to receive royalties and generate revenues and profits. There can be no assurance that, even after such time and expenditures, any required approvals or clearances will be obtained for any products developed by or in collaboration with Corixa.

     Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for such product, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing GMP. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

     Corixa is also subject to numerous federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, the environment and the use and disposal of hazardous substances, used in connection with Corixa's discovery, research and development work, including radioactive compounds and infectious disease agents. In addition, Corixa cannot predict the extent of government regulations or the impact of new governmental regulations which might have an adverse effect on the discovery, development, production and marketing of Corixa's products, and there can be no assurance that Corixa will not be required to incur significant costs to comply with current or future laws or regulations or that Corixa will not be adversely affected by the cost of such compliance.

PRODUCT LIABILITY EXPOSURE AND POTENTIAL UNAVAILABILITY OF INSURANCE

     Inherent in the use of Corixa's product candidates in clinical trials, as well as in the manufacturing and distribution of any approved products, is the risk of financial exposure to product liability claims in the event that the use of such products results in personal injury. There can be no assurance that Corixa will not experience losses due to product liability claims in the future. Corixa has obtained limited product liability insurance coverage; however, there can be no assurance that such coverage is adequate or will continue to be available in sufficient amounts or at an acceptable cost, or at all. There can also be no assurance that Corixa will be able to obtain commercially reasonable product liability insurance for any product approved for marketing. A product liability claim, product recalls or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, may have a material adverse effect on Corixa's business, financial condition and results of operations.

NO ASSURANCE OF MARKET ACCEPTANCE

     There can be no assurance that any products successfully developed by Corixa or its corporate partners, if approved for marketing, will ever achieve market acceptance. Corixa's products, if successfully developed, will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by Corixa or its corporate partners will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of the product candidates, their potential advantage over alternative treatment methods and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients or the medical community in general will accept and utilize any products that may be developed by Corixa or its corporate partners, and the lack of such market acceptance would have a material adverse effect on Corixa's business, financial condition and results of operations.

UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT; UNCERTAINTY RELATED TO HEALTH CARE REFORM

     In both domestic and foreign markets, sales of Corixa's or its corporate partners' products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care, and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of Corixa's or its corporate partners' products are approved for marketing. Cost control initiatives could decrease the price that Corixa receives for any product it or any of its corporate partners may develop in the future and may have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. There can be no assurance that Corixa's or its corporate partners' products, if any, will be considered cost effective or that adequate third-party reimbursement will be available to enable Corixa or its corporate partners to maintain price levels sufficient to realize a return on their investment. In any such event, Corixa's business, financial condition and results of operations may be materially adversely affected.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market prices for securities of biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of Corixa's Common Stock may be subject to substantial volatility depending upon many factors, including announcements regarding the results of discovery efforts, preclinical and clinical activities, announcements regarding the acquisition of technologies or companies, including the Merger, technological innovations or new commercial products developed by Corixa or its competitors, changes in government regulations, changes in Corixa's patent portfolio, developments or disputes concerning proprietary rights, changes in existing corporate partnerships or licensing arrangements, the establishment of additional corporate partnerships or licensing arrangements, the progress of regulatory approvals, the issuance of new or changed stock market analyst reports and/or recommendations, and economic and other external factors, as well as operating losses by Corixa, fluctuations in Corixa's financial results and the degree of trading liquidity in its Common Stock. These factors could have a material adverse effect on Corixa's business, financial condition and results of operations and the price of its Common Stock in the public market.

CONTROL BY EXISTING STOCKHOLDERS

     As of June 22, 1998, executive officers and directors of Corixa, together with entities affiliated with them, beneficially own approximately 54% of the outstanding Corixa Common Stock. These stockholders, acting as a group, are able to control the election of all members of the Corixa Board and to determine all corporate actions. The voting power of these stockholders could also have the effect of delaying or preventing a change in control of Corixa.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Proxy Statement/Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Corixa, Chinook, GenQuest, the combined company or their corporate partners, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: enhanced risks as a result of the Merger; uncertainties associated with the integration of GenQuest and Corixa; uncertainties related to the early stage of research and development programs; uncertainties related to the effectiveness of technology and the development of products; dependence on and management of existing and future corporate partnerships; dependence on in-licensed technology; dependence on proprietary technology and uncertainty of patent protection; history of operating losses; future capital needs and uncertainty of additional funding; lack of manufacturing and marketing experience and reliance on third parties to perform such functions; existing government regulations and changes in, or the failure to comply with, government regulations, as well as other factors referenced in this Proxy Statement/Prospectus. Certain of these factors are discussed in more detail elsewhere in this Proxy Statement/Prospectus, including, without limitation, under the captions "Summary," "The Merger," "Terms of the Merger," "Risk Factors," "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations," "GenQuest Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information Concerning Corixa" and "Information Concerning GenQuest." In addition, other factors may be listed from time to time in Corixa's public disclosure filings with the Commission, including Corixa's Final Prospectus for its initial public offering filed with the Commission on October 2, 1997. Given these uncertainties, stockholders of GenQuest voting for or against approval of the Merger and the Merger Agreement, prospective investors in Corixa and any other parties reviewing this Proxy Statement/Prospectus are cautioned not to place undue reliance on such forward-looking statements. Corixa disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                  CORIXA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding regulatory approvals, operating results and capital requirements. Except for historical information, the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results, performance or achievements of Corixa or its corporate partners, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See "Risk Factors -- Special Note Regarding Forward-Looking Statements."

OVERVIEW

     Corixa's objective is to be the leader in the discovery and commercialization of T cell vaccine products for the treatment and prevention of cancer and certain infectious diseases. Corixa's strategy is to dedicate its resources to vaccine discovery and to establish corporate collaborations as early in the development process as possible for all aspects of product development and commercialization, including research, clinical development, obtaining regulatory approval, manufacturing and marketing. Corixa believes that this research- and partner-driven approach creates significant scientific, operational and financial advantages for Corixa and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines. To date, approximately 89% of Corixa's revenue has resulted from payments from such collaborative agreements. In particular, Corixa has entered into significant corporate partnerships with SmithKline Beecham with respect to tuberculosis and cancer vaccine products pursuant to which Corixa will receive up to an aggregate of $78.8 million, of which up to $29.8 million is payable under the breast cancer collaboration, up to $29.8 million is payable under the prostate cancer collaboration and up to $19.2 million is payable under the tuberculosis collaboration. A substantial amount of such funding is required to be used for research and development activities pursuant to the terms of such collaborations. SmithKline Beecham may terminate either or both of the breast and prostate cancer programs in the event Corixa does not meet certain scientific milestones after the second anniversary of the effective date of the respective agreements and may terminate the tuberculosis research program by failing to exercise the extension thereunder. See "Information Concerning
Corixa -- Corporate Partnerships." Additionally, approximately 11% of Corixa's revenue has resulted from funds awarded through government grants. As of March 31, 1998, Corixa had total stockholders' equity of $49 million.

     Corixa has entered, and intends to continue to enter, into collaborative agreements early in the development process. Corixa believes that this active corporate partnering strategy enables Corixa to maintain its focus on its fundamental strengths in vaccine discovery and research, capitalizes on its corporate partners' strengths in product development, manufacturing and commercialization, and significantly diminishes Corixa's financing requirements. When entering into such corporate partnering relationships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales. Revenues recognized from inception through March 31, 1998 under Corixa's collaborative agreements total approximately $22.8 million.

     Corixa has experienced operating losses in each year since its inception. As of March 31, 1998, Corixa's accumulated deficit was approximately $14.8 million. Corixa may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with Corixa's discovery, research and development programs, preclinical and clinical activities. Substantially all of Corixa's revenue to date has resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. Corixa's ability to achieve a consistent, profitable level of operations is dependent in large part upon entering into collaborative agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. There can be no assurance that Corixa will be able to achieve consistent profitability. In addition, payments under collaborative agreements and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by Corixa. Therefore, Corixa's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

     Total Revenue

     Revenue for the first quarter of 1998 decreased to $2.8 million from $4.2 million for the same period in 1997. Results for the first quarter of 1998 include revenue from collaborative agreements. Results for 1997 also include a technology access fee recognized upon the commencement of a research project. Revenue of $524,000 and $315,000 was recognized during the three months ended March 31, 1998 and 1997, respectively, in conjunction with the amended license and collaboration agreement with GenQuest.

     Research and Development Expenses

     Research and development expenses increased to $5.9 million for the three months ended March 31, 1998 from $3.3 million for the same period in 1997. The increase was primarily attributable to increased payroll and personnel expenses incurred as Corixa hired additional research and development personnel, the inclusion of the research and development portion of amortized deferred compensation expense associated with the grant of certain stock options, increased purchases of laboratory supplies, increased equipment depreciation and facilities expenses in connection with the expansion of Corixa's research efforts. The non-cash compensation expense associated with the grant of certain stock options will continue to be recognized over the remaining vesting period of such options, approximately three years. Research and development expenses of approximately $524,000 and $315,000 were incurred during the three months ended March 31, 1998 and 1997, respectively, in conjunction with the amended license and collaboration agreement with GenQuest. See Note 9 of Notes to Corixa's Financial Statements. Corixa expects research and development expenses to increase in the future to support the expansion of its research and development activities.

     General and Administrative Expenses

     General and administrative expenses increased to $547,000 for the three months ended March 31, 1998, from $330,000 for the same period in 1997. The increase was primarily due to increased expenses related to business development, increased legal fees and other costs associated with being a public company, and the general and administrative portions of the amortized deferred compensation expense associated with the grant of certain stock options. Corixa expects general and administrative expenses to increase in the future to support the expansion of its business.

     Interest Income

     Interest income increased to $828,000 for the three months ended March 31, 1998, up from $162,000 for the same period in 1997. This increase resulted from higher average cash balances in 1998 as a result of the proceeds of Corixa's initial public offering.

     Interest Expense

     Interest expense increased to $147,000 for the three months ended March 31, 1998, up from $72,000 for the same period in 1997. The increase in interest expense in 1998 resulted from the increased utilization of the capital lease line and a loan to finance tenant improvements and the purchase of property and equipment.

     Other Income

     Other income increased to $125,000 for the three months ended March 31, 1998, from $93,000 for the same period in 1997. The balance through March 31, 1998 consists of proceeds from management and administrative services agreements with GenQuest and the Infectious Disease Research Institute, a not-for-profit, grant-funded private research institute, pursuant to which Corixa provides services with respect to corporate management, record keeping, personnel administration and human resources, and treasury services as required by such agreements.

     Deferred Compensation

     Deferred compensation of approximately $3.9 million was recorded in fiscal year 1997, representing the difference between the exercise prices of 645,000 shares of Corixa Common Stock subject to options granted during the first half of 1997 and the deemed fair value of Corixa Common Stock on the grant dates. Deferred compensation expense of approximately $482,000 and $89,000 was amortized for the three months ended March 31, 1998 and 1997, respectively.

  FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     Total Revenue

     Revenue increased to $14.4 million for the year ended December 31, 1997, from $5.8 million for the same period in 1996 and from $2.7 million for the same period in 1995. This increase was attributable primarily to license revenue resulting from the breast and prostate cancer collaboration and license agreements with SmithKline Beecham. Revenue of approximately $1.9 million was recognized during the year ended December 31, 1997 in conjunction with the amended license and collaboration agreement with GenQuest. Revenue under government grants received in 1997 was $977,000, which amount was less than the $1.4 million received in 1996 and up $673,000 from $304,000 in 1995.

     Research and Development Expenses

     Research and development expenses increased to $16.4 million for the year ended December 31, 1997, up from $10.0 million for the same period in 1996 and from $7.0 million for the same period in 1995. The increase was primarily attributable to increased payroll and personnel expenses incurred as Corixa hired additional research and development personnel, the inclusion of the research and development portion of amortized deferred compensation expense associated with the grant of certain stock options, increased purchases of laboratory supplies, increased equipment depreciation and facilities expenses in connection with the expansion of Corixa's research efforts, and increased preclinical collaboration costs. Expenses associated with amortization of deferred compensation, a non-cash compensation expense, will continue to be recognized over the vesting period of such options, approximately three years. Research and development expenses of approximately $2.4 million were incurred during the year ended December 31, 1997 in conjunction with the amended license and collaboration agreement with GenQuest. See Note 9 of Notes to Corixa's Financial Statements for further discussion of the GenQuest relationship. Corixa expects research and development expenses to increase in the future to support the expansion of its research and development activities, including the current development efforts of GenQuest.

     General and Administrative Expenses

     General and administrative expenses increased to $2.0 million for the year ended December 31, 1997, up from $780,000 for the same period in 1996 and from $532,000 for the same period in 1995. The increase was primarily due to increased expenses related to business development and the general and administrative portions of the amortized deferred compensation expense associated with the grant of certain stock options. Corixa expects general and administrative expenses to increase in the future to support the expansion of its business development activities, and as a result of additional expenses associated with being a public company.

     Interest Income

     Interest income increased to $1.3 million for the year ended December 31, 1997, up from $642,000 for the same period in 1996 and from $772,000 for the same period in 1995. This increase resulted from higher average cash balances in 1997 as a result of the proceeds of Corixa's initial public offering. Interest income for fiscal year 1996 decreased from 1995 as Corixa utilized proceeds from the private equity offerings.

     Interest Expense

     Interest expense increased to $327,000 for the year ended December 31, 1997, up from $166,000 for the same period in 1996 and from $82,000 for the same period in 1995. Increases in 1997 and 1996 interest expense resulted from the increased utilization of the capital lease line to finance the purchase of property and equipment.

     Other Income

     Other income increased to $416,000 for the year ended December 31, 1997, up from $348,000 for the same period in 1996 and from $16,000 for the same period in 1995. The balance for 1997 includes $325,000 and $90,000 in proceeds from management and administrative services agreements with GenQuest and the Infectious Disease Research Institute, respectively. For 1996, other income consists of $300,000 and $48,000 in proceeds from such agreements with GenQuest and the Infectious Disease Research Institute, respectively.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. While uncertainty exists concerning the potential effects associated with such compliance, Corixa currently does not believe that year 2000 compliance will result in a material adverse effect on its business, financial condition or results of operations. However, there can be no assurance that Corixa or its corporate partners will not be materially adversely affected as a result of the year 2000 compliance measures or the failure of any such measures.

LIQUIDITY AND CAPITAL RESOURCES

     Corixa has financed its operations since inception through collaborative agreements, government grants, private placements of equity securities, capital leases and an initial public offering of its Common Stock. From inception through March 31, 1998, Corixa's operations have used cash of $9.3 million. In October 1997, Corixa completed an initial public offering of Common Stock resulting in proceeds, net of underwriting discounts and offering costs, of $40.8 million. Through March 31, 1998, Corixa recognized approximately $25.7 million of revenue under corporate partnerships and grants. Private placements of equity securities have provided Corixa with aggregate gross proceeds of approximately $20.1 million. Corixa has obtained $5.0 million from an advance under a collaborative agreement, $4.6 million through capital lease financing and $4.0 million in long-term debt. As of March 31, 1998, Corixa had approximately $57.7 million in cash, cash equivalents and securities available-for-sale.

     Corixa has invested $6.4 million in property and equipment since inception, including equipment acquired under capital lease financing. Corixa expects capital expenditures to increase over the next several years as it expands its facilities and acquires scientific equipment to support the planned expansion of research and development efforts.

     As of March 31, 1998, Corixa had net operating loss carryforwards of approximately $12.2 million and research and experimentation credit carryforwards of approximately $1.0 million to offset future federal taxable income and income taxes, respectively, if any, through 2009. Due to the degree of uncertainty related to the ultimate realization of such prior losses, no benefit has been recognized as of March 31, 1998. Additionally, utilization of such losses in future years will be limited under the change of stock ownership rules of the IRS. See Note 5 of Notes to Corixa's Financial Statements.

     In December 1997, Corixa entered into a loan agreement with Sumitomo Bank, Limited. Pursuant to the loan agreement, Corixa has an unsecured note under which Corixa may borrow up to an aggregate of $7.0 million. Borrowings under the note bear interest at a rate that is a function of either the prime rate of a major bank or federal fund rates. Under the terms of the note, Corixa is required to meet certain financial requirements. As of March 31, 1998, Corixa had borrowed $4.0 million under the loan agreement. See Note 7 of Notes to Corixa's Financial Statements.

     Corixa believes that the proceeds from its initial public offering, its existing capital resources, committed payments under its existing collaborative agreements and licensing arrangements, bank credit arrangements, equipment financing and interest income will be sufficient to fund the current and planned operations over at least the next 18 months. There is, however, no assurance such sources of capital will be sufficient for such period of time. Corixa intends to enter into additional corporate collaborations which will provide funding for all or a part of its research and development activities. Corixa's future capital requirements will depend on many factors, including, among others, the following: continued scientific progress in its discovery, research and development programs; the magnitude and scope of these activities; the ability of Corixa to maintain existing, and enter into additional, corporate collaborations and licensing arrangements; progress with preclinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and the potential need to develop, acquire or license new technologies and products and other factors not within Corixa's control. Corixa intends to seek additional funding through corporate collaborations, licensing arrangements, public or private equity or debt financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. If sufficient capital is not available, Corixa may be required to delay, reduce the scope of, eliminate, or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on Corixa's business, financial condition and results of operations. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                 GENQUEST MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding regulatory approvals, operating results and capital requirements. Except for historical information, the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results, performance or achievements of GenQuest, its corporate partners or successor entities, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See "Risk Factors -- Special Note Regarding Forward-Looking Statements."

OVERVIEW

     GenQuest is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. GenQuest's business strategy is to discover novel genes, initiate diagnostic, therapeutic or drug-screening applications of such genes and establish corporate partnerships with diagnostic, pharmaceutical and biopharmaceutical companies for the development and commercialization of such genes and applications. In addition, GenQuest intends to develop and acquire additional discovery methodologies, novel genes and assays that enhance the identification of cancer genes and molecules related to such genes that may have diagnostic, therapeutic or drug-screening applications. To date, approximately 76% of GenQuest's revenue has resulted from payments from collaborative agreements and licensing arrangements. Additionally, approximately 24% of GenQuest's revenue has resulted from funds awarded through government grants. As of March 31, 1998, GenQuest had total stockholders' equity of $1.7 million.

     When entering into corporate partnering relationships, GenQuest intends to seek upfront fees, research funding, milestone fees and royalties or a share of net profits associated with the sales of products containing or developed using GenQuest's proprietary genes, gene products and/or assay technologies. Revenue recognized from inception through March 31, 1998 under GenQuest's collaborative agreements total approximately $175,000.

     GenQuest has experienced operating losses in each year since its inception. As of March 31, 1998, GenQuest's accumulated deficit was approximately $9.6 million. GenQuest may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with GenQuest's discovery, research and development activities. Substantially all of GenQuest's revenue to date has resulted from corporate partnerships, research grants and interest income. GenQuest's ability to achieve a profitable level of operations is dependent in large part upon entering into collaborative agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. There can be no assurance that GenQuest will be able to achieve profitability. In addition, payments under collaborative agreements and licensing arrangements will be subject to significant fluctuations in both timing and amounts. Therefore, GenQuest's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Total Revenue

     Revenue increased to $173,000 for the three months ended March 31, 1998, from $0 for the same period in 1997. This increase was attributable primarily to revenue resulting from collaboration agreements. Revenue under government grants received in 1998 was $23,000.

     Research and Development Expenses

     Research and development expenses increased to $1.0 million for the three months ended March 31, 1998, up from $679,000 for the same period in 1997. The increase was primarily attributable to increased preclinical costs, increased payroll and personnel expenses incurred as GenQuest hired additional research and development personnel, increased purchases of laboratory supplies, and increased equipment depreciation and facilities expenses in connection with the expansion of GenQuest's research efforts. GenQuest expects research and development expenses to increase in the future to support the expansion of its research and development activities.

     GenQuest, stockholders of GenQuest and Corixa, have entered into the Call Option Agreement under which Corixa has the right to purchase all of the outstanding shares of GenQuest's capital stock in exchange for shares of Corixa's Common Stock at a purchase price determined in accordance with the formula specified in the Call Option Agreement. See "The Merger -- Material Contacts." The Call Option Agreement does not obligate Corixa to purchase any shares of GenQuest, nor does it preclude Corixa from purchasing shares of GenQuest or the assets of GenQuest at a price different from that set forth in the Call Option Agreement.

     General and Administrative Expenses

     General and administrative expenses decreased to $94,000 for the three months ended March 31, 1998, from $142,000 for the same period in 1997. The decrease was primarily due to an expense reimbursement related to business development made to GenQuest in 1998. GenQuest expects general and administrative expenses to increase in the future to support the expansion of its business development activities.

     Interest Income

     Interest income decreased to $33,000 for the three months ended March 31, 1998, from $68,000 for the same period in 1997. Interest income decreased, reflecting the decrease in cash balances, from 1997 to 1998 as GenQuest utilized proceeds from private equity offerings.

     Interest Expense

     Interest expense increased to $17,000 for the three months ended March 31, 1998, up from $1,000 for the same period in 1997. This increase in interest expense in 1998 resulted from the increased utilization of the capital lease line to finance the purchase of property and equipment.

  FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

     Total Revenue

     Revenue increased to $58,000 for the year ended December 31, 1997, from $0 for the same period in 1996. Revenue of approximately $25,000 was recognized during the year ended December 31, 1997. Revenue under government grants received in 1997 was $33,000.

     Research and Development Expenses

     Research and development expenses increased to $3.7 million for the year ended December 31, 1997, up from $1.1 million for the same period in 1996. The increase was primarily attributable to increased payroll and personnel expenses incurred as GenQuest hired additional research and development personnel, increased preclinical costs and increased purchases of laboratory supplies. GenQuest expects research and development expenses to increase in the future to support the expansion of its research and development activities.

     General and Administrative Expenses

     General and administrative expenses increased to $962,000 for the year ended December 31, 1997, up from $526,000 for the same period in 1996. The increase was primarily due to increased expenses related to business development. GenQuest expects general and administrative expenses to increase in the future to support the expansion of its business development activities.

     Interest Income

     Interest income increased to $236,000 for the year ended December 31, 1997, up from $10,000 for the same period in 1996. This increase resulted from higher average cash balances in 1997 as a result of the proceeds from GenQuest's private equity offering of Series B Preferred Stock.

     Interest Expense

     Interest expense increased to $24,000 for the year ended December 31, 1997, up from $13,000 for the same period in 1996. Growth in 1997 interest expense resulted from the increased utilization of the capital lease line to finance the purchase of property and equipment.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. While uncertainty exists concerning the potential effects associated with such compliance, GenQuest currently does not believe that year 2000 compliance will result in a material adverse effect on its business, financial condition or results of operations. However, there can be no assurance that GenQuest or its corporate partners will not be materially adversely affected as a result of the year 2000 compliance measures or the failure of any such measures.

LIQUIDITY AND CAPITAL RESOURCES

     GenQuest has financed its operations since inception through private placements of equity securities, capital leases, collaborative agreements and government grants. From inception through March 31, 1998, GenQuest's operations have used cash of $7.1 million. Through March 31, 1998, GenQuest recognized approximately $231,000 of revenue under corporate partnerships and grants. Private placements of equity securities have provided GenQuest with net proceeds of approximately $10.2 million. GenQuest has obtained $582,000 through capital lease financing. As of March 31, 1998, GenQuest had approximately $2.2 million in cash and cash equivalents.

     GenQuest has invested $634,000 in property and equipment since inception, including equipment acquired under capital lease financing. GenQuest expects capital expenditures to increase as it expands and acquires scientific equipment to support the planned expansion of research and development efforts.

     As of March 31, 1998, GenQuest had net operating loss carryforwards of approximately $7.4 million and research and experimentation credit carryforwards of approximately $228,000 to offset future federal taxable income and income taxes, respectively, if any, through 2010. Due to the degree of uncertainty related to the ultimate realization of such prior losses, no benefit has been recognized as of March 31, 1998. Additionally, utilization of such losses in future years will be limited under the change of stock ownership rules of the IRS. See Note 4 of Notes to GenQuest's Financial Statements.

     GenQuest believes that the proceeds from its private equity offering of Series B Preferred Stock, its existing capital resources, committed payments under its collaborative agreements and licensing arrangements, and equipment financing and interest income will be sufficient to fund its current and planned operations at least through December 1998. There is, however, no assurance such sources of capital will be sufficient for such period of time. GenQuest intends to enter into additional collaborative agreements that will provide funding for all or a part of its research and development activities. GenQuest's future capital requirements will depend on many factors, including, among others, the following: continued scientific progress in its discovery, research and development programs; the magnitude and scope of these activities; the ability of GenQuest to maintain existing, and enter into additional, corporate collaborations and licensing arrangements; progress with preclinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and the potential need to develop, acquire or license new technologies and products and other factors not within GenQuest's control. GenQuest intends to seek additional funding through public or private equity or debt financings, corporate collaborations, licensing arrangements and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. If sufficient capital is not available, GenQuest may be required to delay, reduce the scope of, eliminate, or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on GenQuest's business, financial condition and results of operations. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                         INFORMATION CONCERNING CORIXA

     Corixa focuses on the discovery and early clinical development of a novel class of therapeutic and prophylactic vaccines. Although commercially available vaccines can prevent infection by a variety of pathogens such as bacteria, viruses and parasites through antibody-based immune responses, these responses are not sufficient to eliminate cancers or certain infectious diseases, including tuberculosis. To induce an effective immune response against these diseases, pathogen- or tumor-reactive T lymphocytes ("T cells") must be stimulated. In particular, cytotoxic T lymphocytes ("CTL") -- which are specialized T cells that have the ability to recognize and kill pathogen-infected tissue or tumor cells -- must be activated.

     Corixa's therapeutic and prophylactic T cell vaccines represent a new approach to the treatment of cancers and certain infectious diseases. The markets for such vaccine products are extensive, particularly in oncology, given that current treatments such as chemotherapy and radiation therapy may not lead to lasting cure or prevention and create certain serious adverse side effects. Immunologists and molecular biologists recently have identified certain previously unknown molecular signals that are responsible for T cell recognition of pathogen and/or tumor-associated proteins referred to as antigens. Corixa's vaccine products are designed to exploit these recent developments by using each of the three components of its core technology platform -- proprietary microsphere delivery systems, adjuvants and antigens -- to force the immune system to recognize antigens in such a manner that potent T cell, particularly CTL, responses are induced. Corixa's vaccines consist of proprietary antigens which may be encapsulated in biodegradable and biocompatible microspheres and combined with a proprietary adjuvant, which is a molecule or substance capable of non-specifically enhancing or boosting an immune response.

SCIENTIFIC BACKGROUND

     A variety of prophylactic vaccine products are commercially available for the prevention of certain infectious diseases. However, these products do not address therapeutic treatment of such diseases. The majority of current vaccines trigger a protective antibody response capable of destroying an invading pathogen in the event the patient is exposed to the pathogen in the future. Antibodies are protein-based products of specialized immune system cells called B lymphocytes that recognize and attach to antigens and trigger the non-specific elimination of the pathogen. Antigens are components of the invading pathogen that are recognized by cells of the immune system. Current vaccines are made up of whole organisms that contain antigens or antigens themselves, which can be peptides, proteins or carbohydrates. Typically such vaccines are formulated by combining antigens with an adjuvant, an immune system booster.

     The immune response begins when antigens are processed by a specialized immune system cell called an antigen presenting cell ("APC"). Antigens are processed by APCs through two distinct pathways, the Class I and Class II Pathways. The antibody response produced by current vaccines results from antigen processing only through the Class II Pathway. The Class II Pathway breaks down antigens into specific peptides that are then presented on the surface of an APC via major histocompatibility ("MHC") Class II proteins. Antigen presentation via MHC Class II proteins results in activation of CD4-positive helper T cells. These cells produce immune system hormones called cytokines that serve to "help" with the generation of various components of both cellular and antibody-based immune responses. Depending on the specific cytokines that helper T cells produce, the helper T cell response is classified as either Th1 or Th2. Th1 responses help generate and activate CTL and lead to antibody production by B cells and possible pathogen elimination.

     Such antibody production can be sufficient to prevent or eliminate pathogen infection in the case of certain diseases. However, antibody responses alone are not sufficient in other diseases, such as cancer. In these diseases, a cellular immune response that includes the generation of CTL is necessary in order to achieve protective immunity. While stimulation through the Class II Pathway can lead to Th1 responses helpful in generating CTL, CTL activation cannot occur without antigen presentation through the Class I Pathway. The Class I Pathway breaks down antigens into specific peptides that are then presented on the surface of an APC via MHC Class I proteins. Antigen presentation via MHC Class I proteins results in generation and activation of CTL. Corixa believes that CTL are necessary to eliminate tumors and various pathogens that antibodies alone cannot destroy.

     Corixa has shown in preclinical studies that CTL are capable of eliminating either tumors or certain pathogens in settings where antibody responses fail. Such CTL are not only capable of preventing disease when they are activated prior to pathogen infection but are also able to eliminate disease or a tumor once the infection has taken place or, in the case of cancer, once a tumor has developed.

     Corixa believes vaccines that can activate specific T cell responses form the basis for a new class of products that may be used either in the treatment or prevention of disease. Until recently, scientists lacked sufficient understanding to design vaccine formulations capable of promoting T cell immune reactivity against tumors or certain pathogens. Corixa has incorporated recent advances in the understanding of the molecular mechanism controlling how antigens are normally presented to T cells and has designed vaccine formulations which incorporate disease-specific antigens into biodegradable and biocompatible microspheres that give rise to potent CTL responses. Corixa's antigen discovery program has resulted in isolation of antigens from a variety of tumor types and from infectious disease pathogens for which no vaccines currently exist. Furthermore, Corixa has discovered a novel adjuvant that has been shown in preclinical studies to significantly enhance the efficacy of microsphere formulated vaccines through the stimulation and activation of Th1 helper T cells and CTL. Corixa believes that its three proprietary core technologies -- microsphere-mediated antigen delivery, novel adjuvants and proprietary antigen discovery -- form the basis for the successful development of such products.

CORIXA'S STRATEGY

     Corixa's objective is to be the leader in the discovery and commercialization of T cell vaccine products for the treatment and prevention of cancers and certain infectious diseases. Corixa's strategy is to dedicate its resources to vaccine discovery and to establish corporate partnerships early in the development process for all aspects of product development and commercialization, including research, clinical development, obtaining regulatory approval, manufacturing and marketing. Corixa believes that this research- and partner-driven approach creates significant scientific, operational and financial advantages for Corixa and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines. Principal elements of Corixa's strategy are as follows:

     Integrate Corixa's Core Technologies. Corixa believes that the integration of its three proprietary core technologies may be essential to providing effective vaccines for cancers and certain infectious diseases. These technologies consist of: (i) proprietary delivery systems; (ii) potent, novel adjuvants; and (iii) novel, specific antigens. Corixa believes that its three component approach is unique among entities currently undertaking the development of vaccines and that it has developed or acquired proprietary rights in each of these technologies. Corixa also believes that integrating one or more of its delivery systems, adjuvants or antigens with certain other companies' proprietary technologies may improve such companies' existing or developmental-stage vaccine products.

     Establish Corporate Partnerships at an Early Stage. Corixa intends to enter into corporate partnerships early in the development process. For those products that show promise in the preclinical or clinical stage, Corixa will seek a corporate partner no later than prior to the initiation of Phase II clinical trials. Corixa believes that this active corporate partnering strategy provides three distinct advantages: (i) it permits Corixa to focus on its fundamental strengths in vaccine discovery and research; (ii) it capitalizes on the corporate partner's strengths in product development, manufacturing and commercialization; and (iii) it significantly reduces Corixa's financing requirements. When entering into such corporate partnering relationships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales.

     Partner Discrete Core Technologies and Non-Vaccine Products. Because Corixa believes that certain other companies' vaccine products may be enhanced by components available from Corixa, Corixa seeks to establish corporate partnerships with major commercial entities for each of its proprietary core technologies. For example, Corixa may partner its proprietary antigens with companies that have developed their own delivery and adjuvant technologies. Similarly, Corixa believes that it can partner Corixa's novel Leishmania elongation Initiating Factor ("LeIF") adjuvant with a variety of vaccine companies that may have vaccine antigens but lack an adjuvant with the appropriate Th profile. Corixa also believes it can partner its antigen delivery technology with companies whose vaccines currently suffer from sub-optimal T cell immune stimulation in vivo. Corixa further believes that certain of the antigens it discovers may lead to the development of useful non-vaccine products, particularly diagnostics, and Corixa intends to establish non-exclusive collaborations with a variety of diagnostic companies to generate near-term royalty or other revenues.

CORIXA'S CORE TECHNOLOGY PLATFORMS

     Corixa seeks to discover and develop products that consist in whole or in part of its three proprietary core technologies: (i) microsphere antigen delivery systems that specifically activate helper T cells and CTL; (ii) adjuvants that specifically enhance helper T cell and CTL responses; and (iii) disease specific antigens that are essential to elicit appropriate T cell responses.

  Microsphere Antigen Delivery Systems

     Corixa has demonstrated in preclinical studies that potent antibody and CTL responses can be generated against antigens using Corixa's proprietary microsphere antigen delivery system. Corixa has determined that CTL generated as a result of microsphere-mediated antigen presentation are capable of killing antigen positive cells either in vitro(in test tubes) or in preclinical studies of immune function. For example, injection of microsphere-encapsulated tumor antigens in animals generated an immune response that prevented growth of antigen positive tumors when such animals were later challenged with a lethal dose of tumor cells. The immune cells responsible for this microsphere-mediated tumor rejection were shown to be antigen specific CTL. Immunization with naked (not encapsulated) antigens neither activated CTL responses nor resulted in protective immunity in animals later challenged in the same manner.

     Corixa believes that microsphere-mediated antigen delivery may be superior in terms of versatility, stability, safety and cost to other approaches that circumvent the antigen presentation pathways, including the use of various gene therapies as well as liposome or recombinant-protein lipid formulations. Microspheres of the particular size range used by Corixa are taken up only by APCs. This is not true for formulations containing genes or lipids, where significant amounts of the delivered product are taken up by non-APCs or lost in the blood stream or elsewhere in the body. Microsphere delivery of antigens may also avoid certain safety issues associated with gene therapy. Corixa uses microspheres that are produced from synthetic co-polymers approved by the FDA. In addition, there is no immune response to the microsphere itself, in contrast to the immune response that can occur to other proteins encoded by viral or bacterial vectors used in gene therapy. Additionally, a single microsphere formulation may be useful in multiple vaccine products. This avoids the repetitive costs associated with the construction, manufacture and testing of different gene therapy vectors or recombinant protein-lipid formulations for different target indications. Furthermore, Corixa believes that its microsphere vaccine preparations will be stable as freeze-dried formulations, resulting in multi-year shelf-life.

     Corixa has an exclusive worldwide license to a number of patents and pending patent applications from SRI covering the composition, use and production of microspheres for augmenting immune responses. In addition, Corixa has an exclusive worldwide license to antigen delivery technology from the Dana-Farber Cancer Institute ("Dana-Farber") comprising patent applications claiming the composition and use of microspheres of a particular size range for the purpose of activating CTL. Corixa is also internally developing certain microsphere technology. See "-- Certain License Agreements" and "-- Patents and Proprietary Technology."

  Adjuvants

     Adjuvants are formulations and/or additives that are routinely combined with vaccines to boost immune responses directed against the antigens in such vaccines. Because current vaccines depend upon the generation of antibody responses to injected antigens, commercially available adjuvants have been developed largely to enhance such antibody responses. To date, there are no adjuvants that have been approved for use in humans that augment helper T cell and CTL responses.

     Corixa has identified a protein, known as LeIF, that functions as a potent adjuvant for enhancing immune responses directed at T cell vaccine antigens. LeIF is a protein produced by the parasite Leishmania, which is carried by sand flies and causes both a skin and visceral disease known as Leishmaniasis. In cell culture studies conducted by Corixa, LeIF has been found to have potent immune system stimulatory effects, both for cells from individuals who have been exposed to the parasite and from individuals who have not been so exposed.

     Preclinical studies conducted by Corixa indicate that LeIF is a unique protein stimulator of the Th1 response. Additional research conducted by Corixa has confirmed that the cell within the immune system that responds to LeIF is an APC. APCs stimulated with LeIF produce large quantities of a certain cytokine and a certain cell surface protein, both of which are molecular signals required for the generation of potent CTL responses. Corixa has conducted further research to determine whether LeIF functions as an adjuvant for T cell vaccines. In preclinical studies, use of microsphere-encapsulated tumor antigens together with LeIF resulted in tumor regression, even when administered to animals with established tumors. In all cases, tumor regression was shown to correlate with the in vivo development of tumor antigen reactive CTL. As a result, Corixa's research suggests that immunity induced by the combination of microsphere-encapsulated antigens and the LeIF adjuvant is both antigen specific and long-lived. Treated animals were still able to reject lethal doses of antigen positive tumors when challenged more than four months after therapy.

     Corixa believes that the use of LeIF as an adjuvant may greatly enhance the efficacy of its T cell vaccines. Corixa also believes that LeIF, together with microsphere-encapsulation technology, may be useful in developing therapeutic products from current prophylactic vaccines due to the ability of Corixa's technologies to promote potent Th1 and CTL responses. Corixa has granted licenses to or options to license its LeIF technology to several corporate partners, including SmithKline Beecham, Pasteur Merieux Connaught, a subsidiary of Rhone-Poulenc Group ("PMC") and Heska Corporation ("Heska"). See
"-- Corporate Partnerships -- Adjuvants" and "-- Other Products in Development."

  Antigen Discovery

     Corixa's ability to discover and patent multiple antigens allows it to select those that will work most effectively in a given vaccine (i.e., are recognized by the greatest percentage of individuals, stimulate the strongest immune response and are expressed by the greatest percentage of pathogen strains or tumor types). To capitalize on this ability, approximately half of Corixa's scientific personnel are devoted to antigen discovery. Discovery approaches and technologies used by Corixa in both tumor and infectious disease vaccine development include: (i) tumor tissue procurement and human tumor propagation in severe combined immune deficient ("SCID") mice; (ii) differential gene expression; (iii) cDNA subtraction; (iv) expression cloning; (v) pathogen protein purification; (vi) antigenic peptide stripping; and (vii) immunological characterization of candidate tumor vaccine antigens. Corixa's discovery approaches map patient immune responses to ensure that discoveries focus on identification of pathogen and tumor proteins that are recognized by the human immune system and are therefore antigenic. See "-- Corixa's Vaccine Antigen Discovery Methodologies."

     The culmination of Corixa's antigen discovery research is the isolation of pathogen or tumor genes that encode those antigens with significant potential to be effective components of vaccines. Such antigens (in the form of either recombinant proteins or biosynthetically produced peptides) are then formulated in microspheres for vaccination. Multiple pathogen and/or tumor gene and protein sequences have been discovered by Corixa. As of May 31, 1998, Corixa had filed numerous patent applications seeking both composition of matter and/or vaccine and diagnostic method of use claims to: (i) approximately 270 gene sequences based on the pattern of their expression in breast cancer cells and normal breast tissue; (ii) approximately 195 based on the pattern of their expression in prostate cancer cells or normal prostate tissue; (iii) approximately 180 gene sequences expressed by Mycobacterium tuberculosis; and (iv) approximately 140 based on the pattern of their expression in lung cancer cells or normal living tissue.

     There can be no assurance that patents will issue from any of the pending applications, or that if issued, such patents will not be challenged, invalidated or circumvented by third parties, or that the rights granted under any issued patents will provide adequate proprietary protection or competitive advantages to Corixa. Corixa's three core technologies are at an early stage of development. There can be no assurance that any of such technologies will prove to be safe and effective, and products that may result from Corixa's research and development programs are not expected to be commercially available for a number of years, if at all. See "-- Patents and Proprietary Technology," "Risk Factors -- Uncertainties Related to Early Stage of Development" and "Risk Factors -- Uncertainties Related to Technology and Product Development."

CORIXA'S PRODUCTS IN DEVELOPMENT

     Corixa has a number of products in various stages of development, many of which are the subject of collaborations with corporate partners. The following table sets forth the type of product currently in development, the application(s) for the particular product, its present stage of development and the identity of Corixa's corporate partner, if any, for such product application.

-------------------------------------------------------------------------------------------
                             CORIXA'S PRODUCTS IN DEVELOPMENT
-------------------------------------------------------------------------------------------
 PRODUCTS         APPLICATION              DEVELOPMENT PHASE(1)     PARTNER
----------------  -----------------------  -----------------------  -----------------------
 VACCINES         Breast/Prostate Cancer   Research                 SmithKline Beecham
                  Antigen Discovery                                 Biologicals S.A.
                  Two Additional Cancer    Research                 SmithKline Beecham
                  Targets                                           Biologicals S.A
                  Her-2/neu Peptide        Phase I Clinical Trials  Not Currently Partnered
                  Vaccine for Breast and
                  Ovarian Cancer
                  Lung Cancer, Leukemia,   Research                 Not Currently Partnered
                  and Other Cancer
                  Targets, Antigen
                  Discovery
                  Tuberculosis Antigen     Preclinical Studies      SmithKline Beecham
                  Discovery                                         Biologicals S.A.
 ADJUVANTS        LeIF as an Adjuvant for  Preclinical Studies      Pasteur Merieux
                  Certain Infectious                                Connaught
                  Disease Vaccines
                  LeIF as an Adjuvant in   Preclinical Studies      SmithKline Beecham
                  Breast and Prostate                               Biologicals S.A.
                  Cancer
 DIAGNOSTICS      Trypanosoma cruzi        Development              DiaMed S.A.
                  Trypanosoma cruzi        Development              Trinity Biotech UK
                                                                    Limited (formerly
                                                                    Centocor, U.K. Limited)
                  Tuberculosis             Development              Abbott Laboratories
                  Tuberculosis             Early Stage              AMRAD-ICT, a division
                                           Commercialization        of AMRAD Corporation
                                                                    PTY LTD
                  Leishmaniasis            Early Stage              Various diagnostic
                                           Commercialization        Companies
                  Tick-Borne Diseases      Development              Imugen, Inc.
 OTHER PRODUCTS   Adoptive                 Preclinical Studies      Not Currently Partnered
                  Immunotherapy -- Cancer
                  Certain Technologies     Development and Early    Heska Corporation
                  for Companion Animal     Stage Commercialization
                  Health
-------------------------------------------------------------------------------------------

(1) "Research" indicates the discovery or creation of prototype products and includes antigen discovery and characterization.
     "Development" indicates testing of prototype diagnostic assays in a particular format and testing of such products.
     "Preclinical Studies" indicates product scale up, formulation and further testing in animals, including toxicology.
     "Phase I Clinical Trials" are performed to evaluate the safety of a vaccine and its ability to stimulate an immune response.
     "Early Stage Commercialization" indicates sales to third parties for use in diagnostic applications which have resulted in immaterial revenues to date.

  Vaccine Products

     Breast and Prostate Cancer Vaccines. Breast and prostate cancer are currently among the most widespread malignant diseases in women and men, respectively. According to industry sources, over 525,000 patients were diagnosed with breast cancer and over 625,000 patients were diagnosed with prostate cancer in Europe, Japan and North America in 1995. A large percentage of these patients undergo chemotherapy, radiation therapy and surgery, yet the vast majority are likely to relapse with malignant disease within ten years following surgical intervention. Corixa believes that its vaccines will initially be useful in those patients who have undergone such therapies.

     Corixa has identified over 500 gene sequences having tumor cell and normal tissue expression patterns indicating that they may be either uniquely expressed or markedly over-expressed in breast tumors and/or prostate tumors or tissue. Analysis of comparative expression of such genes in multiple tumor specimens and in normal tissue has resulted in patent filings on approximately 450 tumor gene sequences. Corixa is continuing to make progress toward the immunological characterization of these gene sequences with the goal of selecting several antigens for use in vaccines for each of breast and prostate cancer. In March 1997, Corixa entered into corporate partnerships with SmithKline Beecham in the areas of breast and prostate tumor vaccines. See "-- Corporate
Partnerships -- Breast and Prostate Cancer Vaccines."

     Her-2/neu Peptide Tumor Vaccines. According to New Medicine, Inc., over 525,000 new breast cancer patients and 80,000 new ovarian cancer patients are diagnosed in Europe, Japan and North America each year. Of these patients, a significant percentage markedly over-express the gene Her-2/neu on the surface of their respective breast and ovarian carcinomas. To date, in in vitro studies with animal and human cells, peptides from the Her-2/neu protein have been shown to generate potent T cell immune responses. In vitro data indicate that cells from different patients respond to different Her-2/neu peptides. Consequently, Corixa is currently developing a "cocktail" approach to vaccine formulation, combining multiple peptides in a single vaccine. Corixa believes that a "cocktail" of peptides may be useful as a therapeutic vaccine for breast and ovarian cancer patients whose tumors over-express Her-2/neu.

     In July 1996, pursuant to certain contractual obligations, Corixa, together with the University of Washington, filed an investigational new drug application to begin a clinical trial of three different Her-2/neu peptide vaccines in breast and ovarian carcinoma patients. This Phase I clinical trial began accruing patients in September 1996 and is currently being conducted at the University of Washington. Safety is the primary endpoint of this clinical trial, which currently consists of over 50 patients who are each receiving monthly vaccinations for a period of six months. Secondary endpoints of the trial focus on the ability of such vaccination to lead to demonstration of anti-Her-2/neu immune reactivity. This clinical trial currently uses "naked" Her-2/neu peptides together with granulocyte macrophage colony stimulating factor ("GM-CSF") as an adjuvant. Corixa is also conducting preclinical studies with microsphere-encapsulated formulations of Her-2/neu peptides and LeIF as an adjuvant as a prelude to adding these components of its proprietary core technology to either the current clinical trial or, if required by the FDA, a separate Phase I clinical trial. Corixa believes that results to date from such clinical trials demonstrate the safety of Her-2/neu peptides as a vaccine. Corixa has an exclusive worldwide license to Her-2/neu peptide vaccine technology from the University of Washington. Corixa is also providing funding for a Phase I clinical trial currently being conducted at the University of Texas M.D. Anderson Cancer Center. This clinical trial involves vaccination with a single Her-2/neu peptide that Corixa has exclusively licensed from the University of Texas M.D. Anderson Cancer Center, which peptide is also used in the University of Washington trial. See "-- Certain License Agreements."

     Lung Cancer, Leukemia and Other Vaccines. Building on Corixa's initial progress in cancer antigen discovery aimed at the development of breast and prostate tumor vaccines, Corixa has initiated additional discovery programs in several other tumor types, including lung cancer and leukemia. Lung cancer is now the leading cancer killer in Europe, Japan and North America, with incidence in 1995 in those countries estimated at approximately 520,000 people. Due to the magnitude and severity of such diseases, and the absence of effective therapies in these areas, Corixa has begun to undertake antigen discovery and vaccine development efforts in these tumor types using approaches similar to those it uses in breast and prostate cancer. See

"-- Corixa's Vaccine Antigen Discovery Methodologies." Additionally, Corixa is currently engaged in discussions with several pharmaceutical companies with respect to potential corporate partnering arrangements in the areas of lung cancer and other potential vaccines. There can be no assurance, however, that such discussions will lead to the establishment of any new corporate partnerships on favorable terms, or at all. See "Risk Factors -- Dependence on and Management of Existing and Future Corporate Partnerships."

     Tuberculosis Vaccines. Tuberculosis ("Tb"), caused by infection with Mycobacterium tuberculosis ("Mtb"), results in more deaths than any other infectious disease in the world. The market for potential Tb vaccines is extensive. According to industry sources, there are an estimated 8.8 million new cases of Tb worldwide. Once believed to be eradicated in the United States, Tb is now growing in prevalence. From 1985 to 1992, the number of cases increased 20% in the United States and the percentage of patients with antibiotic resistant mycobacteria increased from less than 1% to more than 25% in some areas of the country. Corixa's goal is to develop specific prophylactic vaccines for both conventional and drug-resistant strains of Mtb.

     From over 130 novel candidate Tb gene products, Corixa has identified several that specifically trigger appropriate helper T cell responses in vitro. These gene products are the subject of multiple patent applications filed by Corixa covering compositions of matter and vaccine and diagnostic methods of use. The in vitro tests have led to the selection of several candidate vaccine antigens. Some of these antigens have been skin-tested in both infected-healthy and infected-diseased individuals in South America to determine which antigens are recognized by both patient populations. Results from such tests, together with continued analysis of patient T cell responses, has led to the commencement by Corixa of preclinical studies for both therapeutic and prophylactic vaccine use. In October 1995, Corixa entered into a corporate partnership with SmithKline Beecham for the development of Tb vaccines. Based on Corixa's progress, the research phase of this corporate partnership was extended for an additional one year period, ending May 30, 1998. Corixa and SmithKline Beecham have agreed to further extend such research phase for another one year period, ending May 31, 1999 and currently are finalizing such extension. See
"-- Corporate Partnerships -- Tuberculosis Vaccines."

  Adjuvants

     Corixa has discovered a gene from the parasite Leishmania that codes for the protein LeIF, which is capable of stimulating Th1 helper and CTL responses. Corixa has demonstrated in preclinical studies that when combined with certain target antigens, LeIF induces a stronger antibody response directed against the target antigen than was induced by such antigen alone. Co-administration of LeIF with various T cell vaccines in preclinical studies for both infectious disease and tumors results in enhanced generation of anti-vaccine reactive CTL.

     Corixa currently produces LeIF as a recombinant protein in bacteria. Corixa anticipates that it will use LeIF in its proprietary vaccine formulations and will also out-license LeIF for incorporation as an adjuvant in vaccines outside of Corixa's cancer and infectious disease targets. In December 1996, Corixa entered into a corporate partnership with PMC. This corporate partnership provides PMC with the option to license LeIF for use with vaccines in five different infectious disease indications. See "-- Corporate Partnerships -- Adjuvants."

  Diagnostic Products

     Corixa believes that many of the antigens it has discovered in the fields of cancer and infectious disease also have applications in disease diagnosis. Antigens are used in diagnostic tests to determine whether an individual possesses antibodies against the antigen. The presence of such antibodies can indicate that the individual is infected by the pathogen. Infectious disease diagnostic products for the following indications are currently under development at Corixa:

     Trypanosoma cruzi ("T. cruzi"). T. cruzi is an intracellular blood and tissue parasite endemic to South America, Central America, Mexico and parts of the United States, which is most commonly transmitted by blood transfusion. T. cruzi is responsible for the development of Chagas' disease, which can develop into fatal infectious heart disease. Current diagnostic procedures to determine blood exposure to T. cruzi infection are based on the detection of patient antibodies that react with crude extracts of this parasite. These tests often produce false results due to their inability to distinguish antibodies against
T. cruzi from antibodies against other infectious agents. Corixa has discovered and evaluated in vitro a number of peptides encoded by genes of the T. cruzi parasite for their ability to serve as highly specific and sensitive reagents for detection of T. cruzi. Corixa has licensed its T. cruzi antigen technology for the development of point-of-care diagnostic tests to several diagnostic companies, including DiaMed S.A. ("DiaMed") and Trinity Biotech UK Limited ("Trinity Biotech" formerly Centocor U.K. Limited). See "-- Corporate Partnerships -- Diagnostic Products."

     Tuberculosis. Corixa believes that many antigens currently under investigation by Corixa could be useful in the development of novel diagnostics to determine whether patients have been infected with Mtb. Current diagnostic assays to determine Mtb infection are expensive and labor intensive. The majority of patients exposed to Mtb receive chest x-rays, and attempts are made to culture the bacterium in vitro from sputum samples. Mtb grows poorly and slowly outside the body, which can produce false negative test results. In addition, standard skin tests are not ideal in detecting infection and cannot be used in areas of the world where patients receive childhood vaccination with bacterial strains related to Mtb. Corixa is developing a combination of proprietary antigens that may be used in detecting the presence and degree of Mtb infection. Corixa has granted Abbott Laboratories ("Abbott") and AMRAD-ICT, a division of AMRAD Corporation PTY LTD, non-exclusive licenses to certain of its Tb antigen technologies and intends to pursue additional out-licensing opportunities for this product. See "-- Corporate Partnerships -- Tuberculosis Vaccines."

     Leishmaniasis. The parasite Leishmania causes a systemic disease of the liver, spleen and bone marrow called Leishmaniasis, which can be fatal if not treated. The disease is endemic to Southern Europe, the Middle East, Africa, China and India, as well as Central and South America. The largest United States population infected with Leishmania are military personnel and veterans who were exposed to the parasite while stationed in the Middle East during the Gulf War. Leishmania has also become a leading cause of opportunistic infection in AIDS patients in Southern Europe. Currently, the most reliable test for this parasite infection is an extremely costly and potentially dangerous procedure requiring the collection of bone marrow from patients and microscopically searching for evidence of infection. Corixa has identified and patented a Leishmania antigen that is useful in determining whether patients are infected with the parasite. Corixa has licensed its Leishmania diagnostic technology to various diagnostic companies on a non-exclusive basis. Corixa is currently negotiating with other diagnostic companies who have expressed interest in using Corixa's patented technology. There can be no assurance, however, that such negotiations will lead to the establishment of any new corporate partnerships on terms favorable to Corixa, if at all. See "-- Corporate Partnerships -- Diagnostic Products."

     Tick-Borne Diseases. There are multiple diseases, such as Lyme disease, caused by pathogens harbored by several tick species in North America. Recent scientific investigation has identified two tick-borne pathogens, Ehrlichia and Babesia microti, infection by which can lead to Lyme disease-like symptoms and which can also cause death. No diagnostic tests currently exist for these pathogens. Corixa has identified multiple genes from these pathogens that Corixa believes may form the basis of novel diagnostic products and has begun discussions with diagnostic companies that have expressed interest in this field. In April 1998, Corixa granted Imugen, Inc. ("Imugen") an exclusive license to certain of its tick-borne antigen technologies for use in clinical reference laboratory testing, and Corixa intends to pursue additional outlicensing opportunities for these technologies. See "-- Corporate Partnerships -- Diagnostic Products."

  Other Products In Development

     Adoptive Immunotherapy Products. Because T cells, particularly CTL, are generally believed to be essential for the generation of protective immunity against tumors, scientists and clinicians have for many years studied the potential of using CTL obtained from patients and grown outside the body (ex vivo) for use in treating patients with advanced cancer. CTL grown ex vivo have been shown to be effective in shrinking and/or eliminating tumors, both in animal models and in clinical trials. This therapeutic approach, called adoptive immunotherapy, has been limited by its dependence on the ability to grow sufficient numbers of tumor antigen reactive CTL or other T cell populations ex vivo for re-infusion into cancer patients. Corixa believes that several of its core technologies will be useful in the development of adoptive immunotherapy procedures for cancer treatment, and Corixa has identified multiple tumor antigens that can be used to stimulate in vitro growth of tumor-reactive CTL. In addition, Corixa's microsphere and adjuvant technologies have been demonstrated to enhance the in vitro generation and growth of tumor antigen reactive CTL. Corixa intends to pursue corporate partnership opportunities in the field of adoptive immunotherapy of cancer. See "-- Corporate Partnerships -- Other Products."

     Animal Health Products. Corixa believes that certain of its vaccine and diagnostic products also may have applications in the detection of infection and treatment of disease in animals. One such disease is Leishmaniasis, which can be carried by dogs. Europe is the primary market for these products. Corixa is currently collaborating with Heska, a developer and marketer of companion animal diagnostics and therapeutic products, including vaccines for certain parasitological diseases, to develop both diagnostics and vaccines for the treatment of Leishmaniasis in dogs. Heska began commercial sales of a diagnostic product for canine leishmania in Italy in December 1997. Corixa has also granted Heska a license to use LeIF in combination with other types of vaccines in the companion animal field. Corixa intends to explore further opportunities to out-license its technology for use in animal health markets. See "-- Corporate Partnerships -- Other Products."

     Corixa's products are in an early stage of development and have not been demonstrated to be safe or effective. There can be no assurance that any of Corixa's programs will move beyond their current stages of development. In addition, even if Corixa is able to successfully complete its development efforts with respect to a particular product, there can be no assurance that regulatory approvals will be obtained or that any such product can be successfully manufactured and commercialized. See "Risk Factors -- Uncertainties Related to Technology and Product Development."

CORPORATE PARTNERSHIPS

     Corixa's strategy is to establish multiple corporate partnerships with pharmaceutical, biopharmaceutical and diagnostic companies that have the expertise and capability to develop, manufacture, obtain regulatory approval of and commercialize Corixa's products. In such corporate partnerships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales. Corixa has focused initially on three areas of collaboration, including vaccine discovery programs, diagnostic technology and out-licensing its three proprietary core technologies for applications outside Corixa's focus.

  Vaccines

     Breast and Prostate Cancer Vaccines

     SmithKline Beecham. In March 1997, Corixa entered into breast and prostate cancer collaboration and license agreements and an option agreement with SmithKline Beecham. Corixa granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products resulting from this corporate partnership. Corixa also granted SmithKline Beecham an option to license certain other related technology for use in these cancer vaccines. Under the collaboration and license agreements, SmithKline Beecham agreed to provide annual research funding to support Corixa's current program to discover breast and prostate cancer antigens. To the extent breast or prostate cancer antigens are discovered and selected for further development, Corixa is entitled to receive future payments upon the achievement of certain development-related milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales. Effective February 1998, Corixa and SmithKline Beecham amended the breast and prostate cancer collaboration and license agreements to grant SmithKline Beecham a co-exclusive license to develop, manufacture and sell dendritic cell vaccines incorporating breast or prostate cancer antigens that are proprietary to Corixa or discovered under the research program. In exchange for this co-exclusive license, Corixa is entitled to receive additional future milestone and royalty payments related to such dendritic cell vaccines. SmithKline Beecham may elect to extend the research program beyond its initial two-year term based upon mutually agreed terms. In the event SmithKline Beecham elects to extend the research program, payments by SmithKline Beecham under the collaboration and license agreements for such extension, research funding and achievement of contractual milestones may total up to $59.5 million, which amounts are payable over time based on extension of the research program and achievement of contractual milestones. SmithKline Beecham may terminate either or both of the breast and prostate cancer programs in the event Corixa does not meet certain scientific milestones after the second anniversary of the effective date of the respective agreements.

     Under the option agreement, SmithKline Beecham paid certain consideration in exchange for exclusive options to license two of Corixa's early-stage antigen discovery programs in two additional cancer targets. In the event such options are exercised, then at SmithKline Beecham's election, such consideration will either be credited against future milestone payments or converted into Common Stock of Corixa provided that the aggregate market value of Corixa's outstanding shares exceeds a certain threshold. If SmithKline Beecham elects to exercise both such options and convert such consideration into Common Stock, the number of such shares that Corixa is obligated to issue, if any, will be dependent upon the then current fair market value of such Common Stock. As of May 31, 1998, Corixa's aggregate market value was below such threshold, and therefore SmithKline Beecham would be unable to convert the consideration attributable to such option into Common Stock.

     In January 1998, SmithKline Beecham elected to extend the option to pursue one of the two additional cancer targets. If this foregoing option is not exercised by September 1, 1999, Corixa will be required to refund the consideration attributable to such option over a three-year period beginning March 2000. If the option to pursue the other additional cancer target is not exercised or extended before September 1, 1998 or if extended, is not exercised by September 1, 1999, Corixa will also be required to refund the consideration attributable to such option according to the same repayment schedule. See Note 8 of Notes to Corixa's Financial Statements.

  Tuberculosis Vaccines

     SmithKline Beecham. In October 1995, Corixa entered into an option and collaborative research agreement with SmithKline Beecham. Under the option and collaborative research agreement, Corixa granted SmithKline Beecham an option to receive an exclusive worldwide license to Corixa's vaccine antigens discovered under Corixa's Mtb antigen discovery program. If SmithKline Beecham exercises its option, it will receive an exclusive worldwide license to use any or all such antigens, provided that such rights shall be co-exclusive with Corixa in Japan. SmithKline Beecham paid an up-front technology access fee and agreed to provide annual research funding to support Corixa's program to discover Mtb antigens. In addition, if SmithKline Beecham exercises its option, Corixa is entitled to receive an option exercise fee and future payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales. Under the option and collaborative research agreement, payments by SmithKline Beecham to Corixa for research funding, the option exercise fee and achievement of contractual milestones may total up to approximately $19.3 million, which amounts are payable over time based on further extension of the research program and achievement of contractual milestones. Corixa and SmithKline Beecham have agreed to extend the Mtb research program through May 1999 and SmithKline Beecham's option to license Mtb antigens through August 1999 and currently are in the process of reducing such agreement to writing.

  Adjuvants

     Pasteur Merieux Connaught. In December 1996, Corixa entered into an option and license agreement with PMC whereby Corixa granted PMC an option to license its novel adjuvant LeIF for exclusive use in influenza and respiratory syncytial virus and non-exclusive use in HIV, Tb and malaria. Under the option and license agreement, PMC paid an up-front option fee and, in the event and to the extent PMC exercises its option, PMC has agreed to pay exercise fees for each disease indication. In addition, in the event PMC exercises its option for one or more disease fields, Corixa is entitled to receive future payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales and annual research funding to support Corixa's preclinical development efforts related to LeIF. In December 1997, Corixa and PMC agreed to extend PMC's option, and as a result such option will terminate in the event PMC has not exercised its right in at least one disease field before June 30, 1998.

  Diagnostic Products

     Corixa has entered into and intends to continue to pursue corporate partnerships in the fields of cancer and infectious disease diagnostics to complement its therapeutic research efforts and to expand its scientific platform. Corixa has established corporate partnerships for the development of diagnostics for infectious diseases with Abbott, DiaMed, Trinity Biotech, AMRAD-ICT, and other small diagnostic companies. Under these arrangements, Corixa generally grants a non-exclusive license to Corixa's antigens for use in specified infectious disease indications in exchange for the respective corporate partner's agreement to make certain payments upon achievement of development milestones, a commitment to purchase a minimum number of reagents and an agreement to pay royalties on any product sales. Corixa has also established a corporate partnership with Imugen pursuant to which Corixa granted Imugen an exclusive license to certain Corixa antigens for use in Imugen's clinical reference laboratory services to detect and diagnose certain infectious diseases related to the presence of certain tick-borne pathogens. In exchange for this license, Imugen will pay Corixa certain annual minimum payments as well as a percentage of revenues received in connection with the clinical reference laboratory services. In addition, Corixa has collaborated exclusively with GenQuest for the development of diagnostics for cancer. See "-- Relationship with GenQuest," "The Merger -- Material Contacts," "The Merger -- Conflicts of Interest" and "Information Concerning GenQuest."

  Other Products

     Adoptive Immunotherapy Products

     In April 1998, Corixa and CellPro, Incorporated ("CellPro") agreed to terminate the license and collaborative research agreement originally entered into by such parties in November 1995. The license and collaborative research agreement covered the ex vivo use of Corixa's cancer antigens, microsphere delivery system and adjuvant technologies for the purpose of activating and propagating tumor reactive cells outside the body in the field of adoptive immunotherapy of cancer. All rights to Corixa's technology in the field of adoptive immunotherapy of cancer granted to CellPro pursuant to the license and collaborative research agreement reverted to Corixa, and Corixa intends to pursue additional corporate partnerships in this field.

     Animal Health Products

     Heska. In March 1996, Corixa entered into a license and research agreement with Heska. Under the license and research agreement, Corixa granted Heska an exclusive worldwide license to Corixa's LeIF adjuvant for use in certain of Heska's vaccines and for use as a stand-alone vaccine against canine leishmaniasis. In addition, Corixa granted Heska a license to its diagnostic antigen, K39, for use in detecting canine leishmaniasis. The license is exclusive worldwide, except that it is non-exclusive in Central and South America. Heska paid an up-front license fee and agreed to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales. In December 1996, Heska made a payment to Corixa based on achievement of a development milestone for Corixa's K39 diagnostic product. In December 1997, Heska began commercial sales of a diagnostic product for canine leishmania in Italy and paid a corresponding milestone payment to Corixa.

     Corixa's corporate partnership agreements generally provide recourse for Corixa with respect to its existing product and technology rights in the event of an uncured material breach of such an agreement by a corporate partner. In such event, Corixa generally may elect to terminate the licenses granted to such corporate partner under such agreement. However, because Corixa's strategy for the discovery, research, development, clinical testing and commercialization of its products is to enter into multiple corporate partnerships, the success of Corixa is substantially dependent on its ability to enter into and maintain such arrangements on terms favorable to Corixa, its ability to successfully manage current or future corporate partnerships, if any, and the ability of its corporate partners to perform their respective obligations under such arrangements. There can be no assurance that Corixa will be able to negotiate any additional corporate partnerships on favorable terms, or at all, that its current corporate partnerships will be successful or that its corporate partners will perform their obligations under such arrangements in a timely manner or at all, any of which would have a material adverse effect on Corixa's business, financial condition and results of operations. See "Risk Factors -- Dependence on and Management of Existing and Future Corporate Partnerships."

CERTAIN BUSINESS RELATIONSHIPS

  Relationship With GenQuest

     Corixa is a principal stockholder in, and has received licenses in the field of cancer vaccines from, GenQuest to exploit certain functional genomics technology developed by Dr. Paul Fisher and Columbia University. GenQuest is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. Corixa believes that its historical relationship with GenQuest and the Merger will lead to the identification of additional genes uniquely expressed by cancer cells that are useful in Corixa's research programs. See "The Merger -- Material Contacts," "The Merger -- Conflicts of Interest" and "Information Concerning GenQuest."

  Relationship With Infectious Disease Research Institute

     In September 1994, Corixa entered into a research services and intellectual property agreement with Infectious Disease Research Institute, a not-for-profit, grant-funded private research institute ("IDRI"). Under this agreement, as amended and restated effective January 1997, Corixa has agreed to provide IDRI with research funding and certain administrative and facilities support, including use of Corixa's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by Corixa. Corixa's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI is obligated to disclose to Corixa all significant developments relating to information or inventions discovered at IDRI, and Corixa will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement (other than inventions and patent rights arising out of research that is or in the future may be funded by certain governmental or not-for-profit organizations). With respect to such rights arising out of research funded by governmental and not-for-profit organizations, Corixa has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by such governmental or not-for-profit organizations.

     IDRI is independent of Corixa, and Corixa does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with Corixa. However, Corixa's Chief Scientific Officer is co-founder and a member of the board of directors of IDRI. Corixa's Chief Operating Officer is also a member of the board of directors of IDRI and Corixa's Vice President, Chief Financial Officer is treasurer of IDRI.

     The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at the option of Corixa. If IDRI terminates the agreement as a result of Corixa's failure to make required payments, Corixa would be obligated to pay royalties on any product sales.

CERTAIN LICENSE AGREEMENTS

     Corixa seeks to obtain technologies that complement and expand its existing technology base. Where consistent with its strategy, Corixa has licensed and intends to continue to license product and marketing rights from selected research and academic institutions in order to capitalize on the capabilities and technology bases of these entities. Under these license agreements, Corixa generally seeks to obtain unrestricted sublicense rights consistent with its partner-driven strategy. Corixa is generally obligated under these agreements to diligently pursue product development, make development milestone payments and pay royalties on any product sales.

  Agreements With Southern Research Institute

     In May 1996, Corixa entered into a license agreement with SRI. Under the license agreement, SRI granted Corixa an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to SRI for non-commercial research purposes) to certain polymer microsphere technology for use in the fields of cancer and infectious disease, to the extent a product incorporates an antigen, cytokine or adjuvant owned or controlled by Corixa. In addition, SRI granted Corixa options to exclusive, worldwide, sublicensable licenses in certain autoimmune and viral disease fields. Corixa paid up-front license fees upon execution of the license agreement. Corixa is also obligated to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales, subject to an annual minimum royalty. In addition, Corixa issued SRI 15,151 shares of Common Stock upon execution of the license agreement and a warrant exercisable for 7,575 shares for each grant of sublicense rights to a third party, up to a maximum of 37,875 shares, and 7,575 shares for initiation of each Phase III clinical trial, up to a maximum of 37,875 shares. In April 1997, the parties amended the license agreement to extend Corixa's license in the field of cancer to include products that incorporate third-party antigens or cytokines. Corixa is obligated to share revenues from such third-party sublicense agreements with SRI. Corixa issued SRI 4,545 shares of Common Stock upon the first anniversary of the effective date of the license agreement. SRI may terminate the license agreement in the event Corixa fails to perform certain obligations under such agreement.

     Additionally, in January 1995, Corixa entered into a research agreement with SRI. Under the research agreement, Corixa agreed to fund certain research at SRI directed at the incorporation of Corixa's proprietary antigens and/or adjuvants with SRI's microsphere technology. Rights to any related discoveries made or obtained during the funded research are subject to the license agreement between SRI and Corixa. Corixa is obligated to provide funding to SRI under the research agreement through December 31, 1998.

  Agreement With Dana-Farber Cancer Institute

     In January 1995, Corixa entered into a licensing agreement with Dana-Farber. Under the licensing agreement, Dana-Farber granted Corixa an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to Dana-Farber for non-commercial research purposes) to certain microsphere technology related to the induction of a CTL response for use in all fields. Corixa paid up-front license fees upon execution of the licensing agreement. Corixa is also obligated to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales, subject to an annual minimum royalty. In addition, Corixa issued Dana-Farber 15,151 shares of Common Stock upon execution of the licensing agreement and agreed to issue an additional 15,151 shares of Common Stock upon issuance of the first patent containing claims covering the licensed technology. Corixa must continue to meet certain research-based obligations in order to retain its rights under the licensing agreement. Dana-Farber may terminate the licensing agreement in the event Corixa does not make required royalty payments or fails to perform certain obligations under such agreement.

  Other License Agreements

     Additionally, Corixa is a party to certain other option or license agreements useful in vaccine formulation and delivery with academic institutions, including an exclusive license agreement with the University of Washington for the use of Her-2/neu technology in all fields. Corixa is also a party to option or license agreements useful in its antigen discovery program, including agreements with (i) Washington University in St. Louis, Missouri for the use of mammaglobin, a breast cancer-related protein and genes for prophylactic and therapeutic treatment of adenocarcinoma and an option for diagnostic use, (ii) Health Research, Inc. for the use of a proprietary mouse model for human cancer, (iii) Mayo Foundation for Medical Education and Research for use of tick-borne disease antigens, (iv) University of Texas M.D. Anderson Cancer Research Center for certain Her-2/neu peptides, (v) Massachusetts Institute of Technology for the use of a specified tumor gene in therapeutic applications, and (vi) University of Pittsburgh for Muc-1 peptide vaccine for use in the diagnosis and therapy of cancer. Certain of these agreements require Corixa or other parties to meet certain performance obligations in order to retain their rights under such agreements or require Corixa to make certain payments in order to obtain or maintain rights to the subject technology.

CORIXA'S VACCINE ANTIGEN DISCOVERY METHODOLOGY

     Tumor Tissue Procurement and SCID Mouse Tumor Propagation. Corixa has developed a variety of unique and proprietary resources that provide Corixa with sufficient tumor tissue to enable it to conduct the types of immunological and molecular biological research it believes are necessary for antigen discovery. Many scientific organizations, universities and pharmaceutical and biotechnology companies are actively pursuing the identification of gene products that are uniquely expressed in tumor tissue. Such gene products can form the basis not only of vaccines, but also diagnostic and therapeutic product development. Access to large amounts of tumor tissue is therefore one of the keys to success in this area of research. Although many people in the United States suffer from cancer, large quantities of tumor tissue are not readily available due to increasing early detection. In order to gain access to sufficient tumor tissue, Corixa uses (i) agreements with multiple clinical and academic centers in the United States and South America for provision of tumor tissue, sera and lymphocytes obtained from cancer patients; and (ii) a proprietary system for growing tumors of multiple types from primary biopsy specimens in mice that are genetically pre-disposed to lack an immune system (SCID mice). SCID mice lack an immune response and therefore are incapable of rejecting transplanted human tumor tissues. Tumors can be transplanted and grown in multiple numbers of SCID mice, thereby providing a stable source of tumor tissue for use in antigen discovery. In addition, small numbers of lymphocytes present in primary biopsy specimens continue to grow within SCID mice transplanted with biopsy tumors, serving as a reservoir for generation of tumor reactive T cell lines and clones as well as antibody-producing B cells.

     Differential Expression. Corixa has used differential expression techniques to identify hundreds of gene sequences that are uniquely expressed or over-expressed by tumors. This approach allows investigators to compare genes that are expressed in different cell types simultaneously. In tumor antigen discovery, cells are obtained from both tumor and normal tissue from individual cancer patients. Messenger RNA (genetic information from genes that are expressed) is prepared from both cell types and converted into DNA (called "cDNA"). Patterns of cDNA expression from tumor and normal cells are then compared, leading to identification of cDNA(s) that are either uniquely expressed or dramatically over-expressed in tumor cells. The sequence of nucleic acids (the individual component molecules of DNA) in such cDNA(s) can be determined and that information used to isolate genes from such cDNA. The protein products of such genes then can be tested in laboratory experiments to determine whether they can function as stimulators of immune responses in cancer patients. Positive results from such studies indicate that such proteins are good candidates for inclusion in tumor vaccines.

     cDNA Subtraction. Corixa has used cDNA subtraction to identify genes that are uniquely expressed or over-expressed by different tumor types. cDNA subtraction is another molecular biology technique that allows investigators to identify genes that are expressed in one type of tissue and not expressed, or expressed at significantly lower levels, in another type of tissue. The technique takes advantage of the ability of single strands of cDNA from identical or closely related genes to bind to each other and form a complex. In tumor antigen discovery, cDNA(s) (representing populations of expressed genes) obtained from normal tissue are mixed with cDNA populations harvested from tumor tissue. cDNAs from genes that are shared between both tissues form complexes and can be eliminated from further analysis. Remaining cDNA(s) representing genes expressed only in tumor tissue or only in normal tissue then can be separated and further analyzed. The goal of such experimentation is to identify those genes that are expressed only in tumor cells. The protein products of such genes then can be tested in laboratory experiments to determine whether they can function as stimulators of immune responses in cancer patients. Positive results from such studies indicate that such proteins are good candidates for inclusion in tumor vaccines.

     Expression Cloning. Corixa also uses expression cloning methods to identify potential tumor antigens for incorporation into candidate tumor vaccines. Corixa has developed a number of proprietary improvements in expression cloning technology. This mode of experimentation requires use of either antibodies or immune T cells harvested from cancer or infectious disease patients. In antibody-mediated expression cloning, genes from pathogenic organisms or tumors are transferred into clones of bacteria in a system that will promote expression of all transferred genes into corresponding proteins. Because of the bacteria's rapid growth rate and capacity for protein production, pathogen or tumor proteins are produced in significant quantity together with bacterial proteins. These proteins are screened for their ability to react with antibody from either pathogen-infected or cancer patients. The development of a positive protein-antibody reaction indicates that the gene that encodes the antigen is present in a single bacterial clone. Because CTL and T-helper cells are felt to be extremely important in mounting an effective immune response against tumors, tumor antigen expression cloning studies focus on the use of CTL and T-helper cells for discovery of antigens by direct expression cloning. Corixa has developed multiple tumor reactive CTL and T-helper cell lines and clones for such experimentation.

     Pathogen Protein Purification. Corixa uses protein purification techniques to obtain candidate antigens from specific pathogens. Proteins are prepared from a given pathogenic organism and separated based on their physical characteristics such as size, electric charge and shape. Individual proteins are then tested for their ability to stimulate appropriate T-helper lymphocyte responses in vitro. Lymphocytes used in this screening process are obtained from individuals who are infected with the pathogen but lack evidence of disease (i.e., immune patients). Proteins that trigger helper T cell responses are then purified to homogeneity and their precise amino acid sequence is determined. The amino acid sequence information is then used to isolate the gene that encodes the particular protein.

     Antigenic Peptide Stripping. Most cells in the human body express MHC proteins on their surface. The same MHC proteins are expressed on the surface of all tissue cells within a given individual. One function of MHC proteins is to attract and bind small peptide antigens. The complex between such peptides and MHC proteins serves as a site of immunologic recognition by T cells. Many different types of tumor cells also express MHC proteins. Corixa uses a combination of biochemical techniques to purify MHC proteins and remove antigenic peptides from the region of the MHC protein where they are bound. Such peptides can then be purified using sophisticated peptide separation techniques, and the purified peptides can then be sequenced using mass spectroscopy. Comparison of such sequences with sequences of proteins from normal cells can lead to the identification of proteins or peptides that are produced only by tumor cells. The same sequence information can then be used to isolate the gene that encodes this putative "tumor antigen."

     Immunological Characterization of Candidate Vaccine Antigens. Corixa's discovery techniques result in the cloning and characterization of multiple genes for possible inclusion in tumor vaccines. A key component of Corixa's antigen discovery technology is the ability to determine which of these gene products can function as potent antigens for generating anti-tumor immune responses. Once candidate antigen genes are identified, Corixa systematically determines: (i) expression of the gene product by multiple tumors from different individuals; (ii) expression of the gene product by primary as well as metastatic tumor tissue; (iii) absence of expression of the gene product in normal tissue; (iv) ability of the candidate tumor antigen to generate in vitro immune responses from T cell populations harvested from tumor and normal patients; (v) ability of the candidate tumor antigen to generate immune responses in specially designed tumor models; and (vi) ability of T cells stimulated by such antigens to mediate tumor regression in specially designed tumor models. By such systematic evaluation of candidate antigens, Corixa is able to determine and select which antigens are appropriate for microsphere formulation and vaccine development.

PATENTS AND PROPRIETARY TECHNOLOGY

     Corixa's success will depend in large part on the ability of Corixa and its licensors to obtain patent and other proprietary protection for Corixa's vaccine and diagnostic products, antigens and adjuvants, defend patents once obtained, preserve its trade secrets and operate without infringing the patents and proprietary rights of third parties both in the United States and in foreign countries. Where appropriate, Corixa intends to seek patent protection for its vaccine, discovery, screening, diagnostic and other proprietary technologies by filing patent applications in the United States and certain other countries. As of May 31, 1998, Corixa owned or had licensed 19 issued United States patents that expire at various times between December 2008 and January 2016, 94 corresponding issued foreign patents, 133 pending United States patent applications, as well as 17 corresponding international filings under the Patent Cooperation Treaty and 264 pending foreign national patent applications. The above numbers reflect Corixa's license from GenQuest of 3 issued United States patents that expire at various times between July 2014 and January 2016 and 37 pending United States patent applications, as well as 5 corresponding international filings under the Patent Cooperation Treaty and 32 pending foreign national patent applications. Corixa also holds an option to exclusively license cancer vaccine antigens discovered by GenQuest through December 2001.

     While Corixa believes its patents and patent applications provide a competitive advantage in its efforts to discover, develop and commercialize useful vaccine and diagnostic products, antigens and adjuvants, the patent positions of pharmaceutical and biopharmaceutical companies, including those of Corixa, are highly uncertain and involve complex legal and factual questions for which important legal principles are unresolved. For example there is substantial uncertainty regarding the potential for patent protection for gene fragments or genes without known function or correlation with specific diseases. There can be no assurance that Corixa, its corporate partners or its licensors have or will develop or obtain rights to products or processes that are patentable, that patents will issue from any of the pending applications owned or licensed by Corixa or its corporate partners, that any claims allowed will issue, or in the event of issuance, will be sufficient to protect the technology owned by or licensed to Corixa or its corporate partners. Corixa has licensed certain patent applications from SRI related to Corixa's microsphere encapsulation technology, one of which is currently the subject of an opposition proceeding before the European Patent Office. There can be no assurance that SRI will prevail in this opposition proceeding or that any patents will issue in Europe related to such technology. There can also be no assurance that Corixa's or its corporate partners' current patents, or patents that issue on pending applications, will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to Corixa. Patent applications in the United States are maintained in secrecy until patents issue, patent applications in certain foreign countries are not generally published until many months or years after they are filed, and publication of technological developments in the scientific and patent literature often occur long after the date of such developments. Accordingly, Corixa cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     The commercial success of Corixa depends significantly on its ability to operate without infringing patents and proprietary rights of third parties, and there can be no assurance that Corixa's and its corporate partners' technologies do not or will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to Corixa or its corporate partners. In addition, Corixa is unable to determine the patents or patent applications that may materially affect Corixa's or its corporate partners' ability to make, use or sell any products. The existence of third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Corixa or its corporate partners and limit the ability of Corixa or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, Corixa or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that Corixa or its corporate partners will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or will be able to obtain or develop alternative technologies. If Corixa or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is not obtained, or alternative technologies are not obtained or developed, Corixa or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on Corixa's business, financial condition and results of operations.

     There can be no assurance that third parties will not independently develop similar or alternative technologies to those of Corixa, duplicate any of the technologies of Corixa, its corporate partners or its licensors, or design around the patented technologies developed by Corixa, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to Corixa or its corporate partners or to determine the scope or validity of a third party's proprietary rights. Corixa could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if Corixa participates in patent suits brought against or initiated by its corporate partners or if Corixa initiates such suits, and there can be no assurance that funds or resources would be available to Corixa in the event of any such litigation. Additionally, there can be no assurance that Corixa or its corporate partners would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject Corixa to significant liabilities, require disputed rights to be licensed from other parties or require Corixa or its corporate partners to cease using certain technology, any of which may have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa also relies on trade secrets and proprietary know-how, especially in circumstances where patent protection is not believed to be appropriate or obtainable. Corixa's policy is to require each of its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with Corixa. These agreements generally provide that all confidential information developed or made known to the individual during the course of such relationship will be kept confidential and not disclosed to third parties except in specified circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to Corixa shall be the exclusive property of Corixa. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that Corixa's trade secrets will not otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa is a party to various license agreements that give it rights to use certain technologies in its research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by Corixa and its corporate partners, licensors, scientific collaborators and consultants. There can be no assurance that Corixa will be able to maintain its proprietary position or that third parties will not circumvent any proprietary protection Corixa does have. The failure of Corixa to maintain exclusive or other rights to such technologies could have a material adverse effect on Corixa's business, financial condition and results of operations. See "Risk Factors -- Dependence on Proprietary Technology and Uncertainty of Patent Protection."

GOVERNMENT REGULATION

     Regulation by governmental entities in the United States and other countries will be a significant factor in the development, production and marketing of any products developed by Corixa or its corporate partners. Pharmaceutical products and medical devices are subject to rigorous regulation by the FDA in the United States and similar health authorities in foreign countries under laws and regulations that govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, export and promotion, marketing and distribution of such products. Product development and approval within this regulatory framework is uncertain, can take a number of years and requires the expenditure of substantial resources. Any failure to obtain regulatory approval, or any delay in obtaining such approvals, could adversely affect the marketing of products under development by Corixa or its corporate partners, Corixa's ability to receive product or royalty revenues, and its liquidity and capital resources. The nature and extent of the governmental premarket review process for Corixa's products will vary, depending on the regulatory categorization of particular products. Corixa believes that its vaccine and related pharmaceutical products will be regulated as biologics by the FDA and comparable regulatory bodies in other countries. The necessary steps before a new biological product may be marketed in the United States ordinarily include: (i) preclinical laboratory tests and in vivo preclinical studies; (ii) the submission to the FDA of an investigational new drug application ("IND"), which must become effective before clinical trials may commence; (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the product; (iv) the submission to the FDA of a biologics license application ("BLA"); and (v) FDA review and approval of the BLA prior to any commercial sale or shipment of the product. The FDA's Modernization Act of 1997 (the "Modernization Act") eliminated the requirement that both a product license application and an establishment license application be filed with respect to certain categories of biotechnology products after February 19, 1998. It is impossible to predict what impact, if any, the Modernization Act will have upon the regulatory review of Corixa's biological products.

     Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before the commencement of clinical trials. The IND will automatically become effective 30 days after receipt by the FDA unless the FDA indicates prior to the end of such 30-day period that the proposed protocol raises concerns that must be resolved to the satisfaction of the FDA before the trials may proceed as outlined in the IND. In such case, there can be no assurance that such resolution will be achieved in a timely fashion, if at all. In addition, the FDA may impose a clinical hold on an ongoing clinical trial, if, for example, safety concerns are presented, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency.

     Clinical trials involve the administration of the product to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with good clinical practices under protocols that detail the objectives of the trial, inclusion and exclusion criteria, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent institutional review board ("IRB") at the institutions at which the trial will be conducted. The IRB will consider, among other things, ethical factors and the safety of human subjects. The IRB may require changes in a protocol, and there can be no assurance that the submission of an IND will enable a study to be initiated or completed.

     Clinical trials generally are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the product into healthy human subjects or patients, the product is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimum dosage and
(iii) further identify possible adverse reactions and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy in comparison to standard therapies, within a broader patient population, generally at geographically dispersed clinical sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific period of time, if at all, with respect to any of Corixa's products subject to such testing. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies, which typically entail extensive patient monitoring and may result in restricted marketing of an approved product for an extended period of time.

     The results of pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a BLA for approval of the manufacture, marketing and commercial shipment of the biological product. The testing and approval process is likely to require substantial time, effort and resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny the BLA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarket testing and surveillance to monitor the safety or efficacy of the product.

     Any diagnostic products developed by Corixa or its corporate partners are likely to be regulated as medical devices. In the United States, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness:
Class I (general controls -- e.g., labeling, premarket notification and adherence to Good Manufacturing Practices ("GMP")), Class II (general controls and special controls -- e.g., performance standards and postmarket surveillance) and Class III (premarket approval).

     Before a new device can be introduced into the market, its manufacturer generally must obtain marketing clearance through either a premarket clearance under Section 510(k) of the federal Food, Drug and Cosmetic Act ("510(k)") or approval of a premarket approval application ("PMA"). Because Corixa believes that any diagnostic device developed by it or its corporate partners would be classified as a Class III device, such product would be subject to the PMA approval requirement. A 510(k) clearance typically will be granted if a company establishes that its device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device for which the FDA has not yet required the submission of PMAs. A 510(k) clearance must contain information to support the claim of substantial equivalence, which may include laboratory test results or the results of clinical studies. Commercial distribution of a device subject to the 510(k) requirement may begin only after the FDA issues an order finding the device to be substantially equivalent to a predicate device. It generally takes from four to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, that additional information is needed before a substantial equivalence determination may be made, or that the product must be approved through the PMA process. An FDA determination of "not substantially equivalent," a request for additional information, or the requirement of PMA approval could delay market introduction of products that fall into this category. Furthermore, for any devices cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.

     If a device does not qualify for the premarket notification procedure, a company must file a PMA. The PMA requires more extensive pre-filing testing than required for a 510(k) premarket notification and usually involves a significantly longer review process. A PMA application must be supported by valid scientific evidence that typically includes extensive data, including preclinical and clinical trial data, to demonstrate that safety and efficacy of the device. If clinical trials are required, and the device presents a "significant risk," an investigation device exemption ("IDE") application must be filed with the FDA and become effective prior to the commencement of clinical trials. If the device presents a "nonsignificant risk" to trial subjects, clinical trials may begin on the basis of appropriate IRB approval. Clinical investigation of medical devices may involve risks similar to those involved in the clinical investigation of pharmaceutical products.

     The PMA application must contain the results of clinical trials and nonclinical tests, a complete description of the device, and a detailed description of the methods, facilities and controls used to manufacture the device. The PMA review and approval process can be expensive, uncertain and lengthy, and there can be no assurance that any approval will be granted on a timely basis, if at all. A PMA application may be denied if applicable regulatory criteria are not satisfied, and the FDA may impose certain conditions upon the applicant, such as postmarket testing and surveillance.

     Regulatory approval, if granted for any biopharmaceutical or medical device product, may entail limitations on the indicated uses for which it may be marketed, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Manufacturers of FDA-regulated products are subject to pervasive and continuing governmental regulation, including record keeping requirements and reporting of adverse experiences associated with product use. Corixa and its corporate partners will be required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. These and future changes in regulatory regulations could have a material adverse effect on Corixa's business, financial condition and results of operations. Manufacturing facilities in the United States are subject to periodic inspection by the FDA. Failure to comply with GMP and other applicable regulatory requirements may result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to review pending marketing approval applications, withdrawal of marketing approvals and criminal prosecution.

     For clinical investigation and marketing of products outside the United States, Corixa and its corporate partners may be subject to regulation by regulatory authorities in other countries. The requirements governing the conduct of clinical trials, marketing authorization and pricing and reimbursement vary widely from country to country. The regulatory approval process in other countries entails risks similar to those associated with FDA approval.

     Corixa's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. Corixa is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although Corixa believes that its safety procedures for using, handling, storing and disposing of such materials comply with the standard prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Corixa's use of these materials could be curtailed by state or federal authorities, Corixa could be held liable for any damages that result and any liability could exceed the resources of Corixa. See "Risk Factors -- Government Regulation."

COMPETITION

     The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery, research and development of products that could compete directly with products Corixa is seeking to develop. Many companies are also developing alternative therapies to treat cancer and infectious disease and, in this regard, are competitive with Corixa. Many of the entities developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than Corixa. In addition, many of these competitors have become more active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies and institutions compete with Corixa in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to Corixa's programs. Corixa's ability to compete effectively will depend on its ability to advance its core technologies, license additional technology, maintain a proprietary position in its technologies and products, obtain required government and other public and private approvals on a timely basis, attract and retain key personnel and enter into corporate partnerships that enable Corixa and its corporate partners to develop effective products that can be manufactured cost-effectively and marketed successfully. Corixa expects that competition among products approved for sale will be based, among other things, on efficacy, reliability, product safety, price and patent position. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than Corixa or that such products will not render Corixa's products obsolete. See "Risk Factors -- Intense Competition."

EMPLOYEES

     As of May 31, 1998, Corixa employed 127 personnel, including 106 in research and development and 21 in administration. Each of Corixa's employees has signed a confidentiality agreement and none are covered by a collective bargaining agreement. Corixa has never experienced employment-related work stoppages and considers its employee relations to be good.

PROPERTIES

     Corixa maintains its headquarters in Seattle, Washington where it leases approximately 35,416 square feet of laboratory, discovery, research and development, manufacturing and general administration space. As of May 31, 1998, Corixa's monthly rent for this space, including amortization of tenant improvements, was approximately $132,000. The lease for this facility expires in January 2005, with an option to renew the lease for two additional periods of five years each. Corixa believes that its existing facilities are adequate to meet its immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed. Corixa is currently in the process of building out additional contiguous laboratory and office space which will add approximately 41,000 square feet by the end of 1998.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, Corixa is not a party to any material legal proceedings.

SCIENTIFIC COLLABORATORS

     Corixa has established a network of medical, clinical and scientific advisors and collaborators to consult with Corixa's scientists and to advise Corixa on its research and development programs, the design of its clinical trials and on other medical and scientific matters relating to Corixa's business. Corixa's advisors and collaborators include the following individuals:

     Roberto Badaro, M.D. is an Associate Professor and Chief of the Infectious Disease Research Unit at the Federal University of Bahia in Salvador, Bahia, Brazil, and a Member of the Steering Committee of Integrated Chemotherapy and Vaccine for Leishmaniasis for the World Health Organization in Geneva, Switzerland. Dr. Badaro collaborates with Corixa in a tuberculosis skin testing program and a cancer-related tissue procurement program, each of which is conducted in Brazil.

     Nora Disis, M.D. is an Assistant Professor of Medicine at the University of Washington in Seattle, Washington. Dr. Disis collaborates with Corixa in its research and development program focusing on the use of Her-2/neu technology in vaccines for breast cancer. Dr. Disis is the principal investigator on the Phase I clinical trial currently being conducted by Corixa and the University of Washington using Her-2/neu peptide vaccines for breast cancer.

     Olivera Finn, Ph.D. is a Professor of Molecular Genetics and Biochemistry at the University of Pittsburgh School of Medicine, Director of the Immunology Program at the University of Pittsburgh Cancer Institute in Pittsburgh, Pennsylvania and a co-founder of Corixa. Dr. Finn collaborates with Corixa in its research and development efforts focusing on the use of the Muc-1 peptide vaccine for the treatment of breast, pancreatic and colon cancer. Dr. Finn is the inventor of the Muc-1 synthetic peptide vaccine that was the subject of a Phase I clinical trial in breast, colon and pancreatic cancer recently conducted by the University of Pittsburgh. Such vaccine is currently the subject of a limited second dose-ranging clinical trial which will be partly funded by Corixa and conducted by the University of Pittsburgh.

     Paul Fisher, Ph.D. is a Director of Neuro-Oncology Research, Professor of Clinical Pathology and a Chernow Research Scientist in the Departments of Neurosurgery, Pathology, and Urology at the College of Physicians and Surgeons of Columbia University in New York City, New York. Dr. Fisher is a member of the board of directors of GenQuest and collaborates with Corixa in its research and development program focusing on the discovery and characterization of cancer-related genes.

     Richard Ostenson, M.D. is a Director of Research at Good Samaritan Cancer Center. Dr. Ostenson collaborates with Corixa in its vaccine development program and supplies Corixa with cancer cell lines and other materials used in Corixa's various research and development programs.

     David Persing, Ph.D., M.D. is an Associate Professor of Microbiology at the Mayo Clinic's Department of Laboratory Medicine and Pathology in Rochester, Minnesota. Dr. Persing collaborates with Corixa in its tick-borne disease programs.

     Kenneth Rock, M.D. is the Chairman of the Department of Pathology and a Professor at the University of Massachusetts Medical Center in Worcester, Massachusetts and a co-founder of Corixa. Dr. Rock collaborates with Corixa in its research and development efforts focusing on the use of microsphere delivery technology to stimulate a T cell response.

     Thomas Tice, Ph.D. is the Director, Pharmaceutical Formulations Department at SRI in Birmingham, Alabama. Dr. Tice collaborates with Corixa in its formulations of microsphere-encapsulated antigens for vaccine research.

     James Watson, Ph.D. is the Scientific Director of the Genesis Research & Development Corporation, Ltd. in Auckland, New Zealand. Dr. Watson collaborates with Corixa in its tuberculosis antigen discovery program and animal testing.

     Corixa has entered into consulting or sponsored research agreements with its principal advisors and collaborators. Each of Corixa's advisors and collaborators has also entered into a confidentiality and non-disclosure agreement with Corixa. These advisors and collaborators are generally employed by employers other than Corixa and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to Corixa. Although generally each advisor and collaborator agrees not to perform services for another person or entity which would create a conflict of interest with the individual's services for Corixa, there can be no assurance that such conflict will not arise.

                        INFORMATION CONCERNING GENQUEST

     GenQuest is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. Founded in July 1995, GenQuest's core genomics technology is based on methodologies, genes and reagents discovered by Dr. Paul Fisher, a member of the GenQuest Board of Directors and a professor at Columbia University. GenQuest's genomics technology is augmented by certain rights GenQuest possesses to certain genes, gene products and tumor antigen gene discovery technologies discovered or in-licensed by Corixa. From inception until December 1996, GenQuest had limited operations and one full-time employee and since February 1996, has operated under a collaborative arrangement with Corixa pursuant to which Corixa's employee management team performs certain administrative and management services on behalf of GenQuest. In December 1996, GenQuest completed a private venture capital financing to provide capital for additional research and development activities. See "The Merger -- Material Contacts" and "The Merger -- Conflicts of Interest."

GENQUEST'S STRATEGY

     GenQuest's business strategy is to discover novel genes, initiate diagnostic, therapeutic or drug-screening applications of such genes and establish corporate partnerships with diagnostic, pharmaceutical and biopharmaceutical companies for the development and commercialization of such genes and applications. In addition, GenQuest intends to develop and acquire additional discovery methodologies, novel genes and assays that enhance the identification of cancer genes and molecules related to such genes that may have diagnostic, therapeutic or drug-screening applications.

     GenQuest believes that it has several product development opportunities, broadly categorized as therapeutics and diagnostics, which are summarized below:

  Therapeutics

     Small molecule drug-screening and the resulting small molecule therapeutics. GenQuest and its prospective corporate partners may use GenQuest methodologies or genes to search for low molecular weight compounds that inhibit tumor cell growth or metastasis. These compounds may prove useful as orally bioavailable cancer therapeutics.

     Therapeutic monoclonal antibodies. GenQuest believes that its antibody products may, when administered to patients, promote tumor elimination or shrinkage, resulting in improved cancer patient response or survival rates. For example, GenQuest believes that monoclonal antibodies directed against surface protein targets may be used either directly to destroy these targets or as carriers of other therapeutic compounds for the destruction of tumor cells.

     Gene therapy. GenQuest believes that it or its prospective corporate partners may be able to introduce specific GenQuest genes into tumor cells to potentially kill such tumor cells or slow their growth. GenQuest believes that gene therapy may be a viable alternative to traditional cancer therapies.

     Therapeutic vaccines. GenQuest believes that its genes and gene products may be useful in vaccines that promote immune system destruction of tumor cells.

     Ex vivo adoptive cell therapy. GenQuest believes that it may be possible to harvest immune system cells from a cancer patient, activate them in vitro using genes or gene products discovered by GenQuest researchers, and return them to the patient to attack tumor cells.

  Diagnostics

     Diagnostic monoclonal antibodies. GenQuest's specific antibody products may be used to attach in vitro to proteins or other antigens that are preferentially produced by tumor cells, thereby providing a useful diagnostic tool. These antibodies may also be used for in vivo detection of tumor cells in patients, reducing the need for multiple organ biopsies. Through the identification of genes, their products and the development of specifically reactive antibodies, GenQuest believes it may bring valuable cancer diagnostic reagents to its corporate partners' cancer diagnostics programs.

     Nucleic acid probes. Using chemical- or isotope-labeled fragments of GenQuest's proprietary cancer genes that have been demonstrated to be markedly overexpressed in tumor cells, hybridization analysis may lead to determining whether biopsy specimens are contaminated with infiltrating tumor cells.

     Peptide and polypeptide probes. GenQuest believes that gene product fragments known as peptides and multiple peptides known as polypeptides can be used as the basis of diagnostic tests for cancer. Sera taken from cancer patients can be tested for their ability to interact with these peptides and polypeptides, confirming the presence of a given malignancy in the patient whose serum is being analyzed.

     Vaccine and ex vivo adoptive cell therapy applications of GenQuest's proprietary genes, as well as the use of these genes in therapy for the purposes of eliciting an immune response, are currently exclusively licensed to Corixa pursuant to a license and research collaboration agreement between GenQuest and Corixa. Other GenQuest technologies with potential therapeutic or diagnostic applications, including small molecule drug screening, therapeutic monoclonal antibodies and cancer gene therapy, are under active evaluation by existing corporate partners and/or are available for future collaborations. See
"-- Corporate Research Partnerships" and "-- Research Collaboration."

     GenQuest intends to seek corporate partnering arrangements that include upfront fees, research funding, milestone fees, and royalties on net sales of, or profit-sharing revenue from, products containing or developed using GenQuest's proprietary genes, gene products and/or assay technologies. GenQuest expects the amount of any such payments to vary depending on the particular product as well as the size of the potential market.

GENQUEST'S TECHNOLOGY PLATFORM

     GenQuest's technology platform currently consists of the following proprietary technologies: (i) methodologies for the discovery of genes associated with cancer; (ii) methodologies used to elucidate cellular responses to DNA damage; (iii) genes and cellular processes associated with senescence and apoptosis; (iv) technologies that enhance or inhibit cellular proliferation; and
(v) genes and cellular processes associated with terminal cell differentiation. These proprietary technologies represent two general approaches -- functional cancer gene discovery technologies and tumor antigen gene discovery technologies.

  Functional Cancer Gene Discovery Technologies

     RExCS: Rapid Expression Cloning System. GenQuest employs a proprietary cell line developed by researchers at Columbia University called Cloned Rat Embryo Fibroblast-Trans 6 ("CREF-Trans 6"), to detect and clone novel oncogenes. In practicing this technology, GenQuest isolates DNA from human tumor cells and inserts it into CREF-Trans 6 cells which are then allowed to form tumors in athymic mice. GenQuest scientists then remove these tumors and isolate the human tumor-inducing genes using techniques such as cDNA subtraction and differential display. cDNA subtraction is a molecular biology technique that allows investigators to identify genes that are expressed in one type of tissue and not expressed, or expressed at significantly lower levels, in another type of tissue. cDNA(s) representing populations of expressed genes obtained from normal tissue are mixed with cDNA populations harvested from tumor tissue. cDNAs from genes that are shared between both tissues form complexes and can be eliminated from further analysis. Remaining cDNA(s) representing genes expressed only in tumor tissue or only in normal tissue then can be separated and further analyzed. Differential display allows investigators to compare genes that are expressed in different cell types simultaneously. Cells are obtained from both tumor and normal tissue from individual cancer patients. Messenger RNA is prepared from both cell types and converted into cDNA. Patterns of cDNA expression from tumor and normal cells are then compared, leading to identification of cDNA(s) that are either uniquely expressed or dramatically over-expressed in tumor cells.

     DISH: Differentiation Induction Subtraction Hybridization. Using a method developed at Columbia University, GenQuest identifies and clones genes involved in normal cell growth by inducing cancerous, metastatic human melanoma cells to terminally, or irreversibly, differentiate into noncancerous cells. After this "differentiation induction" process, GenQuest scientists isolate melanoma differentiation-associated genes by hybridizing the DNA of the differentiated cells with nondifferentiated melanoma cell-line DNA and then removing all resulting hybridized DNA. By this method, GenQuest identifies genes expressed at above-normal levels in growth-arrested, differentiated human melanoma cells. GenQuest believes that such genes may function as tumor suppressor genes. After an initial screening of a small percentage of these genes, scientists at Columbia University identified and cloned several novel, and one known, tumor suppressor genes, all of which are exclusively licensed to GenQuest. Specific melanoma differentiation-associated ("mda") genes appear to be involved in important physiological processes, including control of normal cell growth, response to DNA damage, cell differentiation and cell senescence, or cell death. Scientists at Columbia University and GenQuest have found that a majority of the mda genes are expressed in healthy melanocytes, and believe these genes may be involved in maintaining normal cell growth. Such scientists have observed that when normal cells evolve into cancer cells, expression of certain mda genes declines. Preclinical results generated by scientists at Columbia University also indicate that mda genes may be important elements contributing to growth regulation and differentiation in other types of cancers in addition to melanoma.

     Progression Elevation Gene Isolation. Genes associated with enhanced tumor growth, or progression, can be identified through the use of cDNA subtraction. Using a specialized application of cDNA subtraction developed by Dr. Fisher, scientists at Columbia University and GenQuest have identified genes and fragments of genes that are expressed at elevated levels in rapidly growing tumor tissue. Expression of one of these genes, known as PEG-3, correlates with a marked increase in tumor growth rate and the development of blood vessels in the tumor. GenQuest is currently evaluating other genes that have been identified using this method for their role in tumor progression.

  Tumor Antigen Gene Discovery Technologies

     Differential Gene Expression. Corixa uses microarray cDNA expression technology to identify and analyze genes expressed in tumor cells that are not expressed, or are only expressed at low levels, in normal tissue. Corixa scientists first construct cDNA libraries that are enriched for cancer-related genes by subtracting from a library of total tumor cDNA those cDNAs that hybridize with cDNAs derived from multiple normal tissues. Certain of Corixa's collaborators then spot these subtracted libraries onto microchips which are then probed with labeled cDNAs from multiple tumor types and normal tissues. Analysis of hybridization patterns can reveal those genes that are differentially expressed in tumors compared to normal tissue. Corixa then applies the results of these analyses to identify genes that may be attractive candidates as vaccine antigens. In accordance with the amended license and collaboration agreement between GenQuest and Corixa, GenQuest has rights to cancer genes discovered by Corixa in the field of diagnostics and non-vaccine non-ex vivo therapeutics.

     Corixa SCID Mice. Corixa, together with certain of its collaborative partners, has developed technology for propagating primary human prostate, breast and other adenocarcinomas from biopsy specimens in SCID mice. GenQuest has rights to such SCID mice technology pursuant to its amended license and research collaboration agreement with Corixa. GenQuest scientists use the SCID mouse technology to passage tumors through successive generations of SCID mice, thus providing a supply of human tumor tissue for gene discovery efforts and an in vivo setting for evaluating potential therapeutic anti-tumor agents. See "Information Concerning Corixa -- Corixa's Vaccine Antigen Discovery Methodology -- Tumor Tissue Procurement and SCID Mouse Tumor Propagation."

GENQUEST'S PRODUCTS IN DEVELOPMENT

     GenQuest's discovery efforts are aimed at identifying genes associated with the development of human tumors. Once GenQuest identifies these genes, GenQuest intends to focus on the initial development of therapeutic and diagnostic products (i.e. therapeutic antibodies, diagnostic antibodies and nucleic acid probes and high-throughput drug-screening assays related to such genes). These initial development programs are also the primary focus of GenQuest's corporate partnering efforts.

  Therapeutics

     To date, a majority of GenQuest's product development activities have focused on three genes: PTI-1, mda-7 and PEG-3.

     Prostate Tumor Inducing Gene 1 ("PTI-1"). GenQuest believes that PTI-1 is a novel, dominant-acting prostate oncogene. Scientists at Columbia University and GenQuest have observed that expression of this gene leads to transformation in vitro of heterologous, noncancerous cells into cells having a cancerous phenotype and also leads to tumorigenicity of normal cells in vivo in animal models. On the basis of this data, screening for compounds that inhibit the gene's function or that interfere with either gene transcript expression or stability could represent important drug discovery strategies. GenQuest has developed several high-throughput drug screens to search for small molecules that are capable of interfering with PTI-1 gene expression to identify a subset of such compounds that may be novel anti-neoplastic drugs. Scientists at Columbia University have also observed that expression of an antisense, or reverse-sequence, version of PTI-1 conversely leads to reversal of the transformed phenotype in tumor cells in vitro and elimination of tumorigenicity in vivo. Based on this observation, GenQuest believes that gene therapy with antisense constructs also may represent an area of therapeutic potential.

     Melanoma Differentiation Associated Gene 7 ("mda-7"). GenQuest believes that mda-7 may be a universal tumor suppressor gene. Scientists at Columbia University and GenQuest have observed that expression of this gene in heterologous tumor cells results in loss or suppression of the transformed phenotype in vitro and loss of tumorigenicity in vivo in animal models. These scientists have also observed that expression of the mda-7 gene product correlates with the induction of senescence and apoptosis, or cell death, in certain tumor cells. In addition to suppressing tumorigenicity in various cell lines, Columbia University and GenQuest scientists have observed that expression of mda-7 reverses the malignant phenotype in certain oncogene-transformed tumors. Based on these observations, GenQuest believes that screening for compounds that "turn on" mda-7 gene expression represents an approach to discovering therapeutic products that control tumor transformation and growth.

     To pursue the discovery of such therapeutic products, GenQuest has developed a high-throughput, whole cell assay for the detection of mda-7 gene expression after exposure to small molecule libraries. Using this approach, GenQuest scientists expose melanoma cells to diverse chemical libraries, identify those cells that undergo terminal differentiation into noncancerous cells and examine these cells for expression of genes involved in the differentiation process. GenQuest's current screening format is configured to rapidly examine expression of mda-7 as well as other proprietary GenQuest tumor suppressor and senescence-related genes.

     Progression Elevated Gene 3 ("PEG-3"). GenQuest believes that PEG-3 is a tumor-progression gene. Scientists at Columbia University and GenQuest have observed that expression of this gene confers upon a tumor an enhanced tumor growth rate both in vitro and in vivo. Enhanced tumor growth in vivo correlates with a PEG-3 gene dependent increase in tumor vascularization, or angiogenesis. Research results indicate that the PEG-3 gene is expressed only at low levels in normal cells and that such expression is at above-normal levels following gamma irradiation, chemically-induced DNA damage, or activation of a cellular oncogene. In addition, scientists have observed that expression of PEG-3 in a variety of tumor types correlates with more rapid tumor growth and significantly reduced survival in animal models of malignancy.

     As a part of its development of PEG-3, GenQuest has developed a series of assays for screening small molecules for their ability to affect PEG-3 expression. The assays involve cells that are transfected with a specific oncogene capable of activating PEG-3 expression. These cells also contain the promoter for the PEG-3 gene linked to a luciferase reporter gene rather than to the PEG-3 coding region. The PEG-3 promoter is "on" in such cells due to oncogene expression, and as a result these cells constitutively, or constantly, express luciferase, which can be measured as a luminescent signal. The cells are screened against small molecule libraries and measured for inhibition of the luciferase signal. GenQuest believes that agents that reduce the luminescent signal could potentially be involved in the inhibition of the expression or activity of the oncogene, or the function of the PEG-3 promoter, or both. Agents that inhibit the PEG-3 promoter or oncogene expression or activity may be candidates for further evaluation as anti-neoplastic drugs.

  Diagnostics

     Through its efforts to identify genes that are "differentially expressed" in tumor and not in normal tissue, GenQuest believes it may be able to isolate tumor genes that are amenable to development as cancer diagnostics. In addition, GenQuest has sublicensed tumor genes through its amended license and collaboration agreement with Corixa and is continuing to evaluate promising gene and protein-based tumor markers for acquisition and commercial development. GenQuest currently anticipates that its diagnostic products will be used both in vitro and in vivo and will consist of (i) monoclonal antibodies used to detect the presence of the products of such genes, (ii) nucleic acid probes to detect the presence of DNA or RNA related to such genes and (iii) polypeptide and peptide probes used to detect the presence of antibodies to the products of such genes.

     Mammaglobin. As a result of its amended license and collaboration agreement with Corixa, GenQuest has certain option rights to a differentially-expressed gene associated with breast cancer known as mammaglobin. GenQuest believes that mammaglobin is potentially useful as a diagnostic for metastasized, or disseminated, breast carcinoma. Isolated from primary human breast carcinoma by scientists at Washington University at St. Louis, mammaglobin appears to be a novel gene expressed only in the adult mammary gland. To date, scientists at Corixa and Washington University have shown that mammaglobin appears to be over-expressed in numerous breast carcinoma cell lines and in primary human breast tumors. GenQuest believes the breast-specific expression of mammaglobin in the adult mammary gland and its overexpression in breast carcinoma suggest its use as a novel marker for the clinical management of disseminated breast cancer. GenQuest is currently investigating certain antibody, protein/peptide and nucleic acid diagnostic products involving mammaglobin.

     Nucleic Acid Probes to Differentially Expressed Genes. After novel, differentially-expressed genes are identified, GenQuest assesses them for potential use as nucleic acid-based diagnostics. Such diagnostic products would involve, for example, the use of a nucleic acid probe such as a DNA clone of all or a portion of a cancer-related gene to determine the presence of such gene in patient samples. A number of candidate diagnostic markers have been identified in the settings of prostate, breast, and lung cancer. GenQuest believes nucleic acid probe diagnostic markers have potential commercial application in serological diagnostic tests and in immunohistochemical analyses using in situ hybridization. GenQuest intends to seek corporate partners who have a strategic interest in developing such tests.

CORPORATE PARTNERSHIPS

     GenQuest's strategy is to establish corporate partnerships for the development and commercialization of novel genes and diagnostic, therapeutic and drug-screening applications of such genes in the field of cancer. In such corporate partnerships, GenQuest intends to seek upfront fees, research funding, milestone fees, and royalties or a share of net profits associated with the sales of products containing or developed using GenQuest's proprietary genes, gene products and/or assay technologies.

     GenQuest has corporate partnerships with the following companies:

     Corixa. In February 1996, Corixa and GenQuest entered into a license and research collaboration agreement under which Corixa and GenQuest each licensed to the other rights in certain cancer technology fields. Corixa granted GenQuest an exclusive worldwide license to certain of Corixa's existing non-vaccine technology and technology to be developed by Corixa under the joint research program in the field of cancer diagnostics and non-vaccine cancer therapeutics. GenQuest granted Corixa an exclusive worldwide license to GenQuest's existing technology and technology to be developed under the joint research program in the field of cancer vaccines and ex vivo cellular therapy of cancer. Both Corixa and GenQuest agreed to pay royalties on any sales of products incorporating licensed technology, except that with respect to genes and gene products developed by GenQuest during the funded research program, GenQuest is not obligated to pay any royalties to Corixa. In addition, Corixa has agreed to assume remaining royalty obligations of GenQuest to Columbia University on products incorporating the licensed technology. Under the license agreement with Corixa, there are limitations on Corixa's ability to enter into certain relationships outside its core business of vaccine technologies. In December 1996, Corixa and GenQuest entered into a series of collaborative agreements amending the original license and research collaboration agreement. Under the amended license and collaboration agreement, GenQuest agreed to provide an aggregate of $5.7 million in research funding to Corixa over a three-year period to support Corixa's program to discover cancer genes, related antigens and cancer-related gene products.

     In connection with the amended license and collaboration agreement with GenQuest entered into in December 1996, Corixa entered into a management services agreement under which Corixa provides financial, legal, administrative, management and related services to GenQuest. In exchange for such services, GenQuest pays Corixa a nominal management fee and reimburses Corixa for direct expenses associated with providing such services. Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Operating Officer and Chief Financial Officer are required to provide specific services to GenQuest under the management services agreement, and other members of Corixa's employee management team are required to provide general support. The management services agreement terminates upon the earlier of (i) 90 days following the expiration of the Corixa's right to purchase all of the outstanding shares of GenQuest's capital stock pursuant to the Call Option Agreement, (ii) 90 days following the date Corixa purchases GenQuest's capital stock pursuant to such right, or (iii) at the option of either Corixa or GenQuest, upon the termination of the amended license and collaboration agreement. See "The Merger -- Material Contacts," "The Merger -- Conflicts of Interests," "Information Concerning
Corixa -- Relationship with GenQuest" and "Certain Relationships and Related Transactions of Corixa."

     Introgen Therapeutics, Inc. In February 1998, GenQuest and Introgen Therapeutics, Inc. ("Introgen") entered into a collaboration agreement pursuant to which GenQuest transferred certain biological materials to Introgen, and Introgen was granted an option to license the mda-7 gene for use in human gene therapy for cancer. Terms of a license agreement to be entered into in the event such option is exercised have been negotiated between the two companies. GenQuest has received an upfront payment, and will also receive certain research funding, milestone payments, and royalties on potential product sales under the terms of the license agreement. If such option is exercised, Introgen will have exclusive worldwide rights to the mda-7 gene in the field of gene therapy. In the event Introgen exercises its option to license mda-7, Introgen and GenQuest will work together to develop the appropriate gene therapy constructs and perform preclinical testing of potential products. Additionally, in the event the option to license is exercised, Introgen will be responsible for the clinical testing of mda-7 for use in gene therapy.

RESEARCH COLLABORATION

     Arqule, Inc. In August 1997, Arqule, Inc. ("Arqule") and GenQuest entered into an agreement to identify and develop novel, small molecule drug candidates for the treatment of human cancers. Under the terms of the agreement, Arqule provides GenQuest with proprietary chemical arrays for screening against GenQuest's gene targets. Promising compounds identified through this initial in vitro screening will then be chemically modified by Arqule for secondary screening at GenQuest. Compounds that are successful at the stage of secondary screening may become candidates for preclinical and animal testing. GenQuest and Arqule would divide ownership rights to any active compounds discovered and share any revenues associated with the successful corporate partnering and commercialization of such compounds.

AGREEMENT WITH COLUMBIA UNIVERSITY

     In July 1997, GenQuest and Columbia University entered into a research and license agreement amending an agreement originally entered into in June 1996. Under the amended research and license agreement, GenQuest agreed to provide certain research funding to Dr. Fisher's laboratory at Columbia University through October 1999, and Columbia University granted GenQuest an exclusive worldwide license to certain technology that either arises from such funded research or that has resulted from previous research conducted by Dr. Fisher at Columbia University. Such licensed technology includes certain patents and patent applications covering the PTI-1, mda-7 and PEG-3 genes. GenQuest must achieve certain milestones in the development of such licensed technology with respect to diagnostic and therapeutic applications in order to maintain exclusivity of the license for such application. In the event GenQuest fails to achieve any milestone for a particular application, Columbia University may convert the grant with respect to such application from an exclusive license to a non-exclusive license or may terminate such license entirely. In addition to the research funding, GenQuest agreed to pay Columbia University certain non-refundable license fees, sublicense fees and royalty payments on any product sales, and has issued Columbia University 250,000 shares of GenQuest Common Stock. Columbia University is entitled to receive up to an additional 75,000 shares of GenQuest Common Stock upon the achievement of certain milestones. See "The Merger -- Material Contacts," "The
Merger -- Conflicts of Interest" and "Information Concerning
Corixa -- Relationship with GenQuest."

PATENTS AND INTELLECTUAL PROPERTY

     Where appropriate, GenQuest intends to actively file patents on new genes and methodologies developed both at its laboratory in New York and, under its collaborative relationship with Corixa, at Corixa's laboratory in Seattle. Under the terms of its amended license and collaboration agreement with Corixa, GenQuest has an exclusive option to license all cancer diagnostic and non-vaccine therapeutic rights to over 500 tumor-associated gene sequences discovered by Corixa, as well as selected technologies, all of which could be made available to corporate partners for further development.

     As of May 31, 1998, GenQuest owned or had licensed 7 issued United States patents that expire at various times between June 2011 and January 2016, 14 corresponding issued foreign patents, 63 pending United States patent applications, as well as 7 corresponding international filings under the Patent Cooperation Treaty and 59 pending foreign national patent applications. The above numbers reflect GenQuest's license from Corixa of 4 issued United States patents that expire between June 2011 and April 2015, 14 corresponding issued foreign patents, 26 pending United States patent applications, as well as 2 corresponding international filings under the Patent Cooperation Treaty and 27 pending foreign national patent applications.

     The patent positions of biotechnology companies, including those of GenQuest, are highly uncertain and involve complex legal and factual questions for which important legal principles are unresolved. Several academic and corporate entities currently are attempting to identify and patent gene fragments and full-length genes, the functions of many of which have not been well characterized, as well as fully-characterized genes. There is substantial uncertainty regarding the potential for patent protection for gene fragments or genes without known function or correlation with specific diseases. To the extent that any patents issue to other parties on such partial or full-length genes, there is increased risk that the products and processes of GenQuest and its corporate partners may give rise to claims of patent infringement. The public availability of partial or full sequence information or the existence of patent applications related thereto, even if not accompanied by relevant function or disease association, prior to the time GenQuest applies for patent protection on a corresponding gene could adversely affect GenQuest's ability to obtain patent protection for its genes or gene fragments. There can be no assurance that GenQuest, its corporate partners or its licensors have or will develop or obtain rights to products or processes that are patentable, that patents will issue from any of the pending applications owned or licensed by GenQuest or its corporate partners, that any claims allowed will issue, or in the event of issuance, will be sufficient to protect the technology owned by or licensed to GenQuest or its corporate partners. There can also be no assurance that GenQuest's or its corporate partners' current patents, or patents that issue on pending applications, will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to GenQuest. Patent applications in the United States are maintained in secrecy until patents issue, patent applications in certain foreign countries are not generally published until many months or years after they are filed, and publication of technological developments in the scientific and patent literature often occur long after the date of such developments. Accordingly, GenQuest cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     The commercial success of GenQuest depends significantly on its ability to operate without infringing patents and proprietary rights of third parties, and there can be no assurance that GenQuest's and its corporate partners' technologies do not or will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to GenQuest or its corporate partners. In addition, GenQuest is unable to determine the patents or patent applications that may materially affect GenQuest's or its corporate partners' ability to make, use or sell any products. The existence of third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to GenQuest or its corporate partners and limit the ability of GenQuest or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, GenQuest or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that GenQuest or its corporate partners will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or will be able to obtain or develop alternative technologies. If GenQuest or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is not obtained, or alternative technologies are not obtained or developed, GenQuest or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on GenQuest's business, financial condition and results of operations.

     There can be no assurance that third parties will not independently develop similar or alternative technologies to those of GenQuest, duplicate any of the technologies of GenQuest, its corporate partners or its licensors, or design around the patented technologies developed by GenQuest, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on GenQuest's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to GenQuest or its corporate partners or to determine the scope or validity of a third party's proprietary rights. GenQuest could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if GenQuest participates in patent suits brought against or initiated by its corporate partners or if GenQuest initiates such suits, and there can be no assurance that funds or resources would be available to GenQuest in the event of any such litigation. Additionally, there can be no assurance that GenQuest or its corporate partners would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject GenQuest to significant liabilities, require disputed rights to be licensed from other parties or require GenQuest or its corporate partners to cease using certain technology, any of which may have a material adverse effect on GenQuest's business, financial condition and results of operations.

     GenQuest also relies on trade secrets and proprietary know-how, especially in circumstances where patent protection is not believed to be appropriate or obtainable. GenQuest's policy is to require each of its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with GenQuest. These agreements generally provide that all confidential information developed or made known to the individual during the course of such relationship will be kept confidential and not disclosed to third parties except in specified circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to GenQuest shall be the exclusive property of GenQuest. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that GenQuest's trade secrets will not otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on GenQuest's business, financial condition and results of operations.

     GenQuest is a party to certain license agreements that give it rights to use certain technologies in its research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by GenQuest and its corporate partners, licensors, scientific collaborators and consultants. There can be no assurance that GenQuest will be able to maintain its proprietary position or that third parties will not circumvent any proprietary protection GenQuest does have. The failure of GenQuest to maintain exclusive or other rights to such technologies could have a material adverse effect on GenQuest's business, financial condition and results of operations.

INDUSTRY AND COMPETITION

     The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery, research and development of products that could compete directly with products GenQuest is seeking to develop.

     The field of genomics research has expanded rapidly. Thousands of genes that may play a role in the development of cancer have been discovered and the determination of various applications of such genes, including diagnostic, therapeutic and drug-screening applications targeted by GenQuest, is proceeding quickly. GenQuest believes the rapid expansion of genomics research is largely due to a growing recognition that many major diseases and other health problems have some genetic basis and technological advances that have led to increasingly rapid nucleic acid sequencing and mapping capabilities. These technological approaches are also being applied to understanding, diagnosing and treating cardiovascular diseases, psychiatric disorders, obesity and metabolic and autoimmune diseases. Early high-throughput sequencing approaches have been replaced by functional and gene expression analyses that better determine genetic targets that are both related to a particular disease and amenable to therapeutic and diagnostic development. A number of biotechnology companies are currently engaged in gene discovery and early stage drug development in the field of cancer, including Genzyme Molecular Oncology, Millenium Pharmaceuticals, Inc. ("Millenium"), Onyx Pharmaceuticals, Inc. and Geron Corporation.

     Increasingly, genomics companies are seeking to extend the breadth of their technologies to better attract and serve corporate partners, particularly large pharmaceutical companies. This trend has led to consolidation by certain companies in the industry in an attempt to access a broad array of gene discovery and drug development expertise and to gain improved economies of scale. In the period from 1996 to early 1998, examples of such consolidation can be seen in Millenium's acquisition of ChemGenics Pharmaceuticals, Inc. in order to gain access to drug screening and chemistry expertise, Progenitor, Inc.'s acquisition of Mercator Genetics, Inc. in an effort to strengthen Progenitor's genomics capability, and Incyte Pharmaceuticals, Inc.'s acquisition of Synteni, Inc. in an attempt to advance Incyte's strategy of accessing a broad spectrum of gene discovery platforms.

EMPLOYEES

     As of May 31, 1998, GenQuest employed 8 personnel, all in research and development at its New York laboratory facility. Corixa provides financial, legal, administrative and business development services under the terms of a management services agreement. See "The Merger -- Material Contacts" and "The Merger -- Conflicts of Interest." Each of GenQuest's employees has signed a confidentiality agreement and none are covered by a collective bargaining agreement. GenQuest has never experienced employment-related work stoppages and considers its employee relations to be good.

PROPERTIES

     GenQuest maintains its headquarters in Seattle, Washington and a separate laboratory facility in New York City where it leases approximately 3,000 square feet of laboratory, discovery, research and development and general administrative space. As of May 31, 1998, GenQuest's monthly rent for its New York laboratory, including amortization of tenant improvements, was approximately $13,000. The lease for this facility expires in May 2000.

SCIENTIFIC ADVISORY BOARD

     In 1997, GenQuest established a scientific advisory board, consisting of a number of researchers in the field of molecular genomics, molecular oncology and experimental cancer therapy, to consult with GenQuest's scientists and to advise GenQuest on its research and development programs. GenQuest's scientific advisory board includes the following individuals:

     Carlo M. Croce, M.D., is Director of Kimmel Cancer Institute, Director of Kimmel Cancer Center, and Professor and Chairman, Department of Microbiology and Immunology, Jefferson Medical College of Thomas Jefferson University, Philadelphia, Pennsylvania.

     Hal Edward Broxmeyer, Ph.D., is the Chairman and Mary Margaret Walther Professor of Microbiology and Immunology, Professor of Medicine, Scientific Director of the Walther Oncology Center at Indiana University, School of Medicine in Indianapolis, Indiana.

     Webster K. Cavenee, Ph.D., is the Director of the Ludwig Institute for Cancer Research and Professor of Medicine at the University of California in San Diego, California.

     Ronald DePinho, M.D., is a Professor of Medicine and Genetics at the Dana-Farber Cancer Institute of Harvard Medical School in Boston, Massachusetts and was previously the Feinberg Senior Faculty Scholar in Cancer Research at Albert Einstein College of Medicine in New York City, New York.

     Paul Fisher, Ph.D., is a Director of Neuro-Oncology Research, Professor of Clinical Pathology, and a Chernow Research Scientist in the Departments of Neurosurgery, Pathology, and Urology at the College of Physicians and Surgeons of Columbia University in New York City, New York.

     Stephen Friend, M.D., Ph.D., is a Professor of Pathology at the University of Washington. Dr. Friend is also a Member and Head of the Program of Molecular Pharmacology, Fred Hutchinson Cancer Research Center, Director of the Seattle Project, and Founder and Chief Scientific Officer of Rosetta Inpharmatics, Inc. of Kirkland, Washington.

     Arthur Pardee, Ph.D., is a Professor of Biological Chemistry and Molecular Biology at the Dana-Farber Cancer Institute of Harvard Medical School in Boston, Massachusetts.

     Jerry W. Shay, Ph.D., is a Professor of Cell Biology and Neuroscience at the University of Texas Southwestern Medical Center in Dallas, Texas.

     Samuel Waxman, M.D., is the Zena and Michael A. Wiener Professor of Medicine and Director of Rochelle Belfer Chemotherapy Foundation Laboratory, Division of Neoplastic Diseases, Department of Medicine, Mount Sinai School of Medicine. Dr. Waxman is also Honorary Professor and Co-Director of the Joint Center for Clinical and Experimental Research in Differentiation Therapy of Cancer at the Shanghai Second Medical University.

                              MANAGEMENT OF CORIXA

     At the Effective Time, GenQuest will cease its corporate existence and Chinook will remain as the surviving corporation and a wholly-owned subsidiary of Corixa. The existing officers and directors of Corixa shall remain in such positions for Corixa following consummation of the Merger. Mark McDade and Michelle Burris will be the initial officers and directors of Chinook following consummation of the Merger. The officers, directors and key employees of Corixa, and their ages as of June 22, 1998, are as follows:

                NAME                   AGE                          POSITION
                ----                   ---                          --------
Steven Gillis, Ph. D.................  45     President, Chief Executive Officer and Director
Mark McDade..........................  43     Executive Vice President, Chief Operating Officer and
                                              Director
Steven Reed, Ph.D....................  47     Executive Vice President and Chief Scientific Officer
Kenneth Grabstein, Ph.D..............  47     Vice President and Director of Immunology
Michelle Burris......................  32     Vice President and Chief Financial Officer
Syamal Raychaudhuri, Ph.D............  44     Vice President and Director of Vaccine Research
Martin Cheever, M.D..................  54     Vice President and Director of Medical Affairs
Joseph S. Lacob(2)...................  42     Chairman of the Board of Directors
Arnold L. Oronsky, Ph.D.(1)(2).......  57     Director
Andrew E. Senyei, M.D.(1)(2).........  48     Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Steven Gillis, Ph.D. has served as President and Chief Executive Officer of Corixa since 1994. From 1996 to the present, Dr. Gillis has also served as Acting Chief Executive Officer and a director of GenQuest. Dr. Gillis was a founder of Immunex Corporation ("Immunex"), a biotechnology company. From 1981 to 1994, Dr. Gillis served as Executive Vice President and Director of Research and Development of Immunex, and from 1993 to 1994, served as Acting Chief Executive Officer and Chairman of the Board of Immunex. From 1990 to 1994, Dr. Gillis also served as President and Chief Executive Officer of Immunex Research and Development Corporation, a wholly owned subsidiary of Immunex, and Chief Scientific Officer of Immunex. In addition, Dr. Gillis is a director of both Micrologix Biotech, Inc. and Genesis Research and Development Corporation Limited. Dr. Gillis serves on the Scientific Advisory Board of Medarex Corporation. Dr. Gillis graduated from Williams College with a B.A. in Biology and English in 1975 and received his Ph.D. in Biological Sciences form Dartmouth College in 1978.

     Mark McDade has served as Executive Vice President and Chief Operating Officer of Corixa since 1994. From 1996 to the present, Mr. McDade has also served as Acting Vice President and a director of GenQuest. From 1993 to 1994, Mr. McDade served as Chief Operating Officer of Boehringer Mannheim Therapeutics, a pharmaceutical company, heading its worldwide pharmaceutical operations. From 1991 to 1992, Mr. McDade was an independent consultant providing business development and strategic consulting to a number of biopharmaceutical and pharmaceutical companies. From 1983 to 1991, Mr. McDade held various positions with Sandoz, Ltd., a pharmaceutical company. Mr. McDade graduated from Dartmouth College with a B.A. in History in 1977 and received his M.B.A. from Harvard University in 1984.

     Steven Reed, Ph.D. has served as Executive Vice President and Chief Scientific Officer of Corixa since 1994. From 1993 to the present, Dr. Reed has served as an Associate Professor of Pathobiology at the University of Washington. From 1993 to the present, he served as a director of IDRI, which he founded. From 1984 to the present, Dr. Reed has served as a Professor (Adjunct) of Medicine at the Cornell University Medical College. From 1984 to 1993, Dr. Reed served as a Senior Scientist at the Seattle Biomedical Research Institute. Dr. Reed graduated from Whitman College with a B.A. in Biology in 1973 and received his Ph.D. in Microbiology from the University of Montana in 1979.

     Kenneth Grabstein, Ph.D. has served as Vice President and Director of Immunology of Corixa since 1994. From 1992 to 1994, Dr. Grabstein was Director of Cellular Immunology and Director of the Flow Cytometry

Facility at Immunex Research and Development Corporation. From 1995 to the present, he has served as Affiliate Investigator of the Clinical Research Division of the Fred Hutchinson Cancer Research Center. Dr. Grabstein graduated from the University of California, Berkeley with a B.A. in Zoology in 1973 and received his Ph.D. in Immunology from the University of California, Berkeley in 1982.

     Michelle Burris has served as Vice President and Chief Financial Officer of Corixa since January 1998. From February 1997 to January 1998, she was Vice President of Finance and Administration of Corixa. From 1996 to February 1997, she was Director of Finance and Administration of Corixa. From 1995 to 1996, she was Controller at Corixa. Ms. Burris held several finance and planning positions at The Boeing Company, an aerospace company, most recently serving as Manager of Planning and Performance for the Commercial Airplane Group. Ms. Burris is a Certified Public Accountant, and she graduated from George Mason University with a B.S. in Marketing and Statistics in 1987 and received her M.B.A. from Seattle University in 1991.

     Syamal Raychaudhuri has served as Vice President of Corixa since February 1997 and has served as Director of Vaccine Research since 1994. From 1993 to 1994, he was Director of Immunology for Actigen, Inc., a biotechnology company, which merged into Corixa in May 1996. From 1987 to 1993, he was a Senior Scientist in the Department of Cellular Immunology of IDEC Pharmaceuticals Corporation, a biopharmaceutical company. Dr. Raychaudhuri graduated from the University of Calcutta with a B.S. in Chemistry in 1972 and received his Ph.D. in Biochemistry from the University of Calcutta in 1980.

     Martin Cheever, M.D., Ph.D. has served as Vice President and Director of Medical Affairs of Corixa since December 1997. During that time he also served as an Affiliate Investigator for the Clinical Research Division for Fred Hutchinson Cancer Research Center and as Clinical Professor of Medicine, Division of Oncology for the University of Washington. From 1987 to December 1997, Dr. Cheever was a Professor of Medicine and a Member of the Division of Oncology, University of Washington School of Medicine. From 1981 to 1987, Dr. Cheever served as an Associate Professor of Medicine, Division of Oncology, University of Washington and a Assistant Member, Fred Hutchinson Cancer Research Center. Dr. Cheever graduated from the University of Michigan, Ann Arbor in 1966, and received his M.D. from the University of Michigan School of Medicine, Ann Arbor, Michigan in 1970.

     Joseph S. Lacob has served as Chairman of the Board of Corixa since 1994. Mr. Lacob has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since May 1987. Mr. Lacob is currently the Chairman of the Board of CellPro, Incorporated, Microcide Pharmaceuticals, Inc., Corixa and Cardima, Inc. He also serves on the Board of Directors of Heartport, Inc., IsoStent and several other privately-held biotechnology, medical device and health care service companies. Mr. Lacob graduated from the University of California, Irvine in 1978 with a B.S. in Biological Sciences and received his M.P.H. from the University of California, Los Angeles in 1979. Mr. Lacob also received his M.B.A. from the Stanford Graduate School of Business in 1983.

     Arnold L. Oronsky, Ph.D. has served as a director of Corixa since 1994. He is currently Chairman of the Board of Directors of Coulter Pharmaceuticals Inc. ("Coulter"), a biopharmaceutical company and a director of Signal Pharmaceutical Inc. From 1995 to 1996, Dr. Oronsky served as President and Chief Executive Officer of Coulter. From 1994 to the present, Dr. Oronsky has been a general partner at InterWest Partners, a venture capital firm. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky graduated from University College, New York University with a B.A. in History in 1962 and received his Ph.D. in Biochemistry from Columbia University in 1968.

     Andrew E. Senyei, M.D. has served as a director of Corixa since 1994. Dr. Senyei has been a general partner of Enterprise Partners, a venture capital firm, since 1988. Dr. Senyei was a founder of Molecular Biosystems, Inc. and serves on the board of directors of several private technology companies. Prior to joining Enterprise Partners, Dr. Senyei was a practicing clinician and Adjunct Associate Professor of Obstetrics,

Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei graduated from Occidental College with a B.A. in Biology in 1972 and received his M.D. from Northwestern University in 1979.

BOARD OF DIRECTORS COMMITTEES, COMPENSATION OF DIRECTORS AND OTHER INFORMATION

     All directors hold office until the next annual meeting of stockholders of Corixa and until their successors have been elected and qualified. The officers of Corixa are appointed annually and serve at the discretion of the Corixa Board.

     The Corixa Board held a total of four meetings during the year ended December 31, 1997. Corixa has an Audit Committee and a Compensation Committee of the Corixa Board. Each incumbent director attended at least 75% of the aggregate number of meetings of the Corixa Board and meetings of the committees of the Corixa Board on which he serves. There are no family relationships among any of the directors or executive officers of Corixa.

     During 1997, the Compensation Committee consisted of Mr. Lacob and Dr. Senyei, two of Corixa's non-employee directors, and acted one time by written consent during the last fiscal year. Its functions are to review and approve the compensation and benefits for Corixa's executive officers, administer Corixa's stock purchase and stock option plans and make recommendations to the Corixa Board regarding such matters. In February 1998, Dr. Oronsky, a non-employee director, was appointed to the Compensation Committee, which has met once to date during the current year.

     The Audit Committee currently consists of Dr. Oronsky and Dr. Senyei, two of Corixa's non-employee directors, and met once during the year ended December 31, 1997. Its functions are to review the scope and results of financial audits and other services performed by Corixa's independent accountants and to make recommendations to the Corixa Board regarding such matters.

     Non-employee directors currently receive no cash fees for services provided in that capacity. Corixa has adopted the 1997 Directors' Stock Option Plan under which current and future non-employee directors will be eligible to receive stock options in consideration of their services. See "-- Stock Option and Incentive Plans -- 1997 Directors' Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as set forth below and in "Certain Relationships and Related Transactions of Corixa," no interlocking relationship exists between the Corixa Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     Steven Gillis is Acting Chief Executive Officer and a director of GenQuest and Mark McDade is Acting Vice President and a director of GenQuest. Steven Reed and Mr. McDade are directors of IDRI. Dr. Gillis is a director of Micrologix Biotech, Inc. and Genesis Research and Development Corporation Limited. While there is no specified amount of time that Dr. Gillis and Mr. McDade are required to devote to their respective duties as officers of GenQuest, Corixa estimates that at the present time Dr. Gillis and Mr. McDade each devote less than 20% of their respective time to such duties. Neither Dr. Gillis nor Mr. McDade receive compensation from GenQuest in connection with the services they perform for GenQuest. See "Certain Relationships and Related Transactions of Corixa."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Corixa's Fifth Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director, except for liability (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which a director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as an injunction or recission based upon a director's breach of the duty of care. In addition, Corixa has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

     Corixa's Bylaws provide that Corixa shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. Corixa believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits Corixa to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of Corixa upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     Corixa has entered into separate indemnification agreements with each of its directors and officers. These agreements require Corixa, among other things, to indemnify such director or officer against certain expenses (including attorney's fees), judgments, fines and settlement amounts (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corixa (subject to certain exceptions, including Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Exchange Act) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Corixa. Corixa believes that its Fifth Amended and Restated Certificate of Incorporation, Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Corixa is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Corixa where indemnification will be required or permitted. Corixa is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

STOCK OPTION AND INCENTIVE PLANS

  Amended and Restated 1994 Stock Option Plan

     Corixa's Amended and Restated 1994 Stock Option Plan (the "1994 Plan") was originally adopted by the Corixa Board in October 1994 and approved by the stockholders in October 1995, amended and restated in August 1996, which amendment and restatement was approved by the stockholders in July 1997, and amended and restated again in July 1997, which amendment and restatement was approved by the stockholders in September 1997. The 1994 Plan provides for the grant to employees of Corixa (including officers and employee directors) of incentive stock options ("ISOs") within the meaning of Section 422 of the Code and for the grant of nonstatutory stock options ("NSOs") and to employees, directors and consultants of Corixa. The 1994 Plan is administered by the Corixa Board or the Compensation Committee (the "Administrator"). The maximum number of shares that may be subject to options granted to any one employee under the 1994 Plan for any fiscal year is 500,000.

     The Administrator has the authority to grant ISOs to employees of Corixa and to grant NSOs to employees, directors and consultants of Corixa. The Administrator determines which individuals will be granted options under the 1994 Plan and the terms of such options, including the exercise price, the number of shares subject to such options, the maximum term for which such options are to remain outstanding, the date upon which such options are to become exercisable and the vesting schedule, if any, applicable to such options, provided that the Administrator, in its discretion, may determine that an optionee shall have the right to exercise some or all of his or her options, including options that would not otherwise be exercisable. The exercise price of each ISO granted under the 1994 Plan must be at least equal to the fair market value of Corixa Common Stock on the date of grant. The exercise price of each NSO granted under the 1994 Plan must equal at least 85% of the fair market value of Corixa Common Stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of Corixa's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of Corixa Common Stock on the date of grant. Payment of the exercise price may be made in cash, by check, in the Administrator's discretion, by promissory note (for optionees other than non-employee directors), in shares of properly registered Corixa Common Stock (valued at the fair market value as of the exercise date of the option) that meet certain holding requirements or, to the extent the option is exercised for vested shares, through a special sale and remittance procedure conducted by a Corixa-designated brokerage firm whereby Corixa is paid sufficient funds to cover the aggregate exercise price of the purchased shares as well as all taxes that Corixa would be required to withhold as a result of such exercise.

     The term of a stock option granted under the 1994 Plan may not exceed 10 years; provided, however, that the term of an ISO granted to a 10% Stockholder may not exceed five years. No option may be transferred by an optionee other than by will or the laws of descent and distribution, except that an NSO may be assigned in accordance with the terms of a domestic relations judgment, decree or order (substantially complying with the requirements of Section 414(p) of the Code) conveying marital property rights to any spouse or former spouse of the optionee pursuant to applicable state domestic relations laws, and provided that the Administrator may, in its discretion, grant transferable NSOs pursuant to stock option grants specifying (i) the manner in which such NSOs are transferable and (ii) that any such transfer shall be subject to applicable laws. Except as set forth in the foregoing sentence, each option may be exercised during the lifetime of the optionee only by such optionee. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all Corixa plans and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as NSOs. In the event of a proposed dissolution or liquidation of Corixa, the 1994 Plan requires that each outstanding option terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the change in control. In the event of a proposed sale of all or substantially all of the assets of Corixa or the merger of Corixa with or into another corporation, (i) if the options are assumed or an equivalent option is substituted, one half of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger, (ii) if the options are not assumed or an equivalent option is not substituted, all of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger, and (iii) if an executive officer of Corixa is terminated without cause within six months following the consummation of such sale or merger, all of the entire unvested portion of option grants to such executive officer shall be deemed to have vested and become fully exercisable immediately prior to such termination. Upon the termination of an optionee's employment or other relationship with Corixa, such optionee will have a limited time within which to exercise any outstanding options, which time period will vary depending on the reason for termination. The Administrator has the discretion to grant options that are exercisable for unvested shares of Corixa Common Stock and, to the extent that an optionee holds options for such unvested shares of Corixa Common Stock upon termination, Corixa will have the right to repurchase any or all of the unvested shares at the per-share exercise price paid by the optionee for the unvested shares.

     Pursuant to the July 1997 amendment to the 1994 Plan, the number of authorized shares is subject to automatic increase, on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to 3% of the number of shares of Corixa Common stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

     The Corixa Board has the authority to amend the 1994 Plan as long as such action does not adversely affect the rights and obligations with respect to options or unvested stock issuances then outstanding under the 1994 Plan, and provided further that stockholder approval is required to increase the number of shares subject to the 1994 Plan (other than for permissible adjustments in the event of certain changes in Corixa's capitalization and as described above), to materially modify the eligibility requirements for 1994 Plan participation, or to materially increase the benefits accruing to participants under the 1994 Plan. If not terminated earlier, the 1994 Plan will terminate in 2007.

     As of June 22, 1998, options to purchase a total of 212,006 shares of Corixa Common Stock had been exercised, options to purchase a total of 1,442,014 shares at a weighted average exercise price of $2.77 per share were outstanding and an aggregate of 710,188 shares remained available for future option grants under the 1994 Plan.

  1997 Directors' Stock Option Plan

     The Directors' Plan was adopted by the Corixa Board in July 1997. A total of 250,000 shares of Corixa Common Stock has been reserved for issuance under the Directors' Plan. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002, in an amount equal to 50,000 shares of Corixa Common Stock or such lesser amount as the Corixa Board may establish. The Directors' Plan provides for the grant of NSOs to non-employee directors of Corixa. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Corixa Board. The Directors' Plan provides that each person who becomes a non-employee director of Corixa after October 2, 1997, the date of Corixa's initial public offering, shall be granted NSOs to purchase 15,000 shares of Corixa Common Stock (the "First Option"). Thereafter, on the first day of each fiscal year of Corixa on or after 1997, each non-employee director shall be automatically granted an additional option to purchase 5,000 shares of Corixa Common Stock (a "Subsequent Option"), provided that, on such date, he or she shall have served on the Corixa Board for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 1/36th of the total number of shares subject to the First Option each month after the date of grant of the First Option, and each Subsequent Option shall become exercisable in installments as to 1/12th of the total number of shares subject to the Subsequent Option each month after of the date of grant of that Subsequent Option. The exercise price of all options granted under the Directors' Plan shall be equal to the fair market value of Corixa Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. In the event of the dissolution or liquidation of Corixa, a sale of all or substantially all of the assets of Corixa, the merger of Corixa with or into another corporation in which Corixa is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of Corixa entitled to vote are exchanged, each non-employee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding Corixa or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization. The Corixa Board may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding options, and the provisions regarding the grant of options under the Directors' Plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended, or the Code. If not terminated earlier, the Directors' Plan will terminate on October 2, 2007.

     As of June 22, 1998, options to purchase a total of 60,000 shares at a weighted average exercise price of $12.36 per share were outstanding and an aggregate of 190,000 shares remained available for future option grants under the Directors' Plan.

  1997 Employee Stock Purchase Plan

     The 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Corixa Board in July 1997. A total of 125,000 shares of Corixa Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of twelve months duration, with new offering periods (other than the first offering period) commencing on or about February 1 and August 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. The initial offering period began on October 2, 1997, the date of Corixa's initial public offering, and will continue through July 31, 1998, with the first purchase date occurring on January 31, 1998 and subsequent purchase dates to occur every six months thereafter. The Purchase Plan permits eligible employees to purchase Corixa Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Corixa Common Stock at the beginning of the offering period and on the purchase date. If the fair market value of the Corixa Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twelve month offering period will automatically begin on the first business day following the purchase date with a new fair market value. The maximum number of shares an employee may purchase during each offering period will be determined on the offering date by dividing $25,000 by the fair market value of a share of Corixa Common Stock on the offering date (subject to certain limitations imposed by the Code).

     Employees may end their participation in an offering at any time during the offering period prior to the purchase date, and participation ends automatically on termination of employment with Corixa. The Purchase Plan provides that in the event of a merger of Corixa with or into another corporation or a sale of substantially all of Corixa's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Corixa Board shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The number of authorized shares is subject to automatic increase, on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance at such time is less than one percent of the outstanding Common Stock, then the number of shares reserved for issuance shall be increased until it equals one percent of the outstanding Common Stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Corixa Board. The Corixa Board has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will terminate in 2017.

     As of June 22, 1998, 1,099 shares of Corixa Common Stock had been purchased and 123,901 shares remained available for future purchase under the Purchase Plan.

  401(k) Plan

     Corixa has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of Corixa's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1998) and to have the amount of such reduction contributed to the 401(k) Plan. Corixa did not match contributions before the fiscal year 1998. Effective January 1, 1998, Corixa implemented a 401(k) matching program whereby Corixa contributes twenty-five cents for each dollar a participant contributes, with a maximum contribution of 25% of the first 8% of a participant's earnings, not to exceed 25% of the prescribed annual limit. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by Corixa to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Corixa, if any, will be deductible by Corixa when made. At the direction of each participant, Corixa invests the assets of the 401(k) Plan in any of seven investment options.

                   COMPENSATION OF CORIXA EXECUTIVE OFFICERS

     The following table shows the compensation received by (a) the individual who served as Corixa's Chief Executive Officer during the fiscal year ended December 31, 1997; (b) the four other most highly compensated individuals who served as executive officers of Corixa during the fiscal year ended December 31, 1997 together with the Chief Executive Officer, (the "Named Executive Officers"); and (c) the compensation received by each such individual for Corixa's two preceding fiscal years if such individual was employed by Corixa during such period.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL                    LONG-TERM
                                                           COMPENSATION                COMPENSATION
                                                -----------------------------------    ------------
                                                                          OTHER         SECURITIES
                                                                          ANNUAL        UNDERLYING
                                      FISCAL     SALARY      BONUS     COMPENSATION      OPTIONS
    NAME AND PRINCIPAL POSITION        YEAR      ($)(1)     ($)(2)        ($)(3)           (#)
    ---------------------------       ------    --------    -------    ------------    ------------
Steven Gillis.......................   1997     $289,000    $47,000       $6,700          17,171
  President and                        1996      250,000     20,000        6,800              --
  Chief Executive Officer              1995      250,000          0        6,800          36,363
Mark McDade.........................   1997      254,000     40,500        6,700          17,171
  Executive Vice President             1996      200,000     14,000        6,800              --
  and Chief Operating Officer          1995      200,000          0        4,300          30,303
Steven Reed.........................   1997      181,300     28,700        6,500          17,171
  Executive Vice President             1996      147,000      7,000        6,700              --
  and Chief Scientific Officer         1995      140,000          0        6,700           7,575
Kenneth Grabstein...................   1997      142,000     16,100        6,500          17,171
  Vice President and                   1996      126,000      8,400        6,700              --
  Director of Immunology               1995      120,000          0        6,700              --
Syamal Raychaudhuri.................   1997      112,400     12,100        6,500          17,171
  Vice President and Director of
  Vaccine Research

---------------
(1) Includes amounts deferred under Corixa's 401(k) plan.

(2) Include bonuses paid in the indicated year.

(3) Amounts reported for fiscal years 1997, 1996 and 1995 consist of: (i) amounts paid by Corixa to assist with relocations including $3,900 for Mr. McDade in fiscal year 1995) and (ii) premiums paid on life and accidental death and dismemberment and health insurance policies for the officer's benefit.

     Dr. Gillis, Mr. McDade, Dr. Reed and Dr. Grabstein each entered into an agreement with Corixa dated September 30, 1994 which provides that such officer's employment is terminable at any time for any reason, with or without cause, by either such officer or Corixa. In the event that Corixa involuntarily terminates any of such officer's employment, other than for "good cause," then such officer will immediately resign from all his positions with Corixa and enter into a consulting arrangement for a one-year period commencing immediately after the termination of his employment. In consideration for this consulting arrangement, such officer will continue to be paid his salary and benefits for one year and will become vested over such one-year period in the lesser of (i) an additional one year period of vesting for shares covered by such officer's Stock Purchase Agreement and Stock Option Agreements and (ii) the remaining unvested shares pursuant to such Stock Purchase Agreement and Stock Option Agreements; provided, however, if such officer obtains new employment during the one-year consulting period, any salary paid pursuant to such new employment will be offset from amounts due under such consulting arrangement and vesting of shares covered by such officer's Stock Purchase Agreement and Stock Option Agreements will cease as of the date he accepts such new employment. For purposes of the consulting agreement, "good cause" means gross misconduct or acts or omissions that involve fraud or embezzlement or misappropriation of any property or proprietary information of Corixa.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                              INDIVIDUAL GRANTS(1)
                             ------------------------------------------------------    POTENTIAL REALIZABLE
                                            PERCENT OF                                   VALUE AT ASSUMED
                             NUMBER OF    TOTAL OPTIONS                               ANNUAL RATES OF STOCK
                             SECURITIES      GRANTED        EXERCISE                    PRICE APPRECIATION
                             UNDERLYING    TO EMPLOYEES      OF BASE                    FOR OPTION TERM(2)
                              OPTIONS       IN FISCAL         PRICE      EXPIRATION   ----------------------
           NAME              GRANTED(#)     YEAR(%)(3)      ($/SH)(4)       DATE        5%($)       10%($)
           ----              ----------   --------------   -----------   ----------   ---------    ---------
Steven Gillis..............    17,171          2.4%           $0.99         2/07       $10,700      $27,100
Mark McDade................    17,171          2.4             0.99         2/07        10,700       27,100
Steven Reed................    17,171          2.4             0.99         2/07        10,700       27,100
Kenneth Grabstein..........    17,171          2.4             0.99         2/07        10,700       27,100
Syamal Raychaudhuri........    17,171          2.4             0.99         2/07        10,700       27,100

---------------
(1) No stock appreciation rights were granted to the Named Executive Officers in the last fiscal year. Options vest over a four-year period on a monthly basis after the first year.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Commission. There is no assurance provided to any executive officer or any other holder of Corixa's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

(3) Corixa granted stock options representing 710,004 shares in the last fiscal year.

(4) The exercise price may be paid in cash, in shares of Corixa Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Corixa may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase Corixa Common Stock in the fiscal year ended December 31, 1997.

                                                                                             VALUE OF
                                                                       NUMBER OF           UNEXERCISED
                                                                      UNEXERCISED          IN-THE-MONEY
                                         SHARES                    OPTIONS AT FISCAL        OPTIONS AT
                                       ACQUIRED ON      VALUE         YEAR END(#)       FISCAL YEAR END($)
                NAME                   EXERCISE(#)   REALIZED($)   VESTED/UNVESTED(1)   VESTED/UNVESTED(2)
                ----                   -----------   -----------   ------------------   ------------------
Steven Gillis........................      -0-           n/a         34,110/34,575      $291,000/$288,900
Mark McDade..........................      -0-           n/a         91,055/47,328       781,200/ 398,600
Steven Reed..........................      -0-           n/a          7,722/17,024        63,900/ 137,800
Kenneth Grabstein....................      -0-           n/a          3,934/13,237        31,300/ 105,200
Syamal Raychaudhuri..................      -0-           n/a         18,834/21,064       159,500/ 172,600

---------------
(1) No stock appreciation rights (SARs) were outstanding during fiscal year
    1997.

(2) Based on the $8.9375 per share closing price of Corixa Common Stock on Nasdaq on December 31, 1997, less the exercise price of the options.

                       OWNERSHIP OF CORIXA CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of Corixa Common Stock as of June 22, 1998, by (i) each person who is known by Corixa to own beneficially more than five percent of the Corixa Common Stock, (ii) each director of Corixa, (iii) each of the Named Executive Officers, and (iv) by all of Corixa's directors and executive officers as a group.

                                                             AMOUNT AND NATURE OF       PERCENT OF
                     NAME AND ADDRESS                       BENEFICIAL OWNERSHIP(1)    COMMON STOCK
                     ----------------                       -----------------------    ------------
Entities affiliated with Kleiner Perkins Caufield &
  Byers(2)................................................         2,464,843               20.9%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Entities affiliated with Enterprise Partners(3)...........         1,475,416               12.5
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660
Entities affiliated with InterWest Investors(4)...........         1,390,797               11.8
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Entities affiliated with Forward Ventures(5)..............           645,698                5.4
  9255 Towne Center Drive, Suite 300
  San Diego, CA 92121
Steven Gillis(6)..........................................           379,162                3.2
Steven Reed(7)............................................           253,857                2.1
Mark McDade(8)............................................           242,042                2.4
Kenneth Grabstein(9)......................................           219,311                1.4
Syamal Raychaudhuri(10)...................................           166,284                1.4
Joseph S. Lacob(11).......................................         2,434,049               20.6
Andrew E. Senyei(12)......................................         1,482,500               12.6
Arnold L. Oronsky(13).....................................         1,397,881               11.8
All directors and executive officers as a group (9
  persons)(14)............................................         6,649,203               54.2%

---------------
 (1) Applicable percentage of beneficial ownership is based on 11,799,608 shares of Corixa Common Stock outstanding as of June 22, 1998, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person includes shares of Corixa Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 22, 1998. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To Corixa's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Corixa Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is Corixa Corporation, 1124 Columbia Street, Suite 200, Seattle, Washington 98104.

 (2) Includes 2,364,292 shares held by Kleiner Perkins Caufield & Byers VII, 62,673 shares held by Kleiner Perkins Caufield & Byers VI and 37,878 shares held by Cynthia Healy, Director Life Science Research at Kleiner Perkins Caufield & Byers. Joseph S. Lacob, the Chairman of Board of Directors, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares except for the shares held by Dr. Healy. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (3) Includes 1,357,384 shares held by Enterprise Partners III, L.P. and 118,032 shares held by Enterprise Partners III Associates, L.P. Andrew E. Senyei, a Director, is a general partner of Enterprise Partners

     III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (4) Includes 1,382,107 shares held by InterWest Partners V, L.P. and 8,690 shares held by InterWest Investors V, L.P. Arnold L. Oronsky, a Director, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in such shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.

 (5) Includes 511,958 shares held by Forward Ventures II, L.P., 34,821 shares held by the Royston Family Trust UTA DTD 2/12/82, whose co-trustee is Ivor Royston, a general partner of Forward Ventures, 34,821 shares held by Standish Fleming, a general partner of Forward Ventures and 64,098 shares issuable upon the exercise of outstanding warrants held by individuals and entities affiliated with Forward Ventures exercisable within 60 days of June 22, 1998.

 (6) Includes 106,435 shares issuable upon the exercise of outstanding options held by Dr. Gillis exercisable within 60 days of June 22, 1998, at which date 47,418 shares were fully vested and 11,364 shares held were subject to repurchase.

 (7) Includes 37,496 shares issuable upon the exercise of outstanding options held by Dr. Reed exercisable within 60 days of June 22, 1998, at which date 13,706 shares were fully vested, 15,151 shares were held in the name of Steven James N. Reed, UGMA WA Merrill Lynch and 15,151 shares were held in the name of Sarah Mariko Reed, UGMA WA Merrill Lynch, both of which accounts name Dr. Reed as custodian, and 7,297 shares held were subject to repurchase. Dr. Reed disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (8) Includes 151,133 shares issuable upon the exercise of outstanding options held by Mr. McDade exercisable within 60 days of June 22, 1998, at which date 115,979 shares were fully vested and 3,788 shares held were subject to repurchase.

 (9) Includes 29,921 shares issuable upon the exercise of outstanding options held by Dr. Grabstein exercisable within 60 days of June 22, 1998, at which date 8,656 shares were fully vested, and 9,090 shares held in the name of the Benjamin H. Grabstein Irrevocable Trust, 9,090 shares were held in the name of the Daniel J. Grabstein Irrevocable Trust, 9,090 shares were held in the name of the Naomi K. Grabstein Irrevocable Trust and 7,149 shares held were subject to repurchase. Dr. Grabstein is the Trustee for each of his childrens' trusts and he disclaims beneficial ownership of the shares held in such trusts, except to the extent of his pecuniary interest therein.

(10) Includes 52,648 shares issuable upon the exercise of outstanding options held by Dr. Raychaudhuri exercisable within 60 days of June 22, 1998, at which date 27,343 shares were fully vested.

(11) Includes 7,084 shares issuable upon the exercise of outstanding options held by Joseph S. Lacob exercisable within 60 days of June 22, 1998, 2,364,292 shares held by Kleiner Perkins Caufield & Byers VII and 62,673 shares held by Kleiner Perkins Caufield & Byers VI. Mr. Lacob, Chairman of the Corixa Board, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

(12) Includes 7,084 shares issuable upon the exercise of outstanding options held by Andrew E. Senyei exercisable within 60 days of June 22, 1998, 1,357,384 shares held by Enterprise Partners III, L.P. and 118,032 shares held by Enterprise Partners III Associates, L.P. Dr. Senyei, a Director, is a general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

(13) Includes 7,084 shares issuable upon the exercise of outstanding options held by Arnold L. Oronsky exercisable within 60 days of June 22, 1998, 1,382,107 shares held by InterWest Partners V, L.P. and

     8,690 shares held by InterWest Investors V, L.P. Dr. Oronsky, a Director, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in such shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.

(14) Includes shares referred to in footnotes (6) - (13). Includes 74,617 shares issuable upon the exercise of outstanding options held by Michelle Burris, an executive officer of Corixa, exercisable within 60 days of June 22, 1998, at which date 30,402 shares were fully vested.

                      OWNERSHIP OF GENQUEST CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of GenQuest capital stock as of June 22, 1998, by (i) each person who is known by GenQuest to own beneficially more than five percent of the outstanding shares of GenQuest capital stock, (ii) each director of GenQuest,
(iii) each of the executive officers of GenQuest, and (iv) by all of GenQuest's directors and executive officers as a group.

                                                             AMOUNT AND NATURE OF       PERCENT OF
                     NAME AND ADDRESS                       BENEFICIAL OWNERSHIP(1)    COMMON STOCK
                     ----------------                       -----------------------    ------------
Entities affiliated with Domain Partners(2)...............         6,000,000               22.8%
  One Palmer Square
  Princeton, NJ 08542

Frazier Healthcare II, L.P. ..............................         6,000,000               22.8%
  601 Union Street, Suite 2110
  Seattle, WA 98101

Entities affiliated with Mayfield Fund(3).................         6,000,000               22.8%
  2800 Sand Hill Road
  Menlo Park, CA 94025

Corixa Corporation(4).....................................         4,412,613               16.8%
  1124 Columbia Street, Suite 200
  Seattle, WA 98104

Forward Ventures II, L.P.(5)..............................         3,183,290               12.1%
  9255 Towne Centre Drive, Suite 300
  San Diego, CA 92121-3036

Alan Frazier(6)...........................................         6,000,000               22.8%

Russell Hirsch(7).........................................         6,000,000               22.8%

Richard Schneider(8)......................................         6,000,000               22.8%

Max Link..................................................           150,000                 **

Steven Gillis(4)..........................................                 *                  *

Mark McDade(4)............................................                 *                  *

Paul Fisher...............................................                 *                  *

All directors and officers as a group (9 persons).........        18,150,000               68.9%

---------------
*   Indicates no ownership.

**  Less than 1 percent.

(1) Applicable percentage of beneficial ownership is based on 26,301,884 shares of capital stock outstanding as of June 22, 1998, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person includes shares of GenQuest Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 22, 1998. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To GenQuest's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is: GenQuest, Inc., 1124 Columbia Street, Suite 200, Seattle, Washington 98104.

(2) Includes 3,479,620 shares held by Domain Partners III, L.P., 120,380 shares held by DP III Associates, L.P. and 2,400,000 shares held by Biotechnology Investments, Limited, registered in the name of Old Court Limited. Richard Schneider, a Director, is a general partner of Domain Partners III, L.P., DP III Associates, L.P. and Biotechnology Investments, Limited, registered in the name of Old Court Limited, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Schneider disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(3) Includes 300,000 shares held by Mayfield Associates Fund III, L.P. and 5,700,000 shares held by Mayfield VIII, L.P. Russell Hirsch, a Director, is a general partner of Mayfield Associates Fund III, L.P. and Mayfield VIII, L.P., and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Hirsch disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4) Steven Gillis is a Director and Acting Chief Executive Officer of GenQuest, and President, Chief Executive Officer and Director of Corixa. Mark McDade is a Director and Acting Vice President of GenQuest, and Executive Vice President, Chief Operating Officer and a Director of Corixa. Both Dr. Gillis and Mr. McDade disclaim beneficial ownership of the 4,412,613 shares held by Corixa, except to the extent of any pecuniary interest therein. Neither Dr. Gillis nor Mr. McDade hold the power to vote or to direct the voting of such shares, or the power to dispose or to direct the disposition of such shares.

(5) Includes 2,959,271 shares held by Forward Ventures II, L.P., 75,000 shares held by Ivor and Colette Carson Royston, Trustees of the Royston Family Grantor Trust, whose co-trustee is Ivor Royston, a general partner of Forward Ventures II, L.P., 75,000 shares held by Standish Fleming, a general partner of Forward Ventures II, L.P., 40,000 shares held by Jeff Sollender, a venture partner of Forward Ventures II, L.P. and 34,019 shares issuable upon exercise of warrants held by Forward Ventures II, L.P. Forward Ventures II, L.P. has indicated its interest to net exercise such warrants to purchase 3,677 shares of GenQuest's Series B Preferred Stock immediately prior to the Effective Time.

(6) Includes 6,000,000 shares held by Frazier Healthcare II, L.P. Alan Frazier, the Chairman, President and Secretary of GenQuest, is a general partner of Frazier Healthcare II, L.P., and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Frazier disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(7) Includes 300,000 shares held by Mayfield Associates Fund III, L.P. and 5,700,000 shares held by Mayfield VIII, L.P. Russell Hirsch, a Director, is a general partner of Mayfield Associates Fund III, L.P. and Mayfield VIII, L.P., and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Hirsch disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8) Includes 3,479,620 shares held by Domain Partners III, L.P., 120,380 shares held by DP III Associates, L.P. and 2,400,000 shares held by Biotechnology Investments, Limited, registered in the name of Old Court Limited. Richard Schneider, a Director, is a general partner of Domain Partners III, L.P., DP III Associates, L.P. and Biotechnology Investments, Limited, registered in the name of Old Court Limited, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Schneider disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CORIXA

     GenQuest. In connection with the amended license and collaboration agreement with GenQuest entered into in December 1996, Corixa entered into a management services agreement under which Corixa provides financial, legal, administrative, management and related services to GenQuest. In exchange for such services, GenQuest pays Corixa a nominal management fee and reimburses Corixa for direct expenses associated with providing such services. Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Operating Officer and Chief Financial Officer are required to provide specific services to GenQuest under the management services agreement, and other members of Corixa's employee management team are required to provide general support. The management services agreement terminates upon the earlier of (i) 90 days following the expiration of Corixa's right to purchase all of the outstanding shares of GenQuest's capital stock pursuant to the Call Option Agreement, (ii) 90 days following the date Corixa purchases GenQuest's capital stock pursuant to such right, or (iii) at the option of either Corixa or GenQuest, upon the termination of the amended license and collaboration agreement.

     Corixa, GenQuest and the stockholders of GenQuest have also entered into the Call Option Agreement under which Corixa has the right to purchase all of the outstanding shares of GenQuest's capital stock in exchange for shares of Corixa Common Stock at a purchase price determined in accordance with the formula specified in the Call Option Agreement. The right becomes effective on the earlier of (i) June 23, 1998, (ii) the completion of a 30-day trading period following Corixa's initial public offering during which the average closing sale price of a share of Corixa's Common Stock is at least $19.80, or (iii) a merger of Corixa with another entity or a sale of substantially all of Corixa's assets. Corixa's right to purchase the shares of GenQuest capital stock terminates on the earlier of (i) January 23, 2000, (ii) the date that Corixa notifies GenQuest that it will not exercise its right, (iii) the closing of the initial public offering of GenQuest, (iv) ten days following the termination of the amended license and collaboration agreement, or (v) ten days following a merger of, a sale of assets by, or a change in control of Corixa. The number of shares of Corixa Common Stock that Corixa is required to issue in order to exercise the right is variable as the formula specified in the Call Option Agreement takes into account the then-current fair market value of Corixa Common Stock and the capitalization of GenQuest as well as the date of exercise. If Corixa were to exercise its right under the Call Option Agreement, assuming a fair market value of Corixa Common Stock of $7.00 per share, Corixa would be required to pay a higher purchase price for the shares of GenQuest than will be paid in the Merger. However, the Call Option Agreement does not obligate Corixa to purchase any shares of GenQuest, nor does it preclude Corixa from purchasing shares of GenQuest or the assets of GenQuest at a price different from that set forth in the Call Option Agreement. Corixa is not exercising its rights under the Call Option Agreement in connection with the Merger.

     Additionally, in connection with the relationship between Corixa and GenQuest, Corixa issued warrants to the GenQuest stockholders to purchase up to 454,533 shares in the aggregate of Corixa's Series B Preferred Stock at an exercise price of $9.90 per share, none of which have been exercised as of June 22, 1998. The holders of such warrants or their transferees (subject to certain conditions) are entitled to certain rights with respect to the registration of the shares of Corixa Common Stock issuable upon exercise of such warrants. See "The Merger -- Conflicts of Interest" and Note 9 of Notes to Corixa's Financial Statements.

     Infectious Disease Research Institute. In September 1994, Corixa entered into a research services and intellectual property agreement with IDRI. Under this agreement, as amended and restated effective January 1997, Corixa has agreed to provide IDRI with research funding and certain administrative and facilities support, including use of Corixa's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by Corixa. Corixa's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI is obligated to disclose to Corixa all significant developments relating to information or inventions discovered at IDRI, and Corixa will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement (other than inventions and patent rights arising out of research that is or in the future may be funded by certain governmental or not-for-profit organizations). With respect to such rights arising out of research funded by governmental and not-for-profit organizations, Corixa has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by such governmental or not-for-profit organizations.

     IDRI is independent of Corixa, and Corixa does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with Corixa. However, Corixa's Chief Scientific Officer is co-founder and a member of the board of directors of IDRI. The Company's Chief Operating Officer is also a member of the board of directors of IDRI and Corixa's Vice President, Chief Financial Officer is treasurer of IDRI.

     The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at the option of Corixa. If IDRI terminates the agreement as a result of Corixa's failure to make required payments, Corixa would be obligated to pay royalties on any product sales.

     Genesis Ltd. On April 1, 1995, Corixa entered into a research collaboration and license agreement with Genesis Research and Development Corporation Limited, a corporation organized and existing pursuant to the laws of New Zealand ("Genesis") whereby Genesis will provide to Corixa research and preclinical testing related to the discovery of new antigens and vaccine adjuvants. The agreement was amended and restated effective November 1, 1996 and terminated in accordance with its terms on December 31, 1997. Corixa and Genesis are currently renegotiating the research collaboration and license agreement, which renegotiated agreement will, upon execution, be effective as of January 1, 1998. Corixa currently intends to continue to pay Genesis usual and customary fees for the nature of the collaboration. Dr. Gillis, President, Chief Executive Officer and a Director of Corixa, is a member of the Board of Directors of Genesis.

INDEMNIFICATION AGREEMENTS

     Corixa has entered into an indemnification agreement with each of its officers and directors. See "The Merger -- Conflicts of Interest."

     Corixa believes that all of the transactions set forth above were made on terms no less favorable to Corixa than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Corixa and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Corixa Board, including a majority of the independent and disinterested directors and will continue to be on terms no less favorable to Corixa than could be obtained from unaffiliated third parties and will be made only for bona fide business purposes.

COMPARISON OF RIGHTS OF HOLDERS OF CORIXA CAPITAL STOCK AND HOLDERS OF GENQUEST
                                 CAPITAL STOCK

     The following summary of certain characteristics of capital stock of Corixa and GenQuest does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the DGCL and by the bylaws and certificates of incorporation of GenQuest and Corixa, as applicable.

  Description of Corixa Capital Stock

     The authorized capital stock of Corixa consists of 40,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share.

     Corixa Common Stock. As of June 22, 1998, there were approximately 11,799,608 shares of Corixa Common Stock outstanding. Pursuant to Corixa's Fifth Amended and Restated Certificate of Incorporation (the "Corixa Certificate"), the holders of Corixa Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. No Corixa stockholder will be entitled to cumulate votes at any election of directors. Subject to preferences that may be applicable to any outstanding Corixa Preferred Stock, the holders of Corixa Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Corixa Board out of legally available funds. In the event of a liquidation, dissolution or winding up of Corixa, the holders of Corixa Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Corixa Preferred Stock, if any, then outstanding. Holders of Corixa Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of Corixa Common Stock. All outstanding shares of Corixa Common Stock are fully paid and non-assessable, and the shares of Corixa Common Stock to be issued upon completion of the Merger, when issued in accordance with the Merger Agreement, will be fully paid and non-assessable.

     Corixa Preferred Stock. Pursuant to the Corixa Certificate, the Corixa Board has the authority, without further action by the Corixa stockholders, to issue up to 10,000,000 shares of Corixa Preferred Stock in one or more series. The Corixa Board has the authority to issue such undesignated Corixa Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Corixa Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Corixa stockholders. The issuance of Corixa Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Corixa without further action by the Corixa stockholders and may adversely affect the voting and other rights of the holders of Corixa Common Stock. As of June 22, 1998, there are no shares of Corixa Preferred Stock outstanding and Corixa currently has no plans to issue any shares of Corixa Preferred Stock.

     Corixa Registration Rights of Certain Holders. Certain holders of shares of Corixa Common Stock and warrants exercisable for Corixa Common Stock (collectively, the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. The registration rights are provided for under the terms of an amended and restated investors' rights agreement (the "Corixa Investors' Rights Agreement") between Corixa and the holders of Registrable Securities. Pursuant to the Corixa Investors' Rights Agreement, and under certain conditions, holders of Registrable Securities have the right to request that Corixa pay the expenses of and file for the registration of shares of Corixa Common Stock under the Securities Act, as well as the right to request secondary registrations on Form S-3 under the Securities Act and the right to participate in Corixa-initiated registrations of Corixa Common Stock.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for Corixa Common Stock is The Harris Trust Company. Its address is Suite 4900, 601 South Figueroa Street, Los Angeles, California 90017 and its telephone number is (213) 239-0600.

  Description of GenQuest Capital Stock

     The authorized capital stock of GenQuest consists of 39,260,903 shares of Common Stock, $0.001 par value per share, 6,812,613 shares of Series A Preferred Stock, $0.001 par value per share and 18,543,290 shares of Series B Preferred Stock, $0.001 par value per share. There is no established trading market for GenQuest Common Stock.

     GenQuest Common Stock. As of June 22, 1998, there were approximately 1,180,000 shares of GenQuest Common Stock outstanding, held by 13 stockholders of record. Pursuant to GenQuest's Second Amended and Restated Certificate of Incorporation (the "GenQuest Certificate"), the holders of GenQuest Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding GenQuest Preferred Stock, the holders of GenQuest Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the GenQuest Board out of legally available funds. In the event of a liquidation, dissolution or winding up of GenQuest, the holders of GenQuest Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of GenQuest Preferred Stock, if any, then outstanding. Holders of GenQuest Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of GenQuest Common Stock. All outstanding shares of GenQuest Common Stock are fully paid and non-assessable.

     GenQuest Preferred Stock. As of June 22, 1998, there were 6,812,613 shares of GenQuest Series A Preferred Stock outstanding, held by 3 stockholders of record, including Corixa, and 18,309,271 shares of GenQuest Series B Preferred Stock outstanding, held by 7 stockholders of record. The holders of GenQuest Preferred Stock are entitled to one vote for each share of GenQuest Common Stock into which such GenQuest Preferred Stock could then be converted with respect to all matters to be voted upon by the stockholders. The holders of GenQuest Series B Preferred Stock are entitled to receive dividends, out of any assets legally available, at the rate of $0.04 per share per annum prior and in preference to holders of GenQuest Series A Preferred Stock and GenQuest Common Stock. Such dividends are payable only when, as and if declared by the GenQuest Board and are noncumulative. The holders of GenQuest Series A Preferred Stock are entitled to receive dividends, out of any assets legally available, at the rate of $0.04 per share per annum prior and in preference to holders of GenQuest Common Stock. Such dividends are payable only when, as and if declared by the GenQuest Board and are noncumulative. In the event of a liquidation, dissolution or winding up of GenQuest: (A) the holders of GenQuest Series B Preferred Stock are entitled to receive, prior and in preference to holders of GenQuest Series A Preferred Stock and GenQuest Common Stock, an amount per share equal to the sum of (i) $0.50 for each outstanding share of GenQuest Series B Preferred Stock (subject to adjustments for stock splits, stock dividends and the like) and (ii) an amount equal to declared but unpaid dividends on such share; (B) the holders of GenQuest Series A Preferred Stock are entitled to receive, prior and in preference to holders of GenQuest Common Stock, an amount per share equal to the sum of (i) $0.50 for each outstanding share of GenQuest Series A Preferred Stock (subject to adjustments for stock splits, stock dividends and the like) and (ii) an amount equal to declared but unpaid dividends on such share; and (C) upon the completion of such initial distribution to the holders of GenQuest Preferred Stock, the remaining assets of GenQuest available for distribution to GenQuest stockholders shall be distributed among all GenQuest stockholders pro rata based on the number of shares of GenQuest Common Stock held by each (assuming conversion of all GenQuest Preferred Stock into shares of GenQuest Common Stock). The holders of GenQuest Preferred Stock are entitled at any time to convert such shares into GenQuest Common Stock at the then-applicable conversion price. The conversion price is subject to certain protective anti-dilution adjustments for later issuances of GenQuest Common Stock or other dilutive events. All outstanding shares of GenQuest Preferred Stock will be automatically converted to GenQuest Common Stock upon (i) a public offering of GenQuest Common Stock with certain minimum amount and price requirements or (ii) the vote of a majority of the outstanding GenQuest Preferred Stock, voting together as a class. All outstanding shares of GenQuest Preferred Stock are fully paid and non-assessable.

     GenQuest Stockholders Agreements. GenQuest is a party to that certain Amended and Restated Investors' Rights Agreement, dated December 23, 1996, between GenQuest and certain investors listed on the signature pages thereto (the "GenQuest Investors' Rights Agreement"). Pursuant to the GenQuest Investors'

Rights Agreement, and under certain conditions, GenQuest stockholders have the right to request that GenQuest pay the expenses of and file for the registration of shares of GenQuest capital stock under the Securities Act, as well as the right to request secondary registrations on Form S-3 under the Securities Act and the right to participate in GenQuest-initiated registrations of GenQuest capital stock. The GenQuest Investors' Right Agreement also contains certain covenants of GenQuest, including the delivery of financial statements, a right of first offer with respect to certain future sales of shares of GenQuest capital stock by GenQuest, and provisions for certain information, inspection and observer rights.

     GenQuest is also a party to that certain Amended and Restated Voting Agreement, dated December 23, 1996, between GenQuest and certain investors listed on the signature pages thereto (the "Voting Agreement," and, collectively with the GenQuest Investors' Rights Agreement, the "GenQuest Stockholders Agreements"). The Voting Agreement provides that the parties thereto are obligated to vote for the election of certain GenQuest directors as well as other matters relating to the GenQuest Board.

  Comparison of Certificates of Incorporation, Bylaws and Governing Law

     Because both GenQuest and Corixa are incorporated under the laws of the State of Delaware, the rights and privileges of stockholders of GenQuest and Corixa, respectively, which rights and privileges are governed by the DGCL, are identical, except (i) to the extent that their respective certificates of incorporation and bylaws differ, (ii) for the rights and privileges of the holders of Corixa Common Stock under the Corixa Rights Agreement, and (iii) for the rights and privileges of the holders of GenQuest capital stock under the GenQuest Stockholders Agreements. Upon consummation of the Merger, the holders of GenQuest capital stock who receive Corixa Common Stock under the terms of the Merger Agreement will become stockholders of Corixa. Although it is not practical to compare all the differences among the Corixa Certificate, the bylaws of Corixa (the "Corixa Bylaws"), the GenQuest Certificate and the bylaws of GenQuest (the "GenQuest Bylaws"), the following is a summary of certain material differences of the rights of holders of GenQuest capital stock and Corixa Common Stock that may significantly affect the rights of GenQuest stockholders. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the DGCL and by the bylaws and certificates of incorporation of GenQuest and Corixa, as applicable.

     Size of the Board of Directors. The GenQuest Certificate and the GenQuest Bylaws provide that the authorized number of directors is seven, which number may not be changed without (i) the approval of the holders of a majority of the outstanding GenQuest capital stock and (ii) the approval of the holders of at least a majority of the then outstanding shares of Series A and Series B preferred stock of GenQuest, voting together as a single class. The election of GenQuest directors need not be by written ballot. The Corixa Certificate and the Corixa Bylaws provide that the authorized number of directors is five, and may be fixed from time to time by a bylaw or amendment thereof duly adopted by at least 66 2/3% of the Corixa Board. The election of Corixa directors need not be by written ballot.

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. The Corixa Certificate specifically provides that cumulative voting is not available to Corixa stockholders. The GenQuest Certificate does not specifically provide for cumulative voting, and accordingly, under the DGCL, cumulative voting is not available to GenQuest stockholders.

     Actions by Written Consent of Stockholders. Under the DGCL, stockholders may take action by written consent in lieu of voting at a stockholders' meeting unless a corporation eliminates stockholder ability to act by written consent in its certificate of incorporation. Elimination of the ability of stockholders to act by written consent potentially lengthens the amount of time required to take stockholder actions because certain actions by written consent are not subject to the minimum notice requirements of a stockholders' meeting, and could deter hostile takeover attempts. If the ability of stockholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a stockholders' written consent. The GenQuest Bylaws provide for action by written consent of its stockholders. The Corixa Certificate specifically prohibits the ability of its stockholders to act by written consent.

     Amendment of Bylaws. The GenQuest Certificate provides that the GenQuest Board may make, amend, supplement or repeal the GenQuest Bylaws; provided that the GenQuest stockholders may change or repeal any bylaw adopted by the GenQuest Board by the affirmative vote of (i) the holders of a majority of GenQuest capital stock then outstanding and (ii) the holders of a majority of GenQuest Preferred Stock then outstanding, voting together as a single class. The Corixa Certificate provides that the Corixa Board may make, amend, supplement or repeal the Corixa Bylaws; provided that the affirmative vote of the holders of 66 2/3% of Corixa capital stock then outstanding, voting together as a single class, is required to amend, alter, repeal or adopt certain bylaw provisions, including any bylaw provision changing the number of authorized directors of Corixa.

     Dissenters' Rights. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to dissenters' or appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Such rights are not available with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders. See "The Merger -- Dissenters' Rights." Appraisal rights are available to GenQuest stockholders in connection with the Merger. Because Corixa Common Stock is listed on Nasdaq, appraisal rights would not be available to Corixa stockholders in the event Corixa is acquired by another corporation.

     Stockholder Agreements. The Corixa Investors' Rights Agreement and the rights thereunder are described above under "-- Description of Corixa Capital Stock." The GenQuest Stockholders Agreements and the rights thereunder are described above under "-- Description of GenQuest Capital Stock."

     Rights of Preferred Stock. Certain rights of holders of GenQuest Preferred Stock, including liquidation preferences, dividend rights and anti-dilution protections, are described above under "-- Description of GenQuest Capital Stock." Except as described above under "-- Description of Corixa Capital Stock", holders of Corixa Common Stock currently have no such rights.

                                    EXPERTS

     The financial statements of Corixa, as of December 31, 1997, 1996, and 1995, and for each of the three years in the period ended December 31, 1997, and for the period from September 8, 1994 (date of inception) to December 31, 1997, and the financial statements of GenQuest as of December 31, 1997 and 1996 and for each of the two years in the period ending December 31, 1997 and for the period from July 14, 1995 (date of inception) to December 31, 1997 appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Corixa Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for Corixa by Venture Law Group, A Professional Corporation, Kirkland, Washington. Wilson Sonsini Goodrich & Rosati is acting as counsel to holders of GenQuest Series B Preferred Stock (except Forward Ventures II, L.P.) in connection with the Merger. Brobeck Phleger & Harrison LLP is acting as counsel to Forward Ventures II, L.P. in connection with the Merger. Rosner, Breslser, Goodman & Unterman, LLP is acting as counsel to certain holders of GenQuest Common Stock in connection with the Merger. GenQuest has not retained counsel in connection with the Merger.

                                 OTHER MATTERS

     The GenQuest Board currently does not intend to bring any matters before the Special Meeting other than those specifically set forth in the notices of such Special Meeting, and the GenQuest Board does not know of any matters to be brought before the Special Meeting by others. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the GenQuest Board.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CORIXA CORPORATION
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Financial Statements
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

GENQUEST, INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-21
Financial Statements
Balance Sheets..............................................  F-22
Statements of Operations....................................  F-23
Statements of Stockholders' Equity..........................  F-24
Statements of Cash Flows....................................  F-25
Notes to Financial Statements...............................  F-26

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Corixa Corporation

     We have audited the accompanying balance sheets of Corixa Corporation (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 and for the period from September 8, 1994 (date of inception) through December 31, 1997. These financial statements are the responsibility of Corixa's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the period from September 8, 1994 (date of inception) through December 31, 1994, were audited by other auditors whose report dated April 28, 1995 expressed an unqualified opinion on those statements. The financial statements for the period from September 8, 1994 (date of inception) to December 31, 1994 included a cumulative loss of $989,250. Our opinion on the statements of operations and cash flows for the period from September 8, 1994 (date of inception) through December 31, 1997, insofar as it relates to amounts for the period prior to January 1, 1995, is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Corixa Corporation (a development stage company) at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and for the period from September 8, 1994 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Seattle, Washington
January 28, 1998

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                       MARCH 31,      --------------------------
                                                          1998           1997           1996
                                                      ------------    -----------    -----------
                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................  $  8,281,670    $16,457,641    $ 2,088,226
  Securities available-for-sale.....................    49,461,555     39,859,649      9,845,180
  Accounts receivable (including $221,378, $79,348
     and $210,530 receivable from affiliated
     companies at March 31, 1998, December 31, 1997
     and December 31, 1996, respectively)...........       570,952        601,940        681,897
  Interest receivable...............................       673,116        134,035          5,151
  Prepaid expenses..................................       601,182        506,578        264,859
                                                      ------------    -----------    -----------
          Total current assets......................    59,588,475     57,559,843     12,885,313
Property and equipment, net.........................     4,089,203      4,046,484      2,237,196
Deferred charges and deposits.......................       182,633        200,632         62,402
                                                      ------------    -----------    -----------
          Total assets..............................  $ 63,860,311    $61,806,959    $15,184,911
                                                      ============    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..........  $  1,997,101    $ 1,571,023    $   978,738
  Deferred revenue..................................       909,165      1,096,665      1,318,130
  Current portion of obligations and commitments....     1,114,997        930,429        487,758
                                                      ------------    -----------    -----------
          Total current liabilities.................     4,021,263      3,598,117      2,784,626
Long-term obligations and commitments, less current
  portion...........................................    10,808,250      6,923,786      1,175,354
Stockholders' equity:
  Convertible preferred stock, $0001 par value:
     Authorized shares  -- 10,000,000 (1998 and
       1997) and 23,100,000 (1996 -- 16,100,000
       designated as Series A and 1,666,667
       designated as Series B);
     Issued and outstanding Series A shares:
       4,646,131 in 1996............................            --             --          4,646
     Issued and outstanding Series B shares:
       505,050 in 1996..............................            --             --            505
  Common stock, $0.001 par value:
     Authorized shares -- 40,000,000
     Issued and outstanding shares -- 11,783,304 in
       1998, 11,774,214 in 1997 and 2,594,137 in
       1996.........................................        11,783         11,774          2,594
  Additional paid-in capital........................    66,523,351     66,466,994     21,655,080
  Receivable for warrants...........................      (570,119)      (651,565)    (1,140,000)
  Deferred compensation.............................    (2,092,507)    (2,574,949)            --
  Accumulated comprehensive loss....................       (42,844)        (5,355)       (11,908)
  Deficit accumulated during development stage......   (14,798,866)   (11,961,843)    (9,285,986)
                                                      ------------    -----------    -----------
          Total stockholders' equity................    49,030,798     51,285,056     11,224,931
                                                      ------------    -----------    -----------
          Total liabilities and stockholders'
            equity..................................  $ 63,860,311    $61,806,959    $15,184,911
                                                      ============    ===========    ===========

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                       PERIOD FROM                                                 PERIOD FROM
                                                      SEPTEMBER 8,                                                SEPTEMBER 8,
                                                          1994                                                        1994
                             THREE MONTHS ENDED         (DATE OF                                                    (DATE OF
                                  MARCH 31,           INCEPTION) TO            YEAR ENDED DECEMBER 31,            INCEPTION) TO
                          -------------------------     MARCH 31,     -----------------------------------------   DECEMBER 31,
                             1998          1997           1998            1997           1996          1995           1997
                          -----------   -----------   -------------   ------------   ------------   -----------   -------------
                                 (UNAUDITED)           (UNAUDITED)
Revenue:
  Collaborative
    agreements..........  $ 2,625,897   $ 3,854,985   $ 22,828,244    $ 13,389,953   $  4,401,560   $ 2,410,834   $ 20,202,347
  Government grants.....      170,583       315,432      2,854,330         976,739      1,402,979       304,029      2,683,747
                          -----------   -----------   ------------    ------------   ------------   -----------   ------------
    Total revenue.......    2,796,480     4,170,417     25,682,574      14,366,692      5,804,539     2,714,863     22,886,094
Operating expenses:
  Research and
    development.........   (5,892,749)   (3,260,000)   (39,764,328)    (16,398,243)    (9,994,796)   (7,039,757)   (33,871,579)
  General and
    administrative......     (546,929)     (329,748)    (4,098,189)     (2,032,943)      (780,904)     (531,880)    (3,551,260)
  In-process research
    and development.....           --            --       (428,059)             --             --            --       (428,059)
                          -----------   -----------   ------------    ------------   ------------   -----------   ------------
    Total operating
      expenses..........   (6,439,678)   (3,589,748)   (44,290,576)    (18,431,186)   (10,775,700)   (7,571,637)   (37,850,898)
                          -----------   -----------   ------------    ------------   ------------   -----------   ------------
Loss from operations....   (3,643,198)      580,669    (18,608,002)     (4,064,494)    (4,971,161)   (4,856,774)   (14,964,804)
Interest income.........      828,495       161,602      3,625,732       1,299,675        642,011       772,426      2,797,237
Interest expense........     (146,820)      (71,837)      (721,271)       (326,814)      (165,613)      (82,024)      (574,451)
Other income............      124,500        92,830        904,675         415,776        348,000        16,399        780,175
                          -----------   -----------   ------------    ------------   ------------   -----------   ------------
Net income (loss).......  $(2,837,023)  $   763,264   $(14,798,866)   $ (2,675,857)  $ (4,146,763)  $(4,149,973)  $(11,961,843)
                          ===========   ===========   ============    ============   ============   ===========   ============
Basic and diluted net
  income (loss) per
  share.................  $     (0.24)  $      0.29                   $      (0.55)  $      (1.65)  $     (1.67)
                          ===========   ===========                   ============   ============   ===========
Shares used in
  computation of basic
  and diluted net income
  (loss) per share......   11,775,380     2,594,189                      4,891,342      2,520,668     2,486,746
                          ===========   ===========                   ============   ============   ===========
Pro forma basic and
  diluted net income
  (loss) per share......  $     (0.24)  $      0.10                   $      (0.31)  $      (0.55)  $     (0.58)
                          ===========   ===========                   ============   ============   ===========
Shares used in
  computation of pro
  forma basic and
  diluted net income
  (loss) per share......   11,775,380     7,745,385                      8,754,738      7,490,101     7,119,821
                          ===========   ===========                   ============   ============   ===========

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  CONVERTIBLE
                                                PREFERRED STOCK          COMMON STOCK       ADDITIONAL    RECEIVABLE
                                              --------------------   --------------------     PAID-IN         FOR
                                                SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL      WARRANTS
                                              ----------   -------   ----------   -------   -----------   -----------
 Issuance of common stock to original
   employee and founders for cash, at $0.017
   per share................................          --   $    --    2,338,048   $ 2,338   $    38,257   $        --
 Issuance of common stock, valued at $0.017
   per share, in business combination.......          --        --      115,863       116         1,796            --
 Issuance of Series A convertible preferred
   stock for cash, at $3.30 per share.......   4,480,427     4,480           --        --    14,780,975            --
 Issuance of Series A convertible preferred
   stock, valued at $3.30 per share, in
   business combination.....................      62,674        63           --        --       206,761            --
 Issuance of warrants, for cash, to purchase
   common stock.............................          --        --           --        --         1,354            --
 Net unrealized loss on securities
   available-for-sale.......................          --        --           --        --            --            --
 Net loss for the period from Inception
   through December 31, 1994................          --        --           --        --            --            --
                                              ----------   -------   ----------   -------   -----------   -----------
Balance at December 31, 1994................   4,543,101     4,543    2,453,911     2,454    15,029,143            --
 Issuance of Series A convertible preferred
   stock at $3.30 per share, for cash.......     103,030       103           --        --       339,897            --
 Issuance of common stock, valued at $0.33
   per share, for services..................          --        --       42,233        42        13,895            --
 Repurchase of common stock at $0.017 per
   share....................................          --        --       (3,333)       (3)          (52)           --
 Issuance of warrants, for cash to purchase
   common stock.............................          --        --           --        --            10            --
 Net unrealized gain on securities
   available-for-sale.......................          --        --           --        --            --            --
 Net loss...................................          --        --           --        --            --            --
                                              ----------   -------   ----------   -------   -----------   -----------
Balance at December 31, 1995................   4,646,131     4,646    2,492,811     2,493    15,382,893            --
 Issuance of common stock, valued at $0.33
   per share for services...................          --        --       33,328        33        12,967            --
 Stock options exercised....................          --        --       67,998        68        22,372            --
 Issuance of Series B convertible preferred
   stock for cash, at $9.90 per share.......     505,050       505           --        --     4,999,496            --
 Issuance of Series A convertible preferred
   stock and common stock warrants for
   acquired technology......................          --        --           --        --        97,352            --
 Net unrealized loss on securities
   available-for-sale.......................          --        --           --        --            --            --
 Warrants issued in exchange for
   receivable...............................          --        --           --        --     1,140,000    (1,140,000)
 Net loss...................................          --        --           --        --            --            --
                                              ----------   -------   ----------   -------   -----------   -----------
Balance at December 31, 1996................   5,151,181     5,151    2,594,137     2,594    21,655,080    (1,140,000)
 Warrants payment received..................          --        --           --        --            --       488,435
 Stock options exercised....................          --        --      126,183       126        68,931            --
 Issuance of common stock, valued at $8.25
   and $9.08 per share for services.........          --        --        7,574         8        64,987            --
 Deferred compensation related to stock
   option grants............................          --        --           --        --     3,903,795            --
 Amortization of deferred compensation......          --        --           --        --            --            --
 Proceeds from initial public offering (IPO)
   (net of offering costs of $932,404 and
   commissions of $3,139,500)...............          --        --    3,450,000     3,450    40,774,646            --
 Preferred stock conversion upon IPO........  (5,151,181)   (5,151)   5,151,181     5,151            --            --
 Stock warrants net exercised...............          --        --      445,139       445          (445)           --
 Net unrealized gain on securities
   available-for-sale.......................          --        --           --        --            --            --
 Net loss...................................          --        --           --        --            --            --
                                              ----------   -------   ----------   -------   -----------   -----------
Balance at December 31, 1997................          --        --   11,774,214    11,774    66,466,994      (651,565)
 Warrants payment received (unaudited)......          --        --           --        --            --        81,446
 Stock options exercised (unaudited)........          --        --        1,515         1           499            --
 Issuance of common stock, valued at $7.38
   per share for services (unaudited).......          --        --        7,575         8        55,858            --
 Amortization of deferred compensation
   (unaudited)..............................          --        --           --        --            --            --
 Net unrealized gain on securities
   available-for-sale (unaudited)...........          --        --           --        --            --            --
 Net loss (unaudited).......................          --        --           --        --            --            --
                                              ----------   -------   ----------   -------   -----------   -----------
Balance at March 31, 1998 (unaudited).......          --        --   11,783,304   $11,783   $66,523,351   $  (570,119)
                                              ==========   =======   ==========   =======   ===========   ===========

                                                               DEFICIT
                                                             ACCUMULATED
                                                                DURING
                                                DEFERRED     DEVELOPMENT
                                              COMPENSATION      STAGE          TOTAL
                                              ------------   ------------   -----------
 Issuance of common stock to original
   employee and founders for cash, at $0.017
   per share................................  $        --    $         --   $    40,595
 Issuance of common stock, valued at $0.017
   per share, in business combination.......           --              --         1,912
 Issuance of Series A convertible preferred
   stock for cash, at $3.30 per share.......           --              --    14,785,455
 Issuance of Series A convertible preferred
   stock, valued at $3.30 per share, in
   business combination.....................           --              --       206,824
 Issuance of warrants, for cash, to purchase
   common stock.............................           --              --         1,354
 Net unrealized loss on securities
   available-for-sale.......................           --          (9,208)       (9,208)
 Net loss for the period from Inception
   through December 31, 1994................           --        (989,250)     (989,250)
                                              -----------    ------------   -----------
Balance at December 31, 1994................           --        (998,458)   14,037,682
 Issuance of Series A convertible preferred
   stock at $3.30 per share, for cash.......           --              --       340,000
 Issuance of common stock, valued at $0.33
   per share, for services..................           --              --        13,937
 Repurchase of common stock at $0.017 per
   share....................................           --              --           (55)
 Issuance of warrants, for cash to purchase
   common stock.............................           --              --            10
 Net unrealized gain on securities
   available-for-sale.......................           --          22,437        22,437
 Net loss...................................           --      (4,149,973)   (4,149,973)
                                              -----------    ------------   -----------
Balance at December 31, 1995................           --      (5,125,994)   10,264,038
 Issuance of common stock, valued at $0.33
   per share for services...................           --              --        13,000
 Stock options exercised....................           --              --        22,440
 Issuance of Series B convertible preferred
   stock for cash, at $9.90 per share.......           --              --     5,000,001
 Issuance of Series A convertible preferred
   stock and common stock warrants for
   acquired technology......................           --              --        97,352
 Net unrealized loss on securities
   available-for-sale.......................           --         (25,137)      (25,137)
 Warrants issued in exchange for
   receivable...............................           --              --            --
 Net loss...................................           --      (4,146,763)   (4,146,763)
                                              -----------    ------------   -----------
Balance at December 31, 1996................           --      (9,297,894)   11,224,931
 Warrants payment received..................           --              --       488,435
 Stock options exercised....................           --              --        69,057
 Issuance of common stock, valued at $8.25
   and $9.08 per share for services.........           --              --        64,995
 Deferred compensation related to stock
   option grants............................   (3,903,795)             --            --
 Amortization of deferred compensation......    1,328,846              --     1,328,846
 Proceeds from initial public offering (IPO)
   (net of offering costs of $932,404 and
   commissions of $3,139,500)...............           --              --    40,778,096
 Preferred stock conversion upon IPO........           --              --            --
 Stock warrants net exercised...............           --              --            --
 Net unrealized gain on securities
   available-for-sale.......................           --           6,553         6,553
 Net loss...................................           --      (2,675,857)   (2,675,857)
                                              -----------    ------------   -----------
Balance at December 31, 1997................   (2,574,949)    (11,967,198)   51,285,056
 Warrants payment received (unaudited)......           --              --        81,446
 Stock options exercised (unaudited)........           --              --           500
 Issuance of common stock, valued at $7.38
   per share for services (unaudited).......           --              --        55,866
 Amortization of deferred compensation
   (unaudited)..............................      482,442              --       482,442
 Net unrealized gain on securities
   available-for-sale (unaudited)...........           --         (37,489)      (37,489)
 Net loss (unaudited).......................           --      (2,837,023)   (2,837,023)
                                              -----------    ------------   -----------
Balance at March 31, 1998 (unaudited).......  $(2,092,507)   $(14,841,710)  $49,030,798
                                              ===========    ============   ===========

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                   THREE MONTHS ENDED           PERIOD FROM
                                        MARCH 31,            SEPTEMBER 8, 1994             YEAR ENDED DECEMBER 31,
                                -------------------------   (DATE OF INCEPTION)   -----------------------------------------
                                   1998          1997        TO MARCH 31, 1998        1997           1996          1995
                                -----------   -----------   -------------------   ------------   ------------   -----------
                                       (UNAUDITED)              (UNAUDITED)
 OPERATING ACTIVITIES
 Net loss.....................  $(2,837,023)  $   763,264      $ (14,798,866)     $ (2,675,857)  $ (4,146,763)  $(4,149,973)
 Adjustments to reconcile net
   income (loss) to net cash
   used in operating
   activities:
   Amortization of deferred
     compensation.............      482,442        88,703          1,811,288         1,328,846             --            --
   Depreciation and
     amortization.............      343,366       205,163          2,302,043         1,090,681        571,106       293,241
   Equity instruments issued
     in exchange for
     technology and
     services.................       55,858            --            232,142            64,995         97,352        13,937
   In-process research and
     development..............           --            --            428,059                --             --            --
 Changes in certain assets and
   liabilities:
   Accounts payable and
     accrued expenses.........      426,078      (292,050)         1,773,298           592,285        408,629       414,356
   Prepaid expenses...........      (94,604)     (197,516)          (599,617)         (241,719)       (87,124)     (165,262)
   Deferred revenue...........     (187,500)       17,805            909,165          (221,465)       905,213       412,917
   Other assets...............       17,999      (120,569)           (93,115)         (138,230)         5,899        76,184
   Interest receivable........     (539,081)           --           (667,965)         (128,884)        50,347       108,576
   Accounts receivable........       30,988       309,747           (576,103)           79,957       (634,929)      (52,119)
                                -----------   -----------      -------------      ------------   ------------   -----------
 Net cash provided by (used
   in) operating activities...   (2,301,477)      774,547         (9,279,671)         (249,391)    (2,830,270)   (3,048,143)
 INVESTING ACTIVITIES
 Purchases of securities
   available-for-sale.........  (38,514,821)   (1,646,263)      (102,741,973)      (35,802,313)   (11,269,688)   (5,222,538)
 Proceeds from maturities of
   securities
   available-for-sale.........   19,323,264     1,500,000         43,685,414         5,794,399      9,117,751     9,450,000
 Proceeds from sale of
   securities.................    9,552,162            --          9,552,162                --             --            --
 Purchases of property and
   equipment..................      (77,926)     (501,654)        (1,807,945)         (888,558)      (543,619)     (270,475)
 Cash acquired in
   acquisitions...............           --            --             29,939                --             --            --
                                -----------   -----------      -------------      ------------   ------------   -----------
 Net cash provided by (used
   in) investing activities...   (9,717,321)     (647,917)       (51,282,403)      (30,896,472)    (2,695,556)    3,956,987
 FINANCING ACTIVITIES
 Net proceeds from issuance of
   common stock...............          508         1,360         61,049,152        40,847,153      5,035,441       340,000
 Borrowings from collaborative
   agreement..................    2,000,000            --          5,000,000         3,000,000             --            --
 Proceeds from long term
   debt.......................    2,000,000     3,000,000          4,000,000         2,000,000             --            --
 Principal payments on capital
   leases.....................     (239,127)     (162,979)        (1,636,119)         (820,310)      (425,327)     (151,355)
 Payments on receivables for
   warrants...................       81,446        79,012            569,881           488,435             --            --
 Other........................           --            --           (139,170)               --             --      (140,524)
                                -----------   -----------      -------------      ------------   ------------   -----------
 Net cash provided by
   financing activities.......    3,842,827     2,917,393         68,843,744        45,515,278      4,610,114        48,121
 Net increase (decrease) in
   cash and cash
   equivalents................   (8,175,971)    3,044,023          8,281,670        14,369,415       (915,712)      956,965
 Cash and cash equivalents at
   beginning of period........   16,457,641     2,088,226                 --         2,088,226      3,003,938     2,046,973
                                -----------   -----------      -------------      ------------   ------------   -----------
 Cash and cash equivalents at
   end of period..............  $ 8,281,670   $ 5,132,249      $   8,281,670      $ 16,457,641   $  2,088,226   $ 3,003,938
                                ===========   ===========      =============      ============   ============   ===========
 SUPPLEMENTAL DISCLOSURES
 Interest paid................  $   106,215   $    71,837      $     680,666      $    326,814   $    165,613   $    82,024
 SUPPLEMENTAL SCHEDULE OF
   NONCASH OPERATING,
   INVESTING, AND FINANCING
   ACTIVITIES
 Assets acquired pursuant to
   capital leases.............  $   308,159   $   815,737      $   4,615,451      $  2,067,498   $    995,615   $ 1,244,179
 Equity instruments issued in
   exchange for technology and
   services...................       55,858            --            232,142            64,995         97,352        13,937

                                    PERIOD FROM
                                 SEPTEMBER 8, 1994
                                (DATE OF INCEPTION)
                                TO DECEMBER 31, 1997
                                --------------------

 OPERATING ACTIVITIES
 Net loss.....................      $(11,961,843)
 Adjustments to reconcile net
   income (loss) to net cash
   used in operating
   activities:
   Amortization of deferred
     compensation.............         1,328,846
   Depreciation and
     amortization.............         1,958,677
   Equity instruments issued
     in exchange for
     technology and
     services.................           176,284
   In-process research and
     development..............           428,059
 Changes in certain assets and
   liabilities:
   Accounts payable and
     accrued expenses.........         1,347,220
   Prepaid expenses...........          (505,013)
   Deferred revenue...........         1,096,665
   Other assets...............          (111,114)
   Interest receivable........          (128,884)
   Accounts receivable........          (607,091)
                                    ------------
 Net cash provided by (used
   in) operating activities...        (6,978,194)
 INVESTING ACTIVITIES
 Purchases of securities
   available-for-sale.........       (64,227,152)
 Proceeds from maturities of
   securities
   available-for-sale.........        24,362,150
 Proceeds from sale of
   securities.................                --
 Purchases of property and
   equipment..................        (1,730,019)
 Cash acquired in
   acquisitions...............            29,939
                                    ------------
 Net cash provided by (used
   in) investing activities...       (41,565,082)
 FINANCING ACTIVITIES
 Net proceeds from issuance of
   common stock...............        61,048,644
 Borrowings from collaborative
   agreement..................         3,000,000
 Proceeds from long term
   debt.......................         2,000,000
 Principal payments on capital
   leases.....................        (1,396,992)
 Payments on receivables for
   warrants...................           488,435
 Other........................          (139,170)
                                    ------------
 Net cash provided by
   financing activities.......        65,000,917
 Net increase (decrease) in
   cash and cash
   equivalents................        16,457,641
 Cash and cash equivalents at
   beginning of period........                --
                                    ------------
 Cash and cash equivalents at
   end of period..............      $ 16,457,641
                                    ============
 SUPPLEMENTAL DISCLOSURES
 Interest paid................      $    574,451
 SUPPLEMENTAL SCHEDULE OF
   NONCASH OPERATING,
   INVESTING, AND FINANCING
   ACTIVITIES
 Assets acquired pursuant to
   capital leases.............      $  4,307,292
 Equity instruments issued in
   exchange for technology and
   services...................           176,284

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                  INFORMATION AS OF MARCH 31, 1998 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ACTIVITIES

     Corixa Corporation ("Corixa"), a development stage company, is focused on the discovery and early clinical development of vaccine products that induce specific and potent pathogen- or tumor-reactive T lymphocyte (T cell) responses for the treatment and prevention of cancers and certain infectious diseases. Corixa employs the following three proprietary core technology platforms, which together comprise the elements Corixa believes are necessary for effective T cell vaccines: (i) microsphere delivery systems that specifically activate appropriate T cell responses; (ii) adjuvants that specifically enhance appropriate T cell responses; and (iii) disease-specific antigens that are essential to elicit appropriate T cell responses. Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility.

  Interim Financial Information

     The financial information at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that Corixa considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year.

CASH AND CASH EQUIVALENTS

     All short-term investments, which consist primarily of bankers' acceptances and certificates of deposit, with maturities of three months or less at date of purchase are considered to be cash equivalents. The amounts are recorded at cost, which approximates fair market value.

SECURITIES AVAILABLE-FOR-SALE

     Corixa's investment portfolio is classified as available-for-sale, and such securities are stated at fair value, with the unrealized gains and losses reflected in stockholders' equity. Interest earned on securities is included in interest income. The amortized cost of investments is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretions are included in interest income. The cost of securities sold is calculated using the specific identification method.

MANAGEMENT OF CREDIT RISK

     Corixa is subject to concentration of credit risk, primarily from its cash investments. Credit risk for cash investments is managed by purchase of investment grade securities and diversification of the investment portfolio among issuers and maturities.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated on the straight-line method over the assets' estimated useful lives, which range from three to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

STOCK-BASED COMPENSATION

     In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). The Company has adopted the disclosure-only provisions of Statement 123, and applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its stock option plans. Accordingly, Corixa's employee stock-based compensation expense is recognized based on the intrinsic value of the option on the date of grant. Non-employee stock-based compensation expense is recognized based on the Black-Scholes valuation methodology. Pro forma disclosure of net loss and loss per share under Statement 123 is provided in Note 4 of these Corixa financial statements.

     Corixa records deferred compensation for the difference between the exercise price and the deemed fair value for financial reporting purposes of stock options granted. The compensation expense related to such grants is amortized over the vesting period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

OTHER FINANCIAL INSTRUMENTS

     At March 31, 1998 and December 31, 1997, the carrying value of financial instruments such as receivables and payables approximated their fair values, based on the short-term maturities of these instruments. Additionally, the carrying value of long-term liabilities approximated fair values because the underlying interest rates reflect market rates at the balance sheet dates.

INVESTMENT IN GENQUEST

     Corixa's preferred stock investment in GenQuest, Inc. ("GenQuest"), which constitutes less than 20% of the voting stock of GenQuest, is accounted for using the cost method. The carrying value of this investment is zero. (See Note 9 of these Corixa financial statements).

REVENUE

     Revenue under collaborative agreements typically consists of nonrefundable up-front fees, ongoing research and development payments, and milestone and royalty payments. Revenue from nonrefundable up-front fees is recognized upon satisfaction of related obligations. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, as Corixa believes such payments approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty, and other contingent payments will be recognized as earned. Advance payments received under any agreements in excess of amounts earned are recorded as deferred revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred. Corixa recognized 85%, 74%, 41% and 59% of its revenue for the three months ending March 31, 1998 and in fiscal years 1997, 1996 and 1995, respectively, from two collaborative partners.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INCOME TAXES

     Corixa accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

NET EARNING PER SHARE CALCULATIONS

     Corixa adopted the FASB issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding for the period, and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all dilutive securities, such as options, warrants and convertible preferred stock.

     As all preferred stock converted to common stock at the closing of Corixa's initial public offering, (the "Offering") pro forma basic and diluted loss per share is computed on the basis of the average number of common shares outstanding plus the effect of preferred shares using the "if-converted' method. All pro forma losses per share amounts for all periods have been presented to conform to the Statement 128 requirements.

COMPREHENSIVE INCOME (LOSS)

     In 1998, Corixa adopted the FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, as defined in Statement 130, for all periods presented. Statement 130 requires unrealized gains or losses on Corixa's available-for-sale securities, which are reported separately in shareholders' equity, to be included in other comprehensive income. The adoption of this Statement had no impact on Corixa's net income (loss) or stockholders' equity. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. Comprehensive income (loss) is as follows:

                                THREE MONTHS ENDED                       YEAR ENDED
                                    MARCH 31,                           DECEMBER 31,
                            --------------------------    -----------------------------------------
                               1998           1997           1997           1996           1995
                            -----------    -----------    -----------    -----------    -----------
                            (UNAUDITED)    (UNAUDITED)
Net income (loss).........  $(2,874,512)    $732,269      $(2,669,304)   $(4,171,900)   $(4,127,536)

SEGMENT REPORTING

     In 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for the fiscal years beginning after December 15, 1997. The new Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Companies will be required to report each segment and related information, as defined in Statement 131, in Corixa's notes to the financial statements. Corixa will be required to report its results according to Statement 131 for its year end 1998 results. As Corixa does not operate in more than one segment, as defined by the statement, as of March 31, 1998 this statement is not applicable.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform to the 1997 presentation.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 2. SECURITIES AVAILABLE-FOR-SALE

     Securities available-for-sale consist of the following:

                                                              GROSS         GROSS
                                               MARKET       UNREALIZED    UNREALIZED     AMORTIZED
                                                VALUE         GAINS         LOSSES         COST
                                             -----------    ----------    ----------    -----------
March 31, 1998 (Unaudited)
  U.S. Treasury obligations................  $   766,287     $    --       $ (1,354)    $   767,641
  U.S. Corporate obligations...............   48,695,268       6,963        (48,453)     48,736,758
                                             -----------     -------       --------     -----------
                                             $49,461,555     $ 6,963       $(49,807)    $49,504,399
                                             ===========     =======       ========     ===========
December 31, 1997
  U.S. Treasury obligations................  $13,978,189     $10,474       $ (7,969)    $13,975,685
  U.S. Corporate obligations...............   25,881,460       1,927         (9,787)     25,889,320
                                             -----------     -------       --------     -----------
                                             $39,859,649     $12,401       $(17,756)    $39,865,005
                                             ===========     =======       ========     ===========
December 31, 1996
  U.S. Treasury obligations................  $ 9,845,180     $   842       $(12,750)    $ 9,857,088
                                             ===========     =======       ========     ===========

     Corixa had no gross realized gains or losses on sales of available-for-sale securities for the fiscal years 1997, 1996 and 1995. The contractual maturities of Corixa's available-for-sale securities are shown below:

                                                             ESTIMATED
                                                            FAIR MARKET     AMORTIZED
                                                               VALUE          COST
                                                            -----------    -----------
March 31, 1998 (Unaudited)
  Due in one year or less.................................  $32,303,309    $32,315,261
  Due in one year through three years.....................   17,158,246     17,189,139
                                                            -----------    -----------
                                                            $49,461,555    $49,504,399
                                                            ===========    ===========
December 31, 1997
  Due in one year or less.................................  $25,914,319    $25,915,022
  Due after one year through three years..................   13,945,330     13,949,983
                                                            -----------    -----------
                                                            $39,859,649    $39,865,005
                                                            ===========    ===========
December 31, 1996
  Due in one year or less.................................  $ 9,854,180    $ 9,857,088
                                                            ===========    ===========

 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                    DECEMBER 31,
                                                MARCH 31,     -------------------------
                                                  1998           1997           1996
                                               -----------    -----------    ----------
                                               (UNAUDITED)
Laboratory equipment.........................  $ 3,808,034    $ 3,577,341    $2,088,170
Computers and office equipment...............    1,252,972      1,151,114       370,471
Leasehold improvements.......................    1,309,536      1,256,002       628,940
                                               -----------    -----------    ----------
                                                 6,370,542      5,984,457     3,087,581
Accumulated depreciation and amortization....   (2,281,339)    (1,937,973)     (850,385)
                                               -----------    -----------    ----------
                                               $ 4,089,203    $ 4,046,484    $2,237,196
                                               ===========    ===========    ==========

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     At March 31, 1998 and December 31, 1997, Corixa held equipment under capitalized leases with an original cost of $4,615,451 and $4,307,292, respectively, and a net book value of $2,877,322 and $2,850,409, respectively, these leases are secured by the underlying assets.

 4. STOCKHOLDERS' EQUITY

COMMON STOCK

     On July 25, 1997, Corixa's Board of Directors authorized Corixa to file a Registration Statement with the Securities and Exchange Commission to permit Corixa to proceed with the Offering of its common stock. In connection with the Offering, Corixa's Board of Directors and stockholders authorized a class of 10,000,000 shares of Preferred Stock (the "New Preferred Stock") and approved a reverse stock split of the outstanding shares of common stock and Series A and Series B convertible preferred stock on the basis of one new share of stock for every 3.3 outstanding shares of stock. The reverse stock split became effective September 24, 1997 concurrent with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. All outstanding convertible preferred stock, common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to financial statements have been retroactively adjusted to give effect to the reverse stock split. In October 1997, Corixa completed the Offering of its common stock by selling 3,450,000 shares at $13 per share, resulting in proceeds to Corixa of $40,778,096 net of underwriting discounts, commissions and offering expenses incurred by Corixa.

PREFERRED STOCK

     In connection with the Offering, Corixa's Series A Preferred Stock and Series B Preferred Stock were converted, after obtaining the consent of a majority of the holders of each class of such shares, into 5,151,181 shares of common stock based upon the then-effective (one for one) respective conversion prices of the Series A and Series B shares.

1994 STOCK OPTION PLAN

     Corixa has a stock option plan, the Amended and Restated 1994 Stock Option Plan (the "1994 Plan") under which an aggregate of 2,364,208 shares of common stock were reserved for grants to employees, members of the Board of Directors, and consultants as of March 31, 1998. Options granted under the 1994 Plan may be designated as incentive or nonqualified at the discretion of the Plan Administrator (as defined in the 1994 Plan). On July 25, 1997, Corixa amended and restated the 1994 Plan, whereby the number of shares authorized under the 1994 Plan was increased by 700,000 shares and is subject to automatic increase on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to 3% of the number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

     Generally, the options vest over a four-year period with 25% vesting upon the first year and the remainder vesting monthly thereafter. All options expire no later than ten years from the date of grant. Incentive stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Plan Administrator, but not less than 85% of the fair market value of the stock at the date of grant. The Administrator has the discretion to grant options that are exercisable for unvested shares of Corixa Common Stock and, to the extent that an optionee holds options for such unvested shares of Corixa Common Stock upon termination, Corixa will have the right to repurchase any or all of the unvested shares at the per-share exercise price paid by the optionee for the unvested shares.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1997 EMPLOYEE STOCK PURCHASE PLAN

     On July 25, 1997, Corixa adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). As of March 31, 1998, a total of 125,000 shares of common stock were reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase shares of Corixa's common stock through payroll deductions at a price equal to 85% of the fair market value of Corixa's common stock on the first day or the last day of the applicable six-month offering period, whichever is lower. The Purchase Plan began on the effective date of Corixa's Offering.

     The number of authorized shares is subject to automatic increase on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance is less than 1% of the outstanding common stock, the number of shares reserved for issuance shall be increased until it equals 1% of the outstanding common stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Board of Directors. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of 20 years.

1997 DIRECTORS' STOCK OPTION PLAN

     The Directors' Plan was adopted by Corixa on July 25, 1997. As of March 31, 1998, a total of 250,000 shares of Corixa's common stock were reserved for issuance under the Directors' Plan. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002 in an amount equal to 50,000 shares of common stock or such lesser amount as the Board of Directors may establish. The Directors' Plan provides for the grant of nonqualified stock options to non-employee directors of Corixa. The Directors' Plan provides that each person who first became a non-employee director of Corixa shall be granted nonqualified stock options to purchase 15,000 shares of common stock (the "First Option"). Thereafter, on the first day of each fiscal year, commencing fiscal year 1998, each non-employee director shall be automatically granted an additional option to purchase 5,000 shares of common stock (a "Subsequent Option") if, on such date, he or she shall have served on Corixa's Board of Directors for at least six months. The First Options and Subsequent Options generally vest over 36 and 12 months, respectively, and have 10-year terms. The exercise price of such options shall be equal to the fair market value of the Corixa's common stock on the date of grant of the option. The Plan has a 10-year term unless terminated earlier.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     A summary of Corixa's stock option activity and related information follows:

                                                                                           WEIGHTED
                                                            SHARES UNDER                   AVERAGE
                                                            OUTSTANDING      PRICE PER     EXERCISE
                                                              OPTIONS          SHARE        PRICE
                                                            ------------    ------------   --------
Balance at January 1, 1995................................     167,127             0.33      0.33
  Options granted.........................................     341,643             0.33      0.33
  Options canceled........................................     (11,969)            0.33      0.33
                                                             ---------      -----------      ----
Balance at December 31, 1995..............................     496,801             0.33      0.33
  Options granted.........................................     182,413      0.33 -  0.99     0.58
  Options exercised.......................................     (67,999)            0.33      0.33
  Options canceled........................................      (6,090)     0.33 -  0.99     0.38
                                                             ---------      -----------      ----
Balance at December 31, 1996..............................     605,125      0.33 -  0.99     0.40
  Options granted.........................................     710,004      0.99 - 13.50     2.08
  Options exercised.......................................    (126,188)     0.33 -  0.99     0.55
  Options canceled........................................     (19,852)     0.33 -  0.99     0.67
                                                             ---------      -----------      ----
Balance at December 31, 1997..............................   1,169,089      0.33 - 13.50     1.40
  Options granted (Unaudited).............................     277,515      8.25 -  9.50     9.13
  Options exercised (Unaudited)...........................      (1,515)            0.33      0.33
  Options canceled (Unaudited)............................      (6,940)     0.99 -  9.50     2.47
                                                             ---------      -----------      ----
Balance at March 31, 1998 (Unaudited).....................   1,438,149      0.33 - 13.50     2.89
                                                             =========      ===========      ====

     The following table summarizes information about the stock options outstanding at December 31, 1997:

                             OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                     ------------------------------------   (WITHOUT RESTRICTION)
                                    WEIGHTED                ----------------------
                                     AVERAGE     WEIGHTED                WEIGHTED
                       NUMBER       REMAINING    AVERAGE                 AVERAGE
    RANGE OF         OUTSTANDING   CONTRACTUAL   EXERCISE    NUMBER      EXERCISE
 EXERCISE PRICES      12/31/97        LIFE        PRICE      VESTED       PRICE
 ---------------     -----------   -----------   --------   ---------   ----------
 $  0.33 -  0.99      1,104,089     8.5 years     $ 0.72     508,373      $0.47
 $ 11.50 - 13.50         65,000     9.8 years     $12.88          --         --
                      ---------                              -------
 $  0.33 - 13.50      1,169,089     8.6 years     $ 1.40     508,373      $0.47
                      =========                              =======

     Deferred compensation of approximately $3.9 million was recorded during 1997 representing the difference between the exercise prices of options granted during that period and the deemed fair market value.

     Options of 77,097 and 96,845 shares had been exercised as of March 31, 1998 and December 31, 1997 respectively for which the underlying stock continues to be restricted. At March 31, 1998 and December 31, 1997, 930,357 and 847,706, respectively, shares remain available for grant.

     Pro forma information regarding net loss and loss per share required by Statement 123 has been determined as if Corixa had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions on the option grant date for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.4%, 6.5% and 6.3%, expected volatility of 57%, 0% and 0%, and expected option lives of four years and dividend yields of 0.0%.

     The weighted average fair value of options granted during 1997, 1996 and 1995 was $6.60, $0.17 and $0.11 per option, respectively.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Under Statement 123, if Corixa had elected to recognize the compensation cost based upon the fair value of the options granted at the grant date, net loss would have been increased as follows (the estimated fair value of the options is amortized to expense over the options' vesting period or upon the achievement of certain milestones):

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 1997           1996           1995
                                              -----------    -----------    -----------
Net loss:
  As reported...............................  $(2,675,857)   $(4,146,763)   $(4,149,973)
  Pro forma.................................   (2,914,188)    (4,170,558)    (4,158,556)
Pro forma net loss per share:
  As reported...............................  $     (0.31)   $     (0.55)   $     (0.58)
  Pro forma.................................        (0.33)         (0.56)         (0.58)

     The Statement 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which the pro forma impact of Statement 123 calculations is phased in over time.

STOCK WARRANTS

     In connection with sales of Series A shares in 1995 and 1994, Corixa issued stock warrants to certain stockholders at an aggregate purchase price of $0.003 per share to purchase 413,191 shares of Corixa's common stock at an exercise price of $0.33 per share.

     During 1996, Corixa issued warrants to purchase 114,342 shares of common stock at exercise prices ranging from $0.003 to $6.60 per share and 163,636 Series A shares at an exercise price of $6.60 per share. These warrants were issued in connection with certain collaborative agreements and the leasing of office and research facilities. Vesting of the warrants to purchase 75,757 shares of common stock and warrants to purchase 163,636 shares of Series A stock is contingent upon the achievement of certain milestones. The weighted average grant-date fair value ranges from $0.99 to negligible per share, and negligible per share for common stock and Series A shares, respectively. Warrants to purchase 31,818 shares of Series A Preferred Stock were issued in 1994. (See
Note 7 of these Corixa financial statements.) Additional warrants to purchase 454,533 shares of Series B stock were issued in 1996. (See Note 9 of these Corixa financial statements.)

     Corixa recognizes research and development expense for the calculated fair value of milestone specific warrants, for which milestone achievement has been deemed probable by management. No warrant-related milestones were reached during the three months ended March 31, 1998 or in 1997. Final valuation of the warrant costs is calculated at the actual achievement of these milestones based on the fair value of the underlying stock at that date.

     In connection with the Offering, all Series A and Series B share warrants were converted to warrants to purchase common shares on a share-for-share basis. 445,139 shares of common stock were issued upon the net exercise of 483,008 stock warrants during 1997. The number of common shares purchased reflect the difference between the aggregate exercise price of the warrants and the market price per share of the common stock of the aggregate number of shares purchasable under the warrant.

     Corixa had 694,512 common stock warrants outstanding as of March 31, 1998 and December 31, 1997 at a weighted average exercise price of $8.04 and expire between 2001 and 2008. Corixa had no Series A or Series B share warrants outstanding as of March 31, 1998. Common stock, Series A share and Series B share warrants outstanding at December 31, 1996 were 527,533, 195,454, and 454,533, respectively, at weighted average exercise prices of $.075, $6.07, and $9.90 per share, respectively.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

STOCK REPURCHASE AGREEMENTS

     Since its inception, Corixa has sold approximately 945,185 shares of common stock at a price of $0.017 per share to employees and scientific founders of Corixa under agreements which allow Corixa, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with Corixa ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in cumulative pro rata increments over a four-year period beginning at the issuance date. As of March 31, 1998 and December 31, 1997, 118,148 shares and 177,223 shares, respectively, were subject to repurchase.

     Under the terms of all of the repurchase agreements, if Corixa is acquired by merger, consolidation, or sale of assets, the repurchase agreements will cease to apply.

SHARES RESERVED

     Common stock was reserved for the following purposes:

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
Stock options...............................................   2,418,506      2,016,795
Warrants to purchase common stock...........................     694,512        694,512
Employee Stock Purchase Plan................................     125,000        125,000
License, technology, and patent rights agreements...........      27,263         34,838
                                                               ---------      ---------
                                                               3,265,281      2,871,145
                                                               =========      =========

NET LOSS PER SHARE

     Basic and diluted loss per share are calculated using the average number of common shares outstanding (see Note 1 of these Corixa financial statements). Pro forma basic and diluted loss per share are computed on the basis of the average number of common shares outstanding plus the effect of convertible preferred shares using the "if-converted" method as follows:

                                           MARCH 31,                    YEAR ENDED DECEMBER 31,
                                   --------------------------   ---------------------------------------
                                       1998          1997          1997          1996          1995
                                   ------------   -----------   -----------   -----------   -----------
                                          (UNAUDITED)
Net loss (A).....................  $(2,837,023)   $   763,264   $(2,675,857)  $(4,146,763)  $(4,149,973)
Weighted average outstanding:
  Common stock (B)...............   11,775,380      2,594,189     4,891,342     2,520,668     2,486,746
  Convertible preferred stock....            0      5,151,196     3,863,396     4,969,433     4,633,075
                                   -----------    -----------   -----------   -----------   -----------
     Proforma weighted average
       outstanding (C)...........   11,775,380      7,745,385     8,754,738     7,490,101     7,119,821
                                   ===========    ===========   ===========   ===========   ===========
Loss per share:
  Basic and diluted (A/B)........  $     (0.24)   $      0.29   $     (0.55)  $     (1.65)  $     (1.67)
                                   ===========    ===========   ===========   ===========   ===========
  Pro forma basic and diluted
     (A/C).......................  $     (0.24)   $      0.10   $     (0.31)  $     (0.55)  $     (0.58)
                                   ===========    ===========   ===========   ===========   ===========

 5. INCOME TAXES

     At March 31, 1998 and December 31, 1997, Corixa had net operating loss carryforwards of approximately $12.2 million and $9.9 million, respectively, and research and experimentation credit carryforwards of approximately $1.0 million and $0.8 million, respectively, which begin to expire in 2009. Utilization of net

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

operating losses and research and development tax credit carryforwards is subject to change of certain limitations under Section 382 of the Internal Revenue Code. During the period 1995 through 1997, Corixa experienced ownership changes as defined by the Internal Revenue Code. Accordingly, Corixa's use of losses incurred through the date of any ownership changes will be limited during the carryforward period.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Corixa has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. The valuation allowance for deferred tax assets increased $976,000, $1,291,000 and $1,475,000 during the three months ended March 31, 1998 and during the years ended December 31, 1997 and 1996, respectively. The effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                            DECEMBER 31,
                                                       MARCH 31,     --------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
Deferred tax assets:
Net operating loss carryforwards....................  $ 4,157,000    $ 3,361,000    $ 2,547,000
Research and experimentation credit and foreign tax
  credit carryforwards..............................    1,042,000        861,000        339,000
Deferred revenue....................................      309,000        373,000        448,000
Financial statement expenses not deducted on tax
  return............................................      166,000        162,000         33,000
                                                      -----------    -----------    -----------
                                                        5,674,000      4,757,000      3,367,000
                                                      -----------    -----------    -----------
Deferred tax liabilities:
Depreciation........................................       17,000         37,000         34,000
Tax return expenses not charged against financial
  statements........................................       57,000         96,000              0
                                                      -----------    -----------    -----------
                                                           74,000        133,000         34,000
                                                      -----------    -----------    -----------
Net deferred tax asset..............................    5,600,000      4,624,000      3,333,000
Less valuation allowance............................   (5,600,000)    (4,624,000)    (3,333,000)
                                                      -----------    -----------    -----------
Net deferred tax assets.............................  $         0    $         0    $         0
                                                      ===========    ===========    ===========

 6. 401(k) PLAN

     Corixa has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of Corixa's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1998) and to have the amount of such reduction contributed to the 401(k) Plan. Corixa did not match contributions before fiscal 1998. Effective January 1, 1998, Corixa implemented a 401(k) matching program whereby Corixa contributes twenty-five cents for each dollar a participant contributes, with a maximum contribution of 25% of the first 8% of a participants earnings not to exceed 25% of the prescribed annual limit. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by Corixa to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Corixa, if any, will be deductible by Corixa when made. At the direction of each participant, Corixa invests the assets of the 401(k) Plan in any of five investment options.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 7. LONG-TERM OBLIGATIONS AND COMMITMENTS

                                                                               DECEMBER 31,
                                                             MARCH 31,    -----------------------
                                                               1998          1997         1996
                                                            -----------   ----------   ----------
                                                            (UNAUDITED)
Capital lease obligations.................................  $ 2,923,247   $2,854,215   $1,663,112
Advance from corporate partner............................    5,000,000    3,000,000          -0-
Bank loan.................................................    4,000,000    2,000,000          -0-
                                                            -----------   ----------   ----------
                                                             11,923,247    7,854,215    1,663,112
Less current portion of capital lease Obligations.........    1,114,997      930,429      487,758
                                                            -----------   ----------   ----------
                                                            $10,808,250   $6,923,786   $1,175,354
                                                            ===========   ==========   ==========

     A $1,500,000 lease line was obtained in 1996, and in 1997 Corixa renegotiated the remaining lease line (of approximately $384,000) to $1,450,000. As of March 31, 1998, Corixa had fully utilized the lease line. Both leases are secured by the underlying equipment.

     The $5 million advance from a corporate partner at March 31, 1998 represents payments received in exchange for options to license two of Corixa's early-stage cancer targets. Refer to Note 8 to these Corixa financial statements with regard to the terms and conditions of the advance and Note 10 to these Corixa financial statements with regard to subsequent events related to an extension of a license relating to one of the two early-stage cancer targets.

     As of December 31, 1997, Corixa has an unsecured note that includes a commitment expiring December 31, 1998 for up to $7 million of borrowings. Borrowings under the terms of the note bear interest a rate that is a function of either the prime rate of a major bank or federal fund rates. Under the terms of the note, Corixa is required to meet minimum (i) tangible net worth, (ii) net cash calculated based upon the sum of the principal balance under the note and the greater of a multiple of Corixa's net cash burn or $10,000,000, (iii) total debt to net worth ratios and (iv) current ratio. As of March 31, 1998 Corixa had borrowed $4 million against the facility. The note includes provisions for quarterly interest-only payments based upon the outstanding loan balance until December 1998 followed by 48 payments of interest and principal beginning January 1999 based upon the outstanding amount on the note as of December 31, 1998. No additional amounts may be drawn against the note after December 31, 1998. As of March 31, 1998, Corixa was in compliance with the note covenants.

     Corixa rents office and research facilities under noncancelable operating leases which expire in January 2005. Corixa has issued an irrevocable standby letter of credit in the amount of $750,000 as a security deposit on the lease. Corixa has options to renew the lease for two additional terms of five years each.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Minimum future rental payments under all lease agreements at December 31, 1997 are as follows:

                                                              CAPITAL       OPERATING
                  YEAR ENDED DECEMBER 31,                      LEASES        LEASES
                  -----------------------                    ----------    -----------
1998.......................................................  $1,226,229    $ 1,322,200
1999.......................................................   1,010,732      2,447,508
2000.......................................................     809,315      2,466,114
2001.......................................................     403,054      2,540,097
2002.......................................................         -0-      2,616,300
Thereafter.................................................         -0-      5,589,543
                                                             ----------    -----------
Total minimum payments.....................................  $3,449,330    $16,981,762
                                                                           ===========
Less interest..............................................     595,115
                                                             ----------
Present value of minimum lease payments....................   2,854,215
Less current portion.......................................     930,429
                                                             ----------
Capital lease obligations, less current portion............  $1,923,786
                                                             ==========

     Rent expense was $388,820, $1,532,282, $638,037 and $364,240, for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995, respectively.

 8. SCIENTIFIC COLLABORATIVE AND LICENSE AGREEMENTS

     Corixa has various collaborative research agreements with academic universities and research institutions, which expire at various intervals through 1999. Certain agreements stipulate the reimbursement by Corixa of research costs incurred by these universities and institutions on behalf of Corixa. Included in research and development expenses for the three months ended March 31, 1998 and years ended December 31, 1997, 1996 and 1995 are reimbursements approximating $503,000, $1,400,000 and $900,000, respectively. Certain 1997 collaborative agreements extend into fiscal years 1998 and 1999. As of March 31, 1998, Corixa is committed to reimburse these universities and institutions approximately $960,000 and $300,000 in 1998 and 1999, respectively.

     Corixa has entered into certain license agreements and obtained options to negotiate license agreements under the terms of which Corixa received license, technology, and patent rights. During the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995, Corixa paid initial license and/or option fees approximating $195,000, $480,000, $185,000 and $80,000, respectively. Corixa issued 33,328 and 36,363 shares of common stock during 1996 and 1995, (plus a commitment to issue an additional 21,212 shares, upon the achievement of certain events of which 19,697 were issued in 1997) for such rights. No shares of common stock issued during 1997 were attributable to license agreements. In conjunction with certain 1996 collaboration agreements, Corixa also issued options to purchase 129,393 shares of common stock and warrants to purchase 75,757 and 163,636 shares of common stock and Series A Preferred Stock, respectively. See Note 4 of these Corixa financial statements.

     Certain agreements call for royalty and milestone payments to be paid by Corixa. The agreements are for terms from 10 to 17 years or the expiration of the last issued patent within the licensed technology, unless terminated earlier for certain specified events, as defined in the respective agreements.

     Additionally, Corixa has entered into research and license agreements and granted options to other parties to negotiate license agreements under the terms of which Corixa provides license, technology, and patent rights. Under the terms of the agreements, Corixa will receive additional license fees, option fees and/or reimbursement of certain research and development costs through 1998. The agreements provide for

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

one-time payments upon the achievement of certain milestones and the payment of royalties based on product sales.

     Corixa entered into an exclusive option agreement ("Exclusive Option") during 1997 with a third party ("Option Partner") pursuant to which the third party agreed to advance consideration in exchange for exclusive options to license two of Corixa's early-stage programs in two cancer targets (see Note 7 of these Corixa financial statements). In the event such options are exercised, the consideration will be credited against future milestone payments or converted to common stock of Corixa, as per the agreement. In January 1998, the Option Partner advanced $2 million to Corixa to extend the first option expiration from March 1, 1998 to September 1, 1999. If such options are not exercised or extended before September 1, 1999 in the case of one cancer target option or before September 1, 1998 in the case of the second cancer target option, Corixa will be required to refund the consideration for the option(s) over a three-year period beginning March 2000.

 9. INVESTMENTS IN AND AGREEMENTS WITH GENQUEST, INC.

     In February 1996, Corixa entered a license and research collaboration agreement with GenQuest for the purpose of discovering, characterizing, developing, and commercializing novel genes for use in the treatment, prevention, or diagnosis of cancer or pre-neoplastic cell proliferation disease.

     In February 1996, Corixa acquired an aggregate of 4,412,613 shares of Series A preferred stock of GenQuest in exchange for the transfer of certain intellectual property rights in connection with the collaboration. These Series A preferred shares represent approximately 16% of GenQuest's outstanding capital stock at December 31, 1997. As a result of its ownership of Series A preferred stock of GenQuest, Corixa has certain registration rights with respect to public offerings of GenQuest and rights of first offer that allow Corixa to participate ratably in future issuances of stock to maintain its ownership percentage of GenQuest.

     Additionally, Corixa is entitled to voting rights equivalent to the number of shares of common stock of GenQuest into which such shares of Series A preferred stock can be converted and is a party to a voting agreement among GenQuest and all but two of its stockholders. Under the terms of the voting agreement, Corixa has a right to designate two of seven nominees to the Board of Directors of GenQuest and the stockholders of GenQuest who are parties to the voting agreement have agreed to vote their shares in favor of such nominees. Corixa's right to designate such nominees will terminate when Corixa owns less than 10% of the voting capital stock of GenQuest.

     In December 1996, Corixa and GenQuest amended the license and collaboration agreement and, in connection with this amendment, entered into an administrative services and management agreement. As part of the collaboration, GenQuest has agreed to provide an aggregate of $5.7 million in funding in support of certain research and development projects conducted by Corixa and GenQuest on a collaborative basis during a three year research term. Under the license agreement, Corixa and GenQuest agreed to cross-license certain technologies and products owned or controlled by them as of February 1996 and technologies and products developed under the collaborative research program. Corixa is required to pay GenQuest, when product sales commence, certain royalties on sales of products that use technology licensed from GenQuest, and GenQuest is required to pay Corixa, when product sales commence, certain royalties on the sale of products that use technology licensed from Corixa. In addition, sales of certain products developed by GenQuest using technology developed by Corixa in the collaborative research program would be royalty-free.

     Additionally, Corixa has agreed that certain administrative and management services will be provided to GenQuest by certain Corixa employees, including Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Operating Officer, and Chief Financial Officer, and GenQuest has agreed to reimburse Corixa for such services. The management services agreement terminates upon the earlier of (i) 90 days following the expiration of Corixa's right to purchase substantially all of the outstanding shares of GenQuest's capital stock,

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

as described below, (ii) 90 days following the date Corixa purchases GenQuest's capital stock pursuant to such right, or (iii) at the option of either Corixa or GenQuest, upon the termination of the amended license agreement.

     In December 1996, in connection with the modification of the collaboration between Corixa and GenQuest and the issuance of Series B preferred stock of GenQuest to additional investors (18,309,271 shares at $0.50 per share), Corixa, GenQuest and the stockholders of GenQuest entered into a call option agreement. Under the terms of this agreement, Corixa has the right to purchase a significant majority of the outstanding shares of GenQuest's capital stock held by the stockholders of GenQuest at a purchase price determined in accordance with a formula stipulated in the agreement. This right becomes effective on the earlier of June 23, 1998, the completion of a 30-day trading period following Corixa's Offering during which the average closing sale price of a share of Corixa's common stock meets the minimum requirement stipulated in the agreement, and a merger of Corixa with another entity or a sale of substantially all of Corixa's assets, and terminates on the earlier of January 23, 2000, the date that Corixa notifies GenQuest that it will not exercise this right, the closing of the Offering of GenQuest, and 10 days following a merger of or sale of assets by Corixa.

     In conjunction with the relationship between Corixa and GenQuest, Corixa issued warrants to purchase 454,533 shares of Corixa's Series B shares at a price of $9.90 per share. The warrants expire on the earlier of December 23, 2001 or certain events as specified in the warrant agreements. A receivable of $652,000 from GenQuest, which represents the outstanding amount due for the warrants, is included in equity at December 31, 1997. This receivable will be paid over the two remaining years of the three-year funding life of the current collaborative agreement out of the proceeds therefrom. Amounts expected to be applied against the receivable in 1998 and 1999 approximate $326,000 per year. Approximately $488,000 was applied against the receivable in the year ended December 31, 1997.

     Corixa's investment in GenQuest is recorded in the balance sheet at $-0-, which was the historical cost of the technology exchanged for the preferred stock of GenQuest issued to Corixa. Corixa did not recognize the increased value of its equity investment resulting from the GenQuest issuance of Series B preferred stock due to uncertainty regarding its ultimate realization.

     For the three months ended March 31, 1998 and during the years ended December 31, 1997 and 1996, Corixa recognized other income of $102,000, $325,000 and $300,000, respectively, as a result of administrative services provided to GenQuest.

     In conjunction with its collaborative agreement with GenQuest, Corixa's March 31, 1998 and December 31, 1997 results include collaborative revenue and research and development expenses of approximately $524,000 and $605,000 and $1,932,000 and $2,420,000, respectively. Additionally, Corixa recognized $81,000 and $488,000 in warrant amortization during the three months ended March 31, 1998 and during the year ended December 31, 1997, respectively. Corixa did not recognize collaborative revenue or research and development expenses relating to GenQuest in 1996.

10. SUBSEQUENT EVENTS

     In April 1998, Corixa announced that it had agreed to terminate its ex-vivo adoptive immunotherapy collaboration agreement with CellPro, Incorporated ("CellPro"). The agreement, which covered the ex-vivo use of Corixa's cancer antigens, microsphere delivery system and adjuvant technologies for the purpose of activating and propagating tumor reactive cells outside the body, was entered into in November, 1995 and provided less than 10% of Corixa's fiscal year 1997 revenue. Under the terms of the termination agreement, all rights previously granted to CellPro in respect to Corixa technology in the field of adoptive immunotherapy reverted to Corixa.

     On May 19, 1998, Corixa's Board of Directors approved the merger of GenQuest with and into a wholly-owned subsidiary of Corixa.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
GenQuest, Inc.

     We have audited the accompanying balance sheets of GenQuest, Inc. (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996 and the period from July 14, 1995 (date of inception) through December 31, 1997. These financial statements are the responsibility of GenQuest's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of GenQuest, Inc. (a development stage company) at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and the period from July 14, 1995 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.

January 28, 1998,
     except Note 9, as to which the date is
     February 28, 1998

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                                              DECEMBER 31,
                                                           MARCH 31,    -------------------------
                                                             1998          1997          1996
                                                          -----------   -----------   -----------
                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents.............................  $ 2,240,256   $ 3,599,632   $ 8,997,647
  Accounts receivable ($0 and $25,000 receivable from
     affiliated company at March 31, 1998 and December
     31, 1997, respectively)............................       25,899        58,329            --
  Prepaid expenses......................................      220,485       179,350            --
                                                          -----------   -----------   -----------
          Total current assets..........................    2,486,640     3,837,311     8,997,647
Property and equipment, net.............................      557,450       573,155         8,900
Warrants................................................           --            --     1,140,000
Other assets............................................        6,047         6,047            --
                                                          -----------   -----------   -----------
          Total assets..................................    3,050,137     4,416,513   $10,146,547
                                                          ===========   ===========   ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..............  $   175,687   $   495,491   $   828,119
  Deferred revenue......................................      100,000       100,000        50,000
  Current portion of obligations and commitments........      442,044       437,982       488,432
                                                          -----------   -----------   -----------
          Total current liabilities.....................      717,731     1,033,473     1,366,551
Long-term obligations and commitments, less current
  portion...............................................      637,173       752,157       651,568
Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
     Authorized shares -- 25,355,903 designated as
       Series A and 18,543,290 designated as Series B;
     Issued and outstanding Series A shares:
       6,812,613........................................        6,813         6,813         6,813
     Issued and outstanding Series B shares:
       18,309,271.......................................       18,309        18,309        18,309
  Common stock, $0.001 par value:
     Authorized shares -- 39,260,903
     Issued and outstanding shares: 1,830,000...........        1,830         1,830         1,830
  Additional paid-in capital............................   11,263,991    11,263,991    12,415,630
  Deficit accumulated during development stage..........   (9,595,710)   (8,660,060)   (4,314,154)
                                                          -----------   -----------   -----------
          Total stockholders' equity....................    1,695,233     2,630,883     8,128,428
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' equity....  $ 3,050,137   $ 4,416,513   $10,146,547
                                                          ===========   ===========   ===========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                      PERIOD FROM                                    PERIOD FROM
                                                                     JULY 14, 1995                                  JULY 14, 1995
                                                                       (DATE OF                                       (DATE OF
                                    THREE MONTHS ENDED MARCH 31,     INCEPTION) TO     YEAR ENDED DECEMBER 31,      INCEPTION) TO
                                    -----------------------------      MARCH 31,      --------------------------    DECEMBER 31,
                                        1998             1997            1998            1997           1996            1997
                                    ------------     ------------    -------------    -----------    -----------    -------------
                                             (UNAUDITED)              (UNAUDITED)
Revenue:
  Collaborative agreements........  $   150,000      $        --     $    175,000     $    25,000                    $    25,000
  Government grants...............       22,813               --           56,141          33,328                         33,328
                                    -----------      -----------     ------------     -----------    -----------     -----------
        Total revenue.............      172,813               --          231,141          58,328             --          58,328
Operating expenses:
  Research and development........   (1,031,594)        (678,959)      (5,960,033)     (3,653,876)    (1,146,121)     (4,928,439)
  In-process research and
    development...................           --               --       (2,219,307)             --     (2,219,307)     (2,219,307)
  General and administrative......      (93,532)        (142,434)      (1,865,878)       (962,357)      (525,907)     (1,772,346)
                                    -----------      -----------     ------------     -----------    -----------     -----------
        Total operating
          expenses................   (1,125,126)        (821,393)     (10,045,218)     (4,616,233)    (3,891,335)     (8,920,092)
                                    -----------      -----------     ------------     -----------    -----------     -----------
Loss from operations..............     (952,313)        (821,393)      (9,814,077)     (4,557,905)    (3,891,335)     (8,861,764)
Interest income...................       33,217           67,626          279,406         235,734          9,779         246,189
Interest expense..................      (16,554)            (427)         (61,039)        (23,735)       (13,205)        (44,485)
                                    -----------      -----------     ------------     -----------    -----------     -----------
Net loss..........................  $  (935,650)     $  (754,194)    $ (9,595,710)    $(4,345,906)   $(3,894,761)    $(8,660,060)
                                    ===========      ===========     ============     ===========    ===========     ===========
Basic and diluted net loss per
  share...........................  $     (0.51)     $     (0.41)                     $     (2.37)   $     (2.94)
                                    ===========      ===========                      ===========    ===========
Shares used in computation of
  basic and diluted net loss per
  share...........................    1,830,000        1,830,000                        1,830,000      1,323,796
                                    ===========      ===========                      ===========    ===========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                         DEFICIT
                                             CONVERTIBLE                                               ACCUMULATED
                                           PREFERRED STOCK          COMMON STOCK        ADDITIONAL       DURING
                                        ---------------------    -------------------      PAID-IN      DEVELOPMENT
                                          SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL         STAGE          TOTAL
                                        ----------    -------    ---------    ------    -----------    -----------    -----------
Net loss for the period from inception
  through December 31, 1995...........          --    $    --           --    $   --    $        --    $  (419,393)      (419,393)
                                        ----------    -------    ---------    ------    -----------    -----------    -----------
Balance at December 31, 1995..........          --         --           --        --             --       (419,393)      (419,393)
  Issuance of common stock for cash...          --         --    1,570,000     1,570          6,280             --          7,850
  Issuance of Series A convertible
    preferred stock for acquired
    technology, valued at $0.50 per
    share.............................   4,412,613      4,413           --        --      2,201,894             --      2,206,307
    Issuance of common stock, valued
      at $0.05 per share, for
      technology and services.........          --         --      260,000       260         12,740             --         13,000
  Issuance of Series A convertible
    preferred stock at $0.50 per share
    for cash ($525,000) and note
    payable ($675,000)................   2,400,000      2,400           --        --      1,197,600             --      1,200,000
  Issuance of Series B convertible
    preferred stock at $0.50 per share
    for cash and note payable
    ($154,635), net of issuance costs
    of $139,211.......................  18,309,271     18,309           --        --      8,997,116             --      9,015,425
    Net loss..........................          --         --           --        --             --     (3,894,761)    (3,894,761)
                                        ----------    -------    ---------    ------    -----------    -----------    -----------
Balance at December 31, 1996..........  25,121,884     25,122    1,830,000     1,830     12,415,630     (4,314,154)     8,128,428
  Additional issuance costs of Series
    B.................................          --         --           --        --        (11,639)            --        (11,639)
  Corixa warrants distributed to
    investors.........................          --         --           --        --     (1,140,000)            --     (1,140,000)
  Net loss............................          --         --           --        --             --     (4,345,906)    (4,345,906)
                                        ----------    -------    ---------    ------    -----------    -----------    -----------
Balance at December 31, 1997..........  25,121,884     25,122    1,830,000     1,830     11,263,991     (8,660,060)     2,630,883
  Net loss (unaudited)................          --         --           --        --             --       (935,650)      (935,650)
                                        ----------    -------    ---------    ------    -----------    -----------    -----------
Balance at March 31, 1998
  (unaudited).........................  25,121,884    $25,122    1,830,000    $1,830    $11,263,991    $(9,595,710)   $ 1,695,233
                                        ==========    =======    =========    ======    ===========    ===========    ===========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                    THREE MONTHS ENDED              PERIOD FROM
                                                         MARCH 31,                 JULY 14, 1998          YEAR ENDED DECEMBER 31,
                                                 -------------------------      (DATE OF INCEPTION)      -------------------------
                                                    1998          1997           TO MARCH 31, 1998          1997          1996
                                                 -----------   -----------   -------------------------   -----------   -----------
                                                        (UNAUDITED)                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss.......................................  $  (935,650)     (754,194)         $(9,595,710)         $(4,345,906)   (3,894,761)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation.................................       22,309           879               76,545               50,895         1,969
  Equity instruments issued in exchange for
    technology and services....................           --            --            2,219,307                   --     2,219,307
  Changes in certain assets and liabilities:
    Accounts payable and accrued expenses......     (319,804)     (240,062)             330,870             (182,625)      756,352
    Prepaid expenses...........................      (41,135)      (95,862)            (220,485)            (179,350)           --
    Deferred revenue...........................           --            --              100,000               50,000        50,000
    Other assets...............................           --            --               (6,047)              (6,047)        6,701
    Accounts receivable........................       32,429          (445)             (25,900)             (58,327)        8,322
                                                 -----------   -----------          -----------          -----------   -----------
  Net cash used in operating activities........   (1,241,851)   (1,089,684)          (7,121,419)          (4,671,362)     (852,110)
INVESTING ACTIVITIES -- purchases of property
  and equipment -- net.........................       (6,606)           --              (52,772)             (33,379)          636
FINANCING ACTIVITIES
Net proceeds from issuance of convertible
  preferred stock..............................           --            --            9,385,790                   --     9,385,790
Payment on warrant obligation..................      (81,446)           --             (569,880)            (488,435)           --
Payment on notes payable.......................           --      (150,000)            (150,000)            (150,000)           --
Proceeds from issuance of notes payable........           --            --              825,000                   --       150,000
Principal payments on capital leases...........      (29,474)           --              (72,674)             (43,200)           --
Other..........................................           --            --              (11,640)             (11,639)           --
Proceeds from issuance of common stock.........           --            --                7,850                   --         7,850
                                                 -----------   -----------          -----------          -----------   -----------
Net cash provided by financing activities......     (110,920)     (150,000)           9,414,446             (693,274)    9,543,640
Net increase (decrease) in cash and cash
  equivalents..................................   (1,359,376)   (1,239,684)           2,240,256           (5,398,015)    8,692,166
Cash and cash equivalents at beginning of
  period.......................................    3,599,632     8,997,647                   --            8,997,647       305,481
                                                 -----------   -----------          -----------          -----------   -----------
Cash and cash equivalents at end of period.....  $ 2,240,256   $ 7,757,963          $ 2,240,256          $ 3,599,632   $ 8,997,647
                                                 ===========   ===========          ===========          ===========   ===========
SUPPLEMENTAL DISCLOSURES
  Interest paid................................  $    16,554   $       427               61,039          $    23,735   $    11,540
SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING,
  INVESTING, AND FINANCING ACTIVITIES
  Assets acquired pursuant to capital leases...  $        --   $        --          $   581,772          $   581,772   $        --
  Notes payable converted to preferred stock...           --            --              829,635                   --       829,635
  Warrants distributed to investors............           --            --           (1,140,000)          (1,140,000)           --
  Warrants acquired in exchange for warrant
    obligation.................................           --            --            1,140,000                   --     1,140,000
  Equity instruments issued in exchange for
    technology and services....................           --            --            2,219,307                   --     2,219,307

                                                     PERIOD FROM
                                                    JULY 14, 1995
                                                 (DATE OF INCEPTION)
                                                 TO DECEMBER 31, 1997
                                                 --------------------

OPERATING ACTIVITIES
Net loss.......................................      $(8,660,060)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation.................................           54,236
  Equity instruments issued in exchange for
    technology and services....................        2,219,307
  Changes in certain assets and liabilities:
    Accounts payable and accrued expenses......          650,674
    Prepaid expenses...........................         (179,350)
    Deferred revenue...........................          100,000
    Other assets...............................           (6,047)
    Accounts receivable........................          (58,327)
                                                     -----------
  Net cash used in operating activities........       (5,879,569)
INVESTING ACTIVITIES -- purchases of property
  and equipment -- net.........................          (46,164)
FINANCING ACTIVITIES
Net proceeds from issuance of convertible
  preferred stock..............................        9,385,790
Payment on warrant obligation..................         (488,435)
Payment on notes payable.......................         (150,000)
Proceeds from issuance of notes payable........          825,000
Principal payments on capital leases...........          (43,200)
Other..........................................          (11,639)
Proceeds from issuance of common stock.........            7,850
                                                     -----------
Net cash provided by financing activities......        9,525,366
Net increase (decrease) in cash and cash
  equivalents..................................        3,599,632
Cash and cash equivalents at beginning of
  period.......................................               --
                                                     -----------
Cash and cash equivalents at end of period.....      $ 3,599,632
                                                     ===========
SUPPLEMENTAL DISCLOSURES
  Interest paid................................      $    44,485
SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING,
  INVESTING, AND FINANCING ACTIVITIES
  Assets acquired pursuant to capital leases...      $   581,772
  Notes payable converted to preferred stock...          829,635
  Warrants distributed to investors............       (1,140,000)
  Warrants acquired in exchange for warrant
    obligation.................................        1,140,000
  Equity instruments issued in exchange for
    technology and services....................        2,219,307

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                  INFORMATION AS OF MARCH 31, 1998 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ACTIVITIES

     GenQuest, Inc. ("GenQuest"), a development stage company, is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. GenQuest's technology platform consists of the following proprietary technologies: (i) methodologies for the discovery of genes associated with cancer; (ii) methodologies used to elucidate cellular responses to DNA damage; (iii) genes and cellular processes associated with senescence and apoptosis; (iv) technologies that enhance or inhibit cellular proliferation; and (v) genes and cellular processes associated with terminal cell differentiation. Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility.

INTERIM FINANCIAL INFORMATION

     The financial information at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that GenQuest considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year.

LIQUIDITY

     Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility. Further development of GenQuest's business will require additional equity financing and/or collaboration funding. GenQuest is actively seeking to expand its funding from current and new investors, as well as enter into additional collaborative relationships. In the event GenQuest is not able to obtain additional financing or sufficient operating revenues, GenQuest will take steps to reduce its expenditures, as necessary, to enable it to continue its operations through December 1998. To that end, GenQuest would propose amending the terms of its agreements to materially reduce GenQuest's payment obligations.

CASH AND CASH EQUIVALENTS

     All short-term investments, which consist primarily of bankers' acceptances and certificates of deposit, with maturities of three months or less at date of purchase are considered to be cash equivalents. The amounts are recorded at cost, which approximates fair market value. Credit risk for cash investments is managed by purchase of investment-grade securities and diversification of the investment portfolio among issuers and maturities.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated on a straight-line basis over the assets' estimated useful lives, which range from three to four years. Leasehold improvements are amortized over the

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

lesser of their estimated useful lives or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation.

STOCK-BASED COMPENSATION

     In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). GenQuest has adopted the disclosure-only provisions of Statement 123, and applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its stock option plans. Accordingly, GenQuest's stock-based compensation expense is recognized based on the intrinsic value of the option on the date of grant. Recognition of stock-based compensation expense under Statement 123 requires the use of a fair value method to value stock options using option valuation models that were developed for purposes other than valuing employee stock options. Pro forma disclosures of net loss under Statement 123 are provided in Note 3 of these GenQuest financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

OTHER FINANCIAL INSTRUMENTS

     At December 31, 1997 and 1996, the carrying value of financial instruments, such as accounts receivables and payables, approximated their fair values, based on the short-term maturities of these instruments. Additionally, the carrying value of long-term liabilities approximated fair values because underlying interest rates reflect market rates at the balance sheet dates.

REVENUES FROM COLLABORATIVE AGREEMENTS

     Revenues under collaborative agreements will typically consists of nonrefundable up-front fees, ongoing research, co-development payments, and milestone and royalty payments. Revenue from nonrefundable technology access fees will be recognized upon satisfaction of any obligation. Revenue from ongoing research and co-development payments will be recognized ratably over the term of the agreement, as GenQuest believes such payments will approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty, and other contingent payments will be recognized as earned. Advance payments received under any agreements in excess of amounts earned are classified as deferred revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

INCOME TAXES

     GenQuest accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

NET EARNING PER SHARE CALCULATIONS

     GenQuest adopted the FASB issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

earnings per share is based on the weighted average number of common shares outstanding for the period, and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all dilutive securities, such as options, warrants and convertible preferred stock.

COMPREHENSIVE INCOME (LOSS)

     As of January 1, 1998, GenQuest adopted the FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on GenQuest's net income or shareholders' equity. Statement 130 did not impact GenQuest, as it had no supplemental comprehensive income components.

SEGMENT REPORTING

     In 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for the fiscal years beginning after December 15, 1997. The new Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Companies will be required to report each segment and related information, as defined in Statement 131, in GenQuest's notes to the financial statements. GenQuest will be required to report its results according to Statement 131 for its year end 1998 results. As GenQuest does not operate in more than one segment, as defined by the statement, as of March 31, 1998 this statement is not applicable.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' financial statements to conform to the 1997 presentation.

 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                           DECEMBER 31,
                                                           MARCH 31,    ------------------
                                                             1998         1997      1996
                                                          -----------   --------   -------
                                                          (UNAUDITED)
Laboratory equipment....................................    $446,822    $446,822   $    --
Computers and office equipment..........................     167,777     161,172    12,241
Leasehold improvements..................................      19,398      19,398        --
                                                            --------    --------   -------
                                                             633,997     627,392    12,241
Accumulated depreciation and amortization...............     (76,547)    (54,237)   (3,341)
                                                            --------    --------   -------
                                                            $557,450    $573,155   $ 8,900
                                                            ========    ========   =======

     At March 31, 1998 and December 31, 1997, GenQuest held equipment under capitalized leases with an original cost of $581,772 and an approximate net book value of $521,000 and $550,000, respectively. These leases are secured by the underlying assets.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 3. LONG-TERM OBLIGATIONS AND COMMITMENTS

                                                                        DECEMBER 31,
                                                      MARCH 31,    -----------------------
                                                        1998          1997         1996
                                                     -----------   ----------   ----------
                                                     (UNAUDITED)
Warrant obligation.................................  $  570,121    $  651,567   $1,140,000
Capital lease obligation...........................     509,096       538,572           --
                                                     ----------    ----------   ----------
                                                      1,079,217     1,190,139    1,140,000
Less current portion of obligations................     442,044       437,982      488,432
                                                     ----------    ----------   ----------
                                                     $  637,173    $  752,157   $  651,568
                                                     ==========    ==========   ==========

     Minimum future rental payments under the capital lease agreement at December 31, 1997 are as follows:

                  YEAR ENDED DECEMBER 31
                  ----------------------
1998......................................................  $168,773
1999......................................................   184,116
2000......................................................   184,116
2001......................................................   137,631
                                                            --------
Total minimum lease payments..............................   674,636
Less interest.............................................   136,064
                                                            --------
Present value of minimum lease payments...................   538,572
Less current portion......................................   112,198
                                                            --------
Capital lease obligations, less current portion...........  $426,374
                                                            ========

     A $687,500 lease line was obtained in 1997, of which approximately $106,000 remained available at March 31, 1998. The lease is secured by the underlying equipment.

     GenQuest rents a research facility under an operating lease, which expires on the earlier of September 2000 or upon a 60-day notice of vacancy. In connection with the operating lease, GenQuest is required to make monthly payments of approximately $13,000.

     Rent expense was $20,000 and $0 for the years ended December 31, 1997 and 1996, respectively.

     In February 1998, GenQuest and its stockholders reached a settlement agreement and mutual release of claims (the "Agreement") with a third party in relation to a business dispute related to the financing of GenQuest. Under the terms of the Agreement, the third party agreed to release GenQuest and its stockholders from any obligation prior to or thereafter owed to such third party by any or all of GenQuest and its stockholders. The amount payable by GenQuest under the Agreement of $250,000 was accrued as of December 31, 1997.

 4. INCOME TAXES

     At March 31, 1998 and December 31, 1997, GenQuest had a net operating loss carryforward of approximately $7.4 million and $6.4 million, respectively, and research and experimentation credit carryforwards of approximately $228,000 and $185,000, respectively, which begin to expire in 2010. Utilization of net operating losses and research and development tax credit carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. GenQuest has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

realizing the benefits of the assets. The valuation allowance for deferred tax assets increased $358,000, $1,639,000 and $592,000 during the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996, respectively. The effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                       MARCH 31,         DECEMBER 31
                                                         1998          1997        1996
                                                      -----------   ----------   --------
                                                      (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...................  $2,502,000    $2,183,000   $697,000
  Research and experimentation credit
     carryforward...................................     228,000       185,000     26,000
  Deferred revenue..................................      34,000        34,000     16,000
                                                      ----------    ----------   --------
                                                       2,764,000     2,402,000    739,000
Deferred tax liabilities:
  Depreciation......................................      28,000        24,000          -
                                                      ----------    ----------   --------
Net deferred tax asset..............................   2,736,000     2,378,000    739,000
  Less valuation allowance..........................  (2,736,000)   (2,378,000)  (739,000)
                                                      ----------    ----------   --------
Net deferred tax assets.............................  $        0    $        0   $      0
                                                      ==========    ==========   ========

 5. STOCKHOLDERS' EQUITY

COMMON STOCK

     At March 31, 1998 and December 31, 1997, 650,000 shares of common stock outstanding are subject to certain contractual voting restrictions (see Note 8 of these GenQuest financial statements).

CONVERTIBLE PREFERRED STOCK

     During 1996, GenQuest issued approximately 6.8 million shares of "Series A" convertible preferred stock ("Series A") in exchange for technology, a note payable of $675,000 and cash of $525,000. During 1997, GenQuest also received net proceeds approximating $9 million from the sale of approximately 18.3 million shares of Series B convertible preferred stock ("Series B"). Series B shares have preferential dividend rights over the Series A and common stock. In the event of a dividend declared by the Board of Directors (the Board), Series B stockholders shall be entitled to be paid out of the legally available assets of GenQuest an amount per share equal to $0.04 per share. After the payment of the full dividend preference of the Series B, the holders of Series A shall be entitled to be paid out of the legally available assets of GenQuest; therefore, an amount per share equal to $0.04 per share. After payment of the full dividend amount set forth above, the remaining amounts of dividends declared by the Board available for distribution to stockholders, if any, shall be distributed ratably to the holders of the common stock, Series A, and Series B on an "as if converted to common stock basis." Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. As of December 31, 1997, the Board has not declared any dividends.

     Series A and B shares have registration rights and vote equally with the shares of the common stock and, at the option of the holder, may be converted at any time into common shares. The conversion ratios at December 31, 1997 were 1 for 1. The conversion rate may be adjusted from time to time, based on provisions included in the Certificate of Incorporation.

     Each share of Series A and Series B shall automatically be converted into shares of common stock, based on the then-effective respective Series A and Series B conversion prices, immediately upon (1) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of GenQuest in which the per

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

share price is at least $2.50 and the gross cash proceeds to GenQuest are at least $10,000,000, or (2) the date specified by written consent of the holders of a majority of the outstanding shares of Series A and B shares voting as a class.

     Series A and B shares also have preferential liquidation rights over the common stock. In the event of liquidation, Series B stockholders shall be entitled to be paid out of the assets of GenQuest an amount per share equal to the sum of $0.50 per share, plus all declared and unpaid dividends on such share, if any. After the payment of the full liquidation preference of Series B shares, the holders of Series A shares shall be entitled to be paid out of the assets of GenQuest legally available for distribution, an amount per share equal to the sum of $0.50 per share, plus all declared and unpaid dividends on such share. Any remaining assets of GenQuest shall be distributed ratably to the holders of the common stock, Series A, and Series B.

STOCK OPTION PLAN

     GenQuest has a stock option plan under which 2,000,000 shares of common stock are reserved for grants to employees, members of the Board of Directors, and consultants. Options granted under this plan may be designated as qualified or nonqualified at the discretion of the Plan Administrator (as defined in such plan).

     Generally, the options vest over a four-year period, with 25% vesting in the first year and the remainder vesting monthly thereafter. All options expire not later than ten years from the date of grant. Qualified stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Plan Administrator, but not less than 85% of the fair market value of the stock at the date of grant.

     A summary of GenQuest's stock option activity and related information follows:

                                                      SHARES UNDER                  WEIGHTED
                                                      OUTSTANDING    PRICE PER      AVERAGE
                                                         OPTION        SHARE     EXERCISE PRICE
                                                      ------------   ---------   --------------
Balance at January 1, 1997..........................         --        $  --         $  --
  Options granted...................................    448,000         0.05          0.05
                                                        -------        -----         -----
Balance at December 31, 1997........................    448,000         0.05          0.05
  Options granted (Unaudited).......................     55,000         0.05          0.05
  Options canceled (Unaudited)......................    (25,000)        0.05          0.05
                                                        -------        -----         -----
Balance at March 31, 1998 (Unaudited)...............    478,000        $0.05         $0.05
                                                        =======        =====         =====

     The weighted average fair value of options granted during 1997 was $0.02 per option and the weighted average remaining contractual life of the outstanding options at December 31, 1997 was 9.6 years. At March 31, 1998 and December 31, 1997, 1,522,000 and 1,552,000 shares remain available for grant and 78,749 and 26,083 options were considered fully vested, respectfully.

     Pro forma information regarding net loss and loss per share required by Statement 123 has been determined as if GenQuest had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions on the option grant date for 1997: risk-free interest rate of 6.32%, expected volatility of 0%, expected option lives of five years, and dividend yield of 0.0%.

     Under Statement 123, if GenQuest had elected to recognize the compensation cost based upon the fair value of the options granted at the grant date, net loss would have been increased as follows (the estimated fair

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

value of the options is amortized to expense over the options' vesting period or upon the achievement of certain milestones):

                                                   YEAR ENDED
                                                  DECEMBER 31,
                                                      1997
                                                  ------------
Net loss:
  As reported...................................  $(4,345,906)
  Pro forma.....................................   (4,348,283)
Net loss per share:
  As reported...................................  $     (2.37)
  Pro forma.....................................        (2.38)

     The Statement 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which the pro forma impact of Statement 123 calculations is phased in over time.

STOCK WARRANTS

     In connection with sales of convertible Series A, GenQuest issued stock warrants to a certain stockholder to purchase 34,019 shares of Series B at an exercise price of $0.50 per share. These warrants expire on the earlier of 2004 or on the occurrence of certain events, as defined in the agreement.

STOCK REPURCHASE AGREEMENTS

     Since its inception, GenQuest has sold approximately 125,000 shares of common stock for $.005 to employees and scientific founders of GenQuest under agreements that allow GenQuest, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with GenQuest ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in specific increments over a two- to four-year period beginning at the issuance date. As of March 31, 1998 and December 31, 1997, 22,917 and 63,542 shares remained subject to repurchase, respectfully.

     Under the terms of all of the repurchase agreements, if GenQuest is acquired by merger, consolidation, or sale of assets, the repurchase agreements will lapse in their entirety, except to the extent the repurchase rights are to be assigned to the successor corporation, in connection with such transaction.

SHARES RESERVED

     At March 31, 1998 (unaudited) and December 31, 1997, common stock was reserved for the following purposes:

Conversion of preferred stock............................  25,121,884
Stock options............................................   2,000,000
Scientific agreement.....................................      75,000
Warrants for preferred stock, convertible to common
  stock..................................................      34,019
                                                           ----------
                                                           27,230,903
                                                           ==========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NET LOSS

     Basic and diluted loss per share are calculated using the average number of common shares outstanding (see Note 1 to these GenQuest financial statements). Pro forma basic and diluted loss per share are computed on the basis of the average number of common shares outstanding plus the effect of convertible preferred shares using the "if-converted" method as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                       MARCH 31,     --------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
Net loss(A).........................................  $  (935,650)   $(4,345,906)   $(3,894,761)
Weighted average outstanding:
  Common stock(B)...................................    1,830,000      1,830,000      1,323,796
                                                      ===========    ===========    ===========
Loss per share:
  Basic and diluted (A/B)...........................  $     (0.51)   $     (2.37)   $     (2.94)
                                                      ===========    ===========    ===========

 6. SCIENTIFIC COLLABORATIVE AND LICENSE AGREEMENTS

     GenQuest has various collaborative research agreements with collaborative partners, academic universities, and research institutions, which expire on the earlier of the expiration of patents or the occurrence of certain events, as stipulated in the agreements. Certain agreements stipulate the reimbursement by GenQuest of research costs incurred by these universities and institutions on behalf of GenQuest. Included in research and development expenses for the three months ended March 31, 1998 and the years ending December 31, 1997 and 1996 are reimbursements approximating $639,000, $2.4 million and $365,000, respectively. Refer to Note 7 of these GenQuest financial statements with regards to amounts paid to Corixa.

     Certain collaborative agreements that were in effect in 1997 extend into fiscal years 1998 and 1999. As of March 31, 1998, GenQuest is committed to reimburse the collaborative partners, universities, and institutions amounts aggregating $2.1 million and $1.7 million in 1998 and 1999, respectively. GenQuest is also committed to pay annual fees of $25,000 to a university until expiration of underlying patents, which are creditable against future royalties which may be owed.

     GenQuest has entered into certain research agreements, license agreements, and obtained options to negotiate license agreements under the terms of which GenQuest received license, technology, and patent rights. During the three months ended March 31, 1998 and in 1997 and 1996, GenQuest paid initial license and/or option fees approximating $0, $62,000 and $40,000, respectively, and in 1996 issued 260,000 shares of common stock valued at $13,000 (plus a commitment to issue an additional 75,000 shares, respectively, upon the achievement of certain events) for such rights. Expense was recorded based on the fair market value of GenQuest's common stock at the date of issuance.

     Certain agreements call for royalty and milestone payments. The agreements are for terms from one year or the expiration of the last issued patent within the licensed technology, unless terminated earlier for certain specified events, as defined in the respective agreements.

     Additionally, GenQuest has entered into research, license agreements, and granted options to other parties to negotiate license agreements under the terms of which GenQuest provides license, technology, and patent rights. During 1997 and 1996, GenQuest received and deferred initial option fees aggregating $100,000 related to these agreements. Under the terms of the option, GenQuest will receive additional license fees and/or reimbursement of certain research and development costs through the end of the agreement, as defined in the respective agreement. The agreements provide for one-time payments upon the achievement of certain milestones and the payment of royalties based on product sales.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 7. AGREEMENTS WITH CORIXA CORPORATION

     In February 1996, GenQuest entered a license and research collaboration agreement with Corixa for the purpose of discovering, characterizing, developing, and commercializing novel genes for use in the treatment, prevention, or diagnosis of cancer or pre-neoplastic cell proliferation disease.

     During 1996, GenQuest issued 4,412,613 of Series A to Corixa valued at $0.50 per share, in exchange for certain intellectual property rights in connection with the collaboration, representing approximately 16% of GenQuest's outstanding capital stock at December 31, 1997. GenQuest expensed the value of the issued shares in 1996 as acquired in-process research and development.

     In December 1996, GenQuest and Corixa amended this license and collaboration agreement and, in connection with this amendment, entered into an administrative services and management agreement. As part of the collaboration, GenQuest has agreed to provide funding in support of certain research and development projects conducted by GenQuest and Corixa on a collaborative basis. Additionally, GenQuest has agreed that certain administrative services will be provided to GenQuest by certain Corixa employees, including Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, and Chief Operating Officer, and GenQuest has agreed to reimburse Corixa for such services. Either GenQuest or Corixa may terminate the license agreement within 30 days after December 31, 1997, if such party believes that the scientific objectives of the collaboration have not been met.

     Under the license agreement, GenQuest and Corixa agreed to cross-license certain technologies and products owned or controlled by them as of February 1996 and technologies and products developed under the collaborative research program. Corixa is required to pay GenQuest, when product sales commence, certain royalties on sales of products that use technology licensed from GenQuest, and GenQuest is required to pay Corixa, when product sales commence, certain royalties on the sale of products that use technology licensed from Corixa. In addition, sales of certain products developed by GenQuest using technology developed by Corixa in the collaborative research program would be royalty-free.

     As a result of its ownership of Series A of GenQuest, Corixa has certain registration rights with respect to public offerings of GenQuest and rights of first offer that allow Corixa to participate ratably in future issuances of stock to maintain its original ownership percentage of GenQuest. Additionally, Corixa is entitled to voting rights equivalent to the number of shares of common stock of GenQuest into which such shares of Series A can be converted and is a party to a voting agreement among GenQuest and its stockholders. Under the terms of the voting agreement, Corixa has a right to designate two of seven nominees to the Board of Directors of GenQuest and the stockholders of GenQuest who are parties to the voting agreement have agreed to vote their shares in favor of such nominees. Corixa's right to designate such nominees will terminate when Corixa owns less than 10% of the voting capital stock of GenQuest.

     In December 1996, in connection with the modification of the collaboration between GenQuest and Corixa and the issuance of Series B of GenQuest to additional investors (18,309,271 shares at $0.50 per share), Corixa, GenQuest, and the stockholders of GenQuest entered into a call option agreement. Under the terms of this agreement, Corixa has the right to purchase all of the outstanding shares of GenQuest's capital stock held by the stockholders of GenQuest at a purchase price determined in accordance with a formula stipulated in the agreement. This right becomes effective on the earlier of June 23, 1998, the completion of a 30-day trading period following Corixa's initial public offering during which the average closing sale price of a share of Corixa's common stock meets the minimum requirement stipulated in the agreement, and a merger of Corixa with another entity or a sale of substantially all of Corixa's assets, and terminates on the earlier of January 23, 2000, the date that Corixa notifies GenQuest that it will not exercise this right, the closing of the initial public offering of GenQuest, and ten days following a merger of or sale of assets by Corixa.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In conjunction with the relationship between GenQuest and Corixa, GenQuest purchased warrants to purchase 454,533 shares of Corixa's Series B preferred stock at a price of $9.90 per share. The warrants expire on the earlier of December 23, 2001 or upon certain events as specified in the warrant agreement. In accordance with the terms of GenQuest's own Series B preferred stock agreement, GenQuest distributed the warrants to its stockholders during 1997. The $1,140,000 purchase price of the warrants was recorded as an obligation at December 31, 1996 and is payable over the three-year collaborative agreement. The remaining obligation of $651,567 at December 31, 1997 is payable in 1998 and 1999 in the amount of $325,784 and $325,783, respectively.

     In the three months ended March 31, 1998 and during the years ended December 31, 1997 and 1996, GenQuest paid Corixa $102,000, $325,000 and $300,000, respectively, for administrative services provided to GenQuest.

     GenQuest's three months ended March 31, 1998 and 1997 results include collaborative research and development expenses paid to Corixa of approximately $524,000 and $1,932,000, respectfully. GenQuest did not pay any collaborative research and development expenses to Corixa in 1996.

8. SUBSEQUENT EVENTS

     On May 14, 1998, GenQuest's Board of Directors approved the merger and terms of such merger of GenQuest with and into a wholly-owned subsidiary of Corixa.

     On May 31, 1998, a director of GenQuest agreed to relinquish and discharge all rights, title and interest in and to 650,000 restricted shares of GenQuest's Common Stock (See Note 5 of these GenQuest financial statements.) However, in the event the approved merger of GenQuest and Corixa is not consummated (see above), such relinquishment and discharge shall be null and void.

                                  APPENDIX A:

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  SECTION ONE.................................................   A-1
    1.  The Merger............................................   A-1
       1.1 The Merger.........................................   A-1
       1.2 Closing; Effective Time............................   A-1
       1.3 Effect of the Merger...............................   A-1
       1.4 Certificate of Incorporation; Bylaws...............   A-2
       1.5 Directors and Officers.............................   A-2
       1.6 Effect on Capital Stock............................   A-2
       1.7 Closing of Target's Transfer Books.................   A-5
       1.8 Exchange of Certificates...........................   A-5
       1.9 Dissenting Shares..................................   A-6
       1.10 Tax Consequences..................................   A-6
       1.11 Accounting Treatment..............................   A-6
       1.12 Further Action....................................   A-6
       1.13 Withholding.......................................   A-6
       1.14 Subsequent Sale...................................   A-7
       1.15 Market Standoff Agreement; Notice of Transfer.....   A-7
  SECTION TWO.................................................   A-8
    2.  Representations and Warranties of Target..............   A-8
       2.1 Organization; Subsidiaries.........................   A-8
       2.2 Certificate of Incorporation and Bylaws............   A-8
       2.3 Capital Structure..................................   A-8
       2.4 Authority..........................................   A-9
       2.5 No Conflicts; Required Filings and Consents........   A-9
       2.6 Financial Statements...............................   A-9
       2.7 Absence of Undisclosed Liabilities.................   A-9
       2.8 Absence of Certain Changes.........................  A-10
       2.9 Litigation.........................................  A-10
       2.10 Restrictions on Business Activities...............  A-10
       2.11 Title to Property.................................  A-10
       2.12 Intellectual Property.............................  A-11
       2.13 Taxes.............................................  A-11
       2.14 Certain Agreements Affected by the Merger.........  A-12
       2.15 Employee Matters..................................  A-12
       2.16 Material Contracts................................  A-12
       2.17 Interested Party Transactions.....................  A-13
       2.18 Compliance With Laws..............................  A-13
       2.19 Brokers' and Finders' Fees........................  A-13
       2.20 Proxy Statement...................................  A-13
       2.21 Affiliate and Stockholder Agreement; Irrevocable
        Proxies...............................................  A-13
       2.22 Vote Required.....................................  A-13
       2.23 Board Approval....................................  A-14
       2.24 Tax Matters.......................................  A-14

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                PAGE
                                                                ----
  SECTION THREE...............................................  A-14
    3.  Representations and Warranties of Acquiror and Merger
       Sub....................................................  A-14
       3.1 Organization, Standing and Power...................  A-14
       3.2 Capital Structure..................................  A-14
       3.3 Authority..........................................  A-15
       3.4 No Conflict; Required Filings and Consents.........  A-15
       3.5 SEC Documents; Financial Statements................  A-15
       3.6 Proxy Statement....................................  A-16
       3.7 Absence of Undisclosed Liabilities.................  A-16
       3.8 Absence of Certain Changes.........................  A-16
       3.9 Litigation.........................................  A-17
       3.10 Governmental Authorization........................  A-17
       3.11 Compliance With Laws..............................  A-17
       3.12 Broker's and Finders' Fees........................  A-17
       3.13 Tax Matters.......................................  A-17
  SECTION FOUR................................................  A-17
    4.  Conduct Prior to the Effective Time...................  A-17
       4.1 Conduct of Business of Target......................  A-17
       4.2 No Solicitation....................................  A-19
       4.3 Delay of Payments..................................  A-19
  SECTION FIVE................................................  A-19
    5.  Additional Agreements.................................  A-19
       5.1 Best Efforts and Further Assurances................  A-19
       5.2 Consents; Cooperation..............................  A-20
       5.3 Access to Information..............................  A-21
       5.4 Public Disclosure..................................  A-21
       5.5 State Statutes.....................................  A-21
       5.6 Lock-Up Agreements.................................  A-22
       5.7 Listing of Additional Shares.......................  A-22
       5.8 Affiliate Agreements...............................  A-22
       5.9 Stockholder Approval...............................  A-22
       5.10 Special Meeting of Stockholders...................  A-23
       5.11 Stockholders Agreements; Irrevocable Proxies......  A-23
       5.12 Maintenance of Target Indemnification
        Obligations...........................................  A-23
       5.13 Filing of Form S-8................................  A-24
       5.14 Reorganization Treatment..........................  A-24
  SECTION SIX.................................................  A-24
    6.  Conditions to the Merger..............................  A-24
       6.1 Conditions to Obligations of Each Party to Effect
        the Merger............................................  A-24
       6.2 Additional Conditions to Obligations of Target.....  A-24
       6.3 Additional Conditions to the Obligations of
        Acquiror and Merger Sub...............................  A-25

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                PAGE
                                                                ----
  SECTION SEVEN...............................................  A-27
    7.  Termination, Amendment and Waiver.....................  A-27
       7.1 Termination........................................  A-27
       7.2 Effect of Termination..............................  A-28
       7.3 Expenses and Termination Fees......................  A-28
       7.4 Amendment..........................................  A-29
       7.5 Extension; Waiver..................................  A-29
  SECTION EIGHT...............................................  A-29
    8. Indemnification........................................  A-29
       8.1 Survival of Representations and Warranties.........  A-29
       8.2 Indemnification by Target Stockholders.............  A-29
       8.3 Representative of the Stockholders; Power of
        Attorney..............................................  A-30
       8.4 Indemnity by Acquiror..............................  A-30
  SECTION NINE................................................  A-31
    9.  General Provisions....................................  A-31
       9.1 Survival of Warranties.............................  A-31
       9.2 Notices............................................  A-31
       9.3 Interpretation.....................................  A-32
       9.4 Counterparts.......................................  A-32
       9.5 Entire Agreement; Nonassignability; Parties in
        Interest..............................................  A-32
       9.6 Severability.......................................  A-33
       9.7 Remedies Cumulative................................  A-33
       9.8 Governing Law......................................  A-33
       9.9 Rules of Construction..............................  A-33
       9.10 Amendments and Waivers............................  A-33
       9.11 Waiver of Conflicts...............................  A-33

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made and entered into as of June 22, 1998 (the "Execution Date"), by and among Corixa Corporation, a Delaware corporation ("Acquiror"), Chinook Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), GenQuest, Inc., a Delaware corporation ("Target"), and, with respect to Sections 2 and 8 hereof, the undersigned stockholders of Target (the "Target Capital Stockholders").

                                    RECITALS

     A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single corporation through the merger of Merger Sub and Target (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target (the "Target Capital Stock") shall be converted into a combination of shares of the Common Stock of Acquiror (the "Acquiror Common Stock"), at the rates set forth herein, and the right to receive cash at the rates set forth herein.

     B. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

     The parties hereby agree as follows:

                                  SECTION ONE

1. THE MERGER.

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Target shall be merged with and into Merger Sub, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation of the Merger. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, (and in no event later than 5 business days after the satisfaction or waiver of each of the conditions set forth in Section 6 below) or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Venture Law Group, 4750 Carillon Point, Kirkland, Washington, or at such other location as the parties agree.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.6 Effect on Capital Stock. Subject to Sections 1.8(b) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, Target or any holder of Target Capital Stock the holders of Target Capital Stock shall receive the following (collectively, the "Merger Consideration"):

          (a) Target Series A Preferred and Target Common Stock.

             (i) Each share of Target Series A Preferred Stock (other than shares of Target Series A Preferred Stock held by Corixa) (the "Target Series A Preferred") and each share of Target Common Stock (the "Target Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, shall by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive
        (A) the Series A/Common Exchange Fraction (as defined below) of a fully paid and nonassessable share of Acquiror Common Stock and (B) the right to receive cash in the amount of $0.16844.

             (ii) The Total Acquiror/Series A/Common Shares. The total number of shares of Acquiror Common Stock issuable to the holders of Target Series A Preferred and Target Common Stock hereunder (the "Total Acquiror/Series A/Common Shares") shall be determined by dividing Nine Hundred Eighty-Five Thousand Five Hundred Forty Eighty Dollars ($985,548) (as such amount may be increased to account for the exercise of any Target Option (as defined in Section 1.6(d)(i)(A) below) prior to the Effective Time, as set forth in Section 1.6(d)(i)(B)(IV) below) (the "Series A/Common Stock Consideration") by the average of the NASDAQ closing prices of Acquiror's Common Stock on all of the following days:
        (A) the thirty (30) trading days prior to the Execution Date and (B) the ensuing thirty (30) trading days including the Execution Date (the "Series A/Common Per Share Market Value").

             (iii) The Series A/Common Exchange Fraction. The Series A/Common Exchange Fraction shall be determined by dividing (A) the Total Acquiror/Series A/Common Shares by (B) the "Total Target Series A/Common Shares", which shall equal the sum of: (1) the total number of shares of Target Common Stock outstanding immediately prior to the Effective Date (including shares of Target Common Stock issued upon the exercise of Target Options occurring prior to the Effective Time) and (2) the total number of shares of Target Series A Preferred outstanding immediately prior to the Execution Date. The Total Target Series A/Common Shares is equal to 3,580,000; provided, however, the Total Target Series A/Common Shares is subject to increase in the event any vested, outstanding Target Option is exercised prior to the Effective Time.

             (iv) Application of the Series A/Common Exchange Fraction. Each holder of Target Series A Preferred and Target Common Stock shall receive that number of shares of Acquiror Common Stock equal to the Series A/Common Exchange Fraction multiplied by the number of shares of Target Series A Preferred and Target Common Stock held by such stockholder as of the Execution

        Date with respect to the Target Series A Preferred and as of the Effective Date with respect to the Target Common Stock.

          (b) Target Series B Preferred.

             (i) Each share of Target Series B Preferred Stock (the "Target Series B Preferred") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, shall by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (A) the Series B Exchange Fraction (as defined below) of a fully paid and nonassessable share of Acquiror Common Stock and (B) the right to receive cash in the amount of $0.21280.

             (ii) The Total Acquiror/Series B Shares. The total number of shares of Acquiror Common Stock issuable to the holders of Target Series B Preferred hereunder (the "Total Acquiror/Series B Shares") shall be determined by dividing Six Million Three Hundred Sixty-Nine Thousand One Hundred Eighty Nine Dollars ($6,369,189) by the average of the NASDAQ closing prices of Acquiror's Common Stock on all of the following days:
        (A) the thirty (30) trading days prior to the Execution Date and (B) the ensuing thirty (30) trading days including the Execution Date (the "Series B Per Share Market Value").

             (iii) The Series B Exchange Fraction. The Series B Exchange Fraction shall be determined by dividing (A) the Total Acquiror/Series B Shares by (B) the "Total Target Series B Shares", which shall equal the sum of: (1) the total number of shares of Target Series B Preferred outstanding immediately prior to the Execution Date and (2) the total number of shares of Target Series B Preferred to be issued upon the net exercise of a warrant held by Forward Ventures II, L.P. The Total Target Series B Shares is equal to 18,312,948.

             (iv) Application of The Series B Exchange Fraction. Each holder of Target Series B Preferred shall receive that number of shares of Acquiror Common Stock equal to the Series B Exchange Fraction multiplied by the number of shares of Target Series B Preferred held by such stockholder as of the Execution Date; provided, however, that notwithstanding the foregoing, with respect to (A) Frazier Healthcare II, L.P., ("Frazier") (B) Mayfield VIII and Mayfield Associates Fund III (collectively, "Mayfield") and (C) Domain Partners III, L.P., Biotechnology Investments Limited and DP III Associates, L.P. (collectively, "Domain"), the number of shares of Acquiror Common Stock to be received by each of Frazier, Mayfield and Domain shall be reduced by that number of shares equal to the quotient obtained by dividing (x) $28,333.33 by (y) the Series B Per Share Market Value.

          (c) Change in Composition of Consideration. If, as a result of a decrease in the fair market value of Acquiror's Common Stock subsequent to the determination of the Series A/Common Per Share Market Value and the Series B Per Share Market Value but prior to the Effective Time, the value at the Closing of the Acquiror Common Stock issuable pursuant to Section
     1.6 is less than 50% of the sum of the cash and the Acquiror Common Stock (valued at the Closing) to be received by the stockholders of Target, then the Total Acquiror/Series A/Common Shares and Total Acquiror/Series B Shares shall each be increased proportionately (and the total amount of consideration payable in cash to the holders of Target Series A Preferred, Target Common Stock, and Target Series B Preferred under subsections 1.6(a)(i) and 1.6(b)(i), respectively, shall be decreased) so that the value at the Closing of the Acquiror Common Stock is at least 50% of the sum of the cash and the Acquiror Common Stock (valued at the Closing) to be received by the stockholders of Target.

          (d) Target Stock Options and Warrants.

             (i)(A) All options to purchase Target Common Stock (the "Target Options") issued and outstanding under the Target 1996 Stock Option Plan, as amended (the "Target Stock Option Plan") (whether or not exercisable, whether or not vested, and whether or not performance-based) shall remain outstanding following the Effective Time. Schedule 1.6(d) hereto sets forth a true and complete list as of the date of this Agreement of all holders of outstanding options under the Target Stock Option Plan, including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 1.6(d) hereto current as of such date.

             (B)(I) At the Effective Time, the Target Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Acquiror in accordance with this
        Section 1.6(d). Each such Target Option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan immediately prior to the Effective Time, except that (i) such Target Option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Option Exchange Fraction (as defined below) and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Option Exchange Fraction, rounded up to the nearest whole cent.

             (II) The total number of shares of Acquiror Common Stock issuable to the holders of Target Options hereunder (the "Total Acquiror Option Shares") shall be determined by dividing Eighty-Eight Thousand Four Hundred Thirty-Two Dollars ($88,432) (as such amount may be decreased to account for the exercise of any Target Option prior to the Effective Time as set forth in Section 1.6(d)(i)(B)(IV) below) (the "Option Consideration") by the average of the NASDAQ closing prices of Acquiror's Common Stock on all of the following days: (A) the thirty
        (30) trading days prior to the Execution Date and (B) the ensuing thirty
        (30) trading days including the Execution Date (the "Option Per Share Market Value").

             (III) The "Option Exchange Fraction" shall be determined by dividing (A) the Total Acquiror Option Shares by (B) the total number of Target Options vested but unexercised as of the Effective Date (including any vesting that has occurred as a result of acceleration determined by the Target Board of Directors and approved by Acquiror).

             (IV) In the event any vested Target Option (including vesting that has occurred as a result of acceleration determined by the Target Board of Directors and approved by Acquiror) is exercised prior to the Effective Time, then (a) the shares issued upon such exercise shall be Target Common Stock and shall be included in the calculation of the Total Target Series A/Common Shares under Section 1.6(a)(iii) rather than the calculation of total number of Target Options under Section 1.6(d)(i)(B)(III), (b) the Option Consideration shall be reduced by an amount equal to the product of 0.44373 multiplied by the number of shares of Target Common Stock issued upon exercise of such Target Option, and (c) the Series A/Common Stock Consideration shall be increased by an amount equal to the product of 0.27529 multiplied by the number of shares of Target Common Stock issued upon exercise of such Target Option.

             (C) Target has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of Target Options as a consequence of the execution of, or consummation of the transactions contemplated by, this Agreement. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding Target Options or accelerate the vesting, exercisability or payment of such Target Options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the Target Options in the Merger.

             (D) It is the intention of the parties that the Target Options assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Target Options qualified as incentive stock options prior to the Effective Time. As soon as practicable after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of a Target Option under the Target Stock Option Plan, a written document evidencing the foregoing assumption of such option by Acquiror.

             (ii) Target Warrants. Effective immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding and unexercised warrants to purchase Target Capital Stock (the "Target Warrants") shall terminate unexercised by virtue of the Merger and without any action on the part of the holder thereof.

          (e) Cancellation of Target Capital Stock Owned by Acquiror or
     Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock and each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (f) Unvested Shares. If any shares of Target Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Target, then the shares of Acquiror Common Stock issued in exchange for such shares of Target Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Acquiror Common Stock may accordingly be marked with appropriate legends.

     1.7 Closing of Target's Transfer Books. At the Effective Time, holders of certificates representing shares of Target Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Target, and the stock transfer books of Target shall be closed with respect to all shares of such Target Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Target Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Target Capital Stock (a "Target Capital Stock Certificate") is presented to the Surviving Corporation or Acquiror, such Target Capital Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8 Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, Acquiror will send to the holders of Target Capital Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Acquiror may reasonably specify, and (ii) instructions for use in effecting the surrender of Target Capital Stock Certificates in exchange for certificates representing Acquiror Common Stock and cash. Subject to Section 1.8(b), upon surrender of a Target Capital Stock Certificate to Acquiror for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Acquiror, the holder of such Target Capital Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Acquiror Common Stock and the amount of cash that such holder has the right to receive pursuant to the provisions of Section 1.6. Until surrendered as contemplated by this Section 1.8, each Target Capital Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Acquiror Common Stock, (and cash in lieu of any fractional share of Acquiror Common Stock) and cash as contemplated by this
     Section 1.8. If any Target Capital Stock Certificate shall have been lost, stolen or destroyed, Acquiror may, in its discretion and as a condition precedent to the issuance of any certificate representing Acquiror Common Stock, require the owner of such lost, stolen, or destroyed Target Capital Stock Certificate to provide an appropriate affidavit and (except with respect to Target Capital Stock Certificates representing 75,000 or fewer shares of Target Common Stock) to deliver a bond (in such sum as is customary) as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to such Target Capital Stock Certificate.

          (b) No fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. Any holder of Target Capital Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock issuable to such holder) shall, upon surrender of such holder's Target Capital Stock Certificate(s), receive payment for any such fractional share of Acquiror Common Stock in the amount of such fractional share multiplied by either the Series A/Common Per Share Market Value or Series B Per Share Market Value, as applicable.

          (c) Neither Acquiror nor the Surviving Corporation shall be liable to any holder or former holder of Target Capital Stock for any shares of Acquiror Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Dissenting Shares.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Target Capital Stock that are outstanding immediately prior to the Effective Time that were not voted in favor of the Merger and are held by stockholders who have complied with the applicable provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive Acquiror Common Stock and cash in accordance with Section 1.6(a), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Section 262 of the DGCL, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Acquiror Common Stock and cash in accordance with Section 1.6(a).

          (b) Target (i) shall give Acquiror prompt written notice of any notice received by Target of a stockholder's intent to demand payment for such stockholder's shares of Target Capital Stock pursuant to Section 262 of the DGCL and of any other notice, demand or instrument delivered to Target pursuant to Section 262 of the DGCL, and (ii) shall give Acquiror the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. Target shall not make any payment or settlement offer with respect to any such notice or demand unless Acquiror shall have consented in writing to such payment or settlement offer.

     1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each party has consulted with his, her or its own tax advisors with regard to the tax consequences of the Merger.

     1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Acquiror to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Acquiror with full right, title and possession of and to all rights and property of Merger Sub and Target, the officers and directors of the Surviving Corporation and Acquiror shall be fully authorized (in the name of Merger Sub, in the name of Target and otherwise) to take such action.

     1.13 Withholding. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

     1.14  Subsequent Sale.

          (a) In the event that Acquiror executes a definitive agreement to sell Target by way of a merger, sale of equity, or sale or licensing of all or substantially all of the assets controlled by or belonging to Target prior to the Merger ("Target's Assets") in a single transaction or group of related transactions to a single unaffiliated third party or group of such third parties acting in concert within twelve (12) months after the Closing Date and such sale transaction is subsequently consummated, (a "Target Subsequent Sale"), the holders of Target Capital Stock shall receive an additional payment (the "Target Sale Payment") equal to thirty percent (30%) of the amount by which the aggregate consideration received by Acquiror in a Target Subsequent Sale (the "Target Selling Price") exceeds the Merger Consideration; provided, however, that any licensing of Target's Assets as the subject of a corporate partnering transaction involving the related receipt of upfront license fees, research and development or funding, milestone payments, technology access fees and/or profit-sharing revenues or any sale of all or substantially all of the assets or equity of Acquiror to a third party shall not constitute a Target Subsequent Sale. The Target Sale Payment shall be made on a basis consistent with Section
     1.6 hereof to all holders of Target Capital Stock within thirty (30) days of Acquiror's receipt of the Target Selling Price.

          (b) The Target Sale Payment shall be payable, at Acquiror's sole option, (A) in cash, or (B) in Acquiror Common Stock having a value equal to the average of the NASDAQ closing prices of Acquiror's Common Stock for the thirty (30) trading days immediately preceding and the ensuing thirty
     (30) trading days including the date of execution of definitive agreement(s) for such Target Subsequent Sale, or (C) a combination of cash and Acquiror Common Stock; provided however, that Acquiror shall limit the issuance of cash in a Target Sale Payment to at least the extent necessary to maintain the status of the Merger as a reorganization under Section 368(a) of the Code.

          (c) To the extent the Target Sale Payment is made in Acquiror Common Stock, within ninety (90) days of the Target Subsequent Sale, Acquiror shall cause to be filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (the "S-3") (or, if Acquiror is unable to use a Form S-3, a registration statement on Form S-1 (the "S-1")) covering the resale of all Acquiror Common Stock issued as part of the Target Sale Payment. Acquiror shall use its reasonable efforts to cause the S-3 (or, if applicable, the S-1) to become effective promptly after filing and to maintain the effectiveness of the S-3 (or, if applicable, the S-1) until such time as the recipients of the Acquiror Common Stock may be eligible to sell all of the shares of Acquiror Common Stock issued as part of the Target Sale Payment in a three month period under Rule 144. The Acquiror Common Stock covered by the S-3 (or, if applicable, the S-1) shall be subject to reasonable lockup resale restrictions upon the written request of the managing underwriters in the event that Acquiror initiates an underwritten offering of newly issued shares of Acquiror Common Stock while the S-3 (or, if applicable, the S-1) is effective.

     1.15 "Market Standoff" Agreement; Notice of Transfer. Each stockholder of Target agrees that for a period of 120 days following the Closing of the Merger, such stockholder shall not sell, offer to sell, contract to sell (including without limitation any short sale) grant any option to purchase or otherwise transfer or dispose of the shares of Acquiror Common Stock issued to such stockholder in the Merger. Additionally, each stockholder of Target agrees to provide Acquiror with at least 15 days prior written notice of any sale, transfer, distribution, encumbrance or other disposition by such stockholder of any shares of Acquiror Common Stock issued to such stockholder in the Merger; provided, however, that such notification requirement shall not apply to the sale, transfer, distribution, encumbrance or other disposition of (i) less than 5,000 shares of Acquiror Common Stock by holders who hold less than 5,000 shares of such Acquiror Common Stock or (ii) shares of Acquiror Common Stock by Dr. Max Link. In order to enforce the foregoing covenants, Acquiror shall have the right to place restrictive legends on the certificates of Acquiror Common Stock issued in the Merger, indicating that such shares are subject to such lock-up and transfer restrictions. At the request of Acquiror following approval of the Merger by the stockholders of Target, each stockholder of Target shall promptly execute and deliver to Acquiror a Lock-Up and Waiver Agreement ("Lock-Up Agreement") substantially in the form attached hereto as Exhibit B.

                                  SECTION TWO

2.  REPRESENTATIONS AND WARRANTIES OF TARGET.

     In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

     For purposes of this Agreement, (i) as it relates to Target, "knowledge" means with respect to any matter in question, that any director or officer of Target, who has never been a director or officer of Acquiror or Merger Sub, has actual knowledge of such matter and Acquiror has no knowledge of such matter,
(ii) as it relates to the Target Capital Stockholders, "knowledge" means that any Target Capital Stockholder has actual knowledge of such matter and Acquiror has no knowledge of such matter, and (iii) as it relates to Acquiror, "knowledge" means the Acquiror's actual knowledge after due and diligent inquiry of its officers, directors and other employees reasonably believed or likely to have knowledge of the matter in question.

     As of the Execution Date, except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), (a) Target represents and warrants to Acquiror and Merger Sub that to Target's knowledge, each of the statements contained in Sections 2.1 through 2.24 that is expressly qualified by a reference to materiality is true in all respects as so qualified and each statement that is not so qualified is true and correct in all material respects, and (b) the Target Capital Stockholders each individually represent and warrant to Acquiror and Merger Sub that to such Target Capital Stockholder's knowledge, each of the statements contained in Sections 2.1 through 2.24 that is expressly qualified by a reference to materiality is true in all respects as so qualified and each statement that is not so qualified is true and correct in all material respects.

     2.1 Organization; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has no subsidiaries. Target has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target. Except as set forth in the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

     2.2 Certificate of Incorporation and Bylaws. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     2.3 Capital Structure. The authorized capital stock of Target consists of 39,260,903 shares of Common Stock and 25,355,903 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on June 22, 1998, 1,180,000 shares of Common Stock, 6,812,613 shares of Series A Preferred Stock (the "Series A Preferred") and 18,309,271 shares of Series B Preferred Stock (the "Series B Preferred").

There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after June 22, 1998 other than pursuant to the exercise of options outstanding as of such date under the Target 1996 Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on June 22, 1998, Target has reserved (i) sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred and the Series B Preferred,
(ii) 2,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target 1996 Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases and 478,000 shares are subject to outstanding, unexercised options and (iii) 34,019 shares of Series B Preferred for issuance upon exercise of an outstanding warrant. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (i) between or among Target and any of the holders of Target Capital Stock or (ii) between or among any of holders of Target Capital Stock, except for the stockholders delivering Irrevocable Proxies (as defined below). The terms of the Target 1996 Stock Option Plan permit assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the holders of Target Capital Stock, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options.

     2.4 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). Target's Board of Directors has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms except as enforceability may be limited by applicable bankruptcy and other laws of general application affecting enforcement of creditor's rights generally and laws relating to the availability of equitable remedies.

     2.5 No Conflicts; Required Filings and Consents. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, except for such conflicts, violations, defaults and rights that individually or in the aggregate would not have a Material Adverse Effect on Target, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

     2.6 Financial Statements. The Target Disclosure Schedule includes a true, correct and complete copy of Target's audited financial statements for each of the fiscal years ended December 31, 1996 and 1997, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the three-month period ended March 31, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject in the case of unaudited financial statements to normal year-end audit adjustments and the absence of footnotes. Target maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     2.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the

Balance Sheet for the period ended March 31, 1998 (the "Target Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

     2.8 Absence of Certain Changes. Except as set forth in the Target Disclosure Schedule, since March 31, 1998 ( the "Target Balance Sheet Date") and until the Execution Date, there has not been, occurred or arisen any:

          (a) transaction by Target except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of Target;

          (c) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Target is a party or by which it is bound;

          (d) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Target or its affairs;

          (e) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on Target; or

          (f) agreement by Target or any officer, director or employee of Target on behalf of such entity to do any of the things described in the preceding clauses (a) through (e) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     2.9 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or threatened before any agency, court or tribunal, foreign or domestic, against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target or any of its directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party or threatened to become a party is disclosed in the Target Disclosure Schedule.

     2.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the overall conduct of business by Target as currently conducted or as proposed to be conducted by Target. Except as disclosed in the Target Disclosure Schedule, Target has not entered into any agreement under which Target is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.11 Title to Property. Target has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. All leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such lease any existing default or event of default (or any event which with notice or lapse of time, or both, would constitute a default).

     2.12 Intellectual Property.

          (a) Target owns, or has licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, industrial models, inventions, technology, know-how, trade secrets, reagents, analytical tools, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Target.

          (b) Target is not in violation of any license, sublicense or agreement to which it is a party. The execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby, will neither cause Target to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Target is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and, except as disclosed in the Target Disclosure Schedule, is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

          (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret material to Target or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target.

     2.13 Taxes.

          (a) For purposes of this Section 2.13 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

             (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected,
        (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or
        (B) as a result of any obligations to indemnify another person.

             (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

          (b) All Returns required to be filed by or on behalf of Target have been duly filed on a timely basis and such Returns are true and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Target with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target is contesting in good faith through appropriate proceedings. Target has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

          (c) The amount of Target's liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of Target payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Target has been incurred since such date other than in the ordinary course of business.

          (d) Acquiror has been furnished by Target true and complete copies of
     (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Target for all periods since Target's inception.

          (e) No audit of the Returns of or including Target by a government or taxing authority is in process, threatened or, pending (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Target, and Target has not received notice (either in writing or verbally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Target is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Target or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target. Target has disclosed on their federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

          (f) Target is not (nor has it ever been) a party to any tax sharing agreement.

     2.14 Certain Agreements Affected By the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.15 Employee Matters. Target is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Target under any workers compensation plan or policy or for long term disability. Target does not have any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or threatened between Target and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Target.

     2.16 Material Contracts.

          (a) The Target Disclosure Schedule contains a list of all contracts and agreements to which Target is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target taken as a whole (such contracts, agreements and arrangements as are required to be set forth in the Target Disclosure Schedule being referred to herein collectively as the "Material Contracts").

          (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Target, none of the Material Contracts is in default by its terms or has been canceled by the other party; Target is not in receipt of any claim of default under any such agreement; and Target does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Target has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

     2.17 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

     2.18 Compliance With Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

     2.19 Brokers' and Finders' Fees. Neither Target nor any of its stockholders has incurred, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated.

     2.20 Proxy Statement. None of the information (including financial data) relating to Target or its Affiliates (as defined in Section 2.21) supplied by Target to Acquiror to be included in (a) the Proxy Statement (as defined in Section 5.9(a)) at the time the Proxy Statement is mailed to stockholders of Target in connection with the special meeting of the Target stockholders to be held with respect to the Merger and the other transactions contemplated hereby, and at all times subsequent to such dates up to and including the date of the Target stockholders meeting (the "Target Stockholders Meeting") and the date of the Effective Time, or (b) the registration statement on Form S-4 (the "S-4") at the time it becomes effective or at the Effective Time of the Merger, will (except to the extent revised or superseded by amendments or supplements contemplated hereby) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. The Proxy Statement as it relates to Target will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed except that no representation is made by Target with respect to statements made therein based on information supplied by Acquiror or Merger Sub for inclusion in the Proxy Statement.

     2.21 Affiliate and Stockholders Agreement. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act have executed and delivered to Acquiror an Affiliate Agreement substantially in the form attached hereto as Exhibit C (an "Affiliate Agreement"). Target shall use its best efforts to obtain such a written agreement from any other person as soon as practicable after the date on which such person attains such status as an Affiliate of Target. Additionally, the holders of (i) up to 450,000 shares of Target Common Stock issued and outstanding as of the Execution Date, (ii) up to 2,200,000 shares of Target Series A Preferred issued and outstanding as of the Execution Date and (iii) up to 6,309,271 shares of Target Series B Preferred issued and outstanding as of the Execution Date (collectively, the "Selected Target Stockholders") have executed and delivered to Acquiror Stockholders Agreements substantially in the form attached hereto as Exhibit D (each a "Stockholders Agreement").

     2.22 Vote Required. The affirmative vote of the holders of a majority of each of (i) the shares of Target Capital Stock outstanding on the record date set for the Target Stockholders Meeting and (ii) a majority of the shares of Series A Preferred and Series B Preferred outstanding on the record date set for the Target

Stockholders Meeting, voting together as a single class, are the only votes of the holders of any Target Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.23 Board Approval. The Board of Directors of Target has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

     2.24 Tax Matters. Neither Target nor any of its respective Affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

                                 SECTION THREE

3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

     Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

     3.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror and Merger Sub have each delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any material provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

     3.2 Capital Structure.

          (a) The authorized capital stock of Acquiror consists of 40,000,000 shares of Common Stock, $0.001 par value, of which 11,799,608 shares were issued and outstanding as of the close of business on June 22, 1998, and 10,000,000 shares of Preferred Stock, $0.001 par value, none of which were issued and outstanding as of the close of business on June 22, 1998. As of the close of business on June 22, 1998, Acquiror has reserved 2,152,202 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan (as defined below), of which 212,006 shares have been issued pursuant to option exercises, and 1,442,014 shares are subject to outstanding, unexercised options. As of the close of business on June 22, 1998, Acquiror has reserved 200,000 shares of Acquiror Common Stock for issuance to directors pursuant to the Acquiror's 1997 Directors' Stock Option Plan (the "Acquiror Directors' Stock Option Plan"), of which 60,000 shares are subject to outstanding, unexercised options. As of the close of business on June 22, 1998, Acquiror has reserved 125,000 shares of Acquiror Common Stock for issuance to employees pursuant to the Acquiror's 1997 Employee Stock Purchase Plan, of which 1,099 shares have been issued to employees. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after June 22, 1998 upon the exercise of options issued under the Acquiror's 1994 Amended and Restated Stock Option Plan (the "Acquiror Stock Option Plan") or under the Acquiror Directors' Stock Option Plan. Other than as set forth in the Acquiror Disclosure Schedule or as contemplated under this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

          (b) The authorized capital stock of Merger Sub consists of 2,000,000 shares of Common Stock, 1,000 which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are no options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub.

     3.4 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under
     (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Delaware Law, (ii) the filing of the S-4 with the SEC; (iii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Capital Stock Option Plan assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

     3.5 SEC Documents; Financial Statements.

          (a) Acquiror has filed all forms, reports and documents required to be filed by Acquiror with the SEC since December 31, 1997, and previously has made available to the Target copies, in the form filed with the SEC, of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997
     (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1997 and March 31, 1998, and (iii) all other forms, reports and registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and excluding exhibits to registration statements and materials relating to stock option and compensation plans) filed with the SEC by Acquiror since September 30,

     1997 and prior to the Execution Date, and Acquiror will have made available to Target true and complete copies of any additional documents filed with the SEC by Acquiror after the Execution Date and prior to the Effective Time (collectively, the "Acquiror SEC Documents"). As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act (including the requirement to timely file such Acquiror SEC Documents) and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document.

          (b) The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Forms 10-Q). The Acquiror Financial Statements fairly present the financial condition and operating results of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

     3.6 Proxy Statement. None of the information (including financial data) relating to Acquiror or its Affiliates supplied by Acquiror to Target to be included in (a) the Proxy Statement at the time the Proxy Statement is mailed to stockholders of Target in connection with the Target Stockholders Meeting, and at all times subsequent to such dates up to and including the date of the Target Stockholders Meeting and the date of the Effective Time, or (b) the S-4 at the time it becomes effective or at the Effective Time of the Merger, will (except to the extent revised or superseded by amendments or supplements contemplated hereby) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, Acquiror shall promptly inform Target. The Proxy Statement as it relates to Acquiror will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed.

     3.7 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Annual Report on Form 10-K for the period ended December 31, 1997 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

     3.8 Absence of Certain Changes. Since December 31, 1997 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (iii) any material amendment or change to Acquiror's Certificate of Incorporation or Bylaws; or (iv) any negotiation or agreement by Acquiror to do any of the things described in the preceding clauses
(i) through (iii) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

     3.9 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or Merger Sub, threatened against Acquiror or Merger Sub or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or Merger Sub or, to the knowledge of Acquiror or Merger Sub, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

     3.10 Governmental Authorization. Each of Acquiror and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Acquiror's or Merger Sub's business ("Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

     3.11 Compliance with Laws. Each of Acquiror and Merger Sub has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Acquiror.

     3.12 Brokers' and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13 Tax Matters. Neither Acquiror nor Merger Sub nor, to the knowledge of Acquiror, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

                                  SECTION FOUR

4. CONDUCT PRIOR TO THE EFFECTIVE TIME.

     4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement and except for actions taken by any officer (acting or otherwise) or director of Target who is at such time an officer or director of Acquiror or Merger Sub or any employee or agent of Acquiror who at the direction of Acquiror provides services to Target pursuant to that certain Amended and Restated Administrative Services and Management Agreement dated as of December 23, 1996 by and between Target and Acquiror (the "Services Agreement"), Target shall act only in the ordinary course of business and shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

          (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts;

          (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock or Preferred Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (c) Intellectual Property. Other than corporate partnering transactions in the ordinary course of business, transfer to any person or entity any rights to its Intellectual Property;

          (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole;

          (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (g) Leases. Enter into any operating lease in excess of $10,000;

          (h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $5,000 in any one case or $15,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

          (i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except consistent with past practice;

          (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (k) Termination or Waiver. Terminate or waive any right of substantial value;

          (l) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees except consistent with past practice;

          (m) Severance Arrangement. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date of this Agreement or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

          (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

          (p) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the

     Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

          (r) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (s) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 No Solicitation. Target and its officers, directors, employees and other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal; provided, however, that if, at any time prior to receipt of the requisite Target stockholder approval at the Target Stockholders Meeting, the Board of Directors of Target determines, in its good faith judgment based upon the exercise of fiduciary obligations to Target's stockholders, to withdraw its recommendation of this Agreement or the Merger as the result of an unsolicited Takeover Proposal, or to recommend such unsolicited Takeover Proposal to Target's stockholders, then Target may in response to such unsolicited Takeover Proposal (x) participate in negotiations regarding such Takeover Proposal and (y) disclose information regarding Target, including nonpublic information solely to the extent that such information has been disclosed previously to Acquiror, to the potential New Acquiror (as defined in Section 7.1(c)(iii)) pursuant to a customary and reasonable confidentiality agreement; provided, further, however, that Target shall (A) provide Acquiror at least 24 hours prior notice of any meeting of the Target Board of Directors at which it is reasonably expected to contemplate a Takeover Proposal and (B) not accept or recommend to the Target stockholders a Takeover Proposal for a period of not less than 10 business days after Acquiror's receipt of a copy of such Takeover Proposal (or a written description of the significant terms and conditions thereof if not in writing); and provided further, that, unless this Agreement has been terminated, Target shall remain obligated to hold and convene the Target Stockholders Meeting (regardless of whether the recommendation of the Merger by the Board of Directors of Target shall have been withdrawn, modified or not yet made) and to provide the stockholders of Target with material information relating to the Target Stockholders Meeting. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request, including the identity of any potential New Acquiror. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of any significant equity interest in Target, or the acquisition or licensing of a significant portion of the assets of Target, other than the transactions contemplated by this Agreement.

     4.3 Delay of Payments. In the event a Fundamental Adverse Effect (as defined in Section 6.3(b) below) occurs prior to the Effective Time, any payments owed to Acquiror by Target, whether pursuant to this Agreement, the Services Agreement or any other agreement between Acquiror and Target, shall be postponed and shall be due on the date that is six (6) months after the original payment due date.

                                  SECTION FIVE

5. ADDITIONAL AGREEMENTS.

     5.1 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.2 Consents; Cooperation.

          (a) Each of Acquiror and Target shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

          (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond November 1, 1998. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (c) Notwithstanding anything to the contrary in Section 5.2(a) or (b),
     (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time or (ii) Target shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

          (d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target or its subsidiaries.

          (e) Each of Acquiror and Target shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior to or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(e), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

          (f) Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.3 Access to Information.

          (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

          (b) Subject to compliance with applicable law, from the Execution Date until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

     5.5 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

     5.6 Lock-Up Agreements. Target will use its best efforts to cause each stockholder of Target who has not executed and delivered a Stockholders Agreement to execute and deliver to Acquiror a Lock-Up Agreement substantially in the form attached hereto as Exhibit B, which imposes certain restrictions regarding the resale of Acquiror Common Stock received in the Merger, promptly after approval of the Merger by the stockholders of Target.

     5.7 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the Target Options assumed by Acquiror.

     5.8 Affiliate Agreements. Schedule 5.8 sets forth those persons who may be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its best efforts to deliver or cause to be delivered to Acquiror, prior to or concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement substantially in the form attached hereto as Exhibit C. Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate Agreement.

     5.9 Stockholder Approval.

          (a) Proxy Statement. As soon as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Acquiror shall file with the SEC preliminary proxy materials relating to the meeting of Target's stockholders to be held in connection with the approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby (collectively with any amendments or supplements thereto, the "Proxy Statement"). The Proxy Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of the capital stock of Target in the Merger. As promptly as practicable, Target and Acquiror shall prepare and Acquiror shall file the S-4 with the SEC, in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the holders of the capital stock of Target pursuant to the Merger. Acquiror and Target shall use all reasonable efforts to have or cause the S-4 to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Acquiror Common Stock pursuant to the Merger. As promptly as practicable after the S-4 shall have become effective, Target shall mail or cause to be mailed the Proxy Statement to its stockholders.

          (b) Acquiror and Target shall each use its best efforts to cause the Proxy Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement. The information supplied by each of Acquiror and Target for inclusion in the Proxy Statement and S-4 shall not, at (i) the time the S-4 is declared effective, (ii) the time the Proxy Statement is first mailed to the holders of capital stock of Target, (iii) the time of the Target Stockholders Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation is made by Target with respect to statements made in the Proxy Statement or the S-4 regarding Target based on information supplied by an officer or director of Acquiror or Merger Sub who is at such time an officer or director of Target. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

          (c) Subject to Section 5.10 below, the Proxy Statement shall contain the recommendation of the Board of Directors of Target that the stockholders of Target approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Proxy Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

     5.10 Special Meeting of Stockholders. As promptly as practicable after the Execution Date and in compliance with SEC rules and regulations, Target shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a Target Stockholders Meeting for the purposes of voting upon the adoption of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. Target shall consult with Acquiror regarding the date of the Target Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror. Target shall use its best efforts to solicit from the stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required under Delaware Law and its Certificate of Incorporation and Bylaws to effect the Merger.

     5.11 Stockholders Agreements; Irrevocable Proxies. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause the Selected Target Stockholders to execute and deliver to Acquiror (i) a Stockholders Agreement substantially in the form attached hereto as Exhibit D and (ii) an Irrevocable Proxy substantially in the form attached as Exhibit A to the Stockholders Agreement prior to or concurrently with the execution of this Agreement and in any event prior to the time that the Proxy Statement is mailed to the stockholders of Target.

     5.12 Maintenance of Target Indemnification Obligations.

          (a) Subject to and following the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Target Parties (as defined below) to the extent provided (i) in any indemnification agreement currently in effect between the Target and each person who is or was a director or officer of Target at or prior to the Effective Time, or (ii) in the Bylaws or Certificate of Incorporation of Target, in each case as in effect as of the date of this Agreement; provided, however, notwithstanding the foregoing or anything to the contrary in such indemnification agreements, the indemnification obligations of Acquiror set forth in this
     Section 5.12 with respect to a particular Indemnified Target Party shall not apply to any losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses for which such Indemnified Target Party is obligated to indemnify Acquiror and the Surviving Corporation pursuant to Section 8.2 hereof. The Certificate of Incorporation and Bylaws of Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Target's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended except as required by applicable law or to make changes permitted by Delaware Law that would enlarge the rights to indemnification available to the Indemnified Target Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by Delaware Law. For purposes of this Section 5.12, "Indemnified Target Parties" shall mean the individuals who were officers, directors, employees and agents of Target on or prior to the Effective Time.

          (b) Subject to and following the Effective Time, Acquiror and the Surviving Corporation shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorney's fees, that may be incurred by any Indemnified Target Party in enforcing the rights provided in this Section 5.12 and shall make any advances of such expenses to the Indemnified Target Party that would be available under the Bylaws or Certificate of Incorporation of Target (in each case as in effect as of the Execution Date) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification.

          (c) The provisions of this Section 5.12 shall be in addition to any other rights available to the Indemnified Target Parties, shall survive the Effective Time of the Merger, and are expressly intended for the benefit of the Target, Acquiror, the Surviving Corporation and Indemnified Target Parties and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

     5.13 Filing of Form S-8. As soon as practicable following the Effective Time, Acquiror shall file a registration statement on Form S-8 (the "S-8") (or any successor or other appropriate form) with respect to the shares of Acquiror Common Stock subject to Target Options assumed by Acquiror pursuant to Section 1.6(d) and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Target Options remain outstanding. The parties specifically contemplate that the S-8 may be either a new Form S-8 or an amendment to an existing Form S-8, at Acquiror's sole discretion.

     5.14 Reorganization Treatment. Neither Target nor Acquiror shall take any action (either before or after the Closing) that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368 of the Code. Target and Acquiror agree to file their federal and applicable state income tax returns consistent with treatment of the Merger as a reorganization.

                                  SECTION SIX

6. CONDITIONS TO THE MERGER.

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the holders of each of (i) a majority of the shares of Target Capital Stock outstanding on the record date set for the Target Stockholders Meeting and (ii) a majority of the shares of Series A Preferred and Series B Preferred outstanding on the record date set for the Target Stockholders Meeting, voting together as a single class.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect which makes the consummation of the Merger illegal.

          (c) Filing of the S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d) Listing of Additional Shares. The shares of Acquiror Common Stock issuable to the stockholders of Target shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) Certificates of Acquiror.

             (i) Compliance Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that (A) as of the Effective Time, each of the conditions set forth in Section 6.2(a) and (e) has been satisfied with respect to Acquiror, and (B) each of the representations and warranties made by Acquiror in that certain Management Certificate shall be true and correct in all material respects on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

             (ii) Certificate of Secretary of Acquiror. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

                (A) Resolutions duly adopted by the Board of Directors of Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                (B) the incumbency of the officers of Acquiror executing this Agreement and all agreements and documents contemplated hereby.

          (c) Certificates of Merger Sub.

             (i) Compliance Certificate of Merger Sub. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) and
        (e) has been satisfied with respect to Merger Sub.

             (ii) Certificate of Secretary of Merger Sub. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

                (A) Resolutions duly adopted by the Board of Directors and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                (B) the incumbency of the officers of Merger Sub executing this Agreement and all agreements and documents contemplated hereby.

          (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole.

          (f) Good Standing. Target shall have received a certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than 3 business days prior to the Effective Time that each of Acquiror and Merger Sub has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

     6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

          (a) Performance by Target. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time; provided, however, that any failure to perform or comply that results from the actions or failures to act of (i) any officer (acting or otherwise) or director of Target who is at such time an officer or director of Acquiror or Merger Sub or (ii) any employee or agent of Acquiror who at the direction of Acquiror provides services to Target pursuant to the Services Agreement, shall not be taken into account in determining whether Target has performed or complied with such covenants, obligations and conditions.

          (b) No Fundamental Adverse Effect. There shall not have occurred any Fundamental Adverse Effect. "Fundamental Adverse Effect" means the occurrence of any of the following events:

           (A) [***]

           (B) [***]

           (C) [***]

           (D) [***]

           [***]

          (c) Certificates of Target.

             (i) Compliance Certificate of Target. Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

             (ii) Certificate of Secretary of Target. Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                (A) Resolutions duly adopted by the Board of Directors and the stockholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                (B) The Certificate of Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                (C) the incumbency of the officers of Target executing this Agreement and all agreements and documents contemplated hereby.

          (e) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a) and (f).

          (f) Injunctions or Restraints on Merger and Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect.

          (g) Affiliate Agreements. Acquiror shall have received from the Affiliates of Target set forth on Schedule 5.8 holding at least 99% of the aggregate number of shares of Target Capital Stock held by such Affiliates, an executed Affiliate Agreement in substantially the form attached hereto as Exhibit C.

          (h) Stockholders Agreements. Acquiror shall have received from the Selected Target Stockholders duly executed and delivered Stockholders Agreements, including Irrevocable Proxies, in substantially the form attached hereto as Exhibit D.

          (i) Lock-Up Agreements. Acquiror shall have received from the holders of 95% of the Target Capital Stock outstanding immediately prior to the Effective Time (excluding Target Options exercised after the Execution
     Date) duly executed and delivered Lock-Up Agreements in substantially the form attached hereto as Exhibit B; provided, however, that the shares of Target Capital Stock held by the Selected Target Stockholders who have executed and delivered a Stockholders Agreement containing provisions substantially identical to the provisions in the Lock-Up Agreement shall be included in calculating such percentage, and such Selected Target Stockholder shall not be required to execute and deliver a Lock-Up Agreement as well.

          (j) Resignation of Directors and Officers. Acquiror shall have received letters of resignation from each of the directors and officers of Target in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

                                 SECTION SEVEN

7. TERMINATION, AMENDMENT AND WAIVER.

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated and the Merger may be abandoned:

          (a) by mutual consent, duly authorized by the Boards of Directors of each of Acquiror, Merger Sub and Target;

          (b) by either Acquiror or Target, if, without fault of the terminating party,

             (i) the Effective Time shall not have occurred on or before November 1, 1998 or such later date as may be agreed upon in writing by the parties.

             (ii) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by Acquiror,

             (i) upon the occurrence of a Fundamental Adverse Effect; provided, however, that if such Fundamental Adverse Effect is curable by Target through the exercise of its reasonable efforts, then (A) Acquiror may not terminate this Agreement under this Section 7.1(c) with respect to such Fundamental Adverse Effect during the 15 day period commencing upon delivery by Acquiror of written notice to Target describing such Fundamental Adverse Effect and (B) Acquiror may not terminate this Agreement under this Section 7.1(c) if such Fundamental Adverse Effect shall have been cured in all material respects during such 15 day period; and provided further that Acquiror may not terminate this Agreement pursuant to this Section 7.1(c) if it shall willfully and materially breach this Agreement;

             (ii) if the holders of 95% of the Target Capital Stock outstanding as of the time of the vote (excluding any Target Options exercised after the Execution Date) have not voted in favor of the Merger by the later of (A) August 31, 1998 and (B) the date that is 45 days after the S-4 is declared effective by the SEC; or

             (iii) if the Target Stockholders Meeting shall not have been held due to the existence of a Takeover Proposal from any third party (a "New Acquiror"), by the later of (A) July 31, 1998 and (B) the date that is 45 days after the S-4 is declared effective by the SEC; or

             (iv) whether or not a Takeover Proposal exists, if (A) the Board of Directors of Target fails to authorize, and is not legally prevented from authorizing, a distribution to the stockholders of Target, to occur within 10 days after the date the S-4 is declared effective by the SEC, of the Proxy Statement in which the Target Board recommends approval of this Agreement and the Merger and calls the Target Stockholders Meeting, or (B) the Target Stockholders Meeting to approve this Agreement and the Merger is not held within 30 days after the date the Proxy Statement is distributed to the stockholders of Target.

          (d) by Target, if

             (i) Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within 15 calendar days following receipt by Acquiror of written notice of such breach, provided that Target is not in material breach of any of its representations, warranties or obligations hereunder; or

             (ii) there exists a Takeover Proposal and the Board of Directors of Target determines, in its good faith judgment based upon the exercise of fiduciary obligations to Target's stockholders, to withdraw its recommendation of this Agreement or the Merger, or to recommend such Takeover Proposal to Target's stockholders; provided, however, notwithstanding the foregoing, Target may not terminate this Agreement pursuant to this Section 7.1(d)(ii) until the conditions set forth in
        Section 7.3(b)(ii) have been satisfied.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Expenses and Termination Fees.

          (a) Subject to subsection (b) of this Section 7.3, whether or not the Merger is consummated, Acquiror shall reimburse: (i) the holders of Target Common Stock, on a pro rata basis, for up to Five Thousand Dollars ($5,000) in costs and expenses incurred directly in connection with this Agreement and the transactions contemplated hereby, including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers (the "Transaction Expenses"); (ii) the holders of Target Series A Preferred, on a pro rata basis, for up to Five Thousand Dollars ($5,000) in Transaction Expenses; and (iii) the holders of Target Series B Preferred, on a pro rata basis, for up to Seventy-Five Thousand Dollars ($75,000) in Transaction Expenses. Any Transaction Expenses in excess of the limits set forth in this Section 7.3.(a) will be borne by the party or parties incurring such costs and expenses.

          (b)(i) In the event that this Agreement is terminated pursuant to
     Section 7.1(c)(iii), Section 7.1(c)(iv) or Section 7.1(d)(ii), then within 10 days of such termination Target shall reimburse Acquiror for all out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers) ("Acquiror's Costs"). The obligation to pay the Acquiror's Costs shall survive any termination of this Agreement.

             (ii) In addition, in the event that Acquiror desires to terminate this Agreement pursuant to Section 7.1(c)(iii) or Target desires to terminate this Agreement pursuant to Section 7.1(d)(ii), within 10 days after the other party has been notified of such intent to terminate, the sum of Seven Million Dollars ($7,000,000) (the "Break-up Fee") shall be placed in an escrow account on reasonable terms mutually acceptable to Acquiror and Target; provided, however; that the sole condition to the payment of such Break-up Fee to Acquiror shall be the closing of the transaction that is the subject of the applicable Takeover Proposal. The obligation to pay the Break-up Fee shall survive any termination of this Agreement.

          (c) Notwithstanding anything to the contrary in Section 7.3(b), in the event there exists a Takeover Proposal from a New Acquiror, then Acquiror shall have the right to match such Takeover Proposal within thirty (30) days of notice thereof and, if Acquiror elects to so match such Takeover Proposal, Target shall accept Acquiror's matching proposal and shall decline the New Acquiror's Takeover Proposal.

     7.4 Amendment. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Target or Merger Sub.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 SECTION EIGHT

8. INDEMNIFICATION.

     8.1 Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the first anniversary of the Closing Date (the "Representation Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Representation Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue until they expire by their terms.

     8.2 Indemnification by Target Stockholders.

          (a) Indemnified Damages. Subject to the limitations set forth in this
     Section 8, from and after the Effective Time and until the Representation Termination Date, each Target Capital Stockholder who has executed this Agreement, severally but not jointly, shall protect, defend, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Acquiror, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action (A) resulting from any breach by Target or such Target Capital Stockholder of any representation, warranty, covenant or agreement of Target or such Target Capital Stockholder contained in this Agreement including any exhibits or schedules attached hereto, either as of the Execution Date or as of the Closing Date, or in any certificate or other document delivered to Acquiror pursuant to the provisions of this Agreement; provided, however, that (i) the Target Capital Stockholders shall not indemnify any of the Indemnified Persons for Damages resulting from the actions or failure to act of (a) any officer (acting or otherwise) or director of Target who is at such time an officer or director of Acquiror or Merger Sub or (b) any current employee or agent of Acquiror who at the direction of Acquiror or otherwise provides or has provided services to Target pursuant to the Services Agreement and (ii) no Target Capital Stockholder shall have any obligation to indemnify any of the Indemnified Persons under this Section 8.2(a) unless such Target Capital Stockholder had knowledge at the time of the Closing that the representation or warranty was untrue in any material respect, or (B) arising out of or in connection with any prospective liabilities associated with Target (which liabilities, alone or in the aggregate, exceed $5,000) that become known to Acquiror within one (1) year of the Closing and that arise from facts actually known to such Target Capital Stockholder and not known to Acquiror at or prior to the Closing (a "Known Prospective Liability"); provided, however, that if any claims for indemnification have been asserted prior to the Representation Termination Date, the indemnification obligations specifically set forth in this Section 8.2 shall continue in effect until final resolution of such claim(s). Anything in this agreement or elsewhere to the contrary notwithstanding, with respect to the stockholders of Target, the indemnification obligations set forth in this Section 8.2 shall not be applicable to any stockholder of Target existing as of the Effective Time who has not executed this Agreement (even if such stockholder may have executed an Affiliate Agreement, Lock-Up Agreement or any other documents relating to the transactions contemplated hereby, or may have received benefits or consideration in connection with the Merger).

          (b) Exclusive Contractual Remedy and Limitations. The maximum liability of any Target Capital Stockholder shall be limited to ten percent (10%) of the total aggregate amount of the Merger Consideration and any Target Sale Payment, and in no event shall exceed the total aggregate amount of Merger Consideration and any Target Sale Payment received by such Target Capital Stockholder under this Section 8; provided, however, that nothing herein shall limit the liability: (i) of any Target Capital Stockholder in connection with any breach by such Target Capital Stockholder of the Affiliate Agreement or the Stockholders Agreement, as applicable, and (ii) of any officer, director or stockholder of Target for such person's or entity's fraud or intentional misrepresentation.

          (c) Notwithstanding anything to the contrary in this Section 8.2, the holders of Target Series A Preferred shall not be obligated to indemnify any Indemnified Person for any matters that arise out of or are related to actions or failures to act occurring subsequent to the consummation of the Series B Preferred Stock Financing of Target on December 23, 1996.

     8.3 Representative of the Stockholders; Power of Attorney. In the event that the Merger is approved by the requisite stockholders, effective upon such vote, and without further act of any stockholder, a committee (the "Committee") consisting of Alan Frazier, Rose Ann Ignell and a designee of the holders of Target Common Stock shall be appointed as agents and attorneys-in-fact (collectively, the "Stockholders' Representative") for each stockholder of Target (except such stockholders, if any, as shall have perfected their appraisal rights under Delaware Law), for and on behalf of stockholders of Target, to give and receive notices and communications on behalf of Target Capital Stockholders, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing. The Stockholders' Representative shall act by vote or written action or consent of a majority of the members of the Committee.

     8.4 Indemnification by Acquiror. From the Effective Time and for a period of one (1) year after the Closing Date (the "Indemnification Termination Date"), Acquiror agrees to indemnify and hold harmless the members of the Board of Directors of Target and the Target Capital Stockholders (the "Indemnified Target Parties") from and against any Damages, up to a collective maximum aggregate amount of Two Million Dollars ($2,000,000) in the case of Section 8.4(i) and Four Million Dollars ($4,000,000) in the case of Section 8.4(ii), that are (i) based upon, arising out of or otherwise in respect of all actions taken by Acquiror subsequent to the Closing Date with respect to the business, operations and assets formerly belonging to Target, or (ii) based upon or arising from actions or inactions taken by Acquiror or the Indemnified Target Parties relating to the Merger and any transactions contemplated by the Merger; provided, however, the indemnification obligations of Acquiror in this Section 8.4(ii) shall apply only in the event the Merger is consummated. Acquiror shall make any advances of reasonable expenses to the Indemnified Target Party that would be available under the Bylaws or Certificate of Incorporation of Target (in each case as in effect as of the Execution Date) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification. Notwithstanding anything to the contrary in this Section 8.4, the indemnification obligations of Acquiror set forth in this Section 8.4 shall not apply to any Damages (A) with respect to a particular Indemnified Target Party for (1) any breach of a representation or warranty by such Indemnified Target Party or (2) any Known Prospective Liability known by such Indemnified Target Party, or (B) with respect to a particular Indemnified Target Party for which indemnification of the Indemnified Persons by such Indemnified Target Party is already provided pursuant to Section 8.2 hereof. The indemnification obligations of Acquiror set forth in this Section 8.4 (y) shall continue with respect to any claim(s) for indemnification made prior to the Indemnification Termination Date until final resolution of such claim(s), and (z) with respect to the stockholders of Target, shall be applicable only to such stockholders of Target who have executed this Agreement.

                                  SECTION NINE

9. GENERAL PROVISIONS.

     9.1 Survival of Warranties. The representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate on the first anniversary of the Closing Date.

     9.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice, for the thirty (30) trading days immediately preceding and the thirty (30) trading days including and immediately following the execution of this Agreement.

        (a) if to Acquiror or Merger Sub, to:

          Corixa Corporation
          1124 Columbia Street
          Suite 200
          Seattle, WA 98104
          Attention: Steven Gillis, Ph.D.
          Telephone No.: (206) 754-5713
          Facsimile No.: (206) 754-5762

          with a copy to:

          Venture Law Group, counsel to Acquiror and Merger Sub
          4750 Carillon Point
          Kirkland, WA 98033
          Attention: William W. Ericson
          Facsimile No.: (425) 739-8750
          Telephone No.: (425) 739-8700

        (b) if to Target, to:

            Frazier & Company
           Two Union Square
           601 Union Street
           Suite 2110
           Seattle, WA 98101
           Attention: Alan Frazier
           Telephone No.: (206) 621-7200
           Facsimile No.: (206) 621-1848

           with copies to:

           Wilson Sonsini Goodrich & Rosati, counsel to the holders of Target Series B Preferred (except Forward
           Ventures II, L.P.)
           650 Page Mill Road
           Palo Alto, CA 94304-1050
           Attention: Kenneth Clark
           Telephone No.: (650) 493-9300
           Facsimile No.: (650) 493-6811

           Brobeck, Phleger & Harrison LLP, counsel to Forward
           Ventures II, L.P.
           550 West C Street
           Suite 1200
           San Diego, CA 92101
           Attention: John Denniston
           Telephone No.: (619) 234-1966
           Facsimile No.: (619) 234-3848

           Rosner Bresler Goodman & Unterman, LLP, counsel to
           Max Link, Neil Goldstein, Andrew Goodman,
           Jonathan Rosner, Seymour Bucholz, Marianne Murray and The Millwood Company
           521 5th Avenue, 28th Floor
           New York, NY 10175
           Attention: Andrew J. Goodman
           Telephone No.: (212) 661-2150
           Facsimile No.: (212) 949-6131

     9.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in
Section 1.6, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     9.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such unenforceable provision shall be enforced to the fullest extent possible under applicable law,
(ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

     9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of King County, Washington.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 9.10 shall be binding upon the parties and their respective successors and assigns.

     9.11 Waiver of Conflicts. Each party to this Agreement acknowledges that Venture Law Group, counsel for the Acquiror and Merger Sub, has in the past performed legal services for the Target. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Venture Law Group's representation of the Acquiror in connection with this Agreement and the transactions contemplated hereby. Each party to this Agreement further acknowledges that it has had the opportunity to confer with legal counsel of its choice in connection with the transactions contemplated hereby.

                            [Signature Page Follows]

     Target, Acquiror, Merger Sub and the Target Capital Stockholders have executed this Agreement as of the date first written above.

                                          TARGET:
                                          GENQUEST, INC.

                                          By:

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                                            (Print)
                                          Title:

                                          --------------------------------------
                                          Address:

                                          --------------------------------------

                                          ACQUIROR:
                                          CORIXA CORPORATION

                                          By:

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                                            (Print)
                                          Title:

                                          --------------------------------------
                                          Address:

                                          --------------------------------------

                                          MERGER SUB:
                                          CHINOOK ACQUISITION CORPORATION

                                          By:

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                                            (Print)
                                          Title:

                                          --------------------------------------
                                          Address:

                                          --------------------------------------

                                          TARGET CAPITAL STOCKHOLDERS:
                                          FRAZIER HEALTHCARE II, L.P.

                                          By:

                                            ------------------------------------
                                          Alan D. Frazier
                                          General Partner

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                          Address: 601 Union Street
                                                   Two Union Square, Suite 2110
                                               Seattle, WA 98101

                                          MAYFIELD VIII,
                                          A CALIFORNIA LIMITED PARTNERSHIP

                                          By: MAYFIELD VIII MANAGEMENT, L.L.C.
                                          A DELAWARE LIMITED LIABILITY COMPANY,
                                          Its General Partner

                                          By:

                                            ------------------------------------
                                            Managing Partner

                                          MAYFIELD ASSOCIATES FUND III,
                                          A CALIFORNIA LIMITED
                                          PARTNERSHIP

                                          By: MAYFIELD VIII MANAGEMENT, L.L.C.
                                          A DELAWARE LIMITED LIABILITY COMPANY,
                                          Its General Partner

                                          By:

                                            ------------------------------------
                                            Managing Partner

                                          DP III ASSOCIATES, L.P.

                                          By: One Palmer Square Associates III,
                                          L.P.

                                          By:
                                          --------------------------------------
                                                     General Partner

                                          Address: One Palmer Square
                                               Suite 515
                                               Princeton, NJ 08542

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                          BIOTECHNOLOGY INVESTMENTS LIMITED

                                          By: Old Court Limited

                                          By:
                                          --------------------------------------
                                                     Attorney-in-Fact

                                          Registered Address: St. Peter Port
                                                              House, Saumarez
                                                              Street
                                                     St. Peter Port, Guernsey
                                                              GY1 3PH

                                          Address: c/o Domain Associates
                                               One Palmer Square
                                               Suite 515
                                               Princeton, NJ 08542

                                          DOMAIN PARTNERS III, L.P.

                                          By: One Palmer Square Associates III,
                                          L.P.

                                          By:
                                          --------------------------------------
                                                     General Partner

                                          Address: One Palmer Square
                                               Suite 515
                                               Princeton, NJ 08542

                                          FORWARD VENTURES II, L.P.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          Address:  10975 Torreyana Road, Suite
                                          230
                                                     San Diego, CA 92121

                                  APPENDIX B:

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     SECTION 262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in 1 subsections (f) or (g) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Sections 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the heating, in a newspaper of genera/circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder who's name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f') of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall also be made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The cost of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

     The Registrant's policy is to enter into indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party
(i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors, may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

  EXHIBIT
   NUMBER                                    DESCRIPTION
 ----------                                  -----------
   2.01(1)           Agreement and Plan of Merger dated June 22, 1998 by and
                     among the Registrant, Chinook Acquisition Corporation and
                     GenQuest, Inc. (incorporated by reference to Appendix A of the Proxy Statement/Prospectus included in this Registration
                     Statement). Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
   2.02*             Form of Certificate of Merger between Chinook Acquisition
                     Corporation and GenQuest, Inc.
   3.01**            Certificate of Incorporation of the Registrant.
   3.02**            Bylaws of the Registrant.
  10.01**            Registrant's 1994 Amended and Restated Stock Option Plan and
                     Restricted Stock Plan and forms of stock purchase and stock option agreement.
  10.02**            1997 Directors' Stock Option Plan and form of stock option agreement.
  10.03**            1997 Employee Stock Purchase Plan and form of subscription agreement.
  10.04**            Corixa Corporation 401(k) Savings & Retirement Plan.
  10.05**            Form of Indemnification Agreement.
  10.06**            Amended and Restated Investors' Rights Agreement dated as of
                     May 10, 1996 between Registrant and certain holders of its capital stock.
  10.07**            Lease Agreement dated October 28, 1994 and amended December
                     29, 1995 between Registrant and Fred Hutchinson Cancer
                     Research Center.
  10.08**            Lease Agreement dated May 31, 1996 between Registrant and
                     Health Science Properties, Inc.
  10.09+**           Tuberculosis Collaboration and License Agreement between
                     Registrant and SmithKline Beecham Biologicals S.A. dated
                     October 6, 1995.
  10.10+**           Tuberculosis Collaboration and License Agreement Extension
                     between Registrant and SmithKline Beecham Biologicals S.A.
                     dated February 25, 1997.
  10.11+**           Option Agreement between Registrant and SmithKline Beecham
                     Biologicals S.A. dated March 1, 1997.
  10.12+**           Special Biologicals and Material Transfer Agreement between
                     Registrant and SmithKline Beecham Biologicals S.A. dated
                     March 1, 1997.
  10.13+**           Breast Cancer Collaboration and License Agreement between
                     Registrant and SmithKline Beecham Biologicals S.A. dated
                     March 1, 1997.
  10.14+**           Prostate Cancer Collaboration and License Agreement between
                     Registrant and SmithKline Beecham Biologicals S.A. dated
                     March 1, 1997.
  10.15+**           Research Collaboration and License Agreement between
                     Registrant and CellPro, Incorporated dated November 1, 1995.
  10.16+**           First Amendment to Research Collaboration and License
                     Agreement between Registrant and CellPro, Incorporated dated
                     January 1, 1997.
  10.17+**           Research Agreement between Registrant and ZymoGenetics, Inc.
                     dated September 30, 1996.
  10.18+**           Licensing Agreement between Registrant and Dana-Farber
                     Cancer Institute, Inc. dated January 1, 1995.

  EXHIBIT
   NUMBER                                    DESCRIPTION
 ----------                                  -----------
  10.19+**           License, Development and Supply Agreement between Registrant and Abbott Laboratories dated July 24, 1997.
  10.20+**           Option and License Agreement between Registrant and Pasteur
                     Merieux Connaught dated December 23, 1996.
  10.21**            Amendment to Option and License Agreement between Registrant and Pasteur Merieux Connaught dated March 28, 1997.
  10.22+**           Amended and Restated License and Research Collaboration
                     Agreement dated December 23, 1996 between Registrant and
                     GenQuest, Inc.
  10.23+**           Amendment No. 1 to the Amended and Restated License and
                     Research Collaboration Agreement dated January 1, 1997 by
                     and between Registrant and GenQuest, Inc.
  10.24**            Form of Amended and Restated Call Option Agreement dated
                     December 23, 1996 by and among Registrant, GenQuest, Inc.
                     and investors of GenQuest listed on Exhibit A thereto.
  10.25+**           Amended and Restated Administrative Services and Management
                     Agreement dated December 23, 1996 by and between Registrant and GenQuest, Inc.
  10.26+**           Amended and Restated Research Services and Intellectual
                     Property Agreement effective as of January 1, 1997 by and
                     between Registrant and the Infectious Disease Research
                     Institute.
  10.27+**           License Agreement dated November 20, 1995 by and between
                     Registrant and Health Research, Inc.
  10.28**            Amendment No. 1 to License Agreement dated January 1, 1997 by and between Registrant and Health Research, Inc.
  10.29+**           License Agreement dated May 22, 1996 by and among
                     Registrant, Southern Research Institute and University of
                     Alabama at Birmingham Research Foundation.
  10.30+**           Amendment No. 1 to License Agreement dated April 30, 1997 by and among Registrant, Southern Research Institute and
                     University of Alabama at Birmingham Research Foundation.
  10.31***           Loan Agreement dated December 29, 1997 between Registrant
                     and the Sumitomo Bank, Limited.
 10.32++***          Letter Agreement dated December 31, 1997 between Registrant and Pasteur Merieux Connaught.
 10.33++***          Letter Agreement dated December 23, 1997 between Registrant and SmithKline Beecham, Biologicals S.A.
 10.34(2)****        Amendment No. 1 to the Breast Cancer Collaboration and
                     License Agreement dated March 1, 1997 by and between Corixa
                     Corporation and SmithKline Beecham Biologicals S.A.
 10.35(2)****        Amendment No. 1 to the Prostate Cancer Collaboration and
                     License Agreement dated March 1, 1997 by and between Corixa
                     Corporation and SmithKline Beecham Biologicals S.A.
 10.36(2)****        Amendment No. 1 to the Option Agreement dated March 1, 1997 by and between Corixa Corporation and SmithKline Beecham
                     Biologicals S.A.
  21.01*             List of Subsidiaries of the Registrant.
  23.01*             Consent of Ernst & Young LLP, Independent Auditors, with
                     respect to financial statements of Registrant.
  23.02*             Consent of Ernst & Young LLP, Independent Auditors, with
                     respect to financial statements of GenQuest, Inc.

  EXHIBIT
   NUMBER                                    DESCRIPTION
 ----------                                  -----------
  24.01              Power of Attorney (included on page II-6).
  99.01*             Form of Irrevocable Proxy dated as of June 22, 1998, entered into among Registrant and certain affiliates of GenQuest,
                     Inc.
  99.02*             Form of Proxy Card for Special Meeting of GenQuest, Inc.
                     Stockholders.

---------------

   *  Filed herewith.
  **  Incorporated by reference to the Registrant's Registration
      Statement on Form S-1 and Amendments thereto (File No.
      333-32147), declared effective by the Commission on October
      2, 1997).
 *** Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (File No.
      0-22891).
****  Incorporated by reference to the Registrant's Quarterly
      Report on Form 10-Q for the quarterly period ended March 31, 1998 (File No. 0-22891).
 (1)  Confidential treatment requested.
 (+) Confidential treatment granted by order effective October 2, 1997.
(++) Confidential treatment granted by order effective March 10, 1998.
 (2) Confidential treatment requested in connection with the filing of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (File No.
      0-22891).

     (b) Financial Statement Schedules

     None.

     (c) Report, Opinion or Appraisal

     None.

ITEM 22. UNDERTAKINGS

     A. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     D. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 25, 1998.

                                          CORIXA CORPORATION

                                          By: /s/ STEVEN GILLIS

                                            ------------------------------------
                                            Steven Gillis, Ph.D.
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Steven Gillis and Michelle Burris, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                  /s/ STEVEN GILLIS                    President, Chief Executive         June 25, 1998
-----------------------------------------------------  Officer and Director (Principal
                    Steven Gillis                      Executive Officer)

                 /s/ MICHELLE BURRIS                   Vice President, Chief Financial    June 25, 1998
-----------------------------------------------------  Officer (Principal Financial
                   Michelle Burris                     Officer)

                   /s/ MARK MCDADE                     Executive Vice President, Chief    June 25, 1998
-----------------------------------------------------  Operating Officer and Director
                     Mark McDade

                 /s/ JOSEPH S. LACOB                   Director                           June 25, 1998
-----------------------------------------------------
                   Joseph S. Lacob

                /s/ ARNOLD L. ORONSKY                  Director                           June 25, 1998
-----------------------------------------------------
                  Arnold L. Oronsky

                                                       Director
-----------------------------------------------------
                  Andrew E. Senyei